                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-34585

PROSPECTUS

                    JORDAN TELECOMMUNICATION PRODUCTS, INC.

  OFFER TO EXCHANGE ALL OUTSTANDING 9 7/8% SERIES B SENIOR NOTES DUE 2007, 11
   3/4% SERIES B SENIOR DISCOUNT NOTES DUE 2007 AND 13 1/4% SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009, WHICH HAVE EACH BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, FOR ANY AND ALL OUTSTANDING 9 7/8% SERIES A SENIOR
  NOTES DUE 2007, 11 3/4% SERIES A SENIOR DISCOUNT NOTES DUE 2007 AND 13 1/4%
             SERIES A SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009

                                ---------------

  Jordan Telecommunication Products, Inc., a Delaware corporation ("JTP" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), which together constitute the "Exchange Offer," to exchange up to $190 million aggregate principal amount of 9 7/8% Series B Senior Notes due 2007 (the "New Senior Notes"), $120 million principal amount at maturity of 11 3/4% Series B Senior Discount Notes (the "New Discount Notes" and together with the New Senior Notes, the "New Notes") and $25.9 million liquidation preference of 13 1/4% Series B Senior Exchangeable Preferred Stock due 2009 (the "New Senior Preferred Stock") of the Company for a like principal amount of the Company's issued and outstanding 9 7/8% Series A Senior Notes due 2007 (the "Old Senior Notes" and together with the New Senior Notes, the "Senior Notes"), 11 3/4% Series A Senior Discount Notes due 2007 (the "Old Discount Notes" and together with the New Discount Notes, the "Discount Notes;" the Old Discount Notes and the Old Senior Notes are sometimes collectively referred to as the "Old Notes" and sometimes collectively with the New Notes, as the "Notes"), and a like liquidation preference of 13 1/4% Series A Senior Exchangeable Preferred Stock due 2009 (the "Old Senior Preferred Stock" and together with the New Senior Preferred Stock, the "Senior Preferred Stock") with the holders (each holder of Old Notes or Old Senior Preferred Stock, a "Holder") thereof. The New Notes and New Senior Preferred Stock are sometimes referred to as the "New Securities" and the Old Notes and Old Senior Preferred Stock are sometimes referred to as the "Old Securities." The terms of the New Notes and New Senior Preferred Stock are substantially identical to the terms of the Old Notes and Old Senior Preferred Stock that are to be exchanged therefor. See "Description of the Notes" and "Description of Senior Preferred Stock." Upon the occurrence of a Change of Control (as defined herein), the Company will be required, subject to certain conditions, to make an offer to purchase the Notes and Senior Preferred Stock at a price equal to 101% of the principal amount or the liquidation preference thereof, as applicable, plus accrued and unpaid interest to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Notes or Senior Preferred Stock or to pay the holders of the Notes or Senior Preferred Stock. See "Risk Factors--Change of Control Provisions; Limitations on Rights of Repayment," "Description of Notes--Certain Covenants," "--Certain Definitions," "--Mandatory Offers to Purchase Notes--Change of Control," "Description of Senior Preferred Stock-- Certain Covenants" and "--Redemption of Senior Preferred Stock--Change of Control."

  Prior to the Exchange Offer, there has been no established trading market for the Old Securities or the New Securities. The Company does not intend to apply for listing or quotation of the New Securities on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Securities or that an active public market for the New Securities will develop. Any Old Securities not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Securities are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered, or tendered but unaccepted, Old Securities could be adversely affected. Following the consummation of the Exchange Offer, the Holders of Old Securities will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such Holders to provide for the registration of the Old Securities under the Securities Act of 1933, as amended (the "Securities Act"). See "Exchange Offer--Consequences of Not Exchanging Old Securities."

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 1997, UNLESS EXTENDED.

                                            (Cover continued on following page)

                                ---------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 16 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is November 12, 1997

  The New Senior Notes will bear interest at a rate of 9 7/8% per annum. Interest on the New Senior Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing February 1, 1998. The New Discount Notes are being sold at a substantial discount from their principal amount at maturity, and there will not be any payment of interest on the New Discount Notes prior to February 1, 2001. The New Discount Notes will accrete at a rate of 11 3/4%, compounded semi-annually, to par by August 1, 2000. Commencing August 1, 2000, the New Discount Notes will bear interest at a rate of 11 3/4% per annum, payable semi-annually in cash in arrears on February 1 and August 1, commencing February 1, 2001. Dividends on the New Senior Preferred Stock will accrue in each period ending on February 1, May 1, August 1, and November 1 of each year at a rate of 13 1/4% per annum of the liquidation preference. On or before August 1, 2002 the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of New Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only. On any scheduled dividend payment date, the Company may, at its option, exchange all but not less than all of the shares of New Senior Preferred Stock then outstanding for the Company's 13 1/4% Subordinated Preferred Stock Exchange Notes due 2009 (the "Preferred Stock Exchange Notes"). The Preferred Stock Exchange Notes will bear interest at a rate of 13 1/4% per annum. Interest on the Preferred Stock Exchange Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing with the first such date to occur after the date of exchange. On or before August 1, 2002, the Company may, at its option, pay interest in cash or in additional Preferred Stock Exchange Notes having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only.

  The New Notes will be senior unsecured obligations of the Company, will rank senior in right of payment to any future subordinated indebtedness of the Company, pari passu in right of payment with all existing and future senior indebtedness of the Company and effectively subordinated in right of payment to all existing and future senior secured indebtedness of the Company, including indebtedness under the new senior secured bank credit agreement entered into between JTP Industries, Inc. ("JTP Industries"), a wholly owned subsidiary of the Company, and BankBoston, as agent, which provides the Company and its subsidiaries with a revolving credit and letter of credit facility of up to $110.0 million (the "New Credit Agreement"), to the extent of the assets securing such indebtedness and to all indebtedness and claims of creditors of the Company's subsidiaries. The Old Senior Preferred Stock was and the New Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank senior to all classes of common stock of the Company, $.01 par value per share (the "Common Stock") and to each series of preferred stock of the Company, $.01 par value per share (the "Preferred Stock") existing on the date of this Prospectus (including the Junior Preferred Stock sold to Jordan Industries (see "The Company--Company Formation")) and junior to all indebtedness of the Company including the Notes. The Preferred Stock Exchange Notes will be subordinated unsecured obligations of the Company, junior in right of payment to all existing and future senior indebtedness of the Company, including the Senior Notes, the Discount Notes and the New Credit Agreement, and pari passu with all other subordinated indebtedness of the Company. At June 30, 1997, on a pro forma basis, the aggregate amount of outstanding Senior Indebtedness would have been approximately $301.4 million. See "Risk Factors--Ranking of Senior Notes, Discount Notes, Senior Preferred Stock and Preferred Stock Exchange Notes," and "Description of Preferred Stock Exchange Notes." As of June 30, 1997, the aggregate principal amount of Senior Indebtedness of the Company to which the New Notes would have been effectively subordinated would have been approximately $27.9 million and, on a pro forma basis, the aggregate principal amount of indebtedness of the Company to which the New Senior Preferred Stock and Preferred Stock Exchange Notes would have been effectively subordinated would have been approximately $301.4 million. The Indentures (as defined herein) will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Description of Notes."

  The Company will accept for exchange any and all Old Securities that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on December 11, 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes or liquidation preference of Old Senior Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

  The Old Securities were issued and sold on July 25, 1997 (the "Old Offerings"), in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities

Act. Accordingly, the Old Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Securities are being offered for exchange in order to satisfy certain obligations of the Company under Registration Rights Agreements (as defined herein) between the Company and the Initial Purchasers (as defined herein). The New Securities will be obligations of the Company evidencing the same indebtedness and equity interests as the Old Securities, and will be entitled to the benefits of the same Indentures which govern both the Old Notes and the New Notes and the same Certificate of Designation (as defined herein) which governs both the Old Senior Preferred Stock and the New Senior Preferred Stock. The form and terms (including principal amount, interest rate, dividend payment, maturity and ranking) of the New Securities are the same as the form and terms of the Old Securities, except that the New Securities (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Securities; (ii) will not be entitled to registration rights; and (iii) will not provide for any Liquidated Damages (as defined herein). See "The Exchange Offer--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer pursuant to the registration statement of which this Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, the Company believes that the New Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Securities as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes or New Senior Preferred Stock are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Securities. Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             AVAILABLE INFORMATION

  The Company has filed the Registration Statement with the Commission, pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the New Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Securities, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Upon consummation of the Exchange Offer, the Company will become subject to the periodic and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                               ----------------

  The DURA-LINE(R) and SILICORE(R) marks are registered trademarks of the Company.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless indicated or the context otherwise requires, the information in this Prospectus gives effect to the transactions described under "The Company--Company Formation" and references in this Prospectus to the "Company" or "JTP" are to Jordan Telecommunication Products, Inc. and its subsidiaries, including their respective predecessors.

                                  THE COMPANY

  Jordan Telecommunication Products, Inc. ("JTP" or the "Company") is a leading worldwide designer, manufacturer and distributor of products to niche markets within the rapidly growing telecommunications and data communications industries. JTP manufactures and markets its products to over 7,500 customers throughout the world from facilities based in the United States, China, the Czech Republic, France, India, Israel, Mexico, Russia and the United Kingdom. The Company's product offerings serve numerous end-use telecommunications markets and cover a broad range of applications, including, among others: (i) infrastructure equipment, such as fiber optic cable conduit, power conditioning systems and cable television ("CATV") components and transmitters used by wireline and wireless telecommunications, CATV, cellular telephone and personal communication system ("PCS") service providers; (ii) custom cable assemblies and specialty wire and cable used by internetworking suppliers and original equipment manufacturers ("OEMs") in the data processing and telecommunications industries; and (iii) electronic connectors and components used in mobile communications, instrumentation, local area networks ("LANs") and computer equipment. As a result, the Company believes it is well positioned to benefit from the significant growth taking place in global telecommunications markets. JTP believes it has distinguished itself through its international presence, high-quality products and outstanding customer service and field support, resulting in strong customer relationships with major industry participants and leading market share positions.

  Due to strong industry fundamentals and JTP's solid competitive position, the Company has achieved significant and consistent growth. The Company expects its continued growth to result from the significant expansion in global telecommunications markets driven by: (i) continuing deregulation, which is allowing numerous new service providers to enter the marketplace and is increasing the competitive pressure on existing participants to upgrade and expand their networks; and (ii) increasing consumer demand for advanced telecommunications services enabled by rapid technological advancement. To capitalize on these trends, the Company has invested substantial capital in recent years to develop its overseas manufacturing and marketing presence. Most recently, the Company has established new manufacturing facilities in Mexico and China that became operational in late 1996 and in India which is expected to become operational in September 1997. In addition, JTP anticipates establishing a local sales and/or manufacturing presence in Spain and Malaysia by late 1997, and in Brazil by early 1998. The Company anticipates generating significant additional revenues from such international facilities.

COMPETITIVE STRENGTHS

  The Company believes that several characteristics differentiate it from many of its competitors, including:

  Established Global Presence. The Company's products are sold in over 50 countries through a highly trained direct sales force and a global network of approximately 2,800 distributors and independent manufacturing representatives. Management believes a key competitive reason for its success in international markets has been its commitment to establishing joint ventures and local manufacturing facilities. JTP currently operates 28 manufacturing and distribution facilities in nine countries around the world. The marketing and cost advantages of such investments in serving fast-growing markets are substantial and include: (i) close customer contact; (ii) ability to provide close field support and customer service; (iii) quick delivery time; (iv) low labor, raw materials and transportation costs; and (v) avoidance of significant government tariffs and restrictions on foreign imports. The success of this strategy is evidenced by the Company's recent selection by the Chinese government as the first approved cable conduit supplier for China Telecom, positioning the Company to be a major participant in the planned construction of more than 50 million phone lines in China during the next five years. Furthermore, by entering markets ahead of major competitors, the Company is able to achieve "first mover" advantages and entrench itself in markets with capacity and customer relationships. In addition, the Company believes that its international experience has allowed it to develop a core competency in establishing effective operations overseas.

  Strong Customer Relationships. By emphasizing product quality, customer service and field support, the Company has developed strong, long-term relationships with many of its customers. Customers have turned to the Company for its ability to reliably deliver small customized product orders in short lead times as well as to provide large quantities of product under long-term contracts. The Company's ability to work closely with many of its customers in the design phase of end-use products further entrenches the Company with its customer base. Examples of these relationships include the selection of JTP to be Sprint Corporation's ("Sprint") primary supplier of PCS power conditioning equipment over the next four years and to be one of Cisco Corporation's ("Cisco") four primary, long-term suppliers of cable assemblies. The Company is also the primary supplier of cable conduit to the Regional Bell Operating Companies ("RBOCs"). Such strong ties to major industry participants present an opportunity for the Company to follow such customers worldwide as they enter growing international markets. Moreover, these relationships have contributed to the Company's leadership positions in its niche markets. For example, the Company estimates that it holds a 50% share of the RBOC cable conduit market and a 30% share of the market for PCS power conditioning equipment.

  Diverse and Stable Customer Base. As a result of its extensive product line and the wide variety of end-use markets, JTP serves a broad and diverse customer base. Customers include some of the largest and most sophisticated suppliers of telecommunications and data communications products in the world, such as the RBOCs, Applied Materials, Inc. ("Applied Materials"), Cisco, GTE Corporation ("GTE"), Hewlett-Packard Company ("Hewlett-Packard"), Lucent Technologies, Inc. ("Lucent"), Motorola, Inc. ("Motorola"), Rostelecom, SPT Telecom AS ("Czech Telecom"), Sprint, Sun MicroSystems, Inc. ("Sun"), TCI Communications, Inc. ("TCI"), Telewest Communications plc ("Telewest") and Time Warner, Inc. ("Time Warner"). The diversity of products, markets and customers minimizes the Company's exposure to individual end-use technologies, economic cycles and geographic markets, and provides a stable cash flow stream.

BUSINESS STRATEGY

  The Company's goal is to be a leading single-source supplier offering the breadth of products, services and geographical coverage necessary to meet the needs of worldwide telecommunications and data communications customers in its niche markets. The Company intends to reach this goal by capitalizing on its competitive advantages and implementing the following business strategy through internal initiatives and the continued pursuit of numerous opportunities for strategic acquisitions that exist within its highly fragmented markets:

  Continue International Expansion. To exploit the significant opportunities in international markets, the Company will continue to expand its global manufacturing and marketing presence. JTP is particularly focused on developing nations that are making large investments in their telecommunications infrastructures. The Company believes that such countries offer a high growth potential and favorable competitive dynamics. The Company has invested more than $35 million in the past several years to develop a strong local presence in countries such as China, the Czech Republic, India, Israel, Mexico, Russia and the United Kingdom, positioning itself for substantial growth in these and surrounding markets. The Company established its first emerging market greenfield manufacturing facility in the Czech Republic in November 1993, which in 1996 generated sales of $22.6 million. More recently, JTP opened manufacturing plants in Mexico and China in August 1996 and December 1996, respectively, and a new manufacturing facility in India which is expected to become operational in September 1997. In addition, the Company anticipates establishing a local sales and/or manufacturing presence in Spain and Malaysia by late 1997, and in Brazil by early 1998.

  Develop New Products and Markets. The Company will continue to focus on designing, developing and marketing products that meet the evolving needs of customers in the high-growth sectors of its markets to maintain its differentiation. An example of this strategy is the Company's introduction in March 1997 of transmitters and equipment for multichannel, multipoint distribution systems ("MMDS"), a wireless television signal technology that has emerged in recent years as a more economically feasible alternative to traditional CATV. JTP believes that this technology is particularly applicable in emerging international markets, such as Brazil, China, India and Russia, where construction of a traditional cable network in smaller cities and rural areas can be cost-prohibitive. In only four months since the commercial introduction of this product in Russia, the Company has received 10 contracts for an aggregate of more than $3.5 million. The Company has also developed a widely used line of specialized two-way CATV amplifiers and a line of microminiature coaxial connectors that meet the miniaturization requirements of the wireless and cellular communications industry. In addition to internal growth, the Company believes that significant opportunities exist in acquisitions that enable it to broaden its product offerings, allowing it to be more of a full-service "solutions" provider and leverage its existing customer relationships.

  Develop and Exploit Synergies Among Subsidiaries. The Company will continue to actively pursue sales, marketing and manufacturing synergies among its subsidiaries. For example, Johnson Components, Inc. ("Johnson"), a domestic subsidiary of the Company, recently began selling products through Vitelec Electronics Ltd. ("Vitelec"), a foreign subsidiary of the Company, enabling Johnson to access new international markets and allowing Vitelec to broaden its product offerings. JTP believes that numerous similar opportunities exist to add breadth and depth to its product offerings and lower costs through cross-sourcing of materials and components between subsidiaries. The Company also intends to exploit cross-selling opportunities by leveraging the established presence of certain of its products in foreign markets in order to introduce additional products and increase market penetration. In addition, the Company believes that significant opportunities exist to share its combined international experience base among its subsidiaries to facilitate their expansion into new global markets.

                               COMPANY FORMATION

  The Company was formed (the "Company Formation") by the Company's management and stockholders of the Company's parent, Jordan Industries, Inc. ("Jordan Industries"), and certain of their affiliates and engaged in the Old Offerings in connection with an overall recapitalization and refinancing (the "Jordan Industries Recapitalization") of Jordan Industries. JTP undertook the Company Formation as a component of the Jordan Industries Recapitalization for a number of reasons, including establishing the Company as a stand-alone, industry-focused company, which is expected to increase its financial flexibility.

  Through a series of transactions on July 25, 1997, JTP Industries, a wholly-owned subsidiary of JTP, acquired from Jordan Industries all of its telecommunications and data communications products businesses (the "Telecommunications Subsidiaries") for aggregate consideration of $294.0 million. This acquisition was financed with a portion of the net proceeds from the Notes offered pursuant to the Old Offerings and $47.0 million of Equity Investment. In addition, JTP assumed $10.0 million of the Telecommunications Subsidiaries' obligations. The Equity Investment is comprised of: (i) the sale of the $25.0 million initial liquidation preference of Senior Preferred Stock offered pursuant to the Old Offerings; (ii) the sale of $20.0 million initial liquidation preference of Junior Preferred Stock to Jordan Industries; and
(iii) $2.0 million in cash proceeds from the sale of an aggregate of 994,639 shares of Common Stock to stockholders and affiliates of Jordan Industries, including Jordan Zalaznick Capital Company, MCIT PLC, Leucadia Investors, Inc., John W. Jordan, David W. Zalaznick, Thomas H. Quinn, Jonathan F. Boucher, John
W. Lowden, A. Richard Caputo, James E. Jordan, Paul Rodzevik, Bruce Zalaznick and Douglas Zych (collectively, the "Jordan Group"), management of the Company, the purchasers of the Preferred Stock Units pursuant to the Old Offerings and Jefferies & Company, Inc. ("Jefferies"). See "Certain Transactions."

  Concurrent with the consummation of the Old Offerings, JTP Industries entered into the New Credit Agreement. See "The Company--Company Formation," "Capitalization" and "Certain Transactions--The Company Formation and Proceeds From the Old Offerings."

                               THE EXCHANGE OFFER

Securities Offered.............  $190,000,000 principal amount of 9 7/8% Series
                                 B Senior Notes due 2007, $120,000,000
                                 principal amount at maturity of 11 3/4% Series B Senior Discount Notes due 2007 and $25,889,384 aggregate liquidation preference of 13 1/4% Series B Senior Exchangeable Preferred Stock due 2009. The terms of the New Securities and the Old Securities are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Securities and except for certain Liquidated Damages provisions relating to the Old Securities described below under "--Summary Description of the New Securities."

Issuance of Old Notes and Old
 Senior Preferred Stock;
 Registration Rights...........
                                 On July 25, 1997, the Old Senior Notes were issued to Jefferies, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. (collectively, the "Initial Purchasers"), and the Old Discount Notes and Old Senior Preferred Stock (which was sold as part of a unit (the "Preferred Stock Units") together with the Common Stock (as defined herein)) were issued to Jefferies. The Old Securities were placed with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities
                                 Act) and institutional "accredited investors" (as such term is defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Securities certain registration rights agreements (the "Registration Rights Agreements"), pursuant to which the Company agreed (i) to file a registration statement (the "Registration Statement") on or prior to September 23, 1997 with respect to the Exchange Offer and (ii) to use its best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to November 22, 1997. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Securities by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreements, it will be required to pay Liquidated Damages to holders of the Old Securities under certain circumstances. See "The Exchange Offer--Registration Rights; Liquidated Damages."

The Exchange Offer.............  The New Notes are being offered in exchange for a like principal amount of Old Notes and the New Senior Preferred Stock is being offered in exchange for a like aggregate liquidation preference of Old Senior Preferred Stock. The issuance of the New Securities is intended to satisfy the obligations of the Company contained in the Registration Rights Agreements. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Securities as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Securities are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of the New Securities. Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale for the New Securities. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Securities. See "Risk Factors."

Procedures for Tendering.......  Tendering holders of Old Securities must com-
                                 plete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsim-ile or hand delivery, together with any other required documents, to the applicable Exchange Agent (as defined herein), either with the Old Securities to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Securities. Holders of the Old Securities desiring to tender such Old Securi-ties in exchange for New Securities should al-low sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Se-curities pursuant to the Exchange Offer. Let-ters of Transmittal and certificates repre-senting Old Securities should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regard-ing how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Securities."

Tenders; Expiration Date;
 Withdrawal....................  The Exchange Offer will expire on 5:00 p.m.,
                                 New York City time, on December 11, 1997, or such later date and time to which the Exchange Offer is extended (the "Expiration Date"). The tender of Old Securities pursuant to the Ex-change Offer may be withdrawn at any time prior to the Expiration Date. Certificates representing Old Securities not accepted for exchange for any reason will be returned with-out expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Securities" and "-- Withdrawal Rights."

Certain Conditions to the
 Exchange Offer................  The Exchange Offer is subject to certain cus-
                                 tomary conditions, all of which may be waived by the Company, including the absence of (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and
                                 (v) change or threatened change in the busi-ness, properties, assets, liabilities, finan-cial condition, operations, results of opera-tions or prospects of the Company and its sub-sidiaries taken as a whole that, in the rea-sonable judgment of the Company, is or may be adverse to the Company. The Company shall not be required to accept for exchange, or to is-sue New Securities in exchange for, any Old Securities, if at any time before the accept-ance of such Old Securities for exchange or the exchange of the New Securities for such Old Securities, any of the foregoing events occurs which, in the sole judgment of the Com-pany, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. If the Company fails to consummate the Exchange Offer because the Exchange Offer is not permitted by appli-cable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Re-stricted Securities (as defined herein) by the holders thereof who satisfy certain condi-tions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreements, the Company will pay Liqui-dated Damages (as defined herein) to each holder of Transfer Restricted Securities until the cure of all Registration Defaults (as de-fined herein). The Exchange Offer is not con-ditioned upon any minimum aggregate principal amount of Old Notes or aggregate liquidation preference of Old Senior Preferred Stock being tendered for exchange. See "The Exchange Of-fer--Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income Tax
Consequences...................  For Federal income tax purposes, the exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the Company. See "Certain Federal Income Tax Considerations."

Use of Proceeds................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights...............  Holders of Old Securities will not have dis-
                                 senters' rights or appraisal rights in connec-tion with the Exchange Offer.

Exchange Agent.................  First Trust National Association is serving as
                                 Exchange Agent in connection with the Notes, and Harris Trust and Savings Bank is serving as the Exchange Agent in connection with the Senior Preferred Stock, in the Exchange Offer.

               CONSEQUENCES OF NOT EXCHANGING THE OLD SECURITIES

  Holders of Old Securities who do not exchange their Old Securities for New Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Securities as set forth in the legend thereon as a consequence of the issuance of the Old Securities pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Securities may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Securities under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Not Exchanging Old Securities."

                   SUMMARY DESCRIPTION OF THE NEW SECURITIES

  The terms of the New Securities and the Old Securities are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Securities and except that, if the Exchange Offer is not consummated within 30 business days of the Registration Statement of which this Prospectus is a part being declared effective by the Commission, subject to certain exceptions, with respect to the first 90-day period immediately following thereafter, the Company will be obligated to pay liquidated damages to each Holder of Old Notes in an amount equal to $.05 per week for each $1,000 principal amount of Old Notes, and to each Holder of Old Senior Preferred Stock in an amount equal to $.05 per week for each $1,000 of liquidation preference of Old Senior Preferred Stock (the "Liquidated Damages"). The amount of the Liquidated Damages will thereafter increase to $.10 per week for each $1,000 principal amount or liquidation preference of Old Notes or Old Senior Preferred Stock, as applicable, until the Exchange Offer is consummated.

  The New Senior Notes and New Senior Preferred Stock will bear interest or pay dividends from the most recent date to which interest or dividends have been paid on the Old Senior Notes or Old Senior Preferred Stock or, if no interest or dividends have been paid on the Old Senior Notes or Old Senior Preferred Stock, from July 25, 1997 and the New Discount Notes will accrete from July 25, 1997. Accordingly, registered Holders of New Senior Notes or New Senior Preferred Stock on the relevant record date for the first interest or dividend payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest or dividends have been paid or, if no interest or dividends have been paid, from July 25, 1997. Old Senior Notes, Old Discount Notes or Old Senior Preferred Stock accepted for exchange will cease to accrue interest, accrete or accrue dividends from and after the date of consummation of the Exchange Offer. Holders of Old Securities whose Old Securities are accepted for exchange will not receive any payment in respect of interest or dividends on such Old Securities otherwise payable on any interest payment date which occurs on or after consummation of the Exchange Offer.

                  THE NEW NOTES AND NEW SENIOR PREFERRED STOCK

Issuer.........................  Jordan Telecommunication Products, Inc., a
                                 Delaware corporation.

Securities Offered.............  $190,000,000 aggregate principal amount of 9
                                 7/8% Series B Senior Notes due 2007 (the "New Senior Notes").

                                 $120,000,000 principal amount at maturity
                                 ($85,034,280 initial Accreted Value (as
                                 defined herein)) of 11 3/4% Series B Senior
                                 Discount Notes due 2007 (the "New Discount
                                 Notes").

                                 $25,889,384 aggregate liquidation preference of 13 1/4% Series B Senior Exchangeable Preferred Stock due 2009 (the "New Senior Preferred Stock").

                                NEW SENIOR NOTES

Securities Offered.............  $190,000,000 aggregate principal amount of 9
                                 7/8% Series B Senior Notes due 2007.

Maturity Date..................  August 1, 2007.

Interest Rate and Payment        The New Senior Notes will bear interest at a
Dates..........................  rate of 9 7/8% per annum. Interest on the New
                                 Senior Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing February 1, 1998.

Ranking........................  The New Senior Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company (including the Discount Notes) and senior to all existing and future subordinated indebtedness of the Company. In addition, the Senior Notes will be effectively subordinated to senior secured indebtedness of the Company, including indebtedness under the New Credit Agreement, to the extent of the assets securing such indebtedness, and to all indebtedness and claims of creditors of its subsidiaries. As of June 30, 1997, on a pro forma basis, the aggregate principal amount of indebtedness of JTP's subsidiaries to which the Senior Notes would have been effectively subordinated would have been approximately $27.9 million.

Optional Redemption............  The New Senior Notes will be redeemable at the option of the Company, in whole or in part, on or after August 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time prior to August 1, 2000, the Company may redeem up to one-third of the original principal amount of the New Senior Notes at the redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Equity Offerings (as defined herein), provided that at least two-thirds of the aggregate principal amount of the New Senior Notes remain outstanding immediately thereafter.

Change of Control..............  Upon a Change of Control (as defined herein), the Company will be required to offer to repurchase all of the outstanding New Senior Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants..............  The Senior Note Indenture (as defined herein)
                                 contains certain covenants that limit the ability of the Company and its Restricted Subsidiaries to (i) incur additional indebtedness; (ii) make restricted payments;
                                 (iii) enter into certain transactions with affiliates; (iv) create certain liens; (v) sell certain assets; and (vi) merge, consolidate or sell substantially all of the Company's assets. All of these limitations are subject to various qualifications.

  For a more detailed description of the terms of the New Senior Notes, see "Description of Notes."

                           NEW SENIOR DISCOUNT NOTES

Securities Offered.............  $120,000,000 principal amount at maturity
                                 ($85,034,280 initial Accreted Value) of 11
                                 3/4% Series B Senior Discount Notes due 2007.

Maturity Date..................  August 1, 2007.

Interest Rate and Payment        The New Discount Notes are being sold at a
Dates..........................  substantial discount from their principal amount at maturity, and there will not be any payment of interest on the Discount Notes prior to February 1, 2001. The New Discount
                                 Notes will accrete at a rate of 11 3/4%, compounded semi-annually, to par by August 1, 2000. Commencing August 1, 2000, the New
                                 Discount Notes will bear interest at a rate of 11 3/4% per annum, payable semi-annually in cash in arrears on February 1 and August 1, commencing February 1, 2001.

Original Issue Discount........  For federal income tax purposes, the New
                                 Discount Notes will be treated as having been issued with "original issue discount." Each holder of a New Discount Note will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations."

Ranking........................  The New Discount Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of JTP (including the Senior Notes) and senior to all existing and future subordinated indebtedness of the Company. In addition, the New Discount

                                 Notes will be effectively subordinated to senior secured indebtedness of JTP, including indebtedness under the New Credit Agreement, to the extent of the assets securing such indebtedness, and to all indebtedness and claims of creditors of the Company's subsidiaries. As of June 30, 1997, on a pro forma basis, the aggregate principal amount of indebtedness of JTP's subsidiaries to which the New Discount Notes would have been effectively subordinated would have been approximately $27.9 million.

Optional Redemption............  The New Discount Notes will be redeemable at the option of the Company, in whole or in part, on or after August 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time prior to August 1, 2000, the Company may redeem up to one-third of the original principal amount of the New Discount Notes at the redemption price of 111.75% of the aggregate Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings, provided that at least two-thirds of the aggregate principal amount of the New Discount Notes remain outstanding immediately thereafter.

Change of Control..............  Upon a Change of Control, the Company will be required to offer to repurchase all of the outstanding New Discount Notes at 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants..............  The Discount Note Indenture (as defined herein) contains certain covenants that will limit the ability of the Company and its Restricted Subsidiaries to (i) incur additional indebtedness; (ii) make restricted payments; (iii) enter into certain transactions with affiliates; (iv) create certain liens; (v) sell certain assets; and
                                 (vi) merge, consolidate or sell substantially all of the Company's assets. All of these limitations are subject to various qualifications.

  For a more detailed description of the terms of the New Discount Notes, see "Description of Notes."

                           NEW SENIOR PREFERRED STOCK

Securities Offered.............  25,889.3836 shares of 13 1/4% Series B Senior
                                 Exchangeable Preferred Stock due August 1,
                                 2009.

Dividends......................  Dividends on the New Senior Preferred Stock
                                 will accrue in each period ending on February 1, May 1, August 1, and November 1 of each year at a rate of 13 1/4% per annum of the liquidation preference. On or before August 1, 2002 the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of New Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only.

Liquidation Preference.........  $1,000 per share.

Ranking........................  The New Senior Preferred Stock will rank senior in right of payment with respect to all Junior Securities and pari passu with respect to all Parity Securities. See "Risk Factors-- Ranking of Senior Notes, Discount Notes, Senior Preferred Stock and Preferred Stock Exchange Notes," "Description of Senior Preferred Stock" and "Description of Preferred Stock--Ranking."

Mandatory Redemption...........  The Company will be obligated to redeem all of the New Senior Preferred Stock on August 1,
                                 2009 at a redemption price equal to 100% of the liquidation preference on the date of redemption, plus an amount in cash equal to all accrued and unpaid dividends to the date of redemption.

Optional Redemption............  The New Senior Preferred Stock will be redeemable at the option of JTP, in whole or in part, on or after August 1, 2002 at the redemption prices set forth herein, plus an amount in cash equal to all accrued and unpaid dividends to the date of redemption. In addition, at the option of the Company, the New Senior Preferred Stock may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus an amount in cash equal to all accrued and unpaid dividends to the date of redemption, with the net cash proceeds of one or more Equity Offerings. See "Description of Senior Preferred Stock--Redemption of Senior Preferred Stock--Optional Redemption."

Change of Control..............  If a Change of Control occurs, each holder of
                                 New Senior Preferred Stock will have the right to require the Company to purchase all or any part of such holder's New Senior Preferred Stock at an offer price in cash equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accrued and unpaid dividends per share to the date of purchase.

Certain Covenants..............  The Certificate of Designation contains customary covenants that limit the ability of the Company to redeem or repurchase Junior Securities or Parity Securities and pay dividends thereon, to merge or consolidate with any other entity, to sell assets and to enter into transactions with affiliates. The Certificate of Designation also requires the Company to deliver certain reports and information to the holders of the New Senior Preferred Stock.

Exchange Feature...............  On any scheduled dividend payment date, the
                                 Company may, at its option, exchange all but not less than all of the shares of New Senior Preferred Stock then outstanding for the Company's 13 1/4% Subordinated Preferred Stock Exchange Notes due 2009.

  For a more detailed description of the terms of the New Senior Preferred Stock, see "Description of Senior Preferred Stock."

PREFERRED STOCK EXCHANGE NOTES

Securities Offered.............  13 1/4% Subordinated Preferred Stock Exchange
                                 Notes due 2009 (the "Preferred Stock Exchange Notes").

Maturity Date..................  August 1, 2009.

Interest Rate and Payment        The Preferred Stock Exchange Notes will bear
Dates..........................  interest at a rate of 13 1/4% per annum.
                                 Interest on the Preferred Stock Exchange Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing with the first such date to occur after the date of exchange. On or before August 1, 2002, the Company may, at its option, pay interest in cash or in additional
                                 Preferred Stock Exchange Notes having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only.

Ranking........................  The Preferred Stock Exchange Notes will be subordinated unsecured obligations of the
                                 Company, junior in right of payment to all existing and future Senior Indebtedness, including the Senior Notes, the Discount Notes and the New Credit Agreement, and pari passu with all other Subordinated Indebtedness of the Company. At June 30, 1997, on a pro forma basis, the aggregate amount of outstanding Senior Indebtedness would have been approximately $301.4 million. See "Risk Factors--Ranking of Senior Notes, Discount Notes, Senior Preferred Stock and Preferred Stock Exchange Notes," and "Description of Preferred Stock Exchange Notes."

Optional Redemption............  The Preferred Stock Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after August 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time, the Company may redeem the Preferred Stock Exchange Notes in whole, but not in part, at a redemption price equal to 113.25% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Equity Offerings.

Change of Control..............  Upon a Change of Control, the Company will be required to repurchase all of the outstanding Preferred Stock Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants..............  The Exchange Note Indenture (as defined herein) contains certain covenants that limit the ability of the Company and its Restricted Subsidiaries to (i) make restricted payments;
                                 (ii) enter into certain transactions with affiliates; and (iii) merge, consolidate or sell substantially all of the Company's assets. All of these limitations are subject to various qualifications.

  For a more detailed description of the terms of the Preferred Stock Exchange Notes, see "Description of Preferred Stock Exchange Notes."

                              RECENT DEVELOPMENTS

  On September 2, 1997, JTP acquired the assets of Engineered Endeavors, Inc. ("EEI") for $41.5 million, including estimated costs incurred directly related to the transaction. The acquisition was financed with $21.5 million of cash and $20.0 million of borrowings under the New Credit Agreement. See "Terms of the Acquisitions."

  EEI, headquartered in Mentor, Ohio, designs complete antenna tower structures, manufactures monopole antenna mount platforms, custom bell and clock towers and accessories and distributes ancillary products used in the construction of cellular and PCS towers. EEI fits into the Company's infrastructure products and equipment product segment. See "The Company-- Infrastructure Products and Equipment."

  On October 31, 1997, JTP acquired the stock of Telephone Services, Inc. ("TSI") for approximately $53.0 million, including estimated costs incurred directly related to the transaction. The acquisition was financed with a $5.0 million subordinated seller note and approximately $48.0 million of borrowings under the New Credit Agreement.

  TSI, headquartered in Riverview, Florida designs, manufactures and sells custom cable assemblies, terminal strips, terminal blocks and other connecting devices primarily for use by telephone operating companies and major telecom manufacturers.

                                  RISK FACTORS

  Holders of the Old Securities should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

  The following table presents summary (i) historical combined operating and other data of the Company for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997; (ii) historical combined and pro forma balance sheet data of the Company at June 30, 1997; and (iii) pro forma combined operating and other data of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997. The pro forma data is unaudited. The pro forma information gives effect to the transactions described in Note 2 to the following table. The pro forma information does not purport to represent what the consolidated results of the Company would have been had such transactions actually occurred at the beginning of the relevant period, and does not purport to project the combined financial position or the combined results of operations of the Company for the current year or any future period. The summary historical combined financial information reflects the results of the Company and its subsidiaries from the date of acquisition of such subsidiaries. The historical information of the Company at June 30, 1997 and for the six months ended June 30, 1996 and 1997 was derived from the unaudited combined financial statements of the Company. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations to be expected for the full year. The summary financial information set forth below should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                  HISTORICAL COMBINED(1)              PRO FORMA COMBINED(2)
                         ------------------------------------------  -----------------------
                                                   SIX MONTHS ENDED
                         YEARS ENDED DECEMBER 31,      JUNE 30,       YEAR ENDED  SIX MONTHS
                         ------------------------  ----------------  DECEMBER 31, ENDED JUNE
                          1994    1995     1996     1996     1997        1996      30, 1997
                         ------- ------- --------  ------- --------  ------------ ----------
                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
  Net sales............. $64,690 $96,969 $132,999  $50,917 $107,802    $233,642    $130,361
  Depreciation and
   Amortization.........   5,100   5,105    6,642    2,954    4,775      10,640       5,744
  Operating income
   (loss)(3)............   8,388  14,886   13,323    7,739   (1,407)     23,957       1,190
  Net income (loss).....   1,385   4,006   (2,577)   1,498   (8,795)     (6,211)    (10,193)
OTHER DATA:
  Capital expenditures..   3,289   5,415    6,873    2,812    3,103       7,763       3,363
  Cash interest expense.   5,778   6,555   11,826    4,356    9,265      21,367      10,684
  Total interest
   expense(4)...........   5,778   6,555   11,826    4,356    9,265      31,801      15,754
  Ratio of earnings to
   fixed charges(5).....     1.4     2.3      1.1      1.8      --          --          --
  Ratio of earnings to
   combined fixed
   charges and preferred
   stock dividends(6)...     1.4     2.2      1.1      1.8      --          --          --

                                                             AT JUNE 30, 1997
                                                           --------------------
                                                           HISTORICAL    PRO
                                                            COMBINED  FORMA(7)
                                                           ---------- ---------
                                                               (DOLLARS IN
                                                                THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents(8)............................  $  3,032  $   9,461
  Total assets............................................   204,968    263,200
  Total debt..............................................   177,909    301,432
  Preferred stock(9)......................................     1,875     46,823
  Stockholders' equity (net capital deficiency)(9)........   (20,694)  (138,120)

--------
(1) Includes the results of operations and other data of the subsidiaries comprising the Telecommunications Subsidiaries from their respective dates of acquisition by Jordan Industries.
(2) Includes the results of operations and other data of the Company and the Telecommunications Subsidiaries on a combined basis, as if all of the Telecommunications Subsidiaries were acquired at the beginning of the relevant period, as further adjusted to reflect the Company Formation and the elimination or adjustment of certain expenses and fees as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions--Services Agreements," "--SAR Payments" and the Unaudited Pro Forma Combined Financial Statements of JTP and the related notes thereto appearing elsewhere in this Prospectus.
(3) Historical and pro forma operating income (loss) includes general, administrative and operating expenses associated with new facility start-ups of $1.7 million for the year ended December 31, 1996 and $0.7 million for the six months ended June 30, 1997; non-competition payments paid to the partners of the Czech Republic joint venture of $1.0 million for the year ended December 31, 1996 and $0.4 million for the six months ended June 30, 1997 and 1996; the Company's payment and purchase of stock appreciation rights from the management and prior owners of Dura-Line and AIM of $1.8 million, $1.1 million, $3.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $15.4 million for the six months ended June 30, 1997; and, purchase accounting adjustments relating to inventory at Viewsonics of $1.9 million for the year ended December 31, 1996 and $0.2 million for the six months ended June 30, 1997.
(4) Pro forma total interest expense excludes amortization of deferred financing costs of $0.9 million for the year ended December 31, 1996, and $0.5 million for the six months ended June 30, 1997.
(5) For puposes of calculating the ratio of earnings (losses) to fixed charges, earnings consist of loss before taxes, minority interest, extraordinary
    (loss), plus (minus) fixed charges and fixed charges consist of interest expense on indebtedness, amortization of financing costs and debt discount, plus that portion of lease rental expense representative of the interests factor.
  Historical earnings (losses) were insufficient to cover fixed charges by $10.6 million for the six months ended June 30, 1997. However, this deficiency reflects non-cash charges for depreciation and amortization of goodwill and other intangibles of $4.8 million.
  Pro forma earnings (losses) were insufficient to cover fixed charges by $7.8 million and $14.9 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. However, these deficiencies reflect non-cash charges for depreciation and amortization of goodwill and other intangibles and amortization of financing costs and debt discount of $11.5 million and $6.2 million for the respective periods.
(6) In the computation of the ratio of earnings (losses) to combined fixed charges and preferred stock dividends, earnings (losses) consist of loss before income taxes, minority interest, extraordinary (loss) plus (minus) fixed charges. Combined fixed charges and preferred stock dividends consist of interest expense on indebtedness, amortization of financing costs and debt discount, preferred stock dividend requirements of majority-owned subsidiaries, plus that portion of lease rental expense representative of the interest factor.
  Historical earnings (losses) were insufficient to cover combined fixed charges and preferred stock dividends by $10.8 million for the six months ended June 30, 1997. However, this deficiency reflects non-cash charges for depreciation and amortization of goodwill and other intangibles of $4.8 million.
  Pro forma earnings (losses) were insufficient to cover combined fixed charges and preferred stock dividends by $13.4 million and $17.7 million for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. However, this deficiency reflects non-cash charges for depreciation and amortization of goodwill and their intangibles, and amortization of financing costs and debt discount of $11.5 million and $6.2 million for the respective periods.
(7) Pro forma balance sheet data at June 30, 1997 reflects the combined financial position of the Company as of such date, as adjusted to reflect the Old Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds," in each case, as if each had occurred on June 30, 1997.
(8) Includes $0.7 million of restricted cash and cash equivalents held as purchase price adjustments in connection with the acquisition of Bond Technologies, Inc. by Jordan Industries.
(9) A portion ($0.1 million) of the issue price of the Preferred Stock Units offered in the Old Offerings has been allocated to the Common Stock forming a part of the units which, under GAAP, has decreased the balance of the Senior Preferred Stock and increased the amount of stockholders' equity reflected on the balance sheet.

                                 RISK FACTORS

  Holders of the Old Securities should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before tendering their Old Securities in the Exchange Offer. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions, increased competition, changes in availability, cost and terms of financing, changes in operating expenses and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this Prospectus to reflect future events or developments. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Securities as well as the New Securities.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Issuance of the New Securities in exchange for the Old Securities pursuant to the Exchange Offer will be made only after timely receipt by the applicable Exchange Agent of such Old Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Securities desiring to tender such Old Securities in exchange for New Securities should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Securities for exchange. Holders of Old Securities who do not exchange their Old Securities for New Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Securities as set forth in the legend thereon. In general, the Old Securities may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Securities under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Securities which remain outstanding will not be entitled to any rights to have such Old Securities registered under the Securities Act or to any rights under the Registration Rights Agreements. To the extent that Old Securities are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Securities could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Securities."

  Based on interpretations by the staff of the Commission, the Company believes that the New Securities issued pursuant to the Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Securities as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Securities are acquired in the ordinary course of such holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Securities. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Securities. Any holder that cannot rely upon such prior staff interpretations must comply with the registration and prospectus delivery requirements of the

Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

LEVERAGE AND COVERAGE; NET CAPITAL DEFICIENCY

  JTP has substantial indebtedness and debt service obligations. At June 30, 1997, the Company's total indebtedness, including current portion, would have been approximately $301.4 million and its net capital deficiency would have been approximately $163.4 million, in each case on a pro forma basis after giving effect to the Old Offerings, the application of the net proceeds therefrom, the Company Formation and the Jordan Industries Recapitalization. In addition, subject to the restrictions under the New Credit Agreement and the Indentures, the Company and its subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time. See "Use of Proceeds," "Capitalization" and "Description of Notes--Certain Covenants."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) JTP's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and in economic conditions generally.

  On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company believes that cash flow from operations will be sufficient to cover fixed charges as they come due for at least the next 12 months. However, if cash flow from operations declines, fixed charges (including interest on the Notes and, if issued, Preferred Stock Exchange Notes, and dividends on the Senior Preferred Stock) and capital expenditures may exceed cash flow. To the extent that cash flow from operations is insufficient to cover the Company's fixed charges and fund the Company's capital expenditure requirements, JTP, in order to pay such expenses, may obtain funds from additional borrowings (which may qualify as Senior Indebtedness), if permitted, may seek to sell a portion of its business or other assets, engage in sale/leaseback transactions, raise additional equity capital and/or acquire other businesses that would provide additional positive cash flow. No assurance can be given as to the availability of these or other similar transactions, or that these or similar transactions could be accomplished on terms favorable to the Company.

  The Company's ability to pay principal and interest on the Notes and, if issued, the Preferred Stock Exchange Notes, and to pay dividends on the Senior Preferred Stock will depend on the future operating performance and the financial results of the Company, which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial, business and other factors including, possibly, the availability of revolving credit borrowings under the New Credit Agreement. The New Credit Agreement contains restrictions on dividends and other payments, limitations on the incurrence of additional Indebtedness or liens, limitations on material acquisitions, limitations on transactions with affiliates and maintenance of capital funds, and net worth and cash flow coverage ratio requirements. See "Description of Certain Indebtedness and Other Obligations" and "Description of Notes." The highly leveraged position of the Company and the restrictive covenants contained in the Indentures and the New Credit Agreement could significantly limit JTP's ability to withstand competitive pressures or adverse economic conditions, make acquisitions or take advantage of business opportunities that may arise.

RANKING OF SENIOR NOTES, DISCOUNT NOTES, SENIOR PREFERRED STOCK AND PREFERRED STOCK EXCHANGE NOTES

  The Senior Notes and Discount Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all Senior Indebtedness of the Company. The Preferred Stock Exchange Notes, if issued, will be unsecured obligations of JTP and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes and the Discount Notes. In the event of the insolvency, liquidation, reorganization, dissolution or other winding up of the Company, or upon the maturity of any Senior

Indebtedness, whether by lapse of time, acceleration or otherwise, the holders of Senior Indebtedness must be paid in full in cash before any payment of principal or interest in respect of the Preferred Stock Exchange Notes. As a result, holders of Preferred Stock Exchange Notes may recover ratably less than general creditors of the Company. The Senior Preferred Stock ranks junior to all Indebtedness and other obligations of JTP and its subsidiaries, including the Senior Notes and Discount Notes. The Senior Notes, Discount Notes and, if issued, Preferred Stock Exchange Notes effectively rank junior to any secured Indebtedness of the Company, to the extent of the assets securing such Indebtedness, and to Indebtedness and claims of creditors of the Company's subsidiaries, including Indebtedness incurred under the New Credit Agreement. At June 30, 1997, on a pro forma basis, after giving effect to the Old Offerings, the Company Formation and the Jordan Industries Recapitalization, the aggregate indebtedness of JTP's subsidiaries, which the Senior Notes and Discount Notes would effectively rank junior to, was approximately $27.9 million and the aggregate amount of Senior Indebtedness, which the Preferred Stock Exchange Notes would effectively rank junior to, would have been approximately $301.4 million. See "Description of Notes-- Ranking." The Indentures permit the Company and its subsidiaries to incur additional indebtedness, including secured indebtedness and indebtedness of its subsidiaries, subject to certain limitations. See "Terms of the Acquisitions," "Description of Certain Indebtedness and Other Obligations" and "Description of Notes--Certain Covenants."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES; LIMITATIONS ON ACCESS TO CASH FLOW OF THE SUBSIDIARIES

  The Company is structured as a holding company that owns all of the stock of JTP Industries. JTP Industries owns all of the stock of the Company's operating subsidiaries. See "The Company--General." JTP's current operations are conducted exclusively through its subsidiaries, and the Company's only significant asset is the capital stock of JTP Industries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service, preferred stock dividends and other obligations. The Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes will be obligations exclusively of the Company and will not be guaranteed by any of the Company's subsidiaries except under certain limited circumstances. See "Description of Notes--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries." In addition, JTP conducts its business through its subsidiaries, and all existing and future liabilities of the Company's subsidiaries, including borrowings under the New Credit Agreement, will be effectively senior to the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes. Each subsidiary's management is given broad discretion in conducting the day-to-day operations of such subsidiary, and the performance of the subsidiaries is largely dependent upon their individual efforts. Consequently, the Company's cash flow and ability to service its debt and preferred stock dividend obligations, including the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes, are dependent upon the earnings of the subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by the subsidiaries to the Company. Furthermore, the terms of the permitted Indebtedness of the Company and its Restricted Subsidiaries may have the effect of limiting the ability of subsidiaries of the Company to pay dividends to the Company.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE DISCOUNT NOTES

  The Discount Notes were issued at a substantial discount from their principal amount. Consequently, the holders of the Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Discount Notes of the purchase, ownership and disposition of the Discount Notes. If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Discount Notes, the claim of a holder of Discount Notes may be limited to an amount equal to the sum of (i) the price paid by the holder for the Discount Notes (which price may be deemed to be the closing price of the Discount Notes on their first day of trading); and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

The amortization of OID (as defined herein) for purposes of a claim in bankruptcy may be calculated differently than the amortization of such OID for tax purposes.

RESTRICTIVE COVENANTS LIMITING THE COMPANY'S ABILITY TO REPAY THE SENIOR NOTES, DISCOUNT NOTES, SENIOR PREFERRED STOCK AND PREFERRED STOCK EXCHANGE NOTES

  The New Credit Agreement contains covenants that are additional to, or more restrictive than, those contained in the Indentures and the Certificate of Designation, certain of which may prohibit the Company and its subsidiaries from prepaying other indebtedness, including the Notes and, if issued, Preferred Stock Exchange Notes. The New Credit Agreement also requires JTP to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of these covenants could result in a default under the New Credit Agreement. Upon the occurrence of an event of default under the New Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the New Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full all Indebtedness of JTP, including the Notes and, if issued, Preferred Stock Exchange Notes, or to redeem the Senior Preferred Stock of the Company. Substantially all of the assets of the Company's subsidiaries are pledged as security under the New Credit Agreement. See "Description of Certain Indebtedness and Other Obligations--New Credit Agreement" and "Description of Notes."

CONTROL BY PRINCIPAL STOCKHOLDER; RELATIONSHIP WITH JORDAN INDUSTRIES

  Jordan Industries' stockholders and affiliates (collectively, the "Jordan Group") and management of the Company own 96.5% of the outstanding Common Stock. In addition, Jordan Industries owns all of the Junior Preferred Stock of the Company, entitling Jordan Industries to cast 95% of the votes entitled to be cast on most matters submitted to shareholders for a vote. Accordingly, the Jordan Group will have sufficient voting power to elect the entire Board of Directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as (i) any amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), including the authorization of additional shares of capital stock; (ii) any merger, consolidation or sale of all or substantially all of the assets of JTP; and (iii) any "going private" transaction, and prevent or cause a change of control of the Company, all of which may adversely affect the Company and the interests of its other stockholders. The Jordan Group is expected to maintain a majority ownership interest in the Company for the foreseeable future. Messrs. Boucher, Jordan, Quinn and Zalaznick, all directors of the Company, are directors and stockholders of Jordan Industries. Messrs. Boucher, Jordan and Quinn are also executive officers of Jordan Industries.

  Approximately $284.0 million of net proceeds to JTP from the Old Offerings and Equity Investment were paid to Jordan Industries as the cash consideration for the Telecommunications Subsidiaries and the repayment of the intercompany indebtedness owed by the Telecommunications Subsidiaries to Jordan Industries. See "The Company--Company Formation." Such funds will not be available to the Company for other uses such as funding future acquisitions or working capital. Further, concurrent with the consummation of the Old Offerings, the Company entered into a number of affiliate transactions with Jordan Industries and The Jordan Company, an affiliate of Jordan Industries, including the New Subsidiary Consulting Agreement, the New Subsidiary Advisory Agreement, the JI Properties Services Agreement, the Tax Sharing Agreement (each as defined herein) and certain other agreements and transactions. See "Certain Transactions."

  Jordan Industries expects to include the Company in its consolidated group for Federal income tax purposes. However, if the Junior Preferred Stock ceased to represent at least 80% of the voting power and 80% of the value of all outstanding stock of the Company, including the Common Stock, the Company would be deconsolidated from the Jordan Industries group. Deconsolidation will occur, at the latest, on the fifth anniversary after issuance, when the Junior Preferred Stock is redeemed according to its terms or discontinues its participation in the earnings of the Company, although deconsolidation could occur prior to the fifth anniversary after issuance. Deconsolidation of the Company from the Jordan Industries group will trigger the recognition of substantial amounts of deferred intercompany gain that certain of the subsidiaries of Jordan Industries will realize as a result of the Jordan Industries Recapitalization. Although Jordan Industries would be primarily liable for the Federal income tax liability arising from the recognition of those gains, the Company could have secondary liability for the Federal income tax on those gains if Jordan Industries failed to pay such tax.

LIMITED OPERATING HISTORY AND LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  The Company was incorporated on July 18, 1997 to consolidate the subsidiaries of Jordan Industries that are engaged in the manufacture and distribution of products for use in the rapidly growing telecommunications and data communications industries. JTP has conducted limited operations to date. The historical financial information included herein for periods prior to June 30, 1997 is based upon the historical information of AIM, Cambridge, Dura-Line and, for some periods, Bond, Diversified, Johnson, LoDan, Northern, Viewsonics and Vitelec (each as defined herein) on a combined basis prior to the formation of the Company and does not reflect the actual results of operations, financial position or cash flows of the Company on a stand-alone basis with its currently owned subsidiaries. As a result, the historical financial information is of limited relevance in understanding what the results of operations, financial position or cash flows of JTP would have been for the historical periods presented had the Company in fact owned all of its current or planned subsidiaries or had the Company in fact been organized for such periods. See "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION STRATEGY

  One of the Company's business strategies is to acquire additional telecommunications and data communications product companies that will complement the Company's existing operations or provide JTP with an entry into regions or markets it does not presently serve. Inherent in such a strategy are certain risks, such as increasing leverage and debt service requirements, potential exposure to liabilities of acquired companies, and operating businesses in many geographically diverse markets. There can be no assurance that the Company will be able to identify suitable acquisition candidates or successfully acquire or profitably manage additional companies. The Company competes and will continue to compete with many other buyers, some of which have greater financial and other resources than those of the Company, for the acquisition of telecommunications and data communications product companies.

  The Company may be required to utilize its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain the necessary capital through additional debt or equity financings. There can be no assurance that JTP will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to successfully implement its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy" and "Terms of the Acquisitions."

FRAUDULENT TRANSFER CONSIDERATIONS

  Under fraudulent transfer law, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Notes, or, if issued, Preferred Stock Exchange Notes, and, at the time of such incurrence, JTP (i) was insolvent or was rendered insolvent by reason of such incurrence; (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital; or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of the Offered Securities and/or (b) subordinate the Company's obligations to the holders of the Notes and, if issued, Preferred Stock Exchange Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes and Preferred Stock Exchange Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair evaluation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.

  On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company believes that after giving effect to the Company Formation and the Jordan Industries Recapitalization, JTP was and will be solvent, did and will have sufficient capital for the business in which it is engaged and did not and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.

CHANGE OF CONTROL PROVISIONS; LIMITATIONS ON RIGHTS OF REPAYMENT

  Upon the occurrence of a Change of Control, each holder of Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes will have the right to require the Company to purchase all or part of such holder's Notes, Senior Preferred Stock or Preferred Stock Exchange Notes, as the case may be. The Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of JTP with respect to the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes are effectively subordinated to all secured indebtedness of the Company and all obligations of the Company's subsidiaries, including the New Credit Agreement, existing or future secured indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing or redeeming any of the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes, as the case may be, upon a Change of Control. Moreover, the ability of JTP to repurchase or redeem the Notes, Senior Preferred Stock and, if issued, Preferred Stock Exchange Notes, as the case may be, following a Change of Control will be limited by the Company's then-available resources. Accordingly, the Change of Control provisions are likely to be of limited usefulness in such situations. See "Description of Notes--Mandatory Offers to Purchase Notes--Change of Control," "--Amendment, Supplement and Waiver" and "Description of Preferred Stock Exchange Notes--Mandatory Offers to Purchase Preferred Stock Exchange Notes-- Change of Control."

  The Change of Control purchase feature of the Notes, Senior Preferred Stock and Preferred Stock Exchange Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company and, thus, the removal of incumbent management.

TAX CONSEQUENCES OF DEEMED AND STOCK DISTRIBUTIONS WITH RESPECT TO THE SENIOR PREFERRED STOCK AND ORIGINAL ISSUE DISCOUNT ON PREFERRED STOCK EXCHANGE NOTES; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME

  If the redemption price of the Senior Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the Senior Preferred Stock of additional stock over the term of the Senior Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. As a result of the allocation of a portion of the purchase price of the Preferred Stock Units to the Common Stock, the Senior Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in such constructive distribution. In addition, because the issue price of the Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the Senior Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such Senior Preferred Stock might not trade separately, which might adversely affect the liquidity of the Senior Preferred Stock.

  Further, to the extent holders of Senior Preferred Stock receive additional shares of Senior Preferred Stock as a distribution in respect to such Senior Preferred Stock, such holders would be required to include in gross income for federal income tax purposes the fair market value of such stock, even though such holders have not received such fair market value in cash.

  Finally, the Company may, at its option and under certain circumstances, exchange Preferred Stock Exchange Notes for the Senior Preferred Stock. Any such exchange will be a taxable event to holders of the Senior Preferred Stock. Furthermore, the Preferred Stock Exchange Notes may in certain circumstances be treated as having been issued with original issue discount ("OID") for federal income tax purposes. In such event, holders of Preferred Stock Exchange Notes will be required to include such OID (as ordinary income) in income over the life of the Preferred Stock Exchange Notes, in advance of the receipt of the cash attributable to such income. See "Certain Federal Income Tax Considerations."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Many of the facilities at which the Company's products are manufactured and assembled are located outside of the United States. JTP also provides services and markets and sells products in many foreign countries. Although JTP has not experienced significant problems conducting operations outside of the United States, risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, changes in local economic or political conditions, longer accounts receivable payment cycles, difficulties in managing international operations and protecting proprietary rights, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. The Company derived approximately 22% of its total net sales on a pro forma basis from customers outside of the United States in 1996. The Company intends to continue to expand its operations outside of the United States and to enter additional international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Manufacturing and International Operations."

  Most of JTP's international sales are currently denominated in foreign currencies. Decreases in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency translations. The Company does not currently hedge its foreign exchange exposure. With respect to the Company's sales that are U.S. dollar-denominated, decreases in the value of foreign currencies relative to the U.S. dollar could make the Company's products less price competitive.

COMPETITION

  The Company is subject to competition from a substantial number of national, international and regional competitors, many of which have greater financial, manufacturing, engineering and other resources than JTP. The Company's manufacturing operations encounter competition from both domestically manufactured products and products manufactured outside the United States. Except for the SILICORE polymer pipe products, certain of its CATV components and its fiber optic connector technology, the Company's products are generally not protected by virtue of any proprietary rights such as patents. The Company competes by providing its customers with reliable, rapid delivery of products that are priced at competitive levels and meet strict quality control standards. The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain advantages over its competitors, realizing and maintaining such advantages will require continued investment by the Company in manufacturing, research and development, quality standards, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages. Failure to make such investments or to maintain such advantages could have a material adverse effect on JTP's business, financial condition and results of operations. See "Business--Competition."

PRICE FLUCTUATIONS OF RAW MATERIALS

  The Company purchases most of the raw materials for its products on the open market and the Company's sales may be affected by changes in the market price of such raw materials. The Company does not generally engage in commodity hedging transactions for raw materials. Although the Company has generally been able to pass on increases in the price of raw materials to its customers, there have been delays in JTP's ability to pass on such increases in the past and there can be no assurance that the Company will be able to do so in the future, on a timely basis or at all. The results of operations for Dura-Line Corporation have in the past been affected by fluctuations in the price of its primary raw material, high density polyethylene ("HDPE"). Additionally, significant increases in the price of the Company's products due to increases in the cost of raw materials could have a negative effect on demand for the Company's products and a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Raw Materials; Suppliers."

ABSENCE OF PUBLIC MARKET FOR THE NEW SECURITIES AND PREFERRED STOCK UNITS AND COMMON STOCK; RESTRICTIONS ON TRANSFERS

  The New Securities are being offered to Holders of the Old Securities. The Old Securities were issued on July 25, 1997 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers, Inc.'s screen-based, automated market for trading of securities eligible for resale under Rule 144A. The New Securities are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Securities, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the New Securities or the Preferred Stock Units or Common Stock on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the New Securities or the Preferred Stock Units or Common Stock or as to the liquidity of the trading market for any of the New Securities. If a trading market does not develop or is not maintained, holders of the New Securities, Preferred Stock Units or Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. If a market for the New Securities develops, any such market may be discontinued at any time. If a trading market develops for the New Securities, future trading prices of such New Securities will depend on many factors, including, among others, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Securities may trade at a discount from their principal amount or liquidation preference, as applicable.

                                  THE COMPANY

GENERAL

  The Company is a leading worldwide designer, manufacturer and distributor of products to niche markets within the rapidly growing telecommunications and data communications industries. JTP manufactures and markets its products to over 7,500 customers throughout the world from facilities based in the United States, China, the Czech Republic, France, India, Israel, Mexico, Russia and the United Kingdom. The Company's product offerings serve numerous end-use telecommunications markets and cover a broad range of applications, including, among others: (i) infrastructure equipment, such as fiber optic cable conduit, power conditioning systems and CATV components and transmitters used by wireline and wireless telecommunications, CATV, cellular telephone and PCS service providers; (ii) custom cable assemblies and specialty wire and cable used by internetworking suppliers and OEMs in the data processing and telecommunications industries; and (iii) electronic connectors and components used in mobile communications, instrumentation, LANs and computer equipment. As a result, the Company believes it is well positioned to benefit from the significant growth taking place in global telecommunications markets. JTP believes it has distinguished itself through its international presence, high-quality products and outstanding customer service and field support, resulting in strong customer relationships with major industry participants and leading market share positions.

  The Company conducts all of its operations through an intermediate holding company, JTP Industries, and JTP Industries' subsidiaries and each of their respective subsidiaries.

  The Company currently operates in three product groups: (1) infrastructure products and equipment, which represented 55.1% of pro forma net sales in 1996; (2) custom cable assemblies and specialty wire and cable, which represented 25.6% of pro forma net sales in 1996; and (3) electronic connectors and components, which represented 19.3% of pro forma net sales in 1996.

 Infrastructure Products and Equipment

  Dura-Line Corporation ("Dura-Line"), founded in 1971 and acquired by a Jordan Industries affiliate in October 1985, is one of the world's leading suppliers of specialized telecommunications HDPE conduit systems used to install and protect fiber optic cables, coaxial cables and other telephone, data transmission and electronic cables. Dura-Line is also a leading supplier of cable conduit for use in the CATV industry and supplies cable conduit for electric power cables. Dura-Line's net sales represented 29% of the Company's net sales in 1996 on a pro forma basis.

  Northern Technologies, Inc. ("Northern"), founded in 1985 and acquired by Jordan Industries in December 1996, designs, manufactures and markets power conditioning and power protection equipment primarily for telecommunication applications, such as cellular and PCS networks. Northern also offers a variety of products including voltage regulators, uninterruptible power supplies, isolation transformers and grounding devices to protect power-critical applications. Northern's net sales represented approximately 11% of the Company's net sales in 1996 on a pro forma basis.

  Viewsonics, Inc. ("Viewsonics"), founded in 1974 and acquired by Jordan Industries in August 1996, designs, manufactures and markets branded CATV electronic network components and patented electronic security components primarily for the "drop" or home connection portion of the CATV infrastructure. Viewsonics' net sales represented 6% of the Company's net sales in 1996 on a pro forma basis.

  EEI, founded in 1987 and acquired by JTP in September 1997, designs complete cellular and PCS towers, manufactures monopole antenna mount platforms, custom bell and clock towers, and accessories. EEI also distributes ancillary products used in the construction of cellular and PCS towers. EEI's net sales represented 9% of the Company's pro forma net sales in 1996.

 Custom Cable Assemblies and Specialty Wire and Cable

  Bond Technologies Inc. ("Bond"), founded in 1988 and acquired by Jordan Industries in September 1996, designs, engineers and manufactures high-quality custom electronic cable assemblies and sub-assemblies for data communications and telecommunications customers. Bond's net sales represented approximately 6% of the Company's net sales in 1996 on a pro forma basis. The Company owns 80% of the outstanding common stock of Bond.

  Diversified Wire & Cable, Inc. ("Diversified"), founded in 1988 and acquired by Jordan Industries in June 1996, is a broad line provider and value added reseller of wire, cable, connectors and custom cable assemblies for the data communications and telecommunications markets. Diversified's net sales represented 11% of JTP's net sales in 1996 on a pro forma basis. The Company owns 87.5% of the outstanding common stock of Diversified.

  LoDan West, Inc. ("LoDan") founded in 1967 and acquired by Jordan Industries in May 1997, designs, engineers and manufactures high-quality custom electronic cable assemblies, sub-assemblies and electro-mechanical assemblies to OEMs in the data and telecommunications markets of the electronics industry. LoDan's net sales represented approximately 9% of the Company's net sales in 1996 on a pro forma basis.

 Electronic Connectors and Components

  AIM Electronics Corporation ("AIM"), founded in 1980 and acquired by Jordan Industries in May 1989, is an importer and producer of electronic connectors, adaptors, switches, tools and other electronic hardware products for telecommunications and data communications networks sold to the commercial and consumer electronics markets. While AIM sells over 3,000 products, electronic connectors are AIM's primary product. In addition, AIM manufactures and distributes custom cable assemblies. AIM's net sales represented 6% of the Company's net sales in 1996 on a pro forma basis.

  Cambridge Products Corporation ("Cambridge"), founded in 1972 and acquired by Jordan Industries in September 1989, is a domestic producer of high-quality electronic connectors, plugs, adaptors and other accessories. Cambridge is primarily a designer and marketer of specialty radio frequency ("RF") coaxial electronic connectors used in radio, mobile communications, television and computer equipment. Cambridge's net sales represented 2% of JTP's net sales in 1996 on a pro forma basis.

  Johnson, founded in 1953 and acquired by Jordan Industries in January 1996, is a fully integrated manufacturer of high-quality, specialty RF coaxial connectors and electronic hardware. Johnson's expertise is in manufacturing miniature, sub-miniature and microminiature RF connectors used primarily in telecommunications, computer and other related OEM applications. Johnson's net sales represented 8% of the Company's net sales in 1996 on a pro forma basis.

  Vitelec, founded in 1987 and acquired by Jordan Industries in August 1996, is a United Kingdom-based importer, packager and master distributor of over 700 different connectors, plugs, jacks, sockets, adaptors, terminators, cabling, converters, cable assemblies and other accessories for data communications and telecommunications networks sold to the commercial and consumer electronics markets. Vitelec's net sales represented 3% of the Company's net sales in 1996 on a pro forma basis.

  The foregoing operating subsidiaries and their respective subsidiaries are sometimes referred to collectively as the "Telecommunications Subsidiaries." For a more detailed discussion of the terms of the acquisitions of these operating subsidiaries by Jordan Industries, see "Terms of Acquisitions."

COMPANY FORMATION

  The Company was formed by Jordan Industries and the Company's management and the Jordan Group and engaged in the Old Offerings in connection with the Jordan Industries Recapitalization. The Company undertook the Company Formation as a component of the Jordan Industries Recapitalization for a number of reasons, including establishing the Company as a stand-alone, industry-focused company, which is expected to increase its financial flexibility.

  The Company purchased the Telecommunications Subsidiaries from Jordan Industries and repaid indebtedness owed by the Telecommunications Subsidiaries to Jordan Industries for an aggregate of $294.0 million. This acquisition was financed with a portion of the net proceeds from the Notes offered pursuant to the Old Offerings and $47.0 million of Equity Investment. In addition, JTP assumed $10.0 million of the Telecommunications Subsidiaries' obligations. The Equity Investment is comprised of: (i) the sale of the $25.0 million initial liquidation preference of Senior Preferred Stock offered pursuant to the Old Offerings; (ii) the sale of $20.0 million initial liquidation preference of Junior Preferred Stock to Jordan Industries; and (iii) $2.0 million in cash proceeds from the sale of an aggregate of 994,639 shares of Common Stock to the Jordan Group, management of the Company, the purchasers of the Preferred Stock Units pursuant to the Old Offerings and Jefferies & Company, Inc. See "Certain Transactions." The Company contributed all of the stock of the Telecommunications Subsidiaries to JTP Industries, a newly formed subsidiary of the Company. As a result of the Company Formation transactions described above, JTP owns JTP Industries, which owns the Telecommunications Subsidiaries. JTP remains a subsidiary of Jordan Industries and the Jordan Group owns 96.5% of the outstanding Common Stock. In addition, Jordan Industries owns all of the Junior Preferred Stock of the Company. See "Risk Factors--Control by Principal Stockholders; Relationship with Jordan Industries."

  JTP Industries also entered into a senior secured bank credit agreement with certain lenders concurrently with the consummation of the Old Offerings, which provides the Company and its subsidiaries with a revolving credit and letter of credit facility of up to $110.0 million.

  The Company and its subsidiaries will continue to be included in Jordan Industries' consolidated financial statements, and will be part of the Jordan Industries consolidated group for tax purposes until the redemption of the Junior Preferred Stock or until such time as they can no longer be consolidated for federal income tax purposes.

                               ----------------

  The Company was incorporated in the State of Delaware on July 18, 1997. Its principal executive offices are located at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, and its telephone number is (847) 945-5591.

                                USE OF PROCEEDS

  The Company will not receive any proceeds in connection with the Exchange Offer. The net proceeds received by the Company from the Old Offerings and the Equity Investment (after the deduction of discounts and commissions, fees and other expenses associated with Old Offerings and the New Credit Agreement) were approximately $306.0 million. The net proceeds from the Old Offerings were used by the Company to: (i) fund the cash portion of the purchase price payable by the Company to Jordan Industries in connection with the Company Formation; and (ii) repay certain obligations of the Telecommunication Subsidiaries.

  The following table sets forth the sources and uses of consideration by the Company as a result of the Old Offerings and the Company Formation. JTP Industries entered into the $110.0 million New Credit Agreement concurrently with the consummation of the Old Offerings. See "The Company--Company Formation" and "Description of Certain Indebtedness and Other Obligations--New Credit Agreement."

SOURCES
--------

               USES
-----------------------------------
Acquisition Price(3)........ $294.0
Fees and expenses(4)........   14.5
Excess cash.................   22.0
                             ------
    Total Uses.............. $330.5
                             ======

                             (DOLLARS IN MILLIONS)
Senior Notes....................... $188.5
Discount Notes.....................   85.0
Assumed obligations(1).............   10.0
Equity Investment(2)...............   47.0
                                    ------
    Total Sources.................. $330.5
                                    ======

--------
(1) The Company assumed approximately $10.0 million of obligations of the Telecommunications Subsidiaries, including $8.1 million of indebtedness and an obligation to fund the redemption of $1.9 million of preferred stock.

(2) The Equity Investment is comprised of: (i) the sale of the $25.0 million initial liquidation preference of Senior Preferred Stock offered hereby;
    (ii) the sale of $20.0 million initial liquidation preference of Junior Preferred Stock to Jordan Industries; and (iii) $2.0 million in cash proceeds from the sale of an aggregate of 994,639 shares of Common Stock to the Jordan Group, management of the Company, the purchasers of the Preferred Stock Units pursuant to the Old Offerings and Jefferies. See "Certain Transactions."
(3) The acquisition price (the "Acquisition Price"), which was paid to Jordan Industries in consideration of the acquisition of the Telecommunication Subsidiaries, consists of: (i) $284.0 million of cash; and (ii) the assumption of $10.0 million of obligations of the Telecommunications Subsidiaries. See "The Company--Company Formation."
(4) Includes estimated placement fees and expenses in connection with the Old Offerings, fees and expenses in connection with the New Credit Agreement, fees payable to TJC Management Corp. (an affiliate of The Jordan Company), and rating agency, legal, accounting, printing and other transaction expenses in connection with the Company Formation.

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its capital stock. The Company is not required to pay cash dividends on the Senior Preferred Stock until November 1, 2002. The Company intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future on the Senior Preferred Stock or on the Common Stock. In addition, the terms of the Indentures and the terms of the New Credit Agreement limit the amount of cash dividends the Company may pay with respect to the Senior Preferred Stock, the Common Stock and other equity securities both before and after that date. See "The Company," "Description of Certain Indebtedness and Other Obligations--New Credit Agreement" and "Description of Notes."

  JTP's current operations are conducted exclusively through its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from which to pay dividends. Although the Company's subsidiaries are not currently restricted from dividending or otherwise transferring funds to the Company, the terms of the permitted indebtedness of the Company and its Restricted Subsidiaries (as defined herein) may have the effect of limiting the ability of subsidiaries of JTP to pay dividends to the Company.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1997, (i) the historical combined capitalization of the Company; and (ii) the combined capitalization of the Company on a pro forma basis after giving effect to the Company Formation and the Old Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred on June 30, 1997. This table should be read in conjunction with the historical Combined Financial Statements and the related notes thereto and the Unaudited Pro Forma Combined Financial Statements and the related notes thereto appearing elsewhere in this Prospectus. See "The Company--Company Formation."

                                                               JUNE 30, 1997
                                                            -------------------
                                                            HISTORICAL   PRO
                                                             COMBINED   FORMA
                                                            ---------- --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Cash and cash equivalents(1) .......................   $  3,032  $  9,461
                                                             ========  ========
      Current portion of long-term debt and capital
       leases.............................................   $    987  $    987
                                                             ========  ========
      Long-term debt--less current portion:
        New Credit Agreement(2)...........................   $    --   $ 20,000
        Senior Notes......................................        --    188,511
        Discount Notes....................................        --     85,034
        Intercompany notes(3).............................    170,022       --
        Sellers' notes....................................      3,000     3,000
        Capitalized leases................................      3,000     3,000
        Other long-term debt..............................        900       900
                                                             --------  --------
          Total long-term debt--excluding current portion.    176,922   300,445
                                                             --------  --------
      Dura-Line Preferred Stock(4)........................      1,875     1,875
      Senior Preferred Stock(5)...........................        --     24,948
      Junior Preferred Stock..............................        --     20,000
      Stockholders' equity (net capital deficiency)(6)(7).    (20,694) (138,120)
                                                             --------  --------
          Total capitalization............................   $158,103  $209,148
                                                             ========  ========

--------
(1) Includes $0.7 million of restricted cash and cash equivalents held as purchase price adjustments in connection with the acquisition of Bond by Jordan Industries.
(2) On July 25, 1997, JTP Industries entered into the New Credit Agreement which provides the Company with a revolving credit and letter of credit facility of up to $110.0 million. See "Description of Certain Indebtedness and Other Obligations--New Credit Agreement."
(3) See "Certain Transactions."
(4) The Company is obligated to fund the redemption of the Dura-Line Preferred Stock in April 1998. See "Certain Transactions."
(5) A portion ($0.1 million) of the issue price of the Preferred Stock Units offered in the Old Offerings has been allocated to the shares of Common Stock forming a part of the units which, under GAAP, has decreased the balance of the Senior Preferred Stock and increased the amount of stockholders' equity reflected above.
(6) The pro forma net capital deficiency reflects adjustments for the difference between the book value of the net assets of the Telecommunications Subsidiaries and the Acquisition Price. See "Use of Proceeds."
(7) Fees of $5.5 million related to the Equity Investment have been allocated to stockholders' equity (net capital deficiency) in accordance with GAAP.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table represents selected historical combined financial information as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997. The results of operations includes (i) for the periods prior to and ending on December 31, 1995, the results of AIM, Cambridge and Dura-Line; (ii) for the periods after December 31, 1995 and prior to and ending on June 30, 1996, the results of AIM, Cambridge, Dura-Line and Johnson (from the date of its acquisition in January 1996); and (iii) for the periods after June 30, 1996, the results of AIM, Cambridge, Dura-Line, Johnson (from the date of its acquisition in January 1996), Diversified (from the date of its acquisition in June 1996), Viewsonics (from the date of its acquisition in August 1996), Vitelec (from the date of its acquisition in August 1996), Bond (from the date of its acquisition in September 1996), Northern (from the date of its acquisition in December 1996) and LoDan (from the date of its acquisition in May 1997) in each case on a combined basis. The statement of operations data and the balance sheet data as of and for the years ended December 31, 1994, 1995, and 1996 have been derived from audited financial statements included elsewhere in this Prospectus. The statement of operations data and the balance sheet data as of and for the year ended December 31, 1993, have been derived from the audited financial statements of the Company which are not included in this Prospectus. The statement of operations data and the balance sheet data as of and for the year ended December 31, 1992 and at and for the six month periods ended June 30, 1996 and 1997 have been derived from the unaudited financial statements of the Company. The unaudited financial statements as of and for the six months ended June 30, 1996 and 1997 are included elsewhere in this Prospectus.

  The historical combined financial information does not reflect the actual results of operations, financial position or cash flows of the Company on a stand-alone basis with its currently owned subsidiaries. As a result, the historical combined financial information may not be indicative of the results of operations, financial position or cash flows of the Company for the historical periods presented had the Company in fact owned all of its current or planned subsidiaries or had the Company in fact been organized for such periods. See also "Risk Factors--Limited Operating History and Limited Relevance of Historical Financial Information."

                                         YEAR ENDED                     SIX MONTHS ENDED
                                        DECEMBER 31,                        JUNE 30,
                          ------------------------------------------  ----------------------
                           1992    1993    1994     1995      1996     1996      1997
                          ------- ------- -------  -------  --------  -------  --------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $55,244 $56,166 $64,690  $96,969  $132,999  $50,917  $107,802
 Cost of sales excluding
  depreciation..........   31,752  32,243  39,333   61,601    82,870   29,717    66,780
 Selling, general and
  administrative
  expenses excluding
  depreciation..........    7,046   7,929  10,228   13,508    26,857    7,349    20,053
 Depreciation and
  amortization..........    6,191   5,493   5,100    5,105     6,642    2,954     4,775
 Operating income
  (loss)(1).............    8,809   9,131   8,388   14,886    13,323    7,739    (1,407)
 Other (income) and
  expenses..............       31       0       0        0        31        0       (19)
 Interest expense (net
  of interest income)...    4,608   4,612   5,774    6,399    11,674    4,328     9,178
 Income (loss) before
  income taxes, minority
  interest and
  extraordinary (loss)..    4,214   4,519   2,614    8,487     1,618    3,411   (10,566)
 Provision for income
  taxes.................    2,381   2,498   1,172    4,062     3,647    1,564    (3,031)
 Income (loss) before
  minority interest and
  extraordinary (loss)..    1,833   2,021   1,442    4,425    (2,029)   1,847    (7,535)
 Minority interest......        0       3     (57)    (419)     (548)    (349)     (796)
 Extraordinary (loss)...        0       0       0        0         0        0      (464)
 Net income (loss)......    1,833   2,024   1,385    4,006    (2,577)   1,498    (8,795)
OTHER OPERATING DATA:
 Capital expenditures...      616   2,450   3,289    5,415     6,873    2,812     3,103
 Ratio of earnings to
  fixed charges(2)......     1.9x    2.0x    1.4x     2.3x      1.1x      1.8x      --
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........     1.9x    1.9x    1.4x     2.2x      1.1x      1.8x      --

                                       AT DECEMBER 31,                     AT JUNE 30,
                          --------------------------------------------  ------------------
                           1992    1993     1994      1995      1996      1996      1997
                          ------- ------- --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents...........  $   431 $   372 $    862  $  2,798  $  6,385  $  2,957  $  3,032
 Total assets...........   53,148  52,958   49,445    62,748   179,646   105,536   204,968
 Total debt, excluding
  current portion.......   31,209  30,453   46,368    52,009   147,186    85,143   176,922
 Preferred stock........    3,750   3,047    2,695     1,875     1,875     1,875     1,875
 Stockholders' equity
  (net capital
  deficiency)...........    3,327   5,367  (15,163)  (11,216)  (11,379)   (7,953)  (20,694)

--------
(1) Operating income includes general, administrative and operating expenses associated with new facility start-ups of $1.7 million for the year ended December 31, 1996 and $0.7 million for the six months ended June 30, 1997; non-competition payments paid to the partners of the Czech Republic joint venture of $1.0 million for the year ended December 31, 1996 and $0.4 million for the six months ended June 30, 1997 and 1996; the Company's payment and purchase of stock appreciation rights from the management and prior owners of Dura-Line and AIM of $1.8 million, $1.1 million, $3.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $15.4 million for the six months ended June 30, 1997; and, purchase accounting adjustments relating to inventory at Viewsonics of $1.9 million for the year ended December 31, 1996 and $0.2 million for the six months ended June 30, 1997.
(2) In the computation of the ratio of earnings (losses) to fixed charges, earnings (losses) consist of income before income taxes, minority interest, and extraordinary (loss), plus (minus) fixed charges. Fixed charges consist of interest expense on indebtedness, plus that portion of lease rental expense representative of the interest factor. Earnings were insufficient to cover fixed charges by $10.6 million for the six months ended June 30, 1997.
(3) In the computation of the ratio of earnings (losses) to combined fixed charges and preferred stock dividends, earnings (losses) consist of income before income taxes, minority interest, and extraordinary (loss), plus (minus) fixed charges. Combined fixed charges and preferred stock dividends consist of interest expense on indebtedness, preferred stock dividend requirements of majority-owned subsidiaries, plus that portion of lease rental expense representative of the interest factor. Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $10.6 million for the six months ended June 30, 1997.

                            MANAGEMENT'S DISCUSSION
                           AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's results of operations and of its liquidity and capital resources should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this Prospectus.

BASIS OF PRESENTATION

  JTP was formed to consolidate the subsidiaries of Jordan Industries that are engaged in the manufacture and distribution of products for use in the rapidly growing telecommunications and data communications industries. The historical financial statements of the Company and the following discussion reflect the results of operations and financial position of the subsidiaries on a combined basis prior to the formation of the Company and does not reflect the actual results of operations, financial position or cash flows of the Company on a stand-alone basis with its currently owned subsidiaries. The historical financial statements reflect the results of operations of the subsidiaries from their date of acquisition by Jordan Industries. As a result, the historical financial information is of limited relevance in understanding what the results of operations, financial position or cash flows of the Company would have been for the historical periods presented had the Company in fact owned all of its current or planned subsidiaries or had JTP in fact been organized for such periods.

ACQUISITIONS

  A substantial portion of the Company's growth during the past 18 months is the result of the acquisitions of seven of the Company's ten subsidiaries. The Company acquired Johnson in January 1996, Diversified in June 1996, Viewsonics in August 1996, Vitelec in August 1996, Bond in September 1996, Northern in December 1996 and LoDan in May 1997. Each of these acquisitions has been accounted for under the purchase method of accounting and are included in the Company's combined financial statements from their respective dates of acquisition. As a result of these acquisitions, JTP's combined results for 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 are not directly comparable.

  These acquisitions have had a significant impact on the Company's results of operations and financial position. Results of operations have been affected by an increase in (i) amortization of intangibles (including non-competition agreements, which are typically amortized over a period of five years, and goodwill) and increased inventory costs and increased depreciation resulting from purchase accounting adjustments; and (ii) interest expense and deferred financing and prepayment fees.

CORPORATE OVERVIEW

  The Company has different performance and growth drivers for each of its three segments.

  The Company's Infrastructure Products and Equipment segment is tied closely to the infrastructure build-outs of the emerging countries in which it has early market positions and to the infrastructure build-out of the wireless and PCS networks. These build-outs are heavily dependent on the market conditions and capabilities of these emerging countries and the wireless and PCS providers themselves.

  The growth and performance of the Company's Custom Cable Assembly and Specialty Wire and Cable segment is dependent on the demand for its customer's products and the premises wiring build-out. The Company feels it has aligned itself with fast growing, telecommunications and datacommunications leaders.

  The Electronic Connector and Component segment operates in a very niche oriented segment of the over-all connector market.

  The Company has experienced a compound annual growth rate of 25.9% for pro forma combined net sales over the past three years. Management believes that it has positioned itself favorably in its markets and reasonably anticipates maintaining a similar growth rate for at least the next 12 months. However, there can be no assurances that such a growth rate will be sustained in the future.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased $56.9 million or 112% from $50.9 million in 1996 to $107.8 million in 1997. The increase was primarily due to the acquisition of Diversified, Viewsonics, Vitelec, Bond, Northern and LoDan, all of which were acquired after the first quarter of 1996, and Johnson which was acquired near the end of January 1996. Combined, these acquisitions accounted for approximately $43.2 million or 76% of the increase in sales. The balance of the sales increase was attributed primarily to higher sales of cable conduit due to the addition of sales from the Company's new Mexico and China manufacturing facilities, which began operations in late 1996.

  Net sales from the Infrastructure Products and Equipment segment increased $27.5 million or 87% from $31.8 million in 1996 to $59.3 million in 1997. This increase was due to the acquisition of Viewsonics and Northern. Sales in this segment were also higher due to additional sales from the Company's new cable conduit manufacturing facilities in Mexico and China.

  Net sales from the Custom Cable Assembly and Specialty Wire and Cable segment was $26.4 million due to the acquisition of Diversified, Bond and LoDan, none of which were owned during the same period last year.

  Net sales from the Electronic Connectors and Component segment increased $3.2 million or 16% from $19.8 million in 1996 to $23.0 million in 1997 due to the acquisition of Johnson and Vitelec.

  Cost of Sales (Excluding Depreciation). Cost of sales increased $37.1 million or 125% from $29.7 million in 1996 to $66.8 million in 1997 reflecting the higher sales levels from the acquired companies. Cost of sales as a percent of net sales increased from 58.4% in 1996 to 61.9% in 1997. This increase was due primarily to the higher cost of sales of the acquired businesses which averaged 61.3% and the under absorption of manufacturing overhead costs relating to recently opened manufacturing facilities in Mexico and China and market development costs related to India.

  Selling, General and Administrative Expenses (Excluding Depreciation). Selling, general and administrative expenses increased $12.7 million or 173% from $7.4 million in 1996 to $20.1 million in 1997. This increase was primarily due to the acquisitions which accounted for $9.5 million of the increase, and increased overhead to support the higher internal sales levels, the new facilities in Mexico and China, and further international market development. Selling, general and administrative expenses as a percentage of net sales increased from 15.3% to 19.0% due to the inherent cost structure of the newly acquired companies.

  Operating Income. Operating income decreased $9.1 million from $7.7 million in 1996 to a loss of $1.4 million in 1997. This decrease was due primarily to a $15.4 million SAR expense relating to the Company's acquisition of Dura-Line in 1988. Excluding SAR expenses, operating income would have increased $4.6 million or 49% from $9.4 million in 1996 to $14.0 million in 1997. This increase in operating income (excluding the SAR expense) was due to the acquisitions, which added $5.4 million, and was partially offset by lower operating profits in the electronic connector and components segment. Excluding SAR expenses, operating margins would have declined from 18.6% in 1996 to 13.0% in 1997, due to the lower operating margins of the acquired businesses, which averaged 12.3%, the under absorbed overhead of the new China and Mexico facilities and international market development costs not incurred in 1996.

  Operating income from the Infrastructure Products and Equipment segment was down $12.3 million from $5.0 million in 1996 to a loss of $7.2 million in 1997. This was due primarily to the SAR expense relating to the

Company's acquisition of Dura-Line. Operating income was also lower due to the under absorbed overhead of the new China and Mexico facilities and international market development costs not incurred in 1996.

  Operating income from the Custom Cable Assembly and Specialty Wire and Cable segment was $1.8 million in 1997 due to the new acquisitions.

  Operating income from the Electronic Connectors and Component segment was even with last year due to higher sales and marketing expenses which were partly offset by the acquisition of Vitelec.

 Fiscal Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased $36.0 million or 37% from $97.0 million in 1995 to $133.0 million in 1996. The increase in sales was due primarily to the 1996 acquisitions of Johnson, Diversified, Viewsonics, Vitelec, and Bond, which contributed $41.9 million to 1996 net sales, partially offset by lower sales of cable conduit of $5.9 million despite significant growth in the Company's Czech Republic cable conduit market. The decrease in cable conduit sales was driven largely by JTP's de-emphasis of its large duct product line, which was sold only in the United Kingdom, and accounted for an $8.4 million decrease in cable conduit sales. The Company also experienced decreases in domestic cable conduit sales to large telecommunications service providers (such as the RBOCs) which had slowed capital expenditure programs due to regulatory uncertainty prior to the passage of the Telecom Act. The Company expects these cable conduit sales to improve as passage of the Telecom Act diminished such regulatory uncertainty and has allowed new service providers to enter the RBOCs' markets, providing a significant new customer base and source of growth for the Company.

  Net sales from the Infrastructure Products and Equipment segment decreased $5.9 million or 8% from $76.0 million in 1995 to $70.1 million in 1996 due to lower sales of cable conduit products, which were partly offset by the acquisition of Viewsonics.

  Net sales from the Custom Cable Assembly and Specialty Wire and Cable segment was $17.5 million due to the acquisition of Diversified, Bond and LoDan, none of which were owned during the same period in the prior year.

  Net sales from the Electronic Connectors and Component segment increased $24.4 million or 116% from $20.9 million in 1995 to $45.3 million in 1996 due to the acquisition of Johnson and Vitelec.

  Costs of Sales (Excluding Depreciation). Cost of sales increased $21.3 million or 35% from $61.6 million in 1995 to $82.9 million in 1996, reflecting the higher sales due to the 1996 acquisitions. Cost of sales as a percent of net sales decreased from 63.5% to 62.3% due to the lower costs of sales for cable conduit products.

  Selling, General and Administrative Expenses (Excluding Depreciation). Selling, general and administrative expenses increased $13.3 million or 99% from $13.5 million in 1995 to $26.9 million in 1996 due primarily to the acquisitions which accounted for $8.7 million of the increase and increased SAR expense at AIM. As a percentage of net sales, selling, general and administrative expenses increased from 13.9% in 1995 to 20.2% in 1996, primarily reflecting costs incurred to establish new facilities in Mexico and China, higher international market development costs and SAR expense.

  Operating Income. Operating income decreased $1.6 million or 11% from $14.9 million in 1995 to $13.3 million in 1996. Operating margins decreased from 15% in 1995 to 10% in 1996. The decrease is primarily attributable to costs associated with the Company's development of new overseas markets and new facilities in Mexico and China and SAR expense of $2.3 million associated with the Company's acquisition of AIM in 1995. Partially offsetting the decrease were the 1996 acquisitions, which contributed $3.8 million to operating income in 1996 and increased sales of cable conduit products in Europe, which contributed $1.9 million to operating income in 1996. Excluding AIM's SAR expense, operating income would have increased $0.8 million or 5% from 1995.

  Operating income from the Infrastructure Products and Equipment segment decreased $3.9 million or 36% from $11.0 million in 1995 to $7.1 million in 1996. This decrease was due primarily to lower cable conduit sales in the United States, the start-up of new cable conduit manufacturing facilities in China and Mexico and international market development costs not incurred in 1995. These decreases were partially offset by higher operating income of $1.9 million from higher cable conduit sales in Europe ($6.7 million increase to operating income at Dura-Line's Czech Republic subsidiary, offset by a $4.8 million decrease to operating income at Dura-Line's United Kingdom subsidiary). In addition, this segment recorded a purchase accounting adjustment for the inventories acquired in its acquisition of Viewsonics, which reduced operating profits by $1.9 million.

  Operating income from the Custom Cable Assembly and Specialty Wire and Cable segment was $0.6 million in 1996 due to the new acquisitions.

  Operating income from the Electronic Connectors and Component segment increased $1.7 million or 51% from $3.9 million in 1995 to $5.6 million in 1996 as the acquisition of Johnson and Vitelec offset higher SAR expenses.

  For a discussion of income taxes, see Note 12 to the Historical Combined Financial Statements of JTP included elsewhere in this Prospectus.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased $32.3 million or 50% from $64.7 million in 1994 to $97.0 million in 1995. The sales increase was due to increased sales of cable conduit of $31.2 million, as well as increased connector sales of $1.0 million. International sales of cable conduit grew $15.8 million primarily due to increased sales from the Company's Czech Republic facility as European countries made significant investments in the telecommunications infrastructure. Domestic sales of conduit were also up $15.4 million as RBOCs increased their line capacity, particularly in preparation for the 1996 Olympic Games in Atlanta.

  Net sales from the Infrastructure Products and Equipment segment increased $31.2 million or 70% from $44.8 million in 1994 to $76.0 million in 1995. This increase was due to higher sales of cable conduit products, which were driven primarily by infrastructure expansion in the Czech Republic and higher domestic sales to RBOCs.

  Net sales from the Electronic Connectors and Component segment increased $1.0 million or 5% from 19.9 million in 1994 to $20.9 million in 1995.

  Cost of Sales (Excluding Depreciation). Cost of sales increased $22.3 million or 57% from $39.3 million in 1994 to $61.6 million in 1995, primarily reflecting increased sales levels. Cost of sales as a percent of net sales increased from 60.8% in 1994 to 63.5% in 1995 due to increased sales of high cost products.

  Selling, General and Administrative Expenses (Excluding Depreciation). Selling, general and administrative expenses increased $3.3 million or 32% from $10.2 million in 1994 to $13.5 million in 1995. Selling, general and administrative expenses as a percentage of sales declined from 15.8% to 13.9% as fixed overhead costs represented a lower percentage of the higher net sales.

  Operating Income. Operating income increased $6.5 million or 77% from $8.4 million in 1994 to $14.9 million in 1995, primarily as a result of higher net sales. Operating margin increased from 13.0% to 15.4% reflecting the improvements in selling, general and administrative expenses as a percentage of net sales.

  Operating income from the Infrastructure Products and Equipment segment increased $5.5 million or 98% from $5.5 million in 1994 to $11.0 million in 1995. This increase was due primarily to increased sales volume and higher overhead absorption by the Company's domestic and international facilities.

  Operating income from the Electronic Connectors and Component segment increased $1.0 million or 36% from $2.9 million in 1994 to $3.9 in 1995. The increase was due to higher sales volume and lower amortization costs of intangible assets.

  For a discussion of income taxes, see Note 12 to the Historical Combined Financial Statements of JTP included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

  In general, the Company requires liquidity for working capital, capital expenditures, interest, taxes, debt repayment and its acquisition strategy. Of primary importance is the Company's working capital requirements that increase whenever it experiences strong incremental demand or geographical expansion. Historically, the Company has satisfied its liquidity requirements through a combination of funds generated from operating activities and the funds available under its agreements with Jordan Industries.

  Operating activities. Net cash used by operating activities in the first half of 1997 was $23.3 million, compared to $1.1 million provided from operating activities during the same period in 1996. The increase in cash requirements was primarily the result of lower net income due to SAR payments relating to the Company's acquisition of Dura-Line and AIM. In addition, the Company required higher working capital to support its sales growth. Net cash provided from operating activities was $6.3 million in 1996, compared to $8.0 million in 1995. The decrease in cash provided by operating activities was primarily attributed to lower net income resulting from higher interest expense and income taxes.

  Net cash used by operating activities in the Infrastructure Products and Equipment segment was $14.7 million due mainly to SAR payments and an increase in accounts receivable. Net cash used by operating activities in the Cable Assembly and Specialty Wire and Cable segment was $1.5 million due mainly to increases in accounts receivable and inventories to support its sales growth. Net cash used by operating activities in the Electronic Connectors and Components segment was $7.1 million due mainly to SAR payments and an increase in inventories to better accommodate customer demands.

  Investing activities. Capital expenditures were $0.3 million more for the six months ended June 30, 1997 than for the comparable period in 1996. Capital expenditures were $6.5 million in 1996 and $5.4 million in 1995. The majority of the expenditures have been made in the Infrastructure Products and Equipment segment where the Company has been pursuing an aggressive international expansion into the Czech Republic, China, Mexico, India, Malaysia and Spain. The Company expects its capital investment requirements for 1997 to be approximately 15% lower than 1996.

  Acquisitions prior to June 30, 1997 were financed through proceeds borrowed from Jordan Industries. The Company plans to fund future acquisitions through its New Credit Agreement. In addition, under the terms of its Notes, the Company is able to make restrictive investments of up to $40.0 million.

  Financing activities. Prior to July 25, 1997, the Company obtained funding for its operating activities and acquisitions from Jordan Industries. On July 25, 1997, through a series of transactions, the Company was established as stand-alone company. It issued the Old Securities and obtained the Equity Investment, raising approximately $306.0 million (after fees and expenses) which was used substantially to acquire the Telecommunication Subsidiaries. See "The Company--Company Formation" and "Use of Proceeds."

  The Company's annual cash interest expense on the Senior Notes, which are due 2007, will be $18.8 million. Interest on the Senior Notes is payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998. Interest on the Discount Notes, which are due 2007, is non-cash pay through August 1, 2000; cash interest is payable semi-annual beginning February 1, 2001. Dividends on the Company's Senior Preferred Stock accrue quarterly each February 1, May 1, August 1, and November 1. Dividends are non-cash pay at the Company's option until August 1, 2002.

  Also on July 25, 1997, JTP Industries, a subsidiary of the Company, entered into the New Credit Agreement under which JTP Industries is able to borrow up to approximately $110.0 million to fund acquisitions and provide working capital and for other general corporate purposes. The New Credit Agreement provides for a revolving line of credit of $110.0 million over a term of five years and the agreement is secured by a first priority security interest in substantially all of JTP Industries' assets, including a pledge of all of the stock of the Company's subsidiaries. Payments of principal and interest on amounts borrowed under the New Credit Agreement are guaranteed by the Company's subsidiaries. On September 2, 1997, the Company borrowed $20.0 million under the New Credit Agreement to fund its acquisition of EEI.

  Future funding requirements will also include the Company's agreement to repurchase the preferred stock of Dura-Line, held by its previous owner, in April 1998 for $1.9 million.

  The Company expects its principal sources of liquidity to be from its operating activities and funding from the New Credit Agreement, in addition to the excess cash generated by the Old Offerings. The Company further expects that these sources will enable it to meet its long-term cash requirements for working capital, capital expenditures, interest, taxes, debt repayment and for executing its acquisition strategy for at least the next 12 months.

FOREIGN CURRENCY IMPACT

  The Company does not currently hedge its foreign currency exposure. The Company's exposure to decreases in the value of foreign currency is protected by its investment in manufacturing facilities overseas whose costs, including labor and raw materials, are also denominated in local currency. Decreases in the value of foreign currencies relative to the U.S. dollar have not resulted in significant losses from foreign currency translation. However, there can be no assurance that foreign currency fluctuations in the future would not have an adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND INFLATION

  The results of the Company's infrastructure products and equipment product group are adversely affected by winter weather in certain of the geographic markets in which it operates. The effects of seasonality have been mitigated by the substantial growth in net sales from period to period due to the Company's acquisitions.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                   BUSINESS

GENERAL

  The Company is a leading worldwide designer, manufacturer and distributor of products to niche markets within the rapidly growing telecommunications and data communications industries. JTP manufactures and markets its products to over 7,500 customers throughout the world from facilities based in the United States, China, the Czech Republic, France, India, Israel, Mexico, Russia and the United Kingdom. The Company's product offerings serve numerous end-use telecommunications markets and cover a broad range of applications, including, among others: (i) infrastructure equipment, such as fiber optic cable conduit, power conditioning systems and CATV components and transmitters used by wireline telecommunications, CATV, cellular telephone and PCS service providers; (ii) custom cable assemblies and specialty wire and cable used by internetworking suppliers and OEMs in the data processing and telecommunications industries; and (iii) electronic connectors and components used in mobile communications, instrumentation, LANs and computer equipment. As a result, the Company believes it is well positioned to benefit from the significant growth taking place in global telecommunications markets. JTP believes it has distinguished itself through its international presence, high-quality products and outstanding customer service and field support, resulting in strong customer relationships with major industry participants and leading market share positions.

  Due to strong industry fundamentals and JTP's solid competitive position, the Company has achieved significant and consistent growth. The Company expects its continued growth to result from the significant expansion in global telecommunications markets driven by: (i) continuing deregulation, which is allowing numerous new service providers to enter the marketplace and is increasing the competitive pressure on existing participants to upgrade and expand their networks; and (ii) increasing consumer demand for advanced telecommunications services enabled by rapid technological advancement. To capitalize on these trends, the Company has invested substantial capital in recent years to develop its overseas manufacturing and marketing presence. Most recently, the Company has established new manufacturing facilities in Mexico and China that became operational in late 1996 and in India which is expected to become operational in September 1997. In addition, JTP anticipates establishing a local sales and/or manufacturing presence in Spain and Malaysia by late 1997, and in Brazil by early 1998. The Company anticipates generating significant additional revenues from such international facilities.

COMPETITIVE STRENGTHS

  The Company believes several characteristics differentiate it from many of its competitors, including:

  Established Global Presence. The Company's products are sold in over 50 countries through a highly trained direct sales force and a global network of approximately 2,800 distributors and independent manufacturing representatives. Management believes a key competitive reason for its success in international markets has been its commitment to establishing joint ventures and local manufacturing facilities. JTP currently operates 28 manufacturing and distribution facilities in nine countries around the world. The marketing and cost advantages of such investments in serving fast-growing markets are substantial and include: (i) close customer contact; (ii) ability to provide close field support and customer service; (iii) quick delivery time; (iv) low labor, raw materials and transportation costs; and (v) avoidance of significant government tariffs and restrictions on foreign imports. The success of this strategy is evidenced by the Company's recent selection by the Chinese government as the first approved cable conduit supplier for China Telecom, positioning the Company to be a major participant in the planned construction of more than 50 million phone lines in China during the next five years. Furthermore, by entering markets ahead of major competitors, the Company is able to achieve "first mover" advantages and entrench itself in markets with capacity and customer relationships. In addition, JTP believes that its international experience has allowed it to develop a core competency in establishing effective operations overseas.

  Strong Customer Relationships. By emphasizing product quality, customer service and field support, the Company has developed strong, long-term relationships with many of its customers. Customers have turned to the Company for its ability to reliably deliver small customized product orders in short lead times as well as to provide large quantities of product under long-term contracts. The Company's ability to work closely with many of its customers in the design phase of end-use products further entrenches the Company with its customer base. Examples of these relationships include the selection of JTP to be Sprint's primary supplier of PCS power conditioning equipment over the next four years and to be one of Cisco's four primary, long-term suppliers of cable assemblies. The Company is also the primary supplier of cable conduit to the RBOCs. Such strong ties to major industry participants present an opportunity for the Company to follow such customers worldwide as they enter growing international markets. Moreover, these relationships have contributed to the Company's leadership positions in its niche markets. For example, the Company estimates that it holds a 50% share of the RBOC cable conduit market and a 30% share of the market for PCS power conditioning equipment.

  Diverse and Stable Customer Base. As a result of its extensive product line and the wide variety of end-use markets, JTP serves a broad and diverse customer base. Customers include some of the largest and most sophisticated suppliers of telecommunications and data communications products in the world, such as the RBOCs, Applied Materials, Cisco, GTE, Hewlett-Packard, Lucent, Motorola, Rostelecom, Czech Telecom, Sprint, Sun, TCI, Telewest and Time Warner. The diversity of products, markets and customers minimizes the Company's exposure to individual end-use technologies, economic cycles and geographic markets, and provides a stable cash flow stream.

BUSINESS STRATEGY

  The Company's goal is to be a leading single-source supplier offering the breadth of products, services and geographical coverage necessary to meet the needs of the worldwide telecommunications and data communications customers in its niche markets. The Company intends to reach this goal by capitalizing on its competitive advantages and implementing the following business strategy through internal initiatives and the continued pursuit of numerous opportunities for strategic acquisitions that exist within its highly fragmented markets:

  Continue International Expansion. To exploit the significant opportunities in international markets, the Company will continue to expand its global manufacturing and marketing presence. JTP is particularly focused on developing nations that are making large investments in their telecommunications infrastructures. The Company believes that such countries offer a high growth potential and favorable competitive dynamics. The Company has invested more than $35 million in the past several years to develop a strong local presence in countries such as China, the Czech Republic, India, Israel, Mexico, Russia and the United Kingdom, positioning itself for substantial growth in these and surrounding markets. The Company established its first emerging market greenfield manufacturing facility in the Czech Republic in November 1993, which in 1996 generated sales of $22.6 million. More recently, JTP opened manufacturing plants in Mexico and China in August 1996 and December 1996, respectively, and a new manufacturing facility in India which is expected to become operational in September 1997. In addition, the Company anticipates establishing a local sales and/or manufacturing presence in Spain and Malaysia by late 1997, and in Brazil by early 1998.

  Develop New Products and Markets. The Company will continue to focus on designing, developing and marketing products that meet the evolving needs of customers in the high-growth sectors of its markets to maintain its differentiation. An example of this strategy is the Company's introduction in March 1997 of transmitters and equipment for MMDS, a wireless television signal technology that has emerged in recent years as a more economically feasible alternative to traditional CATV. JTP believes that this technology is particularly applicable in emerging international markets, such as Brazil, China, India and Russia, where construction of a traditional cable network in smaller cities and rural areas can be cost-prohibitive. In only four months since the commercial introduction of this product in Russia, the Company has received 10 contracts for an aggregate of more than $3.5 million. The Company has also developed a widely used line of specialized two-way CATV amplifiers and a line of microminiature coaxial connectors that meet the miniaturization requirements of the wireless and cellular communications industry. In addition to internal growth, the Company believes that significant opportunities exist in acquisitions that enable it to broaden its product offerings, allowing it to be more of a full-service "solutions" provider and leverage its existing customer relationships.

  Develop and Exploit Synergies Among Subsidiaries. The Company will continue to actively pursue sales, marketing and manufacturing synergies among its subsidiaries. For example, Johnson, a domestic subsidiary of the Company, recently began selling products through Vitelec, a foreign subsidiary of the Company, enabling Johnson to access new international markets and allowing Vitelec to broaden its product offerings. JTP believes that numerous similar opportunities exist to add breadth and depth to its product offerings and lower costs through cross-sourcing of materials and components between subsidiaries. The Company also intends to exploit cross-selling opportunities by leveraging the established presence of certain of its products in foreign markets in order to introduce additional products and increase market penetration. In addition, the Company believes that significant opportunities exist to share its combined international experience base among its subsidiaries to facilitate their expansion into new global markets.

 PRODUCT SEGMENTS

   JTP has organized itself into three specific groups: (i) infrastructure products and equipment; (ii) custom cable assemblies and specialty wire and cable; and (iii) electronic connectors and components as shown in the table below.

                                      LOGO

INFRASTRUCTURE PRODUCTS AND EQUIPMENT

  JTP provides products and services for the construction, expansion and maintenance of the "outside plant" portion of the telecommunications and data communications infrastructure. Primary customers for these products and services are local, regional and long distance telecommunication service providers, international telecommunications service providers, cable television operators, installers of fiber optic and coaxial cable networks, wireless service providers and OEMs. Demand from these customers has increased sharply in recent years due to (i) continuing deregulation, which has allowed numerous new service providers to enter the marketplace and increased the competitive pressure on existing participants to upgrade and expand their networks; and (ii) increasing consumer demand for advanced telecommunications services driven by rapid technological advancement. The Company's products serve a number of end-use communication markets, employing a variety of transmission technologies, including telephone, CATV, satellite, cellular and PCS. As a result, the Company believes it is well-positioned to benefit from growth in any one sector as well as reduce its exposure to the slowdowns in any individual market due to continuing regulatory or technological change.

  JTP differentiates itself in this product segment by providing broad lines of innovative products, often employing proprietary technology, that meet the specialized needs of its customers. The Company's broad international presence also allows it to provide superior customer service and local manufacturing capacity flexible enough to handle both large contracts and small orders. JTP produces infrastructure products and equipment in three product categories:
(i) cable conduit; (ii) power conditioning systems; and (iii) cable television transmission and connection equipment.

 Cable Conduit

  Products. The Company is one of the world's leading suppliers of specialized telecommunications HDPE conduit systems, used to install and protect outside plant fiber optic cables, coaxial cables and other telephone, data transmission and electrical cable systems. These conduit systems protect network infrastructure cables from environmental or accidental physical damage as well as facilitate and reduce the cost of cable installation and maintenance. JTP manufactures a wide variety of cable conduit products, including special fire-resistant and expandable capacity conduit systems. The majority of the Company's sales to the fiber optic and coaxial conduit market are comprised of either patented or proprietary products. The Company's patented SILICORE technology is a solid co-extruded polymer lubricant lining that accounted for $61.8 million in sales of cable conduit products in 1996. The low coefficient of friction characteristics of SILICORE allows fiber optic and other cables to be easily "pulled" or "blown" through the conduit, thus saving customers significant time and money during installation, repair and upgrade procedures.

  Markets. Cable conduit used specifically for the installation and protection of fiber optic cables was first introduced in 1982. AT&T Corporation ("AT&T"), MCI Communications Corporation ("MCI"), Sprint and other U.S. long distance telecommunications providers used cable conduit to build their primary long-haul infrastructure networks in the 1980s and early 1990s. More recently, applications for cable conduit have broadened to include housing an array of cable types in the CATV and electric power industries and to deploy fiber optic cable for medium- and short-haul regional telephone networks.

  As a result, the annual worldwide deployment of fiber optic cable is projected by industry sources to increase from 29.0 million fiber kilometers in 1996 to 65.7 million fiber kilometers in 2001. Consumption of fiber optic cable in North America is projected to increase by approximately 11% per year from the end of 1995 through 2001. The Company believes that 40% to 60% of all fiber optic cable currently being deployed is installed in cable conduit. The Company also believes that demand for cable conduit will grow faster than demand for fiber optic cable because customers typically install two to six extra cable conduits during initial infrastructure construction to accommodate future network expansion and upgrading. Internationally, the telecommunications cable conduit market growth rate is expected to exceed that in the United States, as demand for cable conduit products benefits from the rapid deployment and upgrading of the telecommunications infrastructure, especially in emerging markets. Compound annual growth rates for consumption of fiber optic cable from 1995 to 2001 are expected to be approximately 18% in Western Europe, 41% in Eastern Europe, 22% in the Pacific Rim, 23% in Latin America and 31% in other emerging markets. This growth is being driven primarily by the following factors:

  . Local and regional telecommunications companies have been steadily increasing the deployment of fiber optic cable in the United States as they expand, upgrade and replace their copper cable infrastructure with fiber optic cable. New market entrants, such as CAPs and competitive local exchange carriers ("CLECs"), are building local and long distance fiber optic cable networks to compete with incumbent carriers. RBOCs are expanding their network to enter the long distance carrier business, where long distance carriers are building local telecommunication loops to provide local telecommunication services. In addition to new construction, substantial amounts of cable conduit are being deployed for maintenance and capacity expansion.

  . CATV operators are upgrading their infrastructure to increase the capacity of their networks in order to meet consumer demand for new entertainment and data services and to respond to increased competition from new competitors such as the RBOCs. As a result, CATV operators deployed approximately four million cable kilometers of fiber optic cable worldwide in 1996, an amount that is projected by industry analysts to exceed eight million cable kilometers a year by 2001.

  . Internationally, significant growth is occurring in many developing countries that are seeking to modernize their economies. As a result, these countries are making significant investments in their telecommunications infrastructures. In countries with more modern economies, telecommunications providers are expanding and upgrading their networks in response to new competitive pressures due to privatizations and increased consumer demand for advanced telecommunications products.

  Growth. JTP believes it is the leading provider of cable conduit systems and it is well positioned to benefit from the overall increases in the demand for fiber optic cable. The Company also believes that its strategic decision in 1991 to dedicate resources to expand its international manufacturing base and sales of cable conduit products has provided it with a number of competitive advantages and will allow it to capitalize on the increasing international demand. As a result, the Company believes that the cable conduit manufacturing operations it has established in China, the Czech Republic, Israel, Mexico and the United Kingdom offer significant potential. The Company also believes it will benefit from its operation in India when it becomes operational in September 1997 and from planned joint ventures in Brazil, Malaysia and Spain.

 Power Conditioning Systems

  Products. The Company is a leading supplier of commercial power conditioning and protection equipment used to protect sensitive equipment against sudden or extreme increases in voltage or variable electrical power. Such power "transients" can result from lightning, ground faults and public utility switching and can cause extensive damage to critical equipment. JTP generates the majority of its power conditioning sales from products used to protect equipment on individual towers and sites in PCS and cellular phone networks. The Company also provides products such as voltage regulators, grounding devices, uninterruptible power supplies and isolation transformers for use in a wide variety of critical communication, medical and industrial applications. JTP believes that its products are the most technologically advanced on the market, employing patented applications of silicone avalanche diode technology. The Company also believes that it has differentiated itself though its ability to provide full turnkey power protection solutions, excellent product quality and superior customer service, including 24-hour repair service.

  Markets. Nearly 75% of the Company's power conditioning system sales are to PCS service providers where up-time at individual network sites is critical. As a result, the Company estimates that it is currently selling to over half of the major PCS providers from the first two Federal Trade Commission ("FTC") auctions of PCS licenses. Customers include Sprint Spectrum, the largest PCS provider in the United States, Western Wireless and Intercell. In 1995, Sprint signed a five-year contract with the Company to be its exclusive supplier for power conditioning equipment. PCS markets are expanding rapidly as service providers have undertaken major efforts to construct wireless networks throughout the United States following the FTC auctions of licenses. Industry sources predict that there will be approximately 100,000 PCS cell sites in the United States by the year 2000, serving more than 35 million PCS subscribers (compared to about 60 million users of cellular analog).

  Growth. JTP believes that demand for its products in this segment will continue to be driven primarily by the continued growth in PCS sites. Cellular sites are expected to provide another developing market as cellular service companies increasingly realize the importance of power conditioning equipment. The worldwide cellular/PCS infrastructure equipment market is projected by industry analysts to increase from $25.2 billion in 1996 to $49.7 billion in 2000. The Company also expects significant growth from international markets, where PCS is still undeveloped and the Company can leverage the contacts, experience and presence of its other subsidiaries. In addition, the Company believes there are numerous applications of its products that could develop into larger markets. The Company is currently pursuing opportunities such as medical devices, "911" emergency services and airport air traffic control equipment where up-time is critical. The Company intends to continue to develop and introduce new products to further develop such niche applications.

 Cable Television Transmission and Connection Equipment

  Products. JTP is an industry leader in high-quality CATV splitters, amplifiers and patented electronic security components. Used to insure signal integrity, these devices are attached to the cable "drop line" at the home or business and connect the user's television or other electronic equipment to the cable or satellite system. The Company believes its Viewsonics brandname is one of the strongest in the industry with a reputation for innovation, quality design and performance that separates it from its competitors and allows it to focus on product niches that offer higher margins. The Company has also recently developed products for use in the "head end" transmitters for MMDS, a wireless alternative to cable television, which the Company believes has significant potential overseas.

  Markets. The Company is a primary supplier to many of the major CATV service providers such as TCI, Time Warner, Cox Communications, ComCast and Continental Cablevision. JTP also sells to distributors who supply smaller CATV service providers. Industry upgrades of the CATV infrastructure to two-way addressable and high-channel capacity networks are fueling demand for the Company's products. The Company intends to focus its marketing of MMDS products in international markets where MMDS presents an economically viable alternative to building expensive CATV infrastructures.

  Growth. The Company expects that the ongoing, wide-scale upgrade by domestic CATV operators to two-way addressable and high channel capacity networks will require new versions of its products and generate significant new demand. The Company intends to meet this demand by continuing to introduce new innovative products such as two-way amplifiers and diplex filters to block out return signals. The Company also expects significant growth internationally from its new MMDS products. JTP has received $3.5 million in orders for its MMDS systems from 10 municipalities in Russia, only four months after the commercial introduction of the product. The Company is also developing a receiver for its MMDS systems for use in consumer households, another market that it believes holds significant potential.

CUSTOM CABLE ASSEMBLIES AND SPECIALTY WIRE AND CABLE

  The Company designs, engineers and manufactures custom cable assemblies, primarily in data communications and telecommunications industries. The Company is also a broad line provider and value added reseller of wire and cable for LANs and custom cable assemblies. The Company differentiates itself in these markets by providing high-quality products and outstanding service customized to meet the specific needs of its customers. JTP often works closely with its customers in the product design phase. As a result, the Company has built strong, long-term customer relationships, such as its relationship with Cisco, which chose the Company to be one of four primary suppliers of cable assemblies.

  Products. Cable assemblies include standard and customized battery power packs, cable and wire assemblies and wire harnesses. These products are assembled from bulk, coaxial, fiber optic or other cables and discrete wire and various electronic connectors which are attached to one or more cable ends. Used to connect electronic devices to each other and to related equipment or power sources, the Company's products are found in a broad range of electronic equipment, including but not limited to, computers and related peripherals, network bridges and routers, automatic teller machines, telephone switching equipment and devices, industrial electrical controls and medical electronic equipment. The Company offers customers sophisticated in-house product design and technical support capabilities, including support teams that work closely with the customer through all stages of product planning and production. The Company believes that this close coordination with its customers, its adherence to strict quality control standards and its investment in production facilities and equipment have helped attract and retain its broad customer base.

  JTP also distributes more than 2,600 different types of wire and cable, including cable for electrical, electronic, telecommunications and data communications applications. The principal focus of the Company's wire and cable distribution business is to provide its customers with outstanding service and rapid and reliable deliveries of specialty wiring and cable products as well as a variety of value-added services. The Company utilizes a computerized inventory control system to assist in the marketing of its wire and cable products and coordinate purchases from suppliers with sales to customers. As a result, the Company processes and ships more than 80% of its orders for wire and cable on a 24-hour basis allowing it to serve the needs of those customers that operate under a just-in-time method of inventory procurement.

  Markets. For its custom cable assembly products, the Company has developed long-term relationships with a select group of OEMs in the data processing and telecommunications industries including 3Com Corporation, Applied Materials, AST Research, Inc., Cisco, Eastman Kodak Company and MCI. Industry sources estimate that the worldwide cable assembly industry was $9.9 billion in 1995. This market is expected to reach approximately $11.0 billion in net sales volume in 1997 and to continue to grow at a compound annual growth rate of 10% until 1999. These growth rates are driven primarily by growth in end-use products and a growing trend among high-tech companies to outsource their cable assembly needs to contract manufacturers. JTP believes the trend towards outsourcing is fueled by OEMs seeking to: (i) consolidate their supplier base;
(ii) reduce inventories and improve inventory management; (iii) reduce component costs; (iv) increase flexibility; and (v) improve component product quality and technical support.

  The Company sells its wire and cable products to end-users, installers and/or OEMs of data networking equipment, including building contractors, industrial manufacturers and educational institutions, among others. Sales have been driven by the overall growth in the data communications network industry (including LAN/WAN equipment). This industry has been experiencing tremendous growth over the last several years due to advances in technology and the proliferation of new applications, such as the Internet and intranets. According to industry sources, the entire data communications networking equipment industry grew from $14.4 billion in 1990 to $25 billion in 1995, and is expected to reach almost $50 billion by 1998.

  Growth. The Company expects increased demand for its products and services to come from the continued growth in the overall data communications markets. In addition, the Company believes that geographical expansion, internally or through acquisition, presents an opportunity for growth. The Company believes that its close customer relationships and reputation for quality in its cable assembly business provide an opportunity to follow its customers as they expand into international markets. Substantially all of the Company's wire and cable sales in 1996 were in the Midwest region of the United States. As a result, JTP will attempt to grow its wire and cable business through expansion into new U.S. geographic markets, such as its opening of a new wire and cable facility in Nashville, Tennessee in late 1996.

ELECTRONIC CONNECTORS AND COMPONENTS

  The Company designs, develops, manufactures and distributes worldwide a broad range of electronic connectors for use in growing niche markets in the telecommunications and data communications industries. The Company has been successful in targeting a number of markets that typically are not well served by larger companies in the industry. The Company emphasizes its ability to provide a high degree of service and expedited delivery. For example, AIM, Cambridge and Vitelec have order processing systems that enable each to fill approximately 80% of standard electronic connectors, components, or assembly orders within 24 hours of receipt of an order.

  Products. Electronic connectors are devices that allow an electric signal to pass from one device to another. They are used to connect wires, cables, printed circuit boards, flat cable and other electronic components to each other and to related equipment. Connectors are found in virtually every electronic product including computers, printers, modems, VCRs, radios, medical instruments, cellular telephones and automobiles. The Company offers a wide range of connectors, including RF and coaxial connectors, plugs, adaptors and electronic hardware, as well as electronic network and security components.

  Markets. JTP sells its electronic connectors and components to more than 2,400 distributors in the United States and directly to OEMs such as Cabletron, Digital Equipment Corporation, Hewlett-Packard and International Business Machines Corporation ("IBM"). The Company has also built a network of more than 225 distributors internationally to date. Industry sources estimate that overall electronic connector industry sales were approximately $22.8 billion in 1996 and are projected to be $30.2 billion in 2000. Demand for connector products has experienced substantial growth in recent years and has achieved a compounded annual growth rate of 10% during the period from 1993 to 1996. The growth is expected to continue at an average growth rate of 6% to 9% annually through the year 2000 due to the proliferation of electronic systems and the development of new electronic products and applications including: (i) the development of more complex and sophisticated electronic products in established electronic markets such as wireless communications and personal computers; (ii) the proliferation of computer usage through networking, server systems and the advent of multimedia systems; (iii) the increase in global demand, particularly in emerging markets such as China, Latin America and India, for telecommunications infrastructure such as fixed line and mobile telecommunications services; and (iv) the increasing utilization of electronics systems in products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment. The worldwide connector industry is highly fragmented with over 1,500 worldwide manufacturers.

  Growth. In addition to the growth it expects from the overall connector market, the Company expects to increase sales of electronic connectors through new product development and the development of new distribution channels through catalog houses. For example, the Company has recently developed and launched a line of microminiature coaxial connectors to meet the demands for miniaturization requirements and stringent tolerances of the wireless and cellular communications markets. The Company also believes there are tremendous functional synergies between its electronic connector and component subsidiaries and is already capitalizing on them in the areas of sales, warehousing and sourcing.

MARKETING AND SUPPORT SERVICES

  The Company places a high priority on identifying and responding to its customers' requirements on a timely basis. In order to ensure that the Company is best positioned to respond to these requirements, it has developed a sales and marketing strategy that utilizes a highly trained direct sales force and approximately 2,800 distributors and independent manufacturing representatives.

  The Company emphasizes close coordination with its customers in the design and development stages of its customers' products. JTP believes this strategy helps create demand for its products, facilitates long-term customer relationships and allows the Company to introduce new products that meet the specialized needs of its customers. For example, in the cable conduit business, the Company provides network planning and development assistance at the inception of a project, engineering and field support during the installation of its cable conduit products and consulting support after completion of a project in the event of repairs or upgrades. In the past several years, the Company has also increased the scope of its marketing initiatives, both domestically and internationally, to offer training, sophisticated field testing support and education to end-users as to the benefits of using its products.

  The Company's sales representatives undergo continuous training in order to enhance both their technical expertise and sales techniques. Because sales personnel specialize within related product groupings, they are able to develop a high degree of technical expertise. Sales personnel are compensated primarily on a commission basis. The Company also uses direct mailings of brochures and catalogs as well as advertising in trade journals in the marketing of its products. The Company supports its international operations by providing product brochures and other information in local languages and dialects.

  The Company also emphasizes superior customer service as part of its overall marketing strategy. With respect to the Company's electronic connectors and components, and wire and cable products, JTP services a segment of the market for these products that demands expedited delivery and outstanding customer service. The Company is able to ship most of its electronic connectors and components, and wire and cable products within 24 hours of an order being placed. The Company has combined the customer support and sales services functions for certain of these products to reduce the time and effort a customer must expend to place an order.

MANUFACTURING AND INTERNATIONAL OPERATIONS

  The Company currently operates 28 manufacturing and distribution facilities in nine countries around the world. The Company's products are manufactured and assembled at Company owned or leased facilities in the United States, China, the Czech Republic, Mexico, Russia and the United Kingdom, through a manufacturing joint venture in Israel, and at the facilities of contract manufacturers in various countries including Korea, Japan, Singapore and Taiwan. In addition, JTP established a joint venture in India in July 1996 that is expected to begin manufacturing operations in September 1997. The Company holds a 33% interest in the Israeli joint venture and a majority interest in the Indian joint venture. The Company derived approximately $47.0 million or 22% of its total 1996 pro forma net sales from customers outside of the United States.

  The Company believes the marketing and cost advantages of a local manufacturing presence include (i) close customer contact; (ii) ability to provide close field service and customer support; (iii) quick delivery time;
(iv) low labor, raw materials and transportation costs; and (v) avoidance of significant government tariffs and restrictions on foreign imports. Furthermore, by entering markets ahead of major competitors, the Company is able to achieve "first mover" advantages and entrench itself in markets with capacity and customer relationships. In addition, the Company believes that its experience in setting up such companies to date has allowed it to develop a core competency in evaluating new markets, creating a market presence and establishing effective operations in foreign countries. JTP has a team of personnel dedicated to the identification, evaluation and implementation of operations in new international markets.

  The Company employs advanced manufacturing processes in order to manufacture quality products for customers throughout the world. The Company is committed to the highest quality standards for its products, a standard maintained in part by continuous improvements to its production processes and upgrades to its manufacturing equipment. Currently, over two-thirds of the Company's facilities are certified by the International Standards Organization ("ISO") according to its 9000 series of quality standards or are in the process of obtaining certification.

  The Company is subject to risks generally associated with international operations, including price and exchange controls, limitations on foreign ownership and other restrictive actions. In addition, fluctuations in currency exchange rates may affect JTP's financial condition and results of operations. See "Risk Factors--Risks Associated with International Operations."

COMPETITION

  The Company faces substantial competition from a large number of distributors, suppliers and manufacturers, some of which are larger and have greater financial resources, broader name recognition and lower costs than the Company.

  The Company's manufacturing operations encounter competition from both domestically manufactured products and products manufactured outside the United States. Except for the SILICORE polymer pipe products, certain of its CATV components and its fiber optic connector technology, the Company's products are generally not protected by virtue of any proprietary rights such as patents. The Company competes by providing its customers with reliable, rapid delivery of products that are priced at competitive levels and meet strict quality control standards.

  The cable conduit market is highly competitive. In the United States, JTP faces competition from a wide range of companies including national, international and regional suppliers of cable conduit. In addition to other independent manufacturers of cable conduit, the Company's competitors, especially outside of the United States, include manufacturers that produce pipe and tubing for other uses, such as gas and water transportation. Competition within the industry is based primarily on quality, price, production capacity, field support, technical capabilities, service and reputation.

  The Company's custom cable assemblies encounter competition from a broad range of companies, several of which are much larger and have greater financial resources than the Company. In addition to other independent manufacturers of cable assemblies, certain of the Company's competitors include connector manufacturers which compete primarily on the basis of certain proprietary connector technology, as well as offshore manufacturers which compete primarily on the basis of price. Competition within the industry is based on quality, production capacity, breadth of product line, engineering support capability, price, local support capability, systems support and financial strength.

  The electronic connector industry is highly fragmented, with more than 1,500 connector manufacturers competing worldwide. As a result, the Company generally competes with different suppliers in each of the various categories of the overall market in which the Company operates as well as with certain large national suppliers. The Company competes within this market primarily on the basis of quality, reliability, reputation, customer service, delivery time and price. See "Risk Factors--Competition."

RAW MATERIALS; SUPPLIERS

  The Company purchases a wide variety of raw materials for manufacturing its products, including plastic resins such as HDPE used in manufacturing cable conduit and in molding connector bodies and inserts, brass used in manufacturing RF connectors, copper alloys used for contacts and precious metals, such as gold and palladium, used in plating. All raw materials are generally readily available throughout the world and most are purchased on the spot market from a variety of suppliers. JTP is not dependent upon any one source for any of the raw materials used in manufacturing its products. The prices at which the Company purchases most of its raw materials are based upon market prices at the time of purchase. The Company does not enter into contractual agreements with respect to most of the raw materials it uses. However, the Company does have a contract with its brass supplier that allows the Company to return to the supplier, as scrap, up to 50% of the brass it purchases. As a result, JTP only pays for the brass it actually uses. Many of the raw materials used by the Company have historically been subject to price fluctuations. In most cases, the Company is able to pass on to its customers significant price fluctuations in the market prices of the raw materials used in its products, although product price increases typically lag behind the actual increase in raw material prices.

  The Company's SILICORE technology includes a patented, solid co-extruded polymer lubricant lining that uses a silicone-based lubricant which is marketed and sold under the SILICORE trademark. The Company produces all of the silicone-based lubricant used in the manufacture of its cable conduit products.

  The Company purchases the electronic connectors, components and materials that it does not manufacture itself from a large number of suppliers. JTP believes that the electronic connectors and components and other materials it requires could be purchased from several domestic and international sources, so that the Company should be able to obtain replacement sources of supply in the event of the loss of any current supplier. Although customers often require that materials produced by a particular supplier be used in manufacturing their customized products, in the event of the loss of any such supplier, the Company believes that customers would be likely to qualify alternative suppliers or, if necessary, redesign their products to accommodate materials from replacement suppliers. However, no assurance can be given that the loss of a key supplier would not have a material adverse effect on the Company. See "Risk Factors--Price Fluctuations of Raw Materials."

INTELLECTUAL PROPERTY

  The Company relies on a combination of patent, copyright, trademark and trade secret laws and contractual agreements to protect its proprietary technology and know how. The Company owns and uses trademarks and brandnames to identify itself as a source of certain goods and services, including the DURA-LINE and SILICORE trademarks, both of which are registered in the United States and various foreign countries, and the VIEWSONICS brandname, in which the Company has common law rights. The Company's SILICORE technology includes a patented solid co-extruded polymer lubricant lining that uses a silicone-based lubricant which is marketed and sold under the SILICORE trademark. There can be no assurance that the Company will be granted additional patents or that the Company's patents either will be upheld as valid if ever challenged or will prevent the development of competitive products. The Company's U.S. patents expire between 2004 and 2010 and the U.S. patent with respect to the SILICORE lubricant lining expires in 2007. The Company has not sought foreign patents for most of its technologies, including technologies which have been patented in the United States, such as the SILICORE lubricant lining, which may adversely affect the Company's ability to protect its technologies and products in foreign countries. The Company protects its confidential, proprietary information as trade secrets.

  Except for the SILICORE polymer pipe products, certain of JTP's CATV components and its fiber optic connector technology, the Company's products are generally not protected by virtue of any proprietary rights such as patents. There can be no assurance that the steps taken by JTP to protect its proprietary rights will be adequate to prevent misappropriation of its technology and know-how or that the Company's competitors will not independently develop technologies that are substantially equivalent to or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In the Company's opinion, the loss of any intellectual property asset, other than the DURA-LINE or SILICORE trademarks, or the patent or manufacturing trade secrets covering the solid co-extruded polymer lubricant lining used in connection with the SILICORE technology, would not have a material adverse effect on the conduct of JTP's business.

  The Company is also subject to the risk of adverse claims and litigation alleging infringement of the proprietary rights of others. From time to time, the Company has received notice of infringement claims from other parties. Although the Company does not believe it infringes the valid proprietary rights of others, there can be no assurance against future infringement claims by third parties with respect to the Company's current or future products. The resolution of any such infringement claims may require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims.

ENVIRONMENTAL

  The Company is subject to numerous U.S. and foreign federal, state, provincial, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Water Act, the Clean Air Act, the Emergency Planning and Community Right-To-Know Act and the Resource Conservation and Recovery Act. Under CERCLA and analogous state laws a current or previous owner or operator of real property may be liable for the costs of removal or remediaton of hazardous or toxic substances on, under or in such property. Such laws frequently impose cleanup liability regardless of whether the owner or operator knew of or was responsible for the presence of such hazardous or toxic substances and regardless of whether the release or disposal of such substances was legal at the time it occurred. Regulations of particular significance to the Company's ongoing operations include those pertaining to handling and disposal of solid and hazardous waste, discharge of process wastewater and stormwater and release of hazardous chemicals. The Company believes it is in substantial compliance with such laws and regulations.

  The Company generally conducts a Phase I environmental survey on each acquisition candidate prior to purchasing the company to assess the potential for the presence of hazardous or toxic substances that may lead to cleanup liability with respect to such properties. JTP does not currently anticipate any material adverse effect on its results of operations, financial condition or competitive position as a result of compliance with federal, state, provincial, local or foreign environmental laws or regulations. However, some risk of environmental liability and other costs is inherent in the nature of the Company's business, and there can be no assurance that material environmental costs will not arise. Moreover, it is possible that future developments such as the obligation to investigate or clean up hazardous or toxic substances at the Company's property for which indemnification is not available, could lead to material costs of environmental compliance and cleanup by the Company.

PROPERTIES

  The Company's headquarters is located in an approximately 12,750 square foot office space in Deerfield, Illinois that is provided by Jordan Industries pursuant to the Transition Agreement (as defined herein). The Transition Agreement expires in December 2007. The Company anticipates relocating its headquarters to a new location in the near future. See "Certain Transactions-- Services Agreements."

  The principal properties of JTP, the location, user/subsidiary, primary use, square feet and ownership status thereof as of June 30, 1997, are set forth in the table below:

                            USER/                          SQUARE   OWNED/
UNITED STATES LOCATIONS  SUBSIDIARY       PRIMARY USE       FEET    LEASED
-----------------------  ----------       -----------      ------   ------
Anaheim, CA              Bond        Manufacturing/        16,000 Leased
                                     Administration
Fremont, CA              Bond        Manufacturing/        17,000 Leased
                                     Administration
San Carlos, CA           LoDan       Manufacturing/        22,500 Leased
                                     Administration
San Carlos, CA           LoDan       Manufacturing         13,500 Leased
Windsor, CT              Cambridge   Manufacturing          9,000 Leased
Boca Raton, FL           Viewsonics  Administration/       14,500 Leased
                                     Distribution/Research
                                     and Development
Sunrise, FL(1)           AIM         Manufacturing/        28,000 Leased
                                     Administration/
                                     Distribution
Middlesboro, KY          Dura-Line   Manufacturing/        80,000 Owned
                                     Administration
Troy, MI                 Diversified Manufacturing/        45,000 Leased
                                     Administration/
                                     Distribution
Waseca, MN               Johnson     Manufacturing/        70,000 Sub-leased
                                     Administration
Sparks, NV               Dura-Line   Manufacturing         35,000 Owned
Knoxville, TN            Dura-Line   Administration        10,000 Leased

UNITED STATES LOCATIONS       USER/                            SQUARE     OWNED/
      (CONTINUED)          SUBSIDIARY        PRIMARY USE        FEET      LEASED
-----------------------    ----------        -----------       ------     ------
Nashville, TN              Diversified     Distribution/        7,100     Leased
                                           Sales Office
Austin, TX                 Bond            Manufacturing/      12,000     Leased
                                           Administration
Liberty Lake, WA(2)        Northern        Manufacturing/      22,600     Leased
                                           Administration
INTERNATIONAL LOCATIONS
-----------------------
Shanghai, China            Dura-Line       Manufacturing/      50,000     Owned
                                           Administration
Shanghai, China            Dura-Line       Sales Office/        1,000     Leased
                                           Administration
Shanghai, China            Viewsonics      Manufacturing/      25,000     Leased
                                           Administration
Zlin, Czech Republic       Dura-Line       Manufacturing/      40,000     Owned
                                           Administration
Paris, France              Vitelec         Sales Office         1,000     Leased
Goa, India                 Dura-Line       Manufacturing/      48,000     Owned
                                           Administration
New Delhi, India           Dura-Line       Administration/      2,000     Leased
                                           Sales Office
Tel Aviv, Israel(3)        Dura-Line       Manufacturing/      10,000     Leased
                                           Administration
Mexico City, Mexico        Dura-Line       Sales Office/        2,000     Leased
                                           Administration
Queretaro, Mexico          Dura-Line       Manufacturing/      43,000     Leased
                                           Administration
St. Petersburg, Russia     Viewsonics      Manufacturing/      10,000     Leased
                                           Administration
Bordon, United Kingdom     Vitelec         Distribution/       16,500     Owned
                                           Administration/
                                           Assembly
Grimsby, United Kingdom    Dura-Line       Manufacturing/      35,000     Owned
                                           Administration

--------
(1) AIM's Sunrise, Florida facility is leased from the former vice president of AIM. The Company believes that the terms of this lease are comparable to those which would have been obtained by the Company had this lease been entered into with an unaffiliated third party.
(2) Northern's Liberty Lake, Washington facility is leased from a general partnership consisting of the former owners. The Company believes that the terms of this lease are comparable to those which would have been obtained by the Company had this lease been entered into with an unaffiliated third party.
(3) This facility is leased by the joint venture in which the Company participates.

  The Company also has sales representatives in field offices in Florida, Illinois, Ohio, Oregon, Virginia and internationally in Brazil, Bulgaria, Germany, Malaysia, Romania, Russia and Slovakia.

  The Company believes that its existing leased facilities are adequate for the operations of the Company and its subsidiaries. The Company does not believe that any single leased facility is material to its operations and that, if necessary, it could readily obtain a replacement facility.

EMPLOYEES


  As of June 30, 1997, JTP (including LoDan) employed an aggregate of approximately 1,540 employees, including approximately 420 full-time salaried employees and approximately 1,120 full and part-time hourly employees. Approximately 80 of the Company's employees are covered by a collective bargaining agreement which expires in 2000. The Company believes that its relations with its employees are good.

LITIGATION

  The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on JTP's financial condition or results of operations, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following sets forth the names and ages of the Company's directors and executive officers and the positions they hold as of August 1, 1997:

NAME                                 AGE POSITION WITH COMPANY
----                                 --- ---------------------
EXECUTIVE OFFICERS AND DIRECTORS
Thomas H. Quinn(2)..................  50 Chairman
Dominic J. Pileggi(2)...............  45 President, Chief Executive Officer and
                                          Director
Michael R. Elia.....................  39 Vice President and Chief Financial
                                          Officer
William C. Ballard(1)...............  56 Director
Jonathan F. Boucher.................  40 Vice President and Director
John W. Jordan, II(2)...............  49 Director
Michael A. Wadsworth(1).............  54 Director
David W. Zalaznick(1)(2)(3).........  43 Director
Other Key Employees
OTHER KEY EMPLOYEES
Abram Ackerman......................  72 President, Viewsonics
Steve Baker.........................  47 President, Northern
Ernie Glass.........................  58 President, Johnson
William McIlvene....................  37 President, Bond
Arnie Rosenblum.....................  61 President, AIM and Cambridge
Donald J. Sitter....................  57 President, LoDan
Charles P. Megan....................  48 President, Dura-Line
Dean Stanton........................  36 President, Diversified
James Young.........................  49 Managing Director, Vitelec
Timothy Gooding.....................  48 President, EEI

--------
(1) Member of the Audit Committee.
(2) Member of the Executive Committee.
(3) Member of Banking, Finance and Investment Committee.

  Set forth below is a brief description of the business experience of each director and executive officer of the Company.

  MR. PILEGGI has served as the Company's President, Chief Executive Officer and a Director since July 1997. From September 1996 to June 1997, Mr. Pileggi served as president of the telecommunications group of Jordan Industries. From 1995 to 1996, Mr. Pileggi served as Chief Executive Officer of Casco Inc., an independent custom molder, and from 1979 to 1995 held several senior management positions, including divisional president of the largest division and corporate officer of Thomas and Betts Corporation, a global manufacturer of electrical and electronic components.

  MR. ELIA has served as the Company's Vice President and Chief Financial Officer since July 1997. From February 1997 to June 1997, Mr. Elia served as chief financial officer of the telecommunications group of Jordan Industries. From 1994 to 1996, Mr. Elia served as Corporate Director of Strategic Planning and Division Vice President and Controller for Fieldcrest Cannon, Inc., a global manufacturer of textile products. From 1983 to 1994, Mr. Elia held several financial management positions with Insilco Corporation, a diversified manufacturer of automotive and electronic products, including Vice President and Chief Financial Officer of Insilco Technologies Group. Prior to joining Insilco, Mr. Elia was with Ernst & Young LLP.

  MR. BALLARD has served as a Director of the Company since July 1997. Mr. Ballard has been of counsel to the law firm of Greenbaum, Doll & McDonald in Louisville, Kentucky since May 1992. From 1970 to April 1992, Mr. Ballard held various positions with Humana, Inc., an investor-owned hospital company, including most recently as its Executive Vice President and as a member of its Board of Directors. Mr. Ballard is a director of American Safety Razor Company, LG&E Energy Corp., Mid-America Bancorp, Vencor, Inc. and United Healthcare Corp.

  MR. BOUCHER has served as a Vice President and a Director of JTP since July 1997. Since 1983, Mr. Boucher has been a partner of The Jordan Company, a private merchant banking firm. Mr. Boucher is also a director of Jordan Industries and American Safety Razor Company as well as other privately held companies. In January 1997, Welcome Home, Inc., a company of which Mr. Boucher was a director until December 1996, filed a voluntary petition for bankruptcy.

  MR. JORDAN has served as a Director of the Company since July 1997. Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Welcome Home, Inc., American Safety Razor Company, AmeriKing, Inc., Carmike Cinemas, Inc. and Apparel Ventures, Inc. as well as other privately held companies. In January 1997, Welcome Home, Inc. filed a voluntary petition for bankruptcy.

  MR. QUINN has served as a Director of the Company since July 1997. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of Jordan Industries. From November 1985 to December 1987, Mr. Quinn was Group Vice President and a corporate officer of Baxter International. From September 1970 to November 1985, Mr. Quinn was employed by American Hospital Supply Corporation, where he was a Group Vice President and a corporate officer when it was acquired by Baxter International. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of American Safety Razor Company and AmeriKing, Inc. as well as a director of Welcome Home, Inc. and other privately held companies. In January 1997, Welcome Home, Inc. filed a voluntary petition for bankruptcy.

  MR. WADSWORTH has served as a Director of the Company since July 1997. Mr. Wadsworth has served as Director of Athletics of the University of Notre Dame since 1995 and as a member of the International Advisory Counsel to the University of Notre Dame since 1994. From August 1989 to March 1995 Mr. Wadsworth served as the Canadian Ambassador to Ireland. From 1984 to August 1989, Mr. Wadsworth served as Senior Vice President of U.S. operations of Crown Life Insurance Company and a senior executive officer of its parent, Crown, Inc.

  MR. ZALAZNICK has served as a Director of the Company since July 1997. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company, a private merchant banking firm. Mr. Zalaznick is also a director of Jordan Industries, Carmike Cinemas, Inc., AmeriKing, Inc., American Safety Razor Company, Marisa Christina, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

  MR. ACKERMAN founded Viewsonics and has been President since 1974. He has been involved in ownership and management of various other electronic business enterprises since 1957. He holds patents on and directed the design of many proprietary products. His business involvement includes public and private entities both domestic and foreign.

  MR. BAKER has served as President of Northern since 1986. Mr. Baker was one of the original founders of Northern in 1985. He was initially responsible for sales in the medical market, protecting sensitive medical devices such as Magnetic Resonance Imaging and CAT Scanning Equipment.

  MR. GLASS has served as the President of Johnson since January 1996. From 1987 to 1996 Mr. Glass held various positions, including Vice President of Operations, Vice President of Custom and Component Products and Vice President of Finance and CFO with EF Johnson Company who designs, manufactures and distributes radio communication equipment. Prior to 1987 Mr. Glass was employed by General Electric Company and held various management positions throughout North and South America.

  MR. MCILVENE has served as President and Chief Executive Officer of Bond since he founded Bond in 1988. Prior to that, he was a sales manager for Avnet Incorporated, an electronics distributor.

  MR. ROSENBLUM has served as President of AIM and Cambridge since September 1996. From 1995 to 1996 he served as Vice President--Sales & Marketing for Manhattan/CDT which was a consolidation of his acquired company (Cole-Flex) and Manhattan Electric Cable by Cable Design Technologies (CDT). From 1977 to 1995 he served as Vice President, President and Partner of Cole-Flex, a leading supplier of insulation products for the electronic OEM and distribution wire and cable market.

  MR. SITTER has been President of LoDan, a company he co-founded, since 1967. Prior to that, he was a territory manager for Amphenol, a leader in the connector business.

  MR. MEGAN has served as President and Chief Operating Officer of Dura-Line since January 1997. From April 1991 through December 1996, Mr. Megan was President and Chief Operating Officer of Hudson Lock, Inc. located in Hudson, Massachusetts which was a Jordan Industries company during that time. Prior to 1991, Mr. Megan was President and Chief Executive Officer of Grotnes Metalforming Systems, Inc., a special machinery manufacturer serving the automotive and aerospace markets.

  MR. STANTON has served as President and Chief Executive Officer of Diversified since January 1988. From 1985 to 1988, Mr. Stanton held several senior management positions, including National Sales Manager for Northern Wire & Cable, Inc., prior to starting Diversified.

  MR. YOUNG has served as Chairman and Managing Director of Vitelec since September 1986 when the company was formed. Prior to setting up Vitelec, Mr. Young was employed by Molex Electronics Inc., a world-wide leader in the manufacture of electrical connector systems for the electronics and allied industries. Mr. Young served as Director of International Marketing for Molex in Lisle, Illinois and Managing Director of Molex U.K. Operations.

  MR. GOODING has been President and Chief Executive Officer of EEI since he founded EEI in 1988. Prior to that, he worked for various companies in the manufacture and design of tapered poles.

DIRECTOR COMPENSATION

  Directors who are not employees of JTP receive $20,000 per year for serving as a director of the Company, plus $1,000 for each meeting of the Board of Directors or any committee thereof attended in person or by telephone. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

  The Company was not organized until July 1997, and therefore had no executive officers during 1996. The Company expects that each of Messrs. Pileggi and Elia will receive compensation in excess of $100,000 during 1997. The following table sets forth a summary of certain information regarding compensation paid or accrued by Jordan Industries during 1996 to each of Messrs. Pileggi and Quinn (collectively, the "Named Executives").

  The Company anticipates adopting a plan under which it would award stock options, restricted stock and/or stock appreciation rights to certain officers and directors. However, the terms of such a plan have not yet been determined. The Company may issue a maximum of 5,000 shares of Common Stock pursuant to such a plan.

                          SUMMARY COMPENSATION TABLE

                                                                      OTHER
                                                                      ANNUAL
NAME AND PRINCIPAL POSITION                       SALARY  BONUS(1) COMPENSATION
---------------------------                      -------- -------- ------------
Dominic J. Pileggi(2)........................... $100,000 $50,000    $61,000(3)
 President and Chief Executive Officer
Thomas H. Quinn(4)..............................        0       0          0
 Chairman of the Board

--------
(1) The Company provides bonus compensation based on an individual's achievement of certain specified objectives, including achieving JTP's stated earnings before interest, taxes, depreciation and amortization.
(2) For services rendered from September 1, 1996 to December 31, 1997.
(3) Mr. Pileggi's other compensation consisted of relocation costs reimbursed by the Company.
(4) Does not reflect compensation paid to Mr. Quinn by Jordan Industries.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth as of July 31, 1997, certain information regarding beneficial ownership of Common Stock held by (i) each director and each of the Named Executives; (ii) all directors and executive officers of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except where otherwise noted.

                                                       AMOUNT OF BENEFICIAL
                                                           OWNERSHIP(1)
                                                    ---------------------------
                                                     NUMBER OF
                                                       SHARES    PERCENTAGE
                                                    ------------ ----------
                                                                 (ROUNDED)
EXECUTIVE OFFICERS AND DIRECTORS:
Thomas H. Quinn....................................  89,804.6030     9.0
Dominic J. Pileggi.................................  10,722.2222     1.0
Michael R. Elia....................................       0           *
William C. Ballard.................................       0           *
Jonathan F. Boucher................................  52,935.1436     5.3
John W. Jordan, II(2)(3)(4)........................ 379,349.1691    38.0
Michael A. Wadsworth...............................       0           *
David W. Zalaznick(3)(5)........................... 183,073.2676    18.3
All directors and executive officers as a group (8
 persons).......................................... 715,884.3054    71.6
OTHER PRINCIPAL STOCKHOLDERS:
Leucadia Investors, Inc............................  95,566.3378     9.6
Jordan Industries, Inc.(6).........................       0           *

--------
 *Represents less than 1% of the outstanding shares of Common Stock.
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of July 31, 1997, JTP had 994,639 shares of Common Stock issued and outstanding.
(2) Includes 8.9820 shares held personally and 379,340.1871 shares held by the John W. Jordan II Revocable Trust. Does not include 2,777.5927 shares held by Daly Jordan O'Brien, the sister of Mr. Jordan, 2,777.5927 shares held by Elizabeth O'Brien Jordan, the mother of Mr. Jordan, or 2,777.5927 shares held by George Cook Jordan, Jr., the brother of Mr. Jordan.
(3) Does not include 898.0451 shares held by The Jordan/Zalaznick Capital Company ("JZCC") or 31,431.5758 shares held by Mezzanine Capital & Income Trust 2001 PLC ("MCIT PLC"), a publicly traded U.K. investment trust advised by an affiliate of The Jordan Company (which is controlled by Messrs. Jordan and Zalaznick). Mr. Jordan, Mr. Zalaznick and Leucadia, Inc. are the sole partners of JZCC.
(4) Does not include 29,171.4943 shares held by The Jordan Family Trust, of which John W. Jordan II, George Cook Jordan, Jr., and G. Robert Fisher are the Trustees.
(5) Does not include 737.8205 shares held by Bruce Zalaznick, the brother of Mr. Zalaznick.
(6) Jordan Industries owns all of the issued and outstanding Junior Preferred Stock. The Junior Preferred Stock entitles Jordan Industries to 95% of the voting power as of the date of this Prospectus. See "Description of Capital Stock--Junior Preferred Stock." The principal address of Jordan Industries is ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, IL 60015.

  The following table furnishes information, as of June 30, 1997, as to the beneficial ownership of Jordan Industries' common stock by (i) each director and executive officer of the Company, and (ii) all officers and directors of the Company as a group.

                                                          AMOUNT OF BENEFICIAL
                                                                OWNERSHIP
                                                         -----------------------
                                                          NUMBER OF   PERCENTAGE
                                                            SHARES     OWNED(1)
                                                         ------------ ----------
EXECUTIVE OFFICERS AND DIRECTORS:
John W. Jordan II (2)(3)(4).............................  41,820.9087   42.5%
David W. Zalaznick (3)(4)(5)............................  19,965.0000   20.3%
Thomas H. Quinn.........................................  10,000.0000   10.2%
Jonathan F. Boucher.....................................   5,533.8386    5.6%
Dominic J. Pileggi......................................            0     *
Michael R. Elia.........................................            0     *
William C. Ballard......................................            0     *
Michael A. Wadsworth....................................            0     *
All directors and officers as a group (8 persons)(3).... 77l,319.7473   78.5%

--------
  *Represents less than 1% of the outstanding shares of common stock of Jordan Industries.
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of June 30, 1997, there were 98,501.0004 shares of common stock of Jordan Industries issued and outstanding.
(2) Includes 1 share held personally and 41,819.9087 shares held by John W. Jordan II Revocable Trust. Does not include 309.2933 shares held by Daly Jordan O'Brien, the sister of Mr. Jordan, 309.2933 shares held by Elizabeth O'Brien Jordan, the mother of Mr. Jordan, or 309.2933 shares held by George Cook Jordan, Jr., the brother of Mr. Jordan.
(3) Does not include 100 shares held by The Jordan Zalaznick Capital Company (JZCC"). Does not include 3,500 shares of Common Stock held by Mezzanine Capital & Income Trust 2001 PLC ("MCIT"), a publicly traded U.K. investment trust advised by an Affiliate of The Jordan Company (controlled by Messrs. Jordan and Zalaznick). Mr. Jordan, Mr. Zalaznick and Leucadia, Inc. are the sole partners of JZCC. Mr. Jordan and Mr. Zalaznick own and manage the advisor to MCIT.
(4) Does not include 3,248.3332 shares held by The Jordan Family Trust, of which John W. Jordan II, George Cook Jordan, Jr. and G. Robert Fisher are the trustees.
(5) Does not include 82.1697 shares held by Bruce Zalaznick, the brother of Mr. Zalaznick.
(6) Excludes 2,541.4237 shares that are held by John W. Jordan II Revocable Trust, but which may be purchased by Mr. Zalaznick, and must be purchased by Mr. Zalaznick, under certain circumstances, pursuant to an agreement, dated as of October 27, 1988, between Mr. Jordan and Mr. Zalaznick.

                             CERTAIN TRANSACTIONS

  The Company Formation and Proceeds From the Old Offerings. The Company was organized in July 1997 to acquire the Telecommunications Subsidiaries and other targeted companies focused on the manufacture and distribution of products for use in the rapidly growing telecommunications and data communications industries.

  Prior to the formation of the Company, the Telecommunications Subsidiaries were subsidiaries of, and therefore financed and managed by, Jordan Industries. Financings were made by Jordan Industries pursuant to intercompany advances and notes (the "Intercompany Notes"), which were used largely to finance the acquisition of the Telecommunications Subsidiaries and their businesses. At June 30, 1997, the aggregate principal amount of these Intercompany Notes was $170.0 million. The Intercompany Notes bore interest at rates ranging from 10% to 14.5% per annum, payable quarterly in arrears. The Telecommunications Subsidiaries paid Jordan Industries $5.5 million, $6.2 million, $11.1 million and $8.9 million in interest under the Intercompany Notes for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, respectively. Concurrent with the consummation of the Old Offerings, the Intercompany Notes were repaid by the Telecommunication Subsidiaries. See "The Company--Company Formation" and "Use of Proceeds."

  In connection with the initial capitalization of the Company, JTP issued 2,000 shares of Junior Preferred Stock to Jordan Industries for $20.0 million in cash and 959,639 shares of Common Stock (representing 96.5% of the currently outstanding shares of Common Stock) to the Jordan Group and management of the Company for total cash consideration of $1.9 million, or $2.00 per share. See "The Company--Company Formation," and "Description of Capital Stock--Common Stock." Redemption of the Junior Preferred Stock may or may not cause a Change of Control depending upon the ownership of the Common Stock upon such a redemption. Currently, no Change of Control would take place upon such a redemption. See "Principal Stockholders."

  The Company acquired the Telecommunications Subsidiaries pursuant to a series of transactions resulting in the payment and distribution to Jordan Industries, including the payment and discharge of the Intercompany Notes, of approximately $284.0 million and the assumption of $10.0 million of obligations of the Telecommunications Subsidiaries, including $8.1 million of indebtedness and an obligation to fund the redemption of $1.9 million of preferred stock.

  Services Agreements. Prior to the consummation of the Old Offerings, the Telecommunications Subsidiaries, as subsidiaries of Jordan Industries, were charged by Jordan Industries (i) annual consulting fees, payable quarterly, equal to 3.0% of the Company's cash flow (which were $1.4 million, $1.4 million, $2.2 million and $1.5 million for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively); (ii) investment banking and sponsorship fees of up to 2.0% of the purchase price of acquisitions or sales involving the Company or any of its subsidiaries or their respective businesses or properties and financial advisory fees of up to 1.0% of any debt, equity or other financing, in each case, arranged with the assistance of The Jordan Company (which were $0, $0, $2.0 million and $0 for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively); and (iii) reimbursement for The Jordan Company's out-of-pocket costs incurred and indemnities in connection with providing such services. In connection with the acquisition of LoDan, the Company paid to The Jordan Company an investment banking fee of $0.3 million following the consummation of the Old Offerings. Concurrent with the consummation of the Old Offerings, all management, consulting, investment banking, sponsorship, financial advisory and similar arrangements between the Company on the one hand and Jordan Industries, TJC Management Corp. (an affiliate of The Jordan Company) and The Jordan Company on the other were terminated. In their place the Company entered into five new types of agreements and arrangements.

  First, the Company and each of its subsidiaries (other than certain of the Bond and Dura-Line subsidiaries) entered into a new advisory agreement (the "New Subsidiary Advisory Agreement") with Jordan Industries, pursuant to which the Company and its subsidiaries will pay to Jordan Industries (i) investment banking and sponsorship fees of up to 2.0% of the purchase price of acquisitions, joint ventures, minority investments or sales involving the Company and its subsidiaries or their respective businesses or properties;
(ii) financial advisory fees of up to 1.0% of any debt, equity or other financing or refinancing involving the Company or such subsidiary, in each case, arranged with the assistance of The Jordan Company or its affiliates; and (iii) reimbursement for The Jordan Company's or Jordan Industries' out-of-pocket costs in connection with providing such services. The New Subsidiary Advisory Agreement will contain customary indemnities in favor of Jordan Industries, The Jordan Company and TJC Management Corp. in connection with such services. Pursuant to a management agreement between Jordan Industries and TJC Management Corp. (the "New TJC Management Consulting Agreement"), Jordan Industries will pay to TJC Management Corp. (i) annual consulting fees, payable quarterly, equal to $3.0 million; (ii) one-half of the investment banking, sponsorship and financing fees paid to Jordan Industries pursuant to the New Subsidiary Advisory Agreement; and (iii) reimbursement of TJC Management Corp.'s and The Jordan Company's out-of-pocket costs incurred in connection with providing such services. Each of the New Subsidiary Advisory Agreement and the New TJC Management Consulting Agreement will expire in December 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. In connection with the consummation of the Old Offerings and the New Credit Agreement, the Company paid fees of approximately $4.1 million to Jordan Industries pursuant to the New Subsidiary Advisory Agreement. Messrs. Jordan, Boucher and Zalaznick, directors of JTP, are partners of The Jordan Company.

  Second, the Company and each of its subsidiaries (other than certain of the Bond and Dura-Line subsidiaries) entered into a management consulting agreement (the "New Subsidiary Consulting Agreement"), pursuant to which they will pay to Jordan Industries annual consulting fees of 1.0% of JTP's net sales for such services, payable quarterly, and will reimburse Jordan Industries for its out-of-pocket costs related to its services. The New Subsidiary Consulting Agreement will expire in December 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. Pursuant to the New Subsidiary Consulting Agreement, Jordan Industries (but not Jordan Industries' affiliates) will be obligated to present all acquisition, business and investment opportunities that relate to manufacturing, assembly, distribution or marketing of products and services in the telecommunications and data communications industries to the Company, and Jordan Industries will not be permitted to pursue such opportunities or present them to third parties unless JTP determines not to pursue such opportunities or consents thereto. On a pro forma basis, after giving effect to the Old Offerings and the New Subsidiary Consulting Agreement, the Company would have paid $1.4 million, $2.0 million, $2.1 million and $1.1 million for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively.

  Third, the Company and each of its subsidiaries (other than certain of the Bond and Dura-Line subsidiaries) and Jordan Industries entered into a services agreement (the "JI Properties Services Agreement") with JI Properties, Inc. ("JI Properties"), a subsidiary of Jordan Industries, pursuant to which JI Properties will provide certain real estate and other assets, transportation and related services to JTP. Pursuant to the JI Properties Services Agreement, the Company will be charged for its allocable portion of such services based upon its usage of such services and its relative revenues, as compared to Jordan Industries and its other subsidiaries. On a pro forma basis, after giving effect to the Old Offerings and the JI Properties Services Agreement, such charges would have been $0.7 million, $1.0 million, $1.3 million and $0.8 million for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively. The JI Properties Services Agreement will expire in December 2007, but is automatically renewed for successive one year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date.

  Fourth, Jordan Industries determined to refine the allocation of its overhead, general and administrative charges and expenses among Jordan Industries and its subsidiaries, including the Company, in order to more closely match these overhead charges with the revenues and usage of corporate overhead by Jordan Industries and its subsidiaries. On a pro forma basis, after giving effect to the Company Formation and the corporate expenses reallocation by Jordan Industries, and prior to any charges or payments under the New Subsidiary Consulting Agreement, Transition Agreement, JI Properties Services Agreement, New Subsidiary Advisory Agreement, Tax Sharing Agreement and directors' fees, the Company's allocable portion of corporate expenses would have been $1.0 million, $0.9 million, $2.2 million and $1.2 million for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively, and are expected to be approximately $2.4 million for 1997, assuming no further acquisition or similar activities by the Company in 1997.

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

  Fifth, the Company and Jordan Industries entered into the transition agreement (the "Transition Agreement") pursuant to which Jordan Industries will provide office space and certain administrative and accounting services to the Company to facilitate the transition of the Company as a stand-alone company. The Company will reimburse Jordan Industries for services provided pursuant to the Transition Agreement on an allocated cost basis. The Transition Agreement will expire on December 31, 1997, but is automatically renewed for successive one year periods (unless either party provides prior written notice of non-renewal) and may be terminated by the Company on 90 days' written notice.

  Tax Sharing Agreement. The Company and each of its subsidiaries are parties to a tax sharing agreement (the "Tax Sharing Agreement") with Jordan Industries and each of the other direct and indirect subsidiaries of Jordan Industries that are consolidated with Jordan Industries for Federal income tax purposes. Pursuant to the Tax Sharing Agreement, each of the consolidated subsidiaries of Jordan Industries pays to Jordan Industries, on an annual basis, an amount determined by reference to the separate return tax liability of the subsidiary as defined in Treasury Regulation (S) 1.1552-1(a)(2)(ii). The Company and its subsidiaries paid an aggregate of $1.6 million, $3.5 million, $1.6 million and $0 to Jordan Industries pursuant to the Tax Sharing Agreement in the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively. These income tax payments reflected a Federal income tax rate of approximately 34% of each subsidiary's pre-tax income.

  Upon redemption of the Junior Preferred Stock or other circumstances that cause the Company and its subsidiaries to cease to be tax consolidated subsidiaries of Jordan Industries, JTP and its subsidiaries will be released from making any further payments under the Tax Sharing Agreement. While the release will discharge the Company and its subsidiaries from making future income tax payments to Jordan Industries, the Company and its subsidiaries will remain contingently liable to Jordan Industries under the Tax Sharing Agreement in respect of any increases in their separate return tax liability for periods prior to the consummation of the Old Offerings. The Company is not aware of any such liabilities.

  Directors of the Company, John W. Jordan II, David W. Zalaznick and Thomas
H. Quinn each have an ownership interest of more than 10% of the common stock of Jordan Industries. See "Principal Stockholders."

  Common Stock Consideration. In connection with the purchase of Common Stock by certain officers and directors of the Company, Thomas H. Quinn paid $179,609.21, Dominic J. Pileggi paid $21,444.44, Jonathan F. Boucher paid $105,870.29, John W. Jordan paid $758,698.31 and David W. Zalaznick paid $366,146.54. Each of Messrs. Quinn, Pileggi, Jordan and Zalaznick borrowed one-half of the purchase price from Jordan Industries.

  Management Arrangements. In connection with the initial capitalization of the Company, see "The Company--Company Formation," Mr. Pileggi acquired 10,000 shares (1.1% of the shares outstanding) of Common Stock for $20,740 in cash. The Company has a five-year call option on these shares at Mr. Pileggi's original cost, exercisable only if his employment terminates, provided that 30% of his shares will cease to be subject to the call option on September 1, 1998, an additional 10% of the shares will cease to be subject to the call option on each of September 1, 1999 and 2000, and the remaining 50% of the shares will cease to be subject to the call option on September 1, 2001.

  Acquisition Consideration. In connection with acquiring the Company's subsidiaries, the sellers of the subsidiaries, who usually include the subsidiary's management, often receive sellers' notes, stock or stock appreciation rights and special bonus plans in respect of those subsidiaries. The Company expects to continue using such devices and incentives, when appropriate, in making future acquisitions and providing incentives for subsidiary management. The consideration paid to the sellers of the subsidiaries in each case was negotiated at arms-length. For a more detailed description of the terms of the acquisitions, see "Terms of the Acquisitions."

  SAR Payments. In April 1997, the Company paid and purchased stock appreciation rights and related interests at Dura-Line, AIM and Cambridge. At Dura-Line, the Company paid $9.4 million to purchase Dura-Line stock appreciation rights from the president and chief financial officer of Dura-Line, and agreed to redeem, in April 1998, $1.9 million of Dura-Line preferred stock held by the president and chief financial officer of Dura-Line. See "Description of Certain Indebtedness and Other Obligations--Dura-Line Preferred Stock and SARs Redemption Agreement."At AIM and Cambridge, the Company paid $3.1 million to purchase AIM and Cambridge stock appreciation rights (based upon 20% of AIM and Cambridge appreciation from 1989 to 1996) from the estates of the former presidents of AIM and Cambridge. Each of these payments and purchases in respect of the stock appreciation rights was expensed for financial reporting purposes.

  Guaranty. In connection with the acquisition of Diversified, Diversified issued sellers' notes in the aggregate principal amount of $1.5 million. The principal amount of the sellers' notes is guaranteed by Jordan Industries. See "Description of Certain Indebtedness and Other Obligations--Sellers' Notes."

  Directors and Officers Indemnification. JTP and each of its directors have entered into indemnification agreements. The indemnification agreements provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of JTP; provided that (i) such director acted in good faith and in a manner not opposed to the best interests of the Company; (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful; (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court rules in light of the circumstances the director is nevertheless entitled to indemnification; and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

  Future Arrangements. The Company has adopted a policy to provide that future transactions between JTP and its officers, directors and other affiliates (including Jordan Industries) must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors; and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                           TERMS OF THE ACQUISITIONS

GENERAL

  Pursuing strategic acquisitions of and joint ventures with companies involved in the manufacture and distribution of products for use in the rapidly growing telecommunications and data communications industries is critical to JTP's growth strategy. Often, the companies targeted for acquisition by the Company are owned and managed by entrepreneurial individuals who are retained by the Company to manage the acquired business after the acquisition. In order to complete the acquisition of such companies and to provide ongoing incentives to the continuing executives, the Company may structure its acquisitions so that the purchase price includes a performance-based component. The performance-based component of the purchase price can take a variety of forms including additional purchase price arrangements, a minority stock interest or stock appreciation rights.

  An additional purchase price arrangement typically provides for a part of the purchase price for the acquired company to be determined based on the future performance of the acquired company as determined based on negotiated future performance objectives. If the performance objectives are met, the deferred purchase price payment is made.

  In the future, JTP may offer the sellers and continuing executives the opportunity to invest in a minority stock interest in the acquired company. The Company typically offers the minority investment opportunity in the acquired company for the fair market value of the investment at the time of the acquisition. The Company has not issued and does not intend in the future to issue greater than a 20% minority stock interest in any acquired company. Alternatively, the Company may provide stock appreciation rights, as appropriate, in connection with acquisitions as an incentive to retain executives.

  Stock appreciation rights provide for cash payments based upon the measured appreciation of a minority percentage of the subsidiaries' stock over a period of time. Appreciation is generally measured over three to five years by a formula that establishes a valuation by reference to a specified multiple multiplied by the average cash flow of the fiscal year in which the right is exercised and the preceding fiscal year minus the purchase price of the acquired company. The Company does not intend to grant stock appreciation rights relating to greater than a 20% stock interest in any acquired company.

ACQUISITION HISTORY

  Seven of the Company's subsidiaries were acquired by Jordan Industries during 1996 and the first half of 1997. Following is a brief summary of the terms of those acquisitions (purchase price amounts include costs and fees related to such acquisitions).

  Johnson. Jordan Industries purchased the net assets of Johnson on January 23, 1996 for $16.1 million in cash.

  Diversified. Jordan Industries purchased the stock of Diversified on June 25, 1996 for $17.0 million consisting of $15.5 million of cash and a $1.5 million subordinated seller note. See "Description of Certain Indebtedness and Other Obligations--Sellers' Notes." Immediately after Jordan Industries purchased Diversified, Diversified sold 1,250 shares of its common stock (representing 12.5% of its outstanding common stock) to the former owners and current management of Diversified for $0.3 million. Certain sellers of Diversified are entitled to additional payments for their stock, contingent upon operating results (as defined in the purchase agreement). The maximum contingent consideration to be paid is $3.2 million. The deferred purchase price payment will be payable over the four years following the date of Diversified's acquisition by Jordan Industries.

  Viewsonics. On August 1, 1996, Jordan Industries purchased the net assets of Viewsonics for $15.0 million in cash. The former owner of Viewsonics is entitled to additional payments for the net assets acquired by Jordan Industries, contingent upon operating results (as defined in the purchase agreement). The maximum contingent consideration to be paid is $5.0 million. The deferred purchase price payment, if any, will be payable over the four years following the date of Viewsonics' acquisition by Jordan Industries.

  Vitelec. On August 5, 1996, Jordan Industries purchased the stock of Vitelec for $14.0 million in cash. In connection with the acquisition of Vitelec, the sellers received stock appreciation rights providing them with 10% of the increase in the value of the outstanding common stock of Vitelec from the date of the acquisition to a date chosen by the sellers, which must be between July 2000 and July 2004. The increase in value of the common stock at any time is measured by reference to a multiple of Vitelec's average cash flow for the current and immediately preceding year. The contingent payment is payable over three years from the date valuation.

  Bond. On September 20, 1996, Jordan Industries purchased the Bond Technologies Group, which consists of an 80% interest in Bond Technologies, Inc., an 80% interest in Cable Spec, Ltd., a limited partnership, an 80% interest in Balance Manufacturing Services of Southern California and a 51% interest in BSM, Inc. for $8.6 million in cash. The purchase price included cash balances that are restricted in their use. The restricted balances, which totaled $0.7 million at March 31, 1997, are held in escrow with instructions to pay the balances to the previous owners of Bond at a predetermined date if certain earnings levels are achieved.

  Northern. On December 31, 1996, Jordan Industries purchased the stock of Northern for a total purchase price of $21.5 million in cash.

  LoDan. On May 30, 1997, Jordan Industries purchased the assets of LoDan for $17.0 million, consisting of $15.5 million in cash and a seller note in the principal amount of $1.5 million. See "Description of Certain Indebtedness and Other Obligations--Sellers' Notes."

  EEI. On September 2, 1997, the Company purchased the assets of EEI for $41.5 million, consisting of $21.5 million in cash and $20.0 million of borrowings under the New Credit Agreement.

  In connection with the acquisitions of the Company's subsidiaries, as is customary in transactions of this type, each of the sellers agreed to indemnify JTP for certain liabilities of the acquired company for periods prior to the closing of the acquisition. However, the indemnities are subject to a number of exceptions, qualifications and deductibles and there can be no assurance that, if the Company were to incur liabilities relating to any of the acquired companies for periods prior to the closing of the acquisition, the seller would in fact be liable to indemnify the Company, or that, even if liable, the seller would ultimately satisfy its indemnification obligations to the Company. As a result, there can be no assurance that the Company will not suffer losses as a result of liabilities of the acquired companies for periods prior to the acquisition when the companies were not owned or managed by the Company.

           DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

  The following is a summary of the material provisions of certain indebtedness and other obligations of the Company. The New Credit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

NEW CREDIT AGREEMENT

  On July 25, 1997, JTP Industries entered into the New Credit Agreement under which JTP Industries is able to borrow up to approximately $110.0 million to fund acquisitions and provide working capital and for other general corporate purposes. The New Credit Agreement provides for a revolving line of credit of $110.0 million at an interest rate of either the "base rate" of BankBoston, N.A., as agent for the lenders, or the rate at which BankBoston's Eurodollar Lending Office is offered Dollar deposits, over a term of four years. The New Credit Agreement is secured by a first priority security interest in substantially all of JTP Industries' assets, including a pledge of all of the stock of the Company's subsidiaries. Payments of principal of and interest on amounts borrowed under the New Credit Agreement is guaranteed by the Company's subsidiaries. The Company may continue to make interest payments on the Notes only for so long as no Default or Event of Default (as those terms are defined in the New Credit Agreement) exists. Under the New Credit Agreement, neither JTP Industries, nor any of the Company's subsidiaries can incur any indebtedness other then current liabilities, certain unsecured indebtedness and other specific indebtedness contemplated by the various agreements with Jordan Industries as described in "Certain Transactions." The Company is also subject to standard financial covenants such as leverage ratios, interest coverage ratios and consolidated cash flow coverage ratios. See "Management Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

SELLERS' NOTES

  In connection with the acquisition of Diversified, Diversified issued subordinated promissory notes to the sellers in the aggregate principal amount of $1.5 million. The Diversified sellers' notes bear interest at a rate of 8% per annum and mature in 2004. One-half of the aggregate principal amount of the Diversified sellers' notes is due in 2003 and the remaining one-half is due in 2004. Diversified has the right to prepay the sellers' note. The aggregate principal amount of the Diversified sellers' notes are guaranteed by Jordan Industries.

  In connection with the acquisition of LoDan, LoDan issued a subordinated promissory note to LoDan's seller in the principal amount of $1.5 million. This note bears interest at 8% per annum and matures in 1999. One-half of the principal amount of the LoDan note is due in 1998 and the remaining one-half is due in 1999.

CAPITAL LEASES

  At June 30, 1997, the Company had capital leases of $3.0 million outstanding secured by interests in certain of the Company's equipment. Interest rates on the capital leases range from 7.7% to 10.8% and mature in installments through 2001. For a schedule of capital lease payment obligations, see Note 10 to the Company's Combined Financial Statements.

OTHER INDEBTEDNESS

  Dura-Line maintains $1.1 million in notes payable due in monthly installments through 1999 bearing interest at rates ranging from 5.7% to 8.3%. The notes are secured by an interest in certain of Dura-Line's equipment.

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

  Diversified maintains $0.1 million in notes payable due in monthly installments through 2001 bearing interest at rates ranging from 7.7% to 9.9%. The notes are secured by an interest in certain of Diversified's equipment.

  Dura-Line has available a line of credit from a commercial lender in Prague, Czech Republic in the amount of $0.8 million. At June 30, 1997, Dura-Line had no outstanding borrowings under this line of credit. The line of credit bears interest at a rate of 1.25% above the Prague Inter-Bank Offered Rate (9.75% as of June 30, 1997). The line of credit facility is secured by the assets of Dura-Line's Czech subsidiary and is guaranteed with a standby letter of credit issued by Dura-Line.

SUBSIDIARY EARN-OUT AGREEMENTS

  Pursuant to earn-out agreements entered into in connection with the acquisition of certain of the Telecommunications Subsidiaries, the management of the subsidiaries has the opportunity to earn bonuses based on the EBIT (as defined in the agreements) growth of their respective subsidiaries for up to four fiscal years. The cumulative maximum payout pursuant to these earn-out agreements is approximately $8.2 million.

DURA-LINE PREFERRED STOCK AND SARS REDEMPTION AGREEMENT

  Dura-Line has outstanding 187.5 shares of its 7% cumulative preferred stock (the "Dura-Line Preferred Stock") with an aggregate liquidation preference of $1.9 million issued to certain former common stockholders of Dura-Line. The former stockholders were also granted SARs exercisable upon the occurrence of certain extraordinary corporate transactions. On April 10, 1997, Dura-Line entered into an agreement (the "Redemption Agreement") pursuant to which Dura-Line paid the former stockholders $9.4 million in cash and gave the former stockholders a promissory note for $4.7 million in consideration for the former stockholders' SARs. The promissory note bears interest at the rate of 8%, is payable in annual installments and matures on April 10, 2001. Dura-Line is required by the Redemption Agreement to redeem the remaining shares of Dura-Line Preferred Stock on April 10, 1998 for $1.9 million. The holders of the Dura-Line Preferred Stock agreed to forego the payment of accumulated and unpaid dividends of $0.7 million. If prior to April 30, 1998, Jordan Industries receives offering proceeds from an initial public offering of Dura-Line common stock, Jordan Industries is required to pay the former stockholders an additional $2.3 million. If Jordan Industries does not receive proceeds from an initial public offering of Dura-Line common stock prior to April 30, 1998, the former stockholders will receive 25% of Dura-Line's 1997 gross profit (as defined in the Redemption Agreement) in excess of $30.0 million. As consideration for signing the Redemption Agreement, the former Stockholders will receive total non-compete payments of $0.4 million over the 13-month period beginning April 10, 1997.

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

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreements, which require the Company to use its best efforts to effect the Exchange Offer. See "--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the New Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Securities as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Securities are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Securities. Any Holder who tenders Old Securities in the Exchange Offer for the purpose of participating in a distribution of the New Securities could not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

  Holders of Old Securities not tendered will not have any further registration rights and the Old Securities not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Securities could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD SECURITIES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD SECURITIES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES OR LIQUIDATION PREFERENCE OF OLD SENIOR PREFERRED STOCK TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the issuance of the Old Securities, the Company entered into Registration Rights Agreements with the Initial Purchasers of the Old Securities.

  Holders of New Securities (other than as set forth below) are not entitled to any registration rights with respect to the New Securities. Pursuant to the Registration Rights Agreements, Holders of Old Securities are entitled to certain registration rights. Under the Registration Rights Agreements, the Company has agreed, for the benefit of the Holders of the Old Securities, that it will, at its cost, (i) within 60 days after the date of the original issue of the Old Securities file the Registration Statement with the Commission; and
(ii) within 120 days after the date of original issuance of the Old Securities, use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or (ii) any Holder of Transfer Restricted Securities (as defined herein) notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Securities acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder or
(C) it is a broker-dealer and acquired the Old Securities directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Security, until (i) the date of which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a New Security in the Exchange Offer; (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a New Security, the date on which such New Security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Registration Statement; (iii) the date on which such Transfer Restricted Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (iv) the date on which such Transfer Restricted Security is distributed pursuant to Rule 144 under the Act.

  The Registration Rights Agreements also provide that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Securities in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer; and (ii) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event by October 23, 1997) and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until July 25, 2000 or such shorter period that will terminate when all the Notes or Senior Preferred Stock covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreements on or before the date specified for such filing; (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement; or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreements without being succeeded within 30 days by any additional Registration Statement filed and declared effective (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week for each $1,000 principal amount of Notes or each $1,000 liquidation preference of Senior Preferred Stock, as applicable, held by such Holder. After such period, the amount of the Liquidated Damages will increase to $.10 per week for each $1,000 principal amount of Notes or liquidation preference of Senior Preferred Stock, as applicable, until all Registration Defaults have been cured. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD SECURITIES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, the Company will accept for exchange Old Securities which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on December 11, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the applicable Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Securities previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  As of the date of this Prospectus, $190,000,000 aggregate principal amount of Old Notes, $120,000,000 aggregate principal amount at maturity of Old Discount Notes and $25,889,384 aggregate liquidation preference of Old Senior Preferred Stock is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 12, 1997, to all Holders of Old Securities known to the Company. The Company's obligation to accept Old Securities for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

  The terms of the New Securities and the Old Securities are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Securities and rights to receive Liquidated Damages. See "--Registration Rights; Liquidated Damages." The Old Notes were, and the New Notes will be, issued under the Indentures and all such Notes are entitled to the benefits of the Indentures. The Old Senior Preferred Stock was, and the New Senior Preferred Stock will be, issued pursuant to the Certificate of Designation and all of the Senior Preferred Stock is entitled to the benefits of the Certificate of Designation.

  Old Senior Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Old Discount Notes tendered in the Exchange Offer may be for the face amount of such Old Discount Notes, or any portion thereof. Old Senior Preferred Stock tendered in the Exchange Offer must be in denominations of whole shares. Any Old Notes or Old Senior Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any amendment, nonacceptance or termination to the Holders of the Old Notes or Old Senior Preferred Stock as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of Holders to withdraw tendered Old Securities prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD SECURITIES

  The tender to the Company of Old Securities by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of

Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to First Trust National Association and a Holder who wishes to tender Old Senior Preferred Stock for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, to Harris Trust and Savings Bank (First Trust National Association and Harris Trust and Savings Bank are the "Exchange Agents" and each individually is an "Exchange Agent") at the proper address set forth below under under "--Exchange Agents" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes or Old Senior Preferred Stock must be received by the applicable Exchange Agent along with the Letter of Transmittal; or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Securities, if such procedure is available, into the applicable Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the applicable Exchange Agent prior to the Expiration Date; or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES OR OLD SENIOR PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES OR OLD SENIOR PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Securities surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Securities are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Securities surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Securities tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Securities not properly tendered or to not accept any particular Old Securities which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Securities in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Securities for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, either Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Securities for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agents intend to use reasonable efforts to give notification of such defects and irregularities.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Securities, such Old Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Securities.

  If the Letter of Transmittal or any Old Securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is the Holder, and such person has no arrangement with any person to participate in the distribution of the New Securities. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Securities to be acquired pursuant to the Exchange Offer, or acquired the Old Securities as a result of market making or other trading activities, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF NEW SECURITIES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Securities properly tendered and will issue the New Securities promptly after acceptance of the Old Securities. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Securities for exchange when, as and if the Company has given oral or written notice thereof to the applicable Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Security accepted for exchange, the Holder of such Old Security will receive a New Security having a principal amount or liquidation preference equal to that of the surrendered Old Security. Accordingly, registered Holders of New Securities on the relevant record date for the first interest payment date or dividend payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Senior Notes or dividends have been paid on the Old Senior Preferred Stock, or, if no interest has been paid on the Old Senior Notes or no dividends have been paid on the Old Senior Preferred Stock, from July 25, 1997. New Discount Notes will accrete from July 25, 1997. Old Securities accepted for exchange will cease to accrue interest, accrete, or accrue dividends from and after the date of consummation of the Exchange Offer. Holders of Old Securities whose Old Securities are accepted for exchange will not receive any payment in respect of accrued interest or dividends on such Old Securities otherwise payable on any interest payment date or dividend payment date, the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the applicable Exchange Agent of (i) certificates for such Old Securities or a timely Book-Entry Confirmation of such Old Securities into the applicable Exchange Agent's account at the Book-Entry Transfer Facility;
(ii) a properly completed and duly executed Letter of Transmittal; and (iii) all other required documents. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Securities are submitted for a greater amount than the Holder desires to exchange, such unaccepted or nonexchanged Old Securities will be returned without expense to the tendering Holder thereof (or, in the case of Old Securities tendered by book-entry transfer into the applicable Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agents will make requests to establish accounts with respect to the Old Securities at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into the applicable Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the applicable Exchange Agent at the address set forth below under "--Exchange Agents" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Securities desires to tender such Old Securities and the Old Securities are not immediately available, or time will not permit such Holder's Old Securities or other required documents to reach the applicable Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the applicable Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Securities and the amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the applicable Exchange Agent; and (iii) the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the applicable Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Securities may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the applicable Exchange Agent at the proper address set forth below under "--Exchange Agents." Any such notice of withdrawal must specify the name of the person having tendered the Old Securities to be withdrawn, identify the Old Securities to be withdrawn (including the amount of such Old Securities), and (where certificates for Old Securities have been transmitted) specify the name in which such Old Securities are registered, if different from that of the withdrawing Holder. If certificates for Old Securities have been delivered or otherwise identified to the applicable Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Securities tendered by book-entry transfer into the applicable Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account with such Book-Entry Transfer Facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Securities may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Securities" at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Securities in exchange for, any Old Securities and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Securities for exchange or the exchange of the New Securities for such Old Securities, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof; or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Securities pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Securities having obligations with respect to resales and transfers of New Securities which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Securities or the New Securities.

Holders of Old Securities will have registration rights and the right to Liquidated Damages as described above under "--Registration Rights; Liquidated Damages" if the Company fails to consummate the Exchange Offer.

  To the Company's knowledge as of the date of this Prospectus, none of the above events has occurred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Securities tendered, and no New Securities will be issued in exchange for any such Old Securities, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act (as defined herein).

EXCHANGE AGENTS

  First Trust National Association has been appointed as the Exchange Agent for the Notes and Harris Trust and Savings Bank has been appointed as the Exchange Agent for the Senior Preferred Stock for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the proper Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the proper Exchange Agent addressed as follows:

                                   For Notes:
         Deliver to: First Trust National Association, Exchange Agent:

          By Registered or Certified Mail, Overnight Courier or Hand:

                             First Trust National
                                 Association
                            180 East Fifth Street
                           St. Paul, Minnesota 55101
              Attn: Specialized Finance Corporate Trust Department
                                  Fourth Floor

                                 By Facsimile:

                                (612) 244-1537

                             Confirm by Telephone:

                                 (612) 244-8162

                             For Senior Preferred
                                    Stock:
           Deliver to: Harris Trust and Savings Bank, Exchange Agent

   By Registered or Certified Mail:         By Overnight Courier or Hand:


     Harris Trust and Savings Bank          Harris Trust and Savings Bank
 c/o Harris Trust Company of New York   c/o Harris Trust Company of New York
            P. O. Box 1010                         88 Pine Street
          Wall Street Station                        19th Floor
        New York, NY 10268-1010                  New York, NY 10005

                                 By Facsimile:

                                 (212) 701-7636

                             Confirm by Telephone:

                                 (212) 701-7624

  DELIVERY OF A LETTER OF TRANSMITTAL FOR NOTES TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE FOR FIRST TRUST NATIONAL ASSOCIATION OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE FOR FIRST TRUST NATIONAL ASSOCIATION DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL. DELIVERY OF A LETTER OF TRANSMITTAL FOR SENIOR PREFERRED STOCK TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE FOR HARRIS TRUST AND SAVINGS BANK OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE FOR HARRIS TRUST AND SAVINGS BANK DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will, however, pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes or Old Senior Preferred Stock, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agents and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $100,000.

TRANSFER TAXES

  Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Securities in the name of, or request that Old Securities not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES OR OLD SENIOR PREFERRED STOCK WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING OLD SECURITIES

  Holders of Old Securities who do not exchange their Old Securities for New Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Securities as set forth in the legend thereon as a consequence of the issuance of the Old Securities pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Securities may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Securities under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes the New Securities issued pursuant to the Exchange Offer in exchange for the Old Securities may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act); (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Securities as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Securities are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Securities. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Securities, and has no arrangement or understanding to participate in a distribution of New Securities. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Securities to be acquired pursuant to the Exchange Offer, or acquired the Old Securities as a result of market making or other trading activities, such Holder (i) could not rely on the relevant determinations of the staff of the Commission; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities must acknowledge that such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Securities in such jurisdictions only in limited circumstances and subject to certain conditions.

ACCOUNTING TREATMENT

  The exchange of the New Securities for the Old Securities will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Old Securities will be amortized, pro rata, over the term of the New Securities.

                             DESCRIPTION OF NOTES

  The Old Senior Notes were and the New Senior Notes will be issued pursuant to an indenture (the "Senior Note Indenture"), dated as of July 25, 1997, between the Company and First Trust National Association, as trustee (the "Senior Note Trustee"). The Old Discount Notes were and the New Discount Notes will be issued pursuant to an indenture (the "Discount Note Indenture" and, together with the Senior Note Indenture, the "Indentures"), dated as of July 25, 1997, between the Company and First Trust National Association, as trustee (the "Discount Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Notes. The Notes are subject to all such terms, and holders of the Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following is a summary of the material provisions of the Indentures and is qualified in its entirety by reference to the Indentures, including the definitions therein of certain terms used below.

GENERAL

  Payment of, premium, if any, interest and Liquidated Damages on, the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the respective offices of the Paying Agent and Registrar in New York, New York (the "Paying Agent"). Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal, interest and Liquidated Damages, if any, by check and may mail interest checks to a holder's registered address; provided that all payments with respect to Global Securities and Certificated Securities, the holders of whom have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Paying Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "Transfer and Exchange." Each Trustee will initially act as Paying Agent. The Company may change the Paying Agent without prior notice to holders of Notes, and, under certain circumstances, the Company or any of its subsidiaries may act as Paying Agent under either or both Indentures.

  The Company's operations are conducted exclusively through its subsidiaries. As a consequence, JTP's ability to service its Indebtedness (including the Notes) is dependent upon the Company's receipt of funds from its subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

TERMS OF THE NOTES

  The Old Senior Notes and Old Discount Notes were and the New Senior Notes and the New Discount Notes will be senior unsecured obligations of the Company, will rank senior in right of payment to all Subordinated Indebtedness of the Company, and will rank pari passu in right of payment with all Senior Indebtedness of the Company. The Old Senior Notes and Old Discount Notes were and the New Senior Notes and the New Discount Notes will effectively rank junior to any Indebtedness of the Company's subsidiaries, including borrowings under the New Credit Agreement. The Old Senior Notes were and the New Senior Notes will be limited to $190,000,000 in aggregate principal amount. The Senior Notes will bear interest at 9 7/8% per annum. Interest on each of the Senior Notes is payable semi-annually in cash on February 1 and August 1 in each year to holders of record of Senior Notes at the close of business on the January 15 or July 15 next preceding the interest payment date. Interest will initially accrue from the date of issuance and the first interest payment date will be February 1, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Senior Notes will mature on August 1, 2007 and will be issued in denominations of $1,000 and integral multiples thereof. The Old Discount Notes were and the New Discount Notes will be limited to $120,000,000 aggregate principal amount at maturity ($85,034,280 initial Accreted Value that will fully accrete to face amount on August 1, 2000).

The price to the public for the Discount Notes represents a yield to maturity of 11 3/4%, computed on the basis of semiannual compounding. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder of Discount Notes as such discount is amortized from the date of issuance of the Discount Notes, no cash interest will be payable with respect to the Discount Notes prior to August 1, 2000, except upon redemption or purchase of the Discount Notes by the Company. Commencing August 1, 2000, interest will accrue on the Discount Notes at the rate of 11 3/4% per annum, payable semi-annually in cash on February 1, and August 1, in each year to holders of record of Discount Notes at the close of business on the January 15 or July 15 next preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Discount Notes will mature on August 1, 2007 and will be issued in denominations of $1,000 and integral multiples thereof.

REDEMPTION OF NOTES

  Optional Redemption. The Senior Notes may not be redeemed at the option of the Company prior to August 1, 2002 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning August 1 of the years indicated below, the Senior Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Senior Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002........................................................... 104.9375%
      2003........................................................... 102.4688%
      2004 and thereafter............................................ 100.0000%

  Notwithstanding the foregoing, at any time on or prior to August 1, 2000, the Company may (but shall not have the obligation to) redeem up to one-third of the original aggregate principal amount of the Senior Notes, with the proceeds of one or more Equity Offerings at a redemption price of 109.875% of the principal amount of Senior Notes, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least $126.7 million aggregate principal amount of the Senior Notes remain outstanding immediately after any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Senior Note Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Senior Notes from time to time.

  The Discount Notes may not be redeemed at the option of the Company prior to August 1, 2002, other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning August 1 of the years indicated below, the Discount Notes will be redeemable at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Discount Notes to be redeemed, at the redemption prices (expressed as percentages of the Accreted Value) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, from August 1, 2000 to the redemption date if such redemption occurs after August 1, 2000:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002........................................................... 105.8750%
      2003........................................................... 102.9375%
      2004 and thereafter............................................ 100.0000%

  Notwithstanding the foregoing, at any time on or prior to August 1, 2000, the Company may (but shall not have the obligation to) redeem up to one-third of the original aggregate principal amount of the Discount Notes with the proceeds of one or more Equity Offerings at a redemption price of 111.75% of the Accreted Value of

Discount Notes, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided, that at least $80 million aggregate principal amount of the Discount Notes remain outstanding immediately after such redemption; and provided further, that any such redemption shall occur within 60 days of the date of closing of any such Equity Offering. The restrictions on optional redemptions contained in the Discount Note Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Discount Notes from time to time.

  Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes -- Change of Control" and "--Asset Sales," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes.

MANDATORY OFFERS TO PURCHASE NOTES

  Change of Control. Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an Offer (as defined herein) at a purchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and 101% of the Accreted Value of the Discount Notes at the date of purchase, plus any accrued and unpaid interest and Liquidated Damages, if any, from August 1, 2000 to the date of purchase if such purchase occurs after August 1, 2000.

  If there is a Change of Control, any Indebtedness outstanding under the New Credit Agreement could be accelerated. Consequently, upon a Change of Control, the Company expects to refinance the New Credit Agreement. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes.

  Except as described above, the Indentures do not contain provisions that permit the holders of the Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization, spin-off, business combination or similar restructuring or transaction, including any such transaction involving the Company and its Affiliates.

  Asset Sales. Each Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2,500,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided, that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"); (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking, to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking; (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date; or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indentures also provide that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless 75% of the consideration received therefor by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in clause (a), (b) or (c) of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10,000,000 under an Indenture (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Notes issued pursuant to such Indenture to purchase the maximum principal amount of Notes then outstanding under such Indentures that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to, in the case of the Senior Notes, 100% of principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, to the Purchase Date, and in the case of the Discount Notes, 100% of Accreted Value thereof, plus any accrued and unpaid Liquidated Damages, if any, plus any accrued and unpaid interest from August 1, 2000 to the Purchase Date if such purchase occurs after August 1, 2000 in accordance with the procedures set forth in the Indentures. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

  To the extent that any Excess Proceeds remain after completion of an Offer for Notes, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee under the applicable Indenture shall select the Notes to be purchased as described below under "--Selection and Notice." Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Funding repurchases of Notes by the Company upon an Asset Sale will not be permitted under the terms of the New Credit Agreement. Accordingly, the Company would need to seek the consent of its lenders under the New Credit Agreement in order to repurchase Notes with any Net Proceeds. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Procedures for Offers. Within 30 days following any Change of Control or Asset Sale Trigger Date, subject to the provisions of the Indentures, the Company shall mail a notice to each holder of Notes at such holder's registered address stating: (a) that an offer ("Offer") is being made pursuant to a Change of Control or an Asset Sale, as the case may be, the length of time the Offer shall remain open and the amount of the Change of Control Offer or the Asset Sale Offer, as the case may be, and the maximum principal amount of Notes that will be accepted for payment pursuant to such Offer; (b) the purchase price, the amount of accrued and unpaid interest and Liquidated Damages, if any, at the purchase date, and the purchase date (which shall be no earlier than 30 days or later than 40 days from the date such notice is mailed (the "Purchase Date")); and (c) such other information required by the Indentures and applicable law and regulations.

  On any Purchase Date, the Company will, to the extent lawful and required by the applicable Indentures and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof tendered pursuant to such Offer, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum aggregate principal amount of Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds from such Asset Sale Trigger Date; (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the Purchase Date; and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an officer's certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes and any accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the Purchase Date, and the applicable Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder, provided that each such new Note shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable to any Offer. To the extent that the provisions of any of the securities laws or regulations conflict with provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indentures by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Notes, the Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange, provided that, if less than all of a holder's Note is to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. If the Company is not able to purchase all of the Notes tendered pursuant to an Offer resulting from a Change of Control, it will purchase Senior Notes and Discount Notes pro rata. On and after any redemption or purchase date, interest and Liquidated Damages, if any, shall cease to accrue on the Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at such holder's registered address.

RANKING

  The Senior Notes and the Discount Notes will rank senior in right of payment to all Indebtedness of the Company which, pursuant to its terms or the terms of any agreement or instrument pursuant to which it is issued, is subordinated in right of payment to any other Indebtedness of the Company, and will rank pari passu in right of payment with all unsecured Indebtedness of the Company which, pursuant to its terms or the terms of any agreement or instrument pursuant to which it is issued, is not subordinated in right of payment to any other Indebtedness of the Company. The Senior Notes and the Discount Notes will be effectively subordinated to secured Indebtedness of the Company to the extent of the assets securing such Indebtedness.

CERTAIN COVENANTS

  The Indentures contain, among other things, the following covenants:

  Limitation on Restricted Payments. Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary and other than dividends or distributions payable by a Restricted Subsidiary to another Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay Indebtedness that is subordinated to the Notes issued under such Indentures, whether any such subordinated indebtedness is outstanding on, or issued after, the date of original issuance of the Notes, except as specifically permitted by the covenants of the Indentures as described herein; or (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted
Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Notes, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment, plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock), plus (3) $5,000,000, plus (4) the amount by which the principal amount of and any accrued interest on: (A) Indebtedness which is not subordinated in right of payment to any other Indebtedness of the Company, or (B) any Indebtedness of the Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange subsequent to the date of original issuance of the Notes of any such Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiaries (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange), plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the deemed Restricted Payment resulting therefrom and determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

  Notwithstanding the foregoing, each of the Indentures shall not prohibit as Restricted Payments:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payment" covenant);

    (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $40,000,000 after the date of original issuance of the Notes (it being understood that if any Restricted Investment made after the date of original issuance of the Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $40,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time; provided that without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

    (iii) the repurchase, redemption or acquisition of the Company's stock from the executives, management and employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $5,000,000;

    (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, pursuant to intercompany Indebtedness, intercompany management agreements, intercompany tax sharing agreements, and other intercompany agreements and obligations;

    (v) the purchase, redemption, retirement or other acquisition of (a) any Indebtedness which is not subordinated in right of payment to any other Indebtedness of the Company, and any Indebtedness of a Restricted Subsidiary required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Indebtedness) or upon a change of control (as defined in the instrument evidencing such Indebtedness) and (b) the Notes pursuant to "Change of Control," or "Asset Sales" or "Optional Redemption" provisions of the Indentures;

    (vi) dividends and redemptions in respect of the Dura-Line Preferred Stock pursuant to the Dura-Line Agreement;

    (vii) to the extent constituting Restricted Payments, payments under the Tax Sharing Agreement, New Subsidiary Consulting Agreement, Transition Agreement and the JI Properties Services Agreement;

    (viii) to the extent constituting Restricted Payments, payments under the New Subsidiary Advisory Agreement, provided that such payments will not be made and shall be accrued so long as any Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the New Subsidiary Advisory Agreement shall be subordinated expressly to the Company's Obligations in respect of the Notes, and (b) indemnities, expenses and other amounts under the New Subsidiary Advisory Agreement;

    (ix) the redemption, repurchase, retirement or the acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (x) the defeasance, redemption or repurchase of Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company or of a Restricted Subsidiary (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (xi) payment of fees, expenses and indemnities in respect of the Company's and its Subsidiaries' directors and such payments to Parent (and its parent companies) in respect of their directors, provided the aggregate amount of such fees payable to all such directors does not exceed $250,000 in any fiscal year;

    (xii) Restricted Investments received in consideration for the sale, transfer or disposition by the Company or any Restricted Subsidiary of any business, properties or assets belonging thereto, provided, that the Company complies with the "Asset Sale" provisions of the Indentures;

    (xiii) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

    (xiv) to the extent constituting Restricted Payments, payments and transactions in connection with the Old Offerings or the Company Formation as described in this Prospectus; or

    (xv) any Restricted Investment constituting an equity investment in a Receivables Subsidiary; provided, that the aggregate amount of such equity investments do not exceed $1,000,000.

  Limitation on Incurrence of Indebtedness. The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the

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Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 determined on a Pro Forma Basis.

  The foregoing limitations will not apply to the issuance of:

    (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding up to the greater of
  (a) $110.0 million aggregate principal amount pursuant to the New Credit Agreement and (b) an aggregate principal amount up to the sum of: (A) 85% of the book value of the Company's and its Restricted Subsidiaries' Receivables on a consolidated basis, and (B) 65% of the book value of the Company's and its Restricted Subsidiaries' inventories on a consolidated basis;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries pursuant to any Receivables Financing;

    (iii) Indebtedness of the Company and its Restricted Subsidiaries in connection with leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Notes up to $20,000,000 in aggregate principal amount, or (B) their properties, assets and rights acquired after the date of original issuance of the Notes; provided that the aggregate principal amount of such Indebtedness under this clause (iii)(B) does not exceed 100% of the cost of such properties, assets and rights;

    (iv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be issued as additional Indebtedness under the New Credit Agreement); and

    (v) Other Permitted Indebtedness.

  Limitation on Liens. The Indentures provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Notes are equally and ratably secured.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary; (b) make loans or advances to the Company; or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law;

    (ii) Indebtedness permitted (A) under the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i),
  (ii) and (iv) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant and clauses (i), (v), (vi), (vii), (ix), (x), (xi),
  (xii) and (xiv) of the definition of Other Permitted Indebtedness, or (C) Restricted Payments and agreements or instruments evidencing the Restricted Payments permitted under the "Limitation on Restricted Payments" covenant;

    (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary;

    (iv) customary provisions of any franchise, distribution or similar agreement;

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

    (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

    (vi) Indebtedness or other agreements existing on the date of original issuance of the Notes;

    (vii) any Refinancing Indebtedness of Indebtedness described in clauses
  (i), (ii), (iii) and (iv) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant; and clauses (i), (v), (vi), (vii),
  (ix), (x), (xi), (xii) and (xiv) of the definition of Other Permitted Indebtedness; provided, that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Notes than the encumbrances and restrictions in the refinanced Indebtedness;

    (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary;

    (ix) the terms of any Indebtedness of the Company incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant; provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant; and

    (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

  Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

  Limitation on Transactions With Affiliates. Each Indenture provides, except as otherwise set forth in such Indenture, that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  Each Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors in good faith) unless the Company delivers to the Trustee:

    (i) a resolution of the Board of Directors stating that the Board of Directors (including a majority of the disinterested directors, if any), has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indentures; and

    (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm, experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, or in lieu of the opinions and appraisals referred to in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, and the holders of the Notes from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

    (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

    (ii) payments under the New Subsidiary Advisory Agreement, the New Subsidiary Consulting Agreement, the Transition Agreement, the JI Properties Services Agreement and the Tax Sharing Agreement, provided, that any amendments, supplements, modifications, substitutions, renewals or replacements of the foregoing agreements are approved by a majority of the Board of Directors (including a majority of the disinterested directors, if any) as fair to the Company and the holders of the Notes;

    (iii) any Restricted Payments permitted pursuant to the "Limitation on Restricted Payments" covenant;

    (iv) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives;

    (v) transactions in connection with a Receivables Financing; or

    (vi) payments and transactions in connection with the Old Offerings and the Company Formation as described in this Prospectus.

  Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Notes (the "Other Company Indebtedness"), unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to each Indenture providing for a guarantee of payment of the Notes then outstanding under such Indenture by such Restricted Subsidiary to the same extent as the guarantee (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (i) Senior Indebtedness, the guarantee for the Notes shall be pari passu in right of payment with the Other Company Indebtedness Guarantee; and (ii) Subordinated Indebtedness, the guarantee of the Notes shall be senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

  Each guarantee of the Senior Notes and the Discount Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustees and shall provide, among other things, that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer permitted by the Indentures of (a) all of the Company's Capital Stock in such Restricted Subsidiary, or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein; or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such Other Company Indebtedness Guarantee.

  Designation of Restricted and Non-Restricted Subsidiaries. The Indentures provide that, subject to the exceptions described below, from and after the date of original issuance of the Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis, (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, or shall occur as a consequence thereof, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates"

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

covenant. Any investment made by the Company or any Restricted Subsidiary in a Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated as a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date; and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

  A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof.

  The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Senior Note Indenture, and the Company is required to deliver to the Senior Note Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Senior Note Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Senior Note Trustee.

  The sale and transfer of a foreign Restricted Subsidiary to a Non-Restricted Subsidiary and the subsequent redesignation of such foreign Restricted Subsidiary as a Non-Restricted Subsidiary as contemplated by the definition of "Restricted Subsidiary" will not be considered a redesignation of a Restricted Subsidiary for purposes of this covenant.

MERGER OR CONSOLIDATION

  Each Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the person to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustees, under such Indenture and the related Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving effect on a Pro Forma Basis to any purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition, (ii) be permitted immediately after the Dispostion by the terms of such Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis pursuant to the first sentence under "Limitation on Incurrence of Indebtedness," and (iii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in each Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of each Indenture as described herein.

  Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustees an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indentures.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

  So long as the Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Notes and file with the Trustees copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act. In addition, the Company has agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  Each Indenture will provide that an Event of Default is: (a) a default for 30 days in payment of interest on, or Liquidated Damages, if any, with respect to the applicable Notes; (b) a default in payment when due at maturity, upon redemption or otherwise, of principal or premium, if any, with respect to the applicable Notes; (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;
(d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness at the Stated Maturity thereof or upon such Indebtedness becoming due upon the redemption thereof or otherwise and such default continues for 30 days beyond any applicable grace period, or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, at final maturity, or, because of the acceleration of the maturity thereof, aggregates in excess of $10,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $10,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry and the Default continues for the period and after the notice specified in the next paragraph; and (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary.

  In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Senior Notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

  A Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation," covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) or clause (e) is not an Event of Default under either Indenture until the Trustee for such Indenture or the holders of at least 25% in principal amount of the Notes then outstanding under such Indenture notifies the Company of the Default and the Company does not cure the Default within 45 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Notes automatically becoming due and payable without further action or notice.

  Upon the occurrence of an Event of Default (other than one specified in clause (f) of the preceding paragraph), the Senior Note Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all Senior Notes to be due and payable immediately and, upon such declaration, the principal of, premium and Liquidated Damages, if any, and any accrued and unpaid interest on, all Senior Notes shall be due and payable immediately. Upon the occurrence of an Event of Default, the Discount Note Trustee or the holders of at least 25% in principal amount of the Discount Notes then outstanding may declare all Discount Notes to be due and payable immediately and, upon such declaration, the Accreted Value of the Discount Notes, plus any accrued and unpaid interest from August 1, 2000 to the date of any such declaration if such declaration occurs after August 1, 2000 shall be due and payable immediately. In the event of an Event of Default arising from certain events of bankruptcy or insolvency (as specified in clause (f) of the preceding paragraph), the principal of, and any accrued and unpaid interest on, all Senior Notes and the Accreted Value of all Discount Notes, plus any accrued and unpaid interest from August 1, 2000 to the date of any such event if such event occurs after August 1, 2000, shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustees or any holders of Notes. The holders of a majority in principal amount of the Notes then outstanding under an Indenture, by notice to the Trustee for such Indenture, may rescind any declaration of acceleration of such Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Notes that shall have become due by such declaration) shall have been cured or waived. In the event of a declaration of acceleration of the Discount Notes because of an Event of Default specified in clause (d) in the first paragraph of "Events of Default and Remedies" has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness described in such clause (d) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 business days thereof and if (i) the annulment of such acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; (ii) all existing Events of Default, except non-payment of principal or interest that shall have become due solely because of the acceleration, have been cured or waived; and (iii) the Company has delivered an Officers' Certificate to the Discount Note Trustee to the effect of clauses (i) and (ii). Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding under an Indenture may direct the Trustee for such Indenture in its exercise of any trust or power. Holders of the Notes may not enforce the Indentures, except as provided therein. A Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding under an Indenture may on behalf of all holders of such Notes waive any existing Default or Event of Default under such Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Notes, which may only be waived with the consent of each holder of the Notes affected.

  The Company is required to deliver to the Trustees annually a statement regarding compliance with the Indentures and, upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND STOCKHOLDERS

  No officer, employee, director or stockholder of the Company shall have any liability for any Obligations of the Company under the Notes or the Indentures, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of the Company's Obligations under the Notes issued in accordance with the Indentures. Each holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release are part of the consideration for issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws, and the Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURES

  The Company at any time may terminate all its obligations under the Notes and the Indentures ("legal defeasance"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). The Company at any time may terminate
(1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants," and certain other covenants in the Indentures, (2) the operation of clauses (c),
(d), (e) and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses
(c) and (d) under the "Merger or Consolidation" provisions described herein.

  To exercise either defeasance option with respect to the Notes outstanding under an Indenture, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee for such Indenture money or U.S. government obligations for the payment of principal of, and premium, interest and Liquidated Damages, if any, on, such Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and delivering to such Trustee an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Notes may transfer or exchange their Notes in accordance with the Indentures, but the Paying Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indentures, in connection with any such transfer or exchange. Neither the Company nor the Paying Agent is required to issue, register the transfer of, or exchange (i) any Notes selected for redemption or purchase, or (ii) any Notes for a period of 15 days before a selection of such Notes to be redeemed or purchased or between a record date and the next succeeding interest payment date.

  The registered holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, each Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding under such Indenture. Without the consent of any holder of Notes, the Company and the Trustees may amend or supplement the Indentures or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the rights of any holder of Notes.

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

  Without the consent of each holder of Notes affected, the Company may not
(i) reduce the principal amount of Notes whose consent is necessary to effect an amendment to an Indenture or waiver under an Indenture; (ii) reduce the rate of or change the interest payment time of such Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales") or the price at which the Company is required to offer to purchase such Notes; (iii) reduce the principal of or change the fixed maturity of such Notes; (iv) make such Notes payable in money other than stated in such Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of such Notes, or rights of holders of such Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of, or premium, if any, or interest on, such Notes.

CONCERNING THE TRUSTEES

  Each Indenture will contain certain limitations on the rights of the applicable Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Notes then outstanding under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee for that Indenture, subject to certain exceptions. Each Indenture provides that if an Event of Default occurs (and has not been cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of each Indenture, the applicable Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Notes issued under such Indenture, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indentures. Reference is made to the Indentures for the definition of all other terms.

  "Accreted Value" means with respect to any Discount Note (i) as of any date prior to August 1, 2000, the sum of (a) the initial offering price of the Discount Notes, and (b) the portion of the original issue discount on such Discount Note (which for this purpose shall be deemed to be the excess of the principal amount over the initial offering price) that has been amortized with respect to such Discount Note through such date, such original issue discount to be amortized at the rate of 11 3/4% per annum (such percentage being expressed as a percentage of the sum of the initial offering price plus previously amortized original issue discount) using semi-annual compounding of such rate on each August 1 and February 1, commencing from the date of original issuance of the Discount Notes through such date, and (ii) on and after August 1, 2000 the principal amount of such Discount Note.

  "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company; (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above; (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest; and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

  "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Notes or thereafter acquired, in a single transaction or in a series of related transactions, that are outside of the ordinary course of

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business of the Company or such Restricted Subsidiary; provided that Asset
Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment; (ii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business; (iii) Receivables Financings; (iv) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (v) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property; (vi) a transfer of assets by the Company or a Restricted Subsidiary to any of the Company, a Restricted Subsidiary or a Non-Restricted Subsidiary;
(vii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, other than a Subsidiary excluded from the definition of Restricted Subsidiary by clause (ii)(y) of such definition; (viii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "Merger or Consolidation;" or
(ix) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant.

  "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) the portion of Net Income attributable to the minority interests in its Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (b) provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (e) any non-capitalized costs incurred in connection with financings, acquisitions or dispositions (including, but not limited to, financing and refinancing fees, including those in connection with the Old Offerings and the Company Formation, in each case to the extent deducted in computing Consolidated Net Income), plus (f) all depreciation and all other non-cash charges to the extent deducted in computing Consolidated Net Income, plus (g) interest income, to the extent such income was not included in computing Consolidated Net Income, plus (h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (j) to the extent not covered in clause (e) above, fees paid or payable in respect of the New TJC Management Consulting Agreement to the extent deducted in computing Consolidated Net Income, plus (k) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (1) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense and the amount of all dividend payments on any series of preferred stock of such person (except for dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)) in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further, that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offerings and the Company Formation and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs, or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and (E) any Restructuring Charges; provided,

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

however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory; (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements); (c) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees); (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time; (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off of deferred financing costs, or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity; (f) any Restructuring Charges; and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that, in determining Consolidated Net Worth for purposes of the provisions of the Indentures relating to "Merger and Consolidation," Consolidated Net Worth shall be calculated on a Pro Forma Basis.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) Indebtedness evidenced by (A) the Notes and (B) the New Credit Agreement if such Indebtedness constitutes Senior Indebtedness, irrespective of amount, and (ii) any other Senior Indebtedness issued under a credit agreement or other credit facility (x) in an aggregate outstanding principal amount of at least $50,000,000 (or, in the case of any revolving credit agreement or other committed credit facility, having an aggregate commitment of at least $50,000,000), and (y) that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Discount Notes" means the 11 3/4% Senior Discount Notes due 2007 of the Company.

  "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of (i) the Senior Notes in the case of the Senior
Note Indenture; and (ii) the Discount Notes in the case of the Discount Note Indenture.

  "Dura-Line Agreement" means the Preferred Stock Agreement, among Dura-Line and certain other persons, as in effect on the date of the original issuance of the Notes.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into or exchangeable for Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligations); provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by the Company and/or its Subsidiaries for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Notes. All financial and accounting determinations and calculations under the Indentures will be made in accordance with GAAP.

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

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) foreign exchange contracts, currency swap agreements or similar agreements; and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of exchange rates, currency rates or interest rates.

  "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Company or any Restricted Subsidiary or the retention of executives, officers or employees by the Company or any Restricted Subsidiary.

  "Indebtedness" means, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

  "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "Issue Date" means the date on which Notes were first issued.

  "Jordan Stockholders" means John W. Jordan, II, and/or his heirs, executors and administrators, and/or The John W. Jordan, II Revocable Trust, The Jordan Family Trust and/or any other trust established by John W. Jordan, II whose beneficiaries are John W. Jordan, II and/or his lineal descendants or other relatives, as well as Jordan Industries, Inc., The Jordan Company and Jordan/Zalaznick Capital Corporation and their respective affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, MCIT PLC and Leucadia National Corporation and their respective Subsidiaries.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes,

                                      93
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realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal, premium, if any, and interest on Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management, advisory and investment banking fees and sales commissions); (ii) taxes paid or payable as a result thereof; (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date; (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof; and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "New Credit Agreement" means the credit agreement, dated July 25, 1997, entered into by certain of the Company's Restricted Subsidiaries and certain other subsidiaries and the lenders party thereto in their capacities as lenders thereunder and BankBoston, N.A., as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Non-Restricted Subsidiary" means any Subsidiary of the Company, other than a Restricted Subsidiary.

  "Notes" means the Senior Notes and/or the Discount Notes, as appropriate.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premium, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of original issuance of the Notes and all related Obligations as in effect on such date (including the Notes);

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

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

    (iii) Refinancing Indebtedness; provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith; (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

    (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in making permitted Restricted Payments under clause (iv), (v) or (viii) of the second sentence of the "Limitation on Restricted Payments" covenant;

    (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Notes; provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and neither the Company nor any of its Restricted Subsidiaries have any Obligations with respect to such Indebtedness;

    (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

    (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (ix) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary; provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition and that such Indebtedness is nonrecourse to the Company and any other Restricted Subsidiary and the Company and such other Restricted
  Subsidiaries have no Obligations with respect to such Indebtedness;

    (x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indentures;

    (xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indentures and the Notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

    (xii) guarantees by the Company of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indentures;

    (xiii) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; and

    (xiv) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets.

  "Permitted Liens" means:

    (a) with respect to the Company and the Restricted Subsidiaries, (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any as shall be required in conformity with GAAP shall have been made therefor; (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;
  (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Notes; provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and
  (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant; (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (8) judgment and attachment Liens not giving rise to an Event of Default; (9) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (10) Liens securing Indebtedness under Hedging Obligations;
  (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries; (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business; (13) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (15) Liens existing on the date of original issuance of the Notes and any extensions, renewals or replacements thereof; (16) any Lien granted to the Trustees under the Indentures and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indentures; and (17) additional Liens at any one time outstanding in respect of properties or assets the aggregate fair market value of which does not exceed $10,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets);

    (b) with respect to the Restricted Subsidiaries, (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (2) Liens securing Indebtedness issued by Restricted Subsidiaries if such Indebtedness is (A) under the New Credit Agreement, or (B) permitted by the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, clauses (i), (ii),
  (iii) or (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant, or clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens)
  (vii), (ix) or (x) of the definition of Other Permitted Indebtedness; (3) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary; and (4) Liens securing guarantees by Restricted Subsidiaries of Indebtedness issued by the Company if such guarantees are permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted Subsidiaries issuing such guarantees) of the definition of Other Permitted Indebtedness; and

    (c) with respect to the Company, (1) Liens securing Indebtedness issued by the Company under the New Credit Agreement if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by the Company under the New Credit Agreement pursuant to clause (i) and/or clause (v) of the second sentence of "Limitation on Incurrence of Indebtedness" covenant);
  (2) Liens securing Indebtedness of the Company if such

  Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness; (3) Liens securing guarantees by the Company of Indebtedness issued by Restricted Subsidiaries if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by Restricted Subsidiaries under the New Credit Agreement pursuant to clause (i) and/or clause (v) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant) and if such guarantees are permitted by clause (xii) (but only in respect of Indebtedness issued by the Restricted Subsidiaries under the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant) of the definition of Other Permitted Indebtedness; and (4) Liens securing the Company's reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held by the Company (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing (A) Indebtedness of the Company issued under the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness, and (B) guarantees by the Company of Indebtedness issued by Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income, Cash Flow, and Consolidated Interest Expense in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant), giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any related restructuring charges in respect of restructurings, consolidations, compensation or headcount reductions or other cost savings which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Receivables" means, with respect to any person or entity, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or leased or the rendition of services rendered no matter how evidenced, whether or not earned by performance); (iii) all unpaid seller's or lessor's rights (including, without limitation, recession, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom); (iv) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods); (v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security or guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection or deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Receivables Financing" means (i) the sale or other disposition of Receivables arising in the ordinary course of business, or (ii) the sale or other disposition of Receivables arising in the ordinary course of business to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables.

  "Receivables Subsidiary" means a Subsidiary of the Company that is exclusively engaged in Receivables Financings and activities reasonably related thereto.

  "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under the Indentures or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness;
(ii) any refinancings of Indebtedness issued under the New Credit Agreement; and (iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

  "Restricted Investment" means any Investment in any person, provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments to the extent permitted by the Indentures; (ii) any Incentive Arrangements; (iii) Investments by any Restricted Subsidiary in the Company; or (iv) Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

  "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of original issuance of the Notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of original issuance of the Notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved by a majority of the Board of Directors; provided, however, that the term "Restricted Subsidiary" shall not include (x) any Restricted Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary or (y) any Restricted Subsidiary of the Company that is organized under the laws of a foreign jurisdiction and whose stock or ownership interests are sold or transferred to a Non-Restricted Subsidiary of the Company pursuant to one or more transactions that comply with the "Asset Sale" covenant and the "Affiliate Transactions" covenant which is, at or after the time of such sale or transfer, by a resolution approved by a majority of the Board of Directors, designated a Non-Restricted Subsidiary.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

  "Senior Indebtedness" means: (i) all Obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including post-petition interest accruing on and after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest is allowed in such proceeding), whether existing on the date of original issuance of the Notes or thereafter issued, in respect of: (A) Indebtedness of the Company for money borrowed, and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all capitalized lease obligations of the Company; (iii) all Obligations of the Company: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of the Company and all Obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and (v) all Obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii),
(iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Obligations are subordinated or junior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not be deemed to include:
(1) any Obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation of the Company that is contractually subordinate or junior in any respect to any other Indebtedness, guarantee or Obligation of the Company, or (5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of the Notes and the Indentures.

  "Senior Notes" means the 9 7/8% Senior Notes due 2007 of the Company.

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means (i) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, and (ii) any other Restricted Subsidiary of the Company that is material to the business, earnings, prospects, assets or condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole.

  "Stated Maturity" means with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Indebtedness" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding that such Obligations are subordinate or junior in right of payment to Senior Indebtedness.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                     DESCRIPTION OF SENIOR PREFERRED STOCK

  The Old Senior Preferred Stock was offered pursuant to the Old Offerings as part of a unit (the "Preferred Stock Units") together with common stock of the Company, $.01 par value per share (the "Common Stock"). Each Preferred Stock Unit offered in the Old Offerings consisted of $1,000 aggregate liquidation preference of Senior Preferred Stock and one share of Common Stock of JTP. The Senior Preferred Stock and the Common Stock comprising each Preferred Stock Unit are not separately tradeable until the earliest to occur of (i) August 1, 1998; (ii) such earlier date as may be determined by Jefferies; (iii) in the event of a Change of Control, the date on which the Company mails notice thereof to holders of the Senior Preferred Stock; (iv) in the event that the Company elects to exchange the Senior Preferred Stock for Preferred Stock Exchange Notes, the date on which the Company mails notice thereof to holders of the Senior Preferred Stock; (v) in the event that the Company elects to redeem the Senior Preferred Stock pursuant to the second paragraph set forth under "--Redemption of Senior Preferred Stock," the date on which JTP mails notice thereof to holders of the Senior Preferred Stock; and (vi) the date on which the Company consummates a public offering of Common Stock (such earliest date being the "Preferred Stock Separation Date"). It is expected that the Preferred Stock Units will separate in connection with the Exchange Offer. Thereafter, shares of Common Stock will continue to constitute restricted securities and, consequently, will only be transferable if subsequently registered under the Securities Act or an exemption from registration is available. The Senior Preferred Stock is being registered as part of the Exchange Offer.

SENIOR PREFERRED STOCK

  The following is a summary of the material provisions of the Senior Preferred Stock as contained in the Certificate of Designation creating the Senior Preferred Stock (the "Certificate of Designation") and is qualified in its entirety by reference to the Certificate of Designation. The definitions of certain terms used in the Certificate of Designation and in the following summary are substantially the same as those used in the Indentures. See "Description of Notes--Certain Definitions."

GENERAL

  Subject to certain conditions, the Senior Preferred Stock is exchangeable for Preferred Stock Exchange Notes at the option of the Company on any dividend payment date. The Old Senior Preferred Stock is, and the New Senior Preferred Stock when issued in the Exchange Offer will be, fully paid and non-assessable, and the holders thereof do not have any subscription or preemptive rights related thereto.

RANKING

  The Old Senior Preferred Stock was and the New Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of Common Stock and to each series of Preferred Stock existing on the date of this Prospectus (including the Junior Preferred Stock) and each other class of capital stock or series of Preferred Stock issued by the Company established after the date of this Prospectus the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the Common Stock as "Junior Securities"); (ii) subject to certain conditions, on a parity with any class of capital stock or series of Preferred Stock issued by the Company, which is established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of JTP (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of Preferred Stock issued by the Company, which is established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Company (collectively referred to as "Senior Securities"). In addition, creditors and stockholders of the Company's subsidiaries will have priority over the Senior Preferred Stock with respect to claims on the assets of such subsidiaries. The Senior Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that the Company may not issue any new class of Parity Securities or Senior Securities without the approval of the holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, except that without the approval of the holders of Senior Preferred Stock, the Company may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Senior Preferred Stock or other Parity Securities.

DIVIDENDS

  Holders of Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 13 1/4% of the liquidation preference per share of Senior Preferred Stock. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Senior Preferred Stock and will be payable on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 1997. On or before August 1, 2002, JTP may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After August 1, 2002, dividends may be paid only in cash. It is not expected that the Company will pay any dividends in cash for any period ending on or prior to August 1, 2002. The terms of the Company's debt instruments, including the Indentures and the New Credit Agreement restrict the payment of cash dividends by the Company, and future agreements may also restrict such payments. See "Risk Factors--Restrictive Covenants Limiting the Company's Ability to Repay the Senior Notes, Discount Notes, Senior Preferred Stock and Preferred Stock Exchange Notes," "Description of Certain Indebtedness and Other Obligations" and "Description of Notes--Certain Covenants." If any dividend (or portion thereof) payable on any dividend payment date after August 1, 2002 is not declared or paid in full in cash on such dividend payment date, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 13 1/4% per annum from such dividend payment date until declared and paid in full.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the Senior Preferred Stock. If full dividends are not so paid, the Senior Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Senior Preferred Stock.

REDEMPTION OF SENIOR PREFERRED STOCK

  Optional Redemption. The Senior Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after August 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning August 1 of each of the years set forth below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  106.6250%
      2003...........................................................  104.4167%
      2004...........................................................  102.2083%
      2005 and thereafter............................................  100.0000%

  In addition, JTP may redeem the Senior Preferred Stock in whole, but not in part, at a redemption price equal to 113.25% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the proceeds of an Equity Offering, provided that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

  No optional redemption may be authorized or made (i) unless prior thereto full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Senior Preferred Stock; or (ii) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when the Company is making or purchasing shares of Senior Preferred Stock under an Offer in accordance with the provisions of "--Change of Control."

  In the event of partial redemptions of Senior Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company. The terms of the Company's debt instruments, including the Indentures and the New Credit Agreement, restrict the ability of the Company to redeem the Senior Preferred Stock, and future agreements may similarly restrict redemptions of Senior Preferred Stock by JTP. See "Description of Certain Indebtedness and Other Obligations" and "Description of Notes--Certain Covenants."

  Mandatory Redemption. On August 1, 2009, the Company will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Senior Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date).

  Procedure for Redemption. On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Senior Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Senior Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Senior Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, except that any issuance or reissuance of shares of Senior Preferred Stock must be in compliance with the Certificate of Designation.

  Change of Control. Upon the occurrence of a Change of Control, each holder of Senior Preferred Stock will have the right to require the Company to purchase all or any part of such holder's Senior Preferred Stock pursuant to an Offer at a purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date). Notice of an Offer must be mailed within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

  None of the provisions of the Certificate of Designation relating to a purchase upon a Change of Control are waivable by the Board of Directors. The Company could, in the future, enter into certain transactions, including certain recapitalizations of JTP, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time. If a Change of Control were to occur, the Company could be obligated to offer to repurchase all of the securities issued under the Indentures and to repay all outstanding obligations, if any, under the New Credit Agreement, and there can be no assurance that the Company would have sufficient funds to pay the purchase price for all shares of Senior Preferred Stock that the Company is required to purchase. In addition, certain events that may obligate the Company to offer to repurchase all of the securities issued under the Indentures or to repay all outstanding obligations, if any, under the New Credit Agreement may not constitute a Change of Control under the Certificate of Designation.

  Except as described under "--Change of Control," the Certificate of Designation does not contain provisions that permit the holders of Senior Preferred Stock to require JTP to redeem the Senior Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. The Change of Control provisions may not be waived by the Board of Directors without the consent of the holders of at least a majority of the outstanding Senior Preferred Stock. See "--Voting Rights."

  In the event that the Company were required to purchase outstanding shares of Senior Preferred Stock pursuant to an Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that JTP would be able to obtain such financing. In addition, the Company's ability to purchase the Senior Preferred Stock may be limited by other then-existing borrowing agreements, including the Indentures and the New Credit Agreement. See "Description of Notes--Certain Covenants" and "Description of Certain Indebtedness and Other Obligations."

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Senior Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the Common Stock and the Junior Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, the holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of JTP in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

  The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of JTP) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed the par value and there will be no remedies available to holders of the Senior Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Senior Preferred Stock and its par value.

VOTING RIGHTS

  Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that (a) if (i) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after August 1, 2002, are not paid in cash) for four consecutive quarterly periods; (ii) the Company fails to discharge any redemption obligation with respect to the Senior Preferred Stock (whether or not JTP is permitted to do so by the terms of the Indentures, the New Credit Agreement or any other obligation of the Company);
(iii) the Company fails to make an Offer to purchase all of the outstanding shares of Senior Preferred Stock following a Change of Control (whether or not the Company is permitted to do so by the terms of the Indentures, the New Credit Agreement or any other obligation of the Company); (iv) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more; or (v) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of JTP or any Subsidiary of the Company, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $10,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness having individually or in the aggregate an outstanding principal amount of $10,000,000 or more and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Senior Preferred Stock, voting separately as a class, to elect two directors, and (b) the approval of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, will be required for (i) any merger, consolidation or sale of assets of the Company, except as permitted pursuant to the covenant entitled "Merger or Consolidation;" and (ii) any modification of the Preferred Stock Exchange Indenture. Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Senior Preferred Stock are paid in full (and after August 1, 2002, paid in cash) and any failure, breach or default referred to in clause
(a) is remedied.

  In addition, the Certificate of Designation provides that, except as stated above under "--Ranking," the Company will not authorize any class of Senior Securities or Parity Securities without the affirmative vote or consent of holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Senior Preferred Stock, or authorize the issuance of any additional shares of Senior Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any Preferred Stock, shall not require the consent of the holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock.

  Under Delaware law, holders of Senior Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

CERTAIN COVENANTS

  Merger or Consolidation. The Certificate of Designation provides that without the consent of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the person to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such Disposition; (c) immediately after such Disposition, no Voting Rights Triggering Event (as defined in the Certificate of Designation) shall have occurred and be continuing; (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition; and (e) prior to the consummation of any proposed Disposition, the Company shall have delivered to the Transfer Agent an officers' certificate and an opinion of counsel to the effect that such Disposition complies with the terms of the Certificate of Designation and that all conditions precedent to such Disposition have been satisfied.

  Junior Payments. The Certificate of Designation provides that the Company will not, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock));
(ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities; or (iii) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

    (a) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

    (b) all dividends on the Senior Preferred Stock payable on dividend payment dates after August 1, 2002, have not been declared and paid in cash.

  Notwithstanding the foregoing, the Certificate of Designation permits Junior Payments under circumstances substantially the same as the provisions of the Indentures relating to Restricted Payments.

  Transactions with Affiliates. The provisions of the Certificate of Designation (Section (m)(iii)) relating to transactions with Affiliates are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Certain Covenants."

  Reports. The provisions of the Certificate of Designation (Section (m)(iv)) relating to the provision of reports and information by the Company are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Provision of Financial Information to Holders of Notes."

EXCHANGE

  The Company may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into Preferred Stock Exchange Notes on any dividend payment date, provided that on the date of such exchange: (a) there are no contractual impediments to such exchange; (b) there are legally available funds sufficient therefor; (c) a registration statement relating to the Preferred Stock Exchange Notes shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Preferred Stock Exchange Notes pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and such exemption is relied upon by JTP for such exchange; (d) the Preferred Stock Exchange Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act; (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Preferred Stock Exchange Indenture) would exist under the Preferred Stock Exchange Indenture; and (f) the Company shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b), (c) and (d) and certain other matters. The Company shall send a written notice of exchange by mail to each holder of record of shares of Senior Preferred Stock, which notice shall state, among other things, (i) that the Company is exercising its option to exchange the Senior

Preferred Stock for Preferred Stock Exchange Notes pursuant to the Certificate of Designation; and (ii) the date of exchange (the "Preferred Stock Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Preferred Stock Exchange Date, holders of outstanding shares of Senior Preferred Stock will be entitled to receive a principal amount of Preferred Stock Exchange Notes equal to the liquidation preference per share, plus an amount in cash equal to all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the Preferred Stock Exchange Date to the Preferred Stock Exchange Date), as provided below.

  The Preferred Stock Exchange Notes will be issued in registered form, without coupons. Preferred Stock Exchange Notes issued in exchange for Senior Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Senior Preferred Stock will receive certificates representing the entire amount of Preferred Stock Exchange Notes to which his shares of Senior Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing Preferred Stock Exchange Notes in a principal amount less than $1,000. On and after the Preferred Stock Exchange Date, dividends will cease to accrue on the outstanding shares of Senior Preferred Stock, and all rights of the holders of Senior Preferred Stock (except the right to receive the Preferred Stock Exchange Notes, an amount in cash equal to the accrued and unpaid dividends to the Preferred Stock Exchange Date and if the Company so elects, cash in lieu of any Preferred Stock Exchange Notes which is an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Preferred Stock Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Preferred Stock Exchange Notes.

  The New Credit Agreement and the Indentures contain limitations with respect to JTP's ability to issue the Preferred Stock Exchange Notes, and any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar limitations. See "Description of Certain Indebtedness and Other Obligations" and "Description of Notes--Certain Covenants."

  The Company intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

  Registrar and Transfer Agent. Harris Trust and Savings Bank is the registrar and transfer agent for the Senior Preferred Stock (the "Transfer Agent" and collectively with the registrar and transfer agent for the Common Stock, the "Transfer Agents").

                 DESCRIPTION OF PREFERRED STOCK EXCHANGE NOTES

  The Preferred Stock Exchange Notes, if issued, will be issued under the Exchange Note Indenture between the Company and First Trust National Association, as trustee. The terms of the Preferred Stock Exchange Notes include those stated in the Exchange Note Indenture and those made part of the Exchange Note Indenture by reference to the Trust Indenture Act. The Preferred Stock Exchange Notes will be subject to all such terms, and prospective holders of the Preferred Stock Exchange Notes are referred to the Exchange
Note Indenture and the Trust Indenture Act for a statement of such terms. The following is a summary of the material provisions of the Exchange Note Indenture and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Exchange Note Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Note Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the Exchange Note Indenture and in the following summary are substantially the same as those used in the Indentures. See "Description of Notes--Certain Definitions."

GENERAL

  The Preferred Stock Exchange Notes, if issued, will be general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (which, for purposes of the Preferred Stock Exchange

Notes will include Senior Subordinated Indebtedness), including the Senior Notes, the Discount Notes and Indebtedness under the New Credit Agreement. The Preferred Stock Exchange Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "Description of Senior Preferred Stock--Exchange" or with respect to additional Preferred Stock Exchange Notes issued in lieu of cash interest as described herein).

  Principal of, and premium, if any, and interest on the Preferred Stock Exchange Notes will be payable, and the Preferred Stock Exchange Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent in New York, New York. Holders of Preferred Stock Exchange Notes must surrender their Preferred Stock Exchange Notes to the Paying Agent to collect principal payments, and JTP may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Preferred Stock Exchange Notes, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Paying Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Other Provisions of the Exchange Note Indenture" and "Book Entry; Delivery and Form." The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Preferred Stock Exchange Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

  The Preferred Stock Exchange Notes will mature on August 1, 2009. Each Preferred Stock Exchange Note will bear interest at the rate of 13 1/4% per annum from the Exchange Note Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash (or, on or prior to August 1, 2002, in additional Preferred Stock Exchange Notes, at the option of the Company) in arrears on February 1 and August 1 of each year, commencing with the first such date after the Exchange Note Issue Date. Interest on the Preferred Stock Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

SUBORDINATION AND RANKING

  The Preferred Stock Exchange Notes will be subordinated to the prior payment when due of the principal of, and premium, if any, and interest on, all existing and future Senior Indebtedness of the Company, and will rank pari passu in right of payment to all other Subordinated Indebtedness of JTP. The Preferred Stock Exchange Notes will also effectively rank junior to all indebtedness of the Company's subsidiaries. As of June 30, 1997, on a pro forma basis after giving effect to the Old Offerings and the application of the net proceeds therefrom, the aggregate principal amount of Senior Indebtedness of the Company and indebtedness of the Company's subsidiaries would have been approximately $281.4 million. The Exchange Note Indenture permits the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, subject to certain limitations. In addition, under the terms of the Exchange Note Indenture, JTP's Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to the Company necessary to service the Company's obligations, including its obligations under the Preferred Stock Exchange Notes. Any failure by the Company to satisfy its obligations with respect to the Preferred Stock Exchange Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Exchange Note Indenture and the New Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," "Description of Certain Indebtedness and Other Obligations" and "--Certain Covenants."

  Upon (a) any distribution to creditors of the Company in a liquidation or dissolution of JTP or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property; or
(b) an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Preferred Stock Exchange Notes will be entitled to receive any payment with respect to the Preferred Stock Exchange Notes. Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Preferred Stock Exchange Notes would be entitled shall be made to holders of Senior Indebtedness. However, holders of the Preferred Stock Exchange Notes may receive securities that are subordinated, at least to the same extent as the Preferred Stock Exchange Notes are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

  In addition, the Company may not make any payment upon or in respect of the Preferred Stock Exchange Notes (except in such subordinated securities) if (a) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise); or (b) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity, and the Company and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Indebtedness. Payments on the Preferred Stock Exchange Notes may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived; or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

  The Exchange Note Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment on the Preferred Stock Exchange Notes is accelerated because of an Event of Default. In addition, the subordination provisions of the Exchange Note Indenture may not be amended without the consent of all holders of Designated Senior Indebtedness.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the Preferred Stock Exchange Notes may recover less ratably than other creditors of the Company.

REDEMPTION OF PREFERRED STOCK EXCHANGE NOTES

  Optional Redemption. The Preferred Stock Exchange Notes may not be redeemed at the option of the Company prior to August 1, 2002 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning on August 1 of the years indicated below, the Preferred Stock Exchange Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Preferred Stock Exchange Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest to the redemption date:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002........................................................... 106.6250%
      2003........................................................... 104.4167%
      2004........................................................... 102.2083%
      2005 and thereafter............................................ 100.0000%

  In addition, at any time, the Company may redeem the Preferred Stock Exchange Notes in whole, but not in part, at a redemption price equal to 113.25% of the principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, with the proceeds of an Equity Offering, provided that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

  Mandatory Redemption. Except as set forth under "--Mandatory Offer to Purchase Preferred Stock Exchange Notes," JTP is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Preferred Stock Exchange Notes.

MANDATORY OFFER TO PURCHASE PREFERRED STOCK EXCHANGE NOTES

  Change of Control. Upon the occurrence of a Change of Control, each holder of Preferred Stock Exchange Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Preferred Stock Exchange Notes pursuant to an Offer (as defined herein) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Preferred Stock Exchange Notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "--Change of Control," the Exchange Note Indenture does not contain provisions that permit the holders of Preferred Stock Exchange Notes to require the Company to purchase or redeem the Preferred Stock Exchange Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

  Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of JTP or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Preferred Stock Exchange Notes are effectively subordinated to all secured Indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future secured Indebtedness of JTP or obligations of the Company's subsidiaries may prohibit the Company from repurchasing the Preferred Stock Exchange Notes upon a Change of Control. Moreover, the ability of the Company to repurchase Preferred Stock Exchange Notes following a Change of Control will be limited by the Company's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Preferred Stock Exchange Notes. See "Description of Notes--Amendment, Supplement and Waiver."

  JTP expects that prepayment of the Preferred Stock Exchange Notes following a Change of Control would, and the exercise by holders of Preferred Stock Exchange Notes of the right to require the Company to purchase Preferred Stock Exchange Notes may, constitute a default under the New Credit Agreement or other Indebtedness of the Company. The Exchange Note Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the New Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the New Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer; or (ii) obtain the requisite consents under the New Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Preferred Stock Exchange Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Preferred Stock Exchange Notes pursuant to the provisions described below. JTP's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the New Credit Agreement, the Senior Notes and the Preferred Stock Exchange Notes. If there is a Change of Control, any Indebtedness under the New Credit Agreement could be accelerated. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes and the Preferred Stock Exchange Notes given the Company's high leverage. The financing of the purchases of Senior Notes and Preferred Stock Exchange Notes could additionally result in a default under the New Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of JTP to obtain additional

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financing in the future. The ability of holders of Preferred Stock Exchange
Notes to require that the Company purchase Preferred Stock Exchange Notes upon a Change of Control may deter persons from effecting a takeover of the Company. Except as described above with respect to a Change of Control, the Exchange Note Indenture does not contain provisions that permit the holders of Preferred Stock Exchange Notes to require that the Company purchase or redeem the Preferred Stock Exchange Notes in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors--Leverage and Coverage" and "--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Procedures for Offers. Within 30 days following any Change of Control or Asset Sale Trigger Date, subject to the provisions of the Exchange Note Indenture, the Company shall mail to each holder of Preferred Stock Exchange Notes at such holder's registered address a notice stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Preferred Stock Exchange Notes that will be accepted for payment pursuant to such Offer; (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")); and (c) such other information required by the Exchange Note Indenture and applicable law and regulations.

  On the Purchase Date for any Offer, the Company will, to the extent required by the Exchange Note Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Preferred Stock Exchange Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Preferred Stock Exchange Notes or portions thereof tendered pursuant to such Offer that can be purchased out of the Excess Proceeds; (2) deposit with the Paying Agent the aggregate purchase price of all Preferred Stock Exchange Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Preferred Stock Exchange Notes as of the Purchase Date; and (3) deliver or cause to be delivered to the Trustee all Preferred Stock Exchange Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder the Preferred Stock Exchange Notes or portions thereof accepted for payment an amount equal to the purchase price for such Preferred Stock Exchange Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Preferred Stock Exchange Notes accepted for payment in part a new Exchange Note equal in principal amount to any unpurchased portion of the Preferred Stock Exchange Notes and any Exchange Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. JTP will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an Offer required to be made by the Company to repurchase the Preferred Stock Exchange Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Exchange Note Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Exchange Note Indenture by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Preferred Stock Exchange Notes, the Preferred Stock Exchange Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Preferred Stock Exchange Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Preferred Stock Exchange Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the Preferred Stock Exchange Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Preferred Stock Exchange Notes to be redeemed or purchased at such holder's registered address.

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

CERTAIN COVENANTS

  The Exchange Note Indenture contains, among other things, the following covenants:

  Limitation on Restricted Payments. The Exchange Note Indenture contains provisions relating to the making of Restricted Payments that are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Certain Covenants."

  Limitation on Transactions With Affiliates. The Exchange Note Indenture contains provisions relating to transactions with Affiliates that are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Certain Covenants."

MERGER OR CONSOLIDATION

  The Exchange Note Indenture contains provisions relating to mergers and consolidations that are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Certain Covenants."

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF PREFERRED STOCK EXCHANGE
NOTES

  So long as the Preferred Stock Exchange Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries that JTP would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Preferred Stock Exchange Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

  The Exchange Note Indenture contains provisions relating to Events of Default that are substantially the same as the provisions of the Indentures relating to such matters. See "Description of Notes--Events of Default and Remedies."

OTHER PROVISIONS OF THE EXCHANGE NOTE INDENTURE

  The Exchange Note Indenture includes other provisions that are substantially the same with respect to the Preferred Stock Exchange Notes as those with respect to the Notes set forth under "Description of Notes--No Personal Liability of Officers, Directors, Employees and Stockholders," "--Satisfaction and Discharge of the Indentures," "--Transfer and Exchange," "--Amendment, Supplement and Waiver" and "--Concerning the Trustee."

                         DESCRIPTION OF CAPITAL STOCK

  The following is a summary of the material provisions of the Certificate of Incorporation and the By-Laws and is qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation and the By-Laws, including the definitions therein of certain terms.

GENERAL

  The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, 1,000,000 shares of Preferred Stock, of which the Senior Preferred Stock constitute a series, and 2,000 shares of Junior Preferred Stock. There is currently 994,639 shares of Common Stock, 25,889.3836 shares of Senior Preferred Stock and 2,000 shares of Junior Preferred Stock outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK

  Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of holders of Preferred Stock and the restrictions, if any, imposed by other indebtedness of the Company outstanding from time to time. See "Dividend Policy."

  Upon the liquidation, dissolution or winding up of JTP, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding shares of Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of capital stock of the Company, nor are such holders entitled to the benefits of any sinking fund provisions.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board of Directors to create and issue up to 1,000,000 shares of Preferred Stock in one or more series and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (ii) the rate of dividends of the series, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of capital stock or any other series; (iii) whether the series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights; (iv) whether the shares of the series must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which the shares of the series must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates); (v) whether the shares of the series shall be convertible or exchangeable and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof); (vi) the amounts, if any, payable upon the shares of the series in the event of voluntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the shares of the series shall be entitled to participate generally in distributions on the Common Stock under such circumstances; (vii) the amounts, if any, payable upon the shares of the series in the event of involuntary liquidation, dissolution or winding up of JTP in preference of shares of any other class or series and whether the shares of the series shall be entitled to participate generally in distributions in the Common Stock under such

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

circumstances; (viii) whether the shares of the series shall be entitled to the benefits of a sinking fund for the redemption or purchase of the shares; and (ix) any other relative rights, preferences, limitations and powers of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation. The Board has designated 100,000 shares of Preferred Stock as Senior Preferred Stock.

JUNIOR PREFERRED STOCK

  Ranking. The Junior Preferred Stock ranks, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, (i) senior to the Common Stock and to each class of capital stock or series of Preferred Stock established after the date of this Offering Circular the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Junior Preferred Stock; (ii) subject to certain conditions, on a parity with any class of capital stock or series of Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock; and (iii) subject to certain conditions, junior to the Senior Preferred Stock and each class of capital stock or series of Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock.

  Dividends. Commencing on the earlier to occur of the Mandatory Redemption Date or the Early Redemption Date, holders of Junior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Junior Preferred Stock at a rate per annum equal to 10% of the liquidation preference per share of Junior Preferred Stock. All dividends will be cumulative whether or not earned or declared on a daily basis from the date of issuance of the Junior Preferred Stock and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year following the date dividends commence accruing. Dividends, if and when declared, may be paid only in cash. The Company does not anticipate paying cash dividends on the Junior Preferred Stock should dividends become payable prior to September 30, 2002.

  Mandatory Redemption. The Company will be obligated to redeem all outstanding shares of Junior Preferred Stock (i) on August 1, 2002 (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at a price equal to the then effective Liquidation Value (as hereinafter defined) thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), provided, however, that if such redemption is not made because it would result in a default or event of default under any Financing Obligation (as defined in the Certificate of Incorporation), the Company will be obligated to make such redemption upon the earlier of (x) the date on which such payment would no longer result in any default or event of default under any Financing Obligation and (y) August 1, 2010 (the "Final Redemption Date"); and (ii) the closing of an Early Redemption Event (the "Early Redemption Date") at the Early Redemption Price (as hereinafter defined) as of such closing; provided, however, that if the Company fails to pay the Early Redemption Price for all of the outstanding shares of Junior Preferred Stock upon an Early Redemption Event because the payment thereof would result in a default or event of default under any Financing Obligation, the Company will be obligated to make such payment upon the earlier of (x) the date when such payment would no longer result in any default or event of default under any Financing Obligation, or (y) the Final Redemption Date.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of JTP, holders of Junior Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, the Liquidation Value per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock.


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

  Voting Rights. The holders of the Junior Preferred Stock are entitled to vote on the election of directors and on each matter which the stockholders of the Company shall be entitled to vote, voting together with the Common Stock as a single class, with the holders of each share of Junior Preferred Stock being entitled to 9,500 votes for each share held, entitling the holders of the Junior Preferred Stock to 95% of the total combined voting power of the Common Stock and the Junior Preferred Stock.

CERTAIN DEFINITIONS

  "Early Redemption Event" means any of the following which occur prior to August 1, 2002: (i) the sale by the Company or its stockholders of shares of Common Stock pursuant to a registration statement (other than a registration statement on Form S-4 or S-8, or any successor form thereto) that is filed and declared effective under the Securities Act which provides for an aggregate public offering involving gross proceeds of at least $25,000,000; (ii) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of Common Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing; (iii) the closing of any sale or transfer by JTP of all or substantially all of its assets to an acquiring person in which the holders of Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closings; or (iv) the closing of any sale by the holders of Common Stock of an amount of Common Stock that equals or exceeds a majority of the shares of Common Stock immediately prior to such closing to a person in which the holders of the Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

  "Early Redemption Price" shall equal the sum of (i) the Liquidation Value of the Junior Preferred Stock immediately prior to the closing of the Early Redemption Event plus (ii) the present value of 95% of the projected Net Income (Loss) (as defined in the Certificate of Incorporation) of the Company for the period between such closing and August 1, 2002, with such present value determined using a discount rate equal to the weighted average cost of indebtedness representing borrowed money of the Company at the time of the Early Redemption Event, provided, that the amount in this clause (ii) will not be less than zero. The projected Net Income (Loss) will be (i) determined by the Board of Directors in its reasonable good faith based upon the projections of the Company's financial results which shall be calculated on the basis of management's good faith and reasonable assumptions; and (ii) calculated without giving effect to the Early Redemption Event and any related refinancing, recapitalization or other transactions.

  "Liquidation Value" of all of the shares of Junior Preferred Stock will be equal to the sum of (i) $20.0 million plus (ii) (A) for the period from the date of issuance through August 1, 2002, plus or minus 95% of the cumulative Net Income (Loss) for such period and (B) for the period from August 1, 2002 and thereafter, the amount of any preferred dividends thereon not paid on any dividend payment date, whether or not declared, which shall be added to the Liquidation Value at such dividend payment date; provided that, and notwithstanding the foregoing, upon, in connection with and after the Early Redemption Date, the Liquidation Value of the Junior Preferred Stock shall be the Early Redemption Price and the amount of any preferred dividends thereon not paid on any subsequent dividend payment date, whether or not declared, which shall be added to such Liquidation Value as of such dividend payment date. The Liquidation Value of each share of Junior Preferred Stock will be the result of the Liquidation Value of all of the outstanding Junior Preferred Stock divided by the number of outstanding shares of Junior Preferred Stock.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTIFICATE OF INCORPORATION AND BY-
LAWS

  The Certificate of Incorporation and the By-Laws and Section 203 of the Delaware General Corporation Law ("DGCL") contain certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of

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

Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of JTP. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

  Delaware General Corporation Law and Business Combination Provision. Section 203 of the DGCL, prohibits certain "business combination" transactions between a corporation that has elected to be governed by such section, such as the Company, and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder, unless (1) prior to that date either the proposed business combination or the proposed acquisition of stock resulting in its becoming an interested stockholder is approved by the Board of Directors; (2) in the same transaction in which it becomes an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or (3) the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. An "interested stockholder" is defined in Section 203 of the DGCL, with certain exceptions, as any person that (i) is the owner of 15% or more of the outstanding voting stock of a corporation; or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which the determination is to be made as to such person's status as an interested stockholder.

  Availability of Shares of Capital Stock for Future Issuance. The availability for issuance of shares of Preferred Stock and Common Stock by the Company without further action by stockholders (except as may be required by applicable stock exchange or NASDAQ Stock Market regulations, if the shares of Common Stock are then listed on such exchange or stock market) could be viewed as enabling the Board of Directors to make more difficult a change in control of the Company, including by issuing warrants or rights to acquire shares of Preferred Stock or Common Stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of the Company. JTP has no present plans to issue any shares of Preferred Stock or Common Stock other than as offered hereby.

  Special Meetings. The Certificate of Incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of the entire Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company. Any call for a special meeting must specify the matters to be acted upon at the meeting.

  Other Constituencies Provision. The Certificate of Incorporation provides that, in addition to any other consideration that the Board of Directors may lawfully take into account, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Board of Directors may take into account the long-term as well as short-term interests of the Company and its stockholders (including the possibility that these interests may be best served by the continued independence of the Company), customers, employees and other constituencies of the Company and its subsidiaries, including the effect upon communities in which JTP and its subsidiaries do business. In considering the foregoing and other pertinent factors, the Board of Directors is not required, in considering the best interest of the Company, to regard any particular corporate interest of any particular group affected by such action as controlling.

  The foregoing provisions of the Certificate of Incorporation may be changed only by the affirmative vote of the holders of two-thirds of the votes that could be cast by the holders of all shares of capital stock of the Company entitled to vote on such matters at a meeting duly called for such purpose.

  Stockholder Proposals. The By-Laws provide that, if a stockholder desires to submit a proposal at an annual or special stockholders' meeting or to nominate persons for election to the Board of Directors, the stockholder

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

must submit written notice to the Company at least 60 days prior to the anniversary date of the prior meeting or within ten days after notice of a special meeting is sent or given to stockholders by the Company. The notice must describe the proposal or nomination and set forth the name and address of, the number of shares of stock held of record and beneficially by, the stockholder. Notices of stockholder proposals must set forth the reasons for conducting such business and any material interest of the stockholder in such business. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information as would be required under Regulation 14A of the Exchange Act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in the By-Laws.

  The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the established procedures are not followed.

  The foregoing provisions of the By-Laws may be changed by the stockholders only upon the affirmative vote of the holders of two-thirds of the votes that could be cast by the holders of all shares of capital stock of JTP entitled to vote on such matters at a meeting duly called for such purpose.

  Registrar and transfer agent. Harris Trust and Savings Bank is the registrar and transfer agent for the Common Stock.

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Securities to be exchanged as set forth herein will initially be issued in the form of one or more registered Global New Securities (the "Global New Securities"), each of which will be deposited on the Expiration Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (the "Global New Security Holder"). The following are summaries of certain rules and operating procedures of the Depositary which affect the Global New Securities.

  New Securities that are issued as described below under "--Certificated New Securities" will be issued in the form of registered definitive certificates (the "Certificated New Securities"). Such Certificated New Securities may, unless the Global New Security has previously been exchanged for Certificated New Securities, be exchanged for an interest in the Global New Security representing the principal amount of New Securities being transferred.

  The Depositary has advised the Company that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global New Securities, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the Global New Securities; and (ii) ownership of the New Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect

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

to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Securities will be limited to such extent.

  So long as the Global New Security Holder is the registered owner of any New Securities, the Global New Security Holder will be considered the sole owner of such securities. Except as provided below, owners of beneficial interests in a Global New Security will not be entitled to have securities represented by such Global New Security registered in their names, will not receive or be entitled to receive physical delivery of Certificated New Securities, and will not be considered the owners or Holders thereof under the Indentures or the Certificate of Designation, as the case may be, for any purpose. As a result, the ability of a person having a beneficial interest in securities represented by a Global New Security to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each QIB owning a beneficial interest in a Global New Security must rely on the procedures of the Depositary and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder of such Global New Security.

  Neither the Company, the Trustees nor Transfer Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes, Senior Preferred Stock or Common Stock, or for maintaining, supervising or reviewing any records of the Depositary relating to such securities.

  Payments in respect of the Notes, Senior Preferred Stock or Common Stock reistered in the name of a Global Holder on the applicable record date will be payable by the Trustees or the Transfer Agents to or at the direction of such Global Holder in its capacity as the registered holder. The Company, the Trustees and the Transfer Agents may treat the persons in whose names the Notes or shares of Senior Preferred Stock, and Common Stock including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither the Company, the Trustees nor the Transfer Agents have or will have any responsibility or liability for the payment of such amounts to beneficial owners of such securities. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes, Senior Preferred Stock or Common Stock will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated New Securities

  Subject to certain conditions, any person having a beneficial interest in the Global New Security may, upon request to the Trustees or Transfer Agents, exchange such beneficial interest for New Securities in the form of Certificated New Securities. Upon any such issuance, the Trustees or Transfer Agents are required to register such Certificated New Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustees or the Transfer Agents in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustees or the Transfer Agents in writing that it elects to cause the issuance of the Notes, Senior Preferred Stock or Common Stock in definitive form then, upon surrender by the relevant Global New Security Holder of its Global New Security, Notes, Senior Preferred Stock or Common Stock in such form will be issued to each person that such Global New Security Holder and the Depositary identifies as the beneficial owner of the related securities. In addition, subject to certain conditions, any person having a beneficial interest in the Global New Security may, upon request to the Trustees or the Transfer Agents, exchange such beneficial interest for Notes, Senior Preferred Stock or Common Stock in definitive form. Upon any such issuance, the Trustees or the Transfer Agents are required to register such securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such securities would be issued in fully registered form.

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

 Same-Day Settlement and Payment

  The Indentures or the Certificate of Designation, as the case may be, will require that payments in respect of the Notes or Senior Preferred Stock represented by the Global New Securities (including principal, premium, interest and dividends) be made by wire transfer of immediately available funds to the accounts specified by the Global New Security Holder. With respect to Certificated New Securities, the Company will make all payments of principal, premium, interest and dividends by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following the Old Offerings, there were 994,639 shares of Common Stock issued and outstanding. All of such shares are "restricted securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule
144. This Exchange Offer does not cover the shares of Common Stock forming part of the Preferred Stock Units; consequently, all outstanding shares of Common Stock are, and will continue to be, restricted securities.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In addition, any employee, director or officer of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing October 19, 1997.

  Prior to the date of this Prospectus, there has been no public market for the Common Stock. JTP does not presently intend to apply for listing of the Common Stock on a national securities exchange or for quotation on an automated interdealer quotation system. As a result, it may be difficult for holders of Common Stock to sell their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Risk Factors--Absence of Public Market for the New Securities and Preferred Stock Units and Common Stock; Restrictions on Transfer."

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Offered Securities by holders acquiring Offered Securities on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. To the extent that it relates to matters of law or legal conclusions, this summary constitutes the opinion of Mayer, Brown & Platt. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("Service") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Offered Securities. See "Possible Legislative Changes." The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Offered Securities as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Offered Securities held as "capital assets" within the meaning of section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the Service with respect to the position of JTP discussed below. There can be no assurance that the Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Offered Securities or that any such position would not be sustained.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CONSEQUENCES OF EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

  The exchange of an Old Security for a New Security pursuant to the Exchange Offer will not be taxable to the exchanging Holders for Federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the exchange; (ii) the holding period for the New Security will include the holding period for the Old Security; (iii) the basis of the New Security will be the same as the basis for the Old Security; and (iv) the original issue discount on the New Discount Notes will be the same as on the Old Discount Notes.

  The Exchange Offer will result in no Federal income tax consequences to a nonexchanging Holder.

  The treatment of interest and original issue discount described below with respect to the Senior Notes and Discount Notes is based in part upon the assumption that as of the date of issuance of the Old Securities, the possibility that liquidated damages would be paid to holders of such Notes pursuant to a Registration Default was remote. The Service may take a different position, which could affect the timing and character of interest income by holders of such Notes.

SENIOR NOTES

  Subject to the aggregation rules described below, a holder of Senior Notes will be required for federal income tax purposes to report stated interest on the Senior Notes as income in accordance with the holder's method of accounting for tax purposes. A substantial portion of the Senior Notes and Discount Notes were purchased by investors who purchased both Senior Notes and the Discount Notes in the Old Offerings. Therefore, certain aggregation rules contained in the applicable Treasury Regulations (the "OID Regulations") could be interpreted to require that Senior Notes and Discount Notes purchased by the same investor in the Old Offerings be treated as a single debt instrument, although the Company does not intend to aggregate the Senior Notes and Discount Notes in such a manner. For purposes of calculating and amortizing any original issue discount, such single debt instrument would be treated as having a single issue price, maturity date, stated redemption price at maturity and yield to maturity. If such aggregation rules were to apply, Senior Notes purchased in the Old

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

Offerings by investors who also purchased Discount Notes in the Old Offerings would be treated as a portion of a debt instrument issued with original issue discount, and would be subject to the treatment described below under "-- Discount Notes--Original Issue Discount."

DISCOUNT NOTES

  Original Issue Discount. Because the Discount Notes have been issued at a discount from their "stated redemption price at maturity," the Discount Notes have original issue discount ("OID") for federal income tax purposes. For federal income tax purposes, OID on a Discount Note is the excess of the stated redemption price at maturity of the Discount Note over its issue price. The issue price of each Discount Note is the first price at which a substantial amount of the Discount Notes was sold for money, which was $708.62 per $1,000 of principal amount at maturity. The stated redemption price at maturity of a Discount Note will be the sum of all payments to be made on such Discount Note other than "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. The interest payments on the Discount Notes will not constitute qualified stated interest, and thus will be included along with principal in the stated redemption price at maturity of the Discount Notes. As a result, each Discount Note will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

  A holder will be required to include OID in income periodically over the term of a Discount Note before receipt of the cash or other payment attributable to such income. In general, a holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Discount Notes for each day during the taxable year or portion of a taxable year on which such holder holds the Discount Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Discount Note at the beginning of the accrual period multiplied by the yield to maturity of the Discount Note. For purposes of computing OID, the Company will use six-month accrual periods which end on the days in the calendar year corresponding to the maturity date of the Discount Notes and the date six months prior to such maturity date, with the exception of an initial long accrual period. The adjusted issue price of a Discount Note at the beginning of any accrual period is the issue price of the Discount Note increased by the Accrued OID for all prior accrual periods (less any cash payments on the Discount Notes other than qualified stated interest). Under these rules, holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under a Discount Note (except for payments of qualified stated interest) will be treated first as a payment of OID to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal.

  Optional Redemption. JTP's option to redeem the Discount Notes at any time after August 1, 2002 should be treated as a "call option" within the meaning of the OID Regulations. See "Description of Notes--Redemption of Notes-- Optional Redemption." As a result, the Company would be presumed under the OID Regulations to exercise its option to redeem the Discount Notes if by utilizing the date of exercise of a call option as the maturity date and the amount for which the Discount Notes could be redeemed in accordance with the terms of the redemption feature (that is, the principal amount plus redemption premium, if any, plus accrued interest) as the stated redemption price at maturity the yield on the Discount Notes would be lower than such yield would be if the option was not exercised. Because the exercise by the Company of its call option at any time after August 1, 2002 and before August 1, 2004 would result in higher yield than if such call option were not exercised, such call option should be presumed to not be exercised under the OID Regulations.

  In addition to the option redemption described above, a holder will have the right to tender Discount Notes to the Company for redemption should JTP experience a Change of Control. See "Description of Notes-- Mandatory Offer to Purchase Notes." Such additional redemption rights should not affect, and will be treated by the Company as not affecting, the determination of the yield or maturity of the Discount Notes.

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

TAXABLE DISPOSITION OF NOTES

  Generally, any sale or redemption of Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received (except to the extent the consideration received is attributable to qualified stated interest not previously taken into account, which consideration is treated as interest received) and the holder's adjusted tax basis in the Note. A holder's adjusted tax basis for determining gain or loss on the sale or other taxable disposition of a Note will initially equal the cost of the Note to such holder and will be increased by any Accrued OID with respect to any Note includable in such holder's gross income and decreased by the amount of any cash payments received with such holder regardless of whether such payments are denominated as interest (other than payments of qualified stated interest). Any gain or loss upon a sale or disposition of a Note by an original holder will generally be capital gain or loss. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to taxation of capital gains of taxpayers other than corporations. In general, the maximum tax rate for non-corporate taxpayers on long term capital gains has been lowered to 20% from the previous 28% rate for most capital assets (including the New Securities) held for more than 18 months. For taxpayers in the 15% regular tax bracket, the maximum tax rate on long term capital gains is now 10%. These rate reductions are effective retroactively to any sale made after May 6, 1997. Capital assets sold after July 28, 1997, must be held for more than 18 months, rather than for more than one year, in order for gain on the sale of such assets to qualify as long term capital gain. Capital assets sold after May 6, 1997 but before July 29, 1997 qualify for the new 20% rate so long as they were held for more than one year. Capital gain on assets sold on or after July 29, 1997, having a holding period of more than one year but not more than 18 months will be taxed as "mid-term gain" at a 28% rate.

PREFERRED STOCK UNITS

  Allocation of Basis. Each holder of a Preferred Stock Unit will have an aggregate tax basis in the unit equal to the amount of cash paid by the holder of such unit. For federal income tax purposes, a holder's aggregate tax basis in the Preferred Stock Units will be allocated between the Senior Preferred Stock and the Common Stock represented by such units based on their relative fair market values at the time of the issuance. The Company will determine and provide holders with its estimate of the fair market values of the Senior Preferred Stock and Common Stock and the holders will allocate the basis of the Preferred Stock Units between the Senior Preferred Stock and Common Stock, in proportion to their relative fair market values. There can be no assurance, however, that the Service will respect the Company's determination.

  Classification of Senior Preferred Stock. Although the characterization of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, the Senior Preferred Stock should be treated as equity for federal income tax purposes. Accordingly, the Company intends to treat the Senior Preferred Stock as equity for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

  Distributions on Senior Preferred Stock and Common Stock. Distributions on Senior Preferred Stock, whether paid in cash or in additional shares of Senior Preferred Stock, or cash distributions on the Common Stock, if any, will be taxable as ordinary dividend income to the extent that the cash amount or the fair market value of any Senior Preferred Stock distributed on the Senior Preferred Stock or the cash amount distributed on the Common Stock does not exceed JTP's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of such distributions paid on the Senior Preferred Stock or Common Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Senior Preferred Stock or Common Stock. The amount of any such excess distribution that is greater than the holder's adjusted basis in the Senior Preferred Stock or Common Stock will be taxed as capital gain. There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on Senior Preferred Stock or Common Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

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

  A stockholder's initial tax basis in any additional shares of Senior Preferred Stock distributed by the Company will be equal to the fair market value of such additional shares on their date of distribution. A stockholder's holding period for such additional shares will commence with their distribution, and will not include his holding period for the shares of Senior Preferred Stock with respect to which the additional shares are distributed.

  To the extent that dividends are treated as ordinary income, dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deductions, including those contained in Sections 246 and 246A of the Code and the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares of Senior Preferred Stock or Common Stock are debt financed. Under Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend (90 days or less during the 180-day period beginning on the date which is 90 days before the date on which such stock becomes ex-dividend with respect to such dividend in the case of a dividend on preferred stock attributable to a period or periods aggregating more than 366 days). The length of time that a holder is deemed to have held stock for these purposes is reduced to periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions.
Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. The Clinton Administration has proposed legislation which would, if enacted, affect the availability of the dividends-received deduction for dividends on Senior Preferred Stock or Common Stock. See "--Possible Legislative Changes."

  Under Section 1059 of the Code, the tax basis of Senior Preferred Stock or Common Stock that has been held by a corporate shareholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed, with such reduction treated as occurring at the beginning of the ex-dividend date of such dividend, provided, however, that in the case of certain redemptions of Senior Preferred Stock or Common Stock, amounts of redemption proceeds that are treated as a dividend (as described below under "--Redemption, Sale or Exchange of Senior Preferred Stock or Common Stock") are, to the extent they otherwise meet the definition of "extraordinary dividend," treated as an extraordinary dividend without regard to the period of time such stock was held. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must treat such amount as gain recognized on the sale or exchange of such Senior Preferred Stock or Common Stock for the taxable year in which such dividend is received. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds, in the case of Senior Preferred Stock, 5%, in the case of Common Stock, 10%, of the holder's basis in such stock, (treating all dividends having ex-dividend dates within a 85-day period as a single dividend); or (ii) exceeds 20% of the holder's adjusted basis in the Senior Preferred Stock or Common Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of Senior Preferred Stock or Common Stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests.

  Special rules exist with respect to extraordinary dividends for "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually; and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%.

  Redemption Premium on Senior Preferred Stock. If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution of additional stock on preferred stock over the term of the preferred stock using a constant interest rate method similar to that described above for accruing original issue discount. See the discussion above under "--Discount Notes--Original Issue Discount." A preferred stock discount will generally be considered de minimis as long as it is less than the redemption price of the preferred stock multiplied by 1/4 of 1% multiplied by the number of years until the issuer must redeem the preferred stock. Although not entirely clear, the Company believes that for purposes of determining the issue price of the Senior Preferred Stock initially issued, a Preferred Stock Unit is considered an investment unit consisting of the Senior Preferred Stock and Common Stock, and the issue price of the Senior Preferred Stock is determined by allocating the issue price of a Preferred Stock Unit between the Senior Preferred Stock and the Common Stock based on the relative fair market values of the Senior Preferred Stock and the Common Stock. See discussion above under "--Allocation of Basis." There can be no assurance, however, that the Service will not challenge such allocation.

  As a result of the allocation of a portion of the purchase price of the Preferred Stock Units to the Common Stock, the Senior Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in a constructive distribution under the above rules. In addition, because the issue price of the Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to its fair market value at the time of distribution, it is possible, depending on its fair market value at that time, that such Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend under the above rules. In such event, as noted above, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income and such Senior Preferred Stock might not trade separately, which might adversely affect the liquidity of the Senior Preferred Stock.

  In addition to the mandatory redemption feature, the Senior Preferred Stock is also redeemable (either in whole or in part, or in whole but not in part under certain circumstances) at the option of JTP on or after August 1, 2002. Furthermore, each holder of the Senior Preferred Stock has the right to require the Company to repurchase the Senior Preferred Stock upon the occurrence of a Change of Control. Although such optional redemption or holder put may result in constructive distributions to the holders under certain circumstances, the Company believes that neither the optional redemption nor the holder put of the Senior Preferred Stock will be subject to those rules.

  Redemption, Sale or Exchange of Senior Preferred Stock or Common Stock. A redemption of shares of Senior Preferred Stock in exchange for Preferred Stock Exchange Notes or shares of Senior Preferred Stock or Common Stock for cash, and a sale of Senior Preferred Stock or Common Stock will be taxable events.

  A redemption of shares of Senior Preferred Stock or Common Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Senior Preferred Stock. If a holder does own, actually or constructively, such other stock (including stock redeemed), a redemption of Senior Preferred Stock or Common Stock may be treated as a dividend to the extent of the Company's current or accumulate earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to a holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in JTP. For these purposes, a redemption of Senior Preferred Stock or Common Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

  If the redemption of the Senior Preferred Stock or Common Stock for cash is not treated as a distribution taxable as a dividend or if the Senior Preferred Stock or Common Stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the holder's adjusted tax basis in the Senior Preferred Stock or Common Stock sold or redeemed. For a description of the treatment of capital gain, see "-- Taxable Disposition of Notes."


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

  A redemption of Senior Preferred Stock in exchange for Preferred Stock Exchange Notes will be subject to the same general rules as a redemption for cash, except that the holder would have capital gain or loss equal to the difference between the issue price of the Preferred Stock Exchange Notes received and the holder's adjusted tax basis in the Senior Preferred Stock redeemed. The issue price of the Preferred Stock Exchange Notes would be determined in the manner described below for purposes of computing original issue discount (if any) on the Preferred Stock Exchange Notes. See the discussion below under "--Preferred Stock Exchange Notes--Original Issue Discount."

  If a redemption of Senior Preferred Stock or Common Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Senior Preferred Stock or Common Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely. Under the "extraordinary dividend" provision of Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of JTP (and possibly recognize gain upon such distribution) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

PREFERRED STOCK EXCHANGE NOTES

  Original Issue Discount. If the Senior Preferred Stock is exchanged for Preferred Stock Exchange Notes at a time when the stated redemption price at maturity of the Preferred Stock Exchange Notes exceeds their issue price by more than a de minimis amount, the Preferred Stock Exchange Notes will be treated as having OID equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than the stated redemption price at maturity of the Preferred Stock Exchange Notes multiplied by 1/4 of 1% multiplied by the number of years to maturity. If the Preferred Stock Exchange Notes are deemed to be traded on an established securities market on or at any time during the 60-day period ending 30 days after their issue date, the issue price of the Preferred Stock Exchange Notes will be their fair market value as determined as of their issue date. Subject to certain limitations described in the regulations, the Preferred Stock Exchange Notes will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders. Similarly, if the Senior Preferred Stock, but not the Preferred Stock Exchange Notes issued and exchanged therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Preferred Stock Exchange Note should be the fair market value of the Senior Preferred Stock exchanged therefor at the time of the exchange. The Senior Preferred Stock will generally be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither Senior Preferred Stock nor the Preferred Stock Exchange Notes are deemed to be traded on an established securities market, the issue price of the Preferred Stock Exchange Notes will be their stated principal amount or, in the event the Preferred Stock Exchange Notes do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Preferred Stock Exchange Notes, discounted from the date of payment to their issue date at the appropriate "applicable federal rates."

  The stated redemption price at maturity of the Preferred Stock Exchange Notes would equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, Preferred Stock Exchange Notes that are issued when the Company has the option to pay interest thereon for certain periods in additional Preferred Stock Exchange Notes should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Preferred Stock Exchange Notes over the entire term should be treated as OID and accrued into income under a constant yield method by the holder, and the holder should not treat the receipt of stated interest on the Preferred Stock Exchange Notes as interest for federal income tax purposes. See "--Discount Notes--Original Issue Discount."

  An additional Preferred Stock Exchange Note (a "Secondary Note") issued in payment of interest with respect to an initially issued Preferred Stock Exchange Note (an "Initial Note") will not be considered as a payment made on the Initial Note and will be aggregated with the Initial Note for purposes of computing and accruing OID on the Initial Note. As between the Initial Note and the Secondary Note, the Company will allocate the adjusted issue price of the Initial Note between the Initial Note and the Secondary Note in proportion to their respective principal amounts. That is, upon its issuance of a Secondary Note with respect to an Initial Note, the Company intends to treat the Initial Note and the Secondary Note derived from the Initial Note as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Note and the Secondary Note derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when additional Preferred Stock Exchange Notes are issued on Secondary Notes.

  In the event the Preferred Stock Exchange Notes are not issued with OID, because they are issued at a time when the Company does not have the option to pay interest thereon in additional Preferred Stock Exchange Notes, and the redemption price of the Preferred Stock Exchange Notes does not exceed their issue price by more than a de minimis amount, stated interest should be included in income by a holder in accordance with his method of accounting.

  Bond Premium. If the Senior Preferred Stock is exchanged for Preferred Stock Exchange Notes at a time when the issue price of the Preferred Stock Exchange Notes exceeds the amount payable at the maturity date (or earlier call date, if appropriate) of the Preferred Stock Exchange Notes, such excess will be deductible by the holder of the Preferred Stock Exchange Notes as amortizable bond premium over the term of the Preferred Stock Exchange Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, only if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 is available only if the Preferred Stock Exchange Notes are held as capital assets. This election is revocable only with the consent of the Service and applies to all obligations owned or subsequently acquired by the holder. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Preferred Stock Exchange Notes will be reduced.

  Redemption or Sale of Preferred Stock Exchange Notes. Generally, any redemption or sale of Preferred Stock Exchange Notes by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued, but previously untaxed, interest) and the holder's tax basis in the Preferred Stock Exchange Notes. The tax basis of a holder who receives a Preferred Stock Exchange Note in exchange for Senior Preferred Stock will generally be equal to the issue price of the Preferred Stock Exchange Note on the date the Preferred Stock Exchange Note is issued plus any OID on the Preferred Stock Exchange Note included in the holder's income prior to sale or redemption of the Preferred Stock Exchange Note, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Preferred Stock Exchange Note and payments other than payments of "qualified stated interest." Such gain or loss would be capital gain or loss.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO JTP AND TO CORPORATE HOLDERS

  The Discount Notes and, in certain circumstances, the Preferred Stock Exchange Notes would constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such Discount Notes or Preferred Stock Exchange Notes were equal to or greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points. The relevant AFR for debt instruments issued in July 1997 is 6.87% compounded semi-annually. Because the yield to maturity on the Discount Notes is 11.75%, the yield to maturity on the Discount Notes does not equal or exceed the sum of the AFR plus five percentage points. If the yield to maturity on the Preferred Stock Exchange Notes were to equal or exceed the sum of the AFR plus five percentage points, in certain circumstances, the Preferred Stock Exchange Notes would constitute AHYDOs. Therefore, a portion of the tax deductions that would otherwise be available to the Company in respect of the Preferred Stock Exchange Notes would be deferred, which, in turn, would reduce the after-tax cash flows of the Company. If the Preferred Stock Exchange Notes were to constitute AHYDOs, the Company would not be entitled to deduct OID that accrues with respect to such Preferred Stock Exchange Notes until amounts attributable to OID are paid in cash. If the yield to maturity of the Preferred Stock Exchange Notes were to equal or exceed the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on the Preferred Stock Exchange Notes would be characterized as a non-deductible dividend with respect to the Company and also may be treated as a dividend distribution solely for purposes of the dividends-received deduction of Sections 243, 246 and 246A of the Code with respect to holders which are corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity; and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate holder would be entitled to a dividends-received deduction with respect to the disqualified portion of the accrued OID if the Company has sufficient current or accumulated "earnings and profits." To the extent that JTP's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "--Discount Notes--Original Issue Discount." It is impossible to determine at the present time whether the Preferred Stock Exchange Notes will have a yield to maturity that equals or exceeds the sum of the AFR plus five or six percentage points.

POSSIBLE LEGISLATIVE CHANGES

  On a number of recent occasions, most recently in February, 1997, the Clinton Administration has proposed tax law changes that, if enacted into law substantially as proposed, would affect the tax treatment of corporate holders of Senior Preferred Stock or Preferred Stock Exchange Notes that are treated as AHYDOs. In particular, the Clinton Administration has proposed to eliminate the 70% and the 80% dividends-received deduction for certain debt-like preferred stock, effective for stock issued more than 30 days after the date of enactment of such legislation. The Clinton Administration also has proposed to reduce the 70% dividends-received deduction to 50% for dividends received or accrued more than 30 days after such date of enactment, and would modify in certain respects the holding period requirement for qualifying for the dividends-received deductions. It cannot be predicted with certainty whether these proposals will be introduced in Congress as proposed legislation, or if introduced, whether, or in what form, such proposed legislation may be enacted and, if enacted, what the effective date or dates would be. Corporate holders of Senior Preferred Stock or Preferred Stock Exchange Notes are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

BACKUP WITHHOLDING

  A holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the Offered Securities. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"); (ii) furnishes an incorrect TIN; (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified JTP that he or she is subject to backup withholding; or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is subject to backup withholding. Any amount withheld from payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

INFORMATION REPORTING

  The Company is required to furnish certain information to the Service and will furnish annually record holders of the New Securities information with respect to dividends or interest paid, or OID accruing, as the case may be, on the New Securities during the calendar year. The information with respect to OID accruing on the Discount Notes will be based on the adjusted issue price of the Discount Notes and will be applicable if the holder is an original holder of the Discount Notes who purchased the Discount Notes at the issue price.

Subsequent holders who purchase Discount Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for federal income tax purposes.

SUBSEQUENT PURCHASERS

  The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Offered Securities other than through purchasing the Offered Securities at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." For example, the market discount provisions of the Code may require a subsequent purchaser of a Note at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Note as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the holder disposes of the Note in a taxable transaction.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Securities for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale. In addition, until February 10, 1998, all dealers effecting transactions in the New Securities may be required to deliver a prospectus.

  The Company will receive no proceeds in connection with the Exchange Offer. New Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Securities. Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer (including the reimbursement for reasonable expenses of one counsel for the holders of the Notes and one counsel for the holders of the Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the New Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the New Securities will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt also represents Jordan Industries and The Jordan Company and its affiliates from time to time in connection with its various acquisitions and divestitures.

                                    EXPERTS

  The combined financial statements of the JTP Companies as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing which, as to 1996, is based in part on the reports of Coopers & Lybrand LLP, independent auditors; McFarland & Alton P.S., independent auditors; and Mellen, Smith, & Pivoz, P.C., independent auditors.

  The combined financial statements of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. as of December 31, 1995, and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of LoDan West, Inc. and L/D West, Inc. as of December 31, 1996, and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Engineered Endeavors, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of E.F. Johnson Company--Components Division as of December 31, 1994, November 26, 1995, and January 23, 1996, and for the year ended December 31, 1994, the period ended November 26, 1995, and the period ended January 23, 1996, appearing in this Prospectus and Registration Statement, have been audited by Price Waterhouse, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Diversified Wire & Cable, Inc. as of September 30, 1993, 1994, and 1995, and for the fiscal years ended September 30, 1993, 1994, and 1995, appearing in this Prospectus and Registration Statement, have been audited by Mellen, Smith & Pivoz, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Northern Technologies, Inc. as of December 31, 1995 and 1996, and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by McFarland & Alton, P.S., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    JORDAN TELECOMMUNICATION PRODUCTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Unaudited Pro Forma Combined Financial Statements....................... P-1
  Unaudited Pro Forma Combined Statements of Operations and Other Data for
   the year ended December 31, 1996....................................... P-2
  Unaudited Pro Forma Combined Statements of Operations and Other Data for
   the six months ended June 30, 1997..................................... P-3
  Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997.......... P-6
JTP COMPANIES
  Report of Independent Auditors.......................................... F-1
  Independent Auditors' Report............................................ F-2
  Report of Independent Accountants....................................... F-3
  Independent Auditor's Report............................................ F-4
  Combined Balance Sheets as of December 31, 1995 and 1996 and (unaudited)
   as of June 30, 1997.................................................... F-5
  Combined Statements of Operations for the three years in the period ended December 31, 1996 and (unaudited) for the six months ended June
   30, 1996 and 1997...................................................... F-6
  Combined Statements of Changes in Shareholders' Equity (Net Capital
   Deficiency) for the three years in the period ended December 31, 1996 and (unaudited) for the six months ended June 30, 1997................. F-7
  Combined Statements of Cash Flows for the three years in the period ended December 31, 1996 and (unaudited) for the six months ended June
   30, 1996 and 1997...................................................... F-8
  Notes to Combined Financial Statements.................................. F-9
E. F. JOHNSON COMPANY--COMPONENTS DIVISION (A DIVISION OF E.F. JOHNSON
 COMPANY)
  Report of Independent Accountants....................................... F-28
  Balance Sheets as of December 31, 1994, November 26, 1995 and January
   23, 1996............................................................... F-29
  Statements of Operations for the year ended December 31, 1994, the eleven months ended November 26, 1995, and the two months ended January
   23, 1996............................................................... F-30
  Statements of Cash Flows for the year ended December 31, 1994, the eleven months ended November 26, 1995, and the two months ended January
   23, 1996............................................................... F-31
  Notes to Financial Statements........................................... F-32
DIVERSIFIED WIRE & CABLE, INC.
  Independent Auditors' Report............................................ F-36
  Balance Sheets as of September 30, 1993, 1994, and 1995 and (unaudited)
   as of June 24, 1996.................................................... F-37
  Statements of Income for the years ended September 30, 1993, 1994, and
   1995 and (unaudited) for the period ended June 24, 1996................ F-38
  Statements of Changes In Stockholders' Equity for the years ended
   September 30, 1993, 1994, and 1995 and (unaudited) for the period ended
   June 24, 1996.......................................................... F-39
  Statements of Cash Flows for the years ended September 30, 1993, 1994, and 1995 and (unaudited) for the period ended June 24, 1996............ F-40
  Notes to Financial Statements........................................... F-41
VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.
  Report of Independent Auditors.......................................... F-44
  Combined Balance Sheets as of December 31, 1995 and (unaudited) as of
   July 31, 1996.......................................................... F-45

  Combined Statements of Income for the year ended December 31, 1995 and
   (unaudited) for the period ended July 31, 1996......................... F-46
  Combined Statements of Stockholder's Equity for the year ended December
   31, 1995 and (unaudited) for the period ended July 31, 1996............ F-47
  Combined Statements of Cash Flows for the year ended December 31, 1995 and (unaudited) for the period ended July 31, 1996..................... F-48
  Notes to Combined Financial Statements.................................. F-49
NORTHERN TECHNOLOGIES, INC.
  Independent Auditor's Report............................................ F-53
  Balance Sheets as of December 31, 1995 and 1996......................... F-54
  Statements of Income for the years ended December 31, 1995 and 1996..... F-55
  Statements of Stockholders' Equity for the fiscal years ended December
   31, 1995 and 1996...................................................... F-56
  Statements of Cash Flows for the years ended December 31, 1995 and 1996. F-57
  Notes to Financial Statements........................................... F-58
LODAN WEST, INC. AND L/D WEST, INC.
  Report of Independent Auditors.......................................... F-63
  Combined Balance Sheets as of December 31, 1996 and (unaudited) as of
   May 30, 1997........................................................... F-64
  Combined Statements of Income and Retained Earnings for the year ended
   December 31, 1996 and (unaudited) for the period ended May 30, 1997.... F-65
  Combined Statements of Cash Flows for the year ended December 31, 1996 and (unaudited) for the period ended May 30, 1997...................... F-66
ENGINEERED ENDEAVORS, INC.
  Report of Independent Auditors.......................................... F-70
  Balance Sheets as of December 31, 1996 and 1995......................... F-71
  Statements of Income for the years ended December 31, 1996, 1995 and
   1994................................................................... F-72
  Statements of Shareholders' Equity...................................... F-73
  Statements of Cash Flows for the years ended December 31, 1996, 1995 and
   1994................................................................... F-74
  Notes to Financial Statements........................................... F-75

                              UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined statements of operations for the year ended December 31, 1996, the six months ended June 30, 1997, and the combined balance sheet as of June 30, 1997 reflect pro forma adjustments for
(a) the formation of the Company, and the acquisitions of Dura-Line, AIM, Cambridge, Johnson, Diversified, Viewsonics, Vitelec, Bond, Northern and LoDan from Jordan Industries and the purchase accounting and other acquisition adjustments relating thereto, (b) the completion of the Company Formation, and
(c) the acquisition of EEI and the purchase accounting and other acquisition adjustments relating thereto, in each case, as if they occurred at the beginning of the relevant period or as of the relevant date. Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma combined financial data presented herein are not necessarily indicative of the results JTP would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto appearing elsewhere in this Prospectus.

      UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------------------
                              COMPANY      PRO FORMA                    PRO
                           HISTORICAL(1) ADJUSTMENTS(2) ADJUSTMENTS FORMA(3)(15)
                           ------------- -------------- ----------- ------------
Net sales(4).............    $132,999       $102,051     $ (1,408)    $233,642
Cost of sales excluding
 depreciation(5).........      82,870         65,953         (845)     147,978
Selling, general and
 administrative expenses
 excluding
 depreciation(6).........      26,857         17,930        2,668       47,455
Depreciation and
 amortization............       6,642            931        3,067       10,640
Other (income) and
 expense(9)..............       1,083             73          120        1,276
Management fees(7).......       2,224              0          112        2,336
                             --------       --------     --------     --------
Operating income (loss)..      13,323         17,164       (6,530)      23,957
Interest expense (income)
 (net of interest
 income)(8)..............      11,674            (40)      21,057       32,701
Other expense............          31             44            0           75
                             --------       --------     --------     --------
Income (loss) before
 income taxes and
 minority interest.......       1,618         17,160      (27,597)      (8,819)
Provision (benefit) for
 income taxes(10)........       3,647          3,081      (10,256)      (3,528)
                             --------       --------     --------     --------
Income (loss) before
 minority interest.......      (2,029)        14,079      (17,341)      (5,291)
Minority interest(11)....        (548)             0         (372)        (920)
                             --------       --------     --------     --------
Net income (loss)........    $ (2,577)      $ 14,079     $(17,113)    $ (6,211)
                             ========       ========     ========     ========
OTHER DATA:
Capital expenditures.....    $  6,873       $    890     $    --      $  7,763
Cash interest expense....      11,826            --         9,541       21,367
Total interest
 expense(12).............      11,826            --        19,975       31,801
Senior preferred stock
 dividends...............         --             --         3,481        3,481
Ratio of earnings to
 fixed charges(13).......         1.1                                      --
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(14)...........         1.1                                      --

     UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS AND OTHER DATA
                            (DOLLARS IN THOUSANDS)

                                   FOR THE SIX MONTHS ENDED JUNE 30, 1997
                          ---------------------------------------------------------
                            COMPANY       PRO FORMA                    PRO
                          HISTORICAL(1) ADJUSTMENTS(2) ADJUSTMENTS FORMA(3)(15)
                          ------------  -------------- ----------- ------------
Net sales(4)............    $107,802       $24,158       $(1,599)    $130,361
Cost of sales excluding
 depreciation(5)........      66,780        16,580          (959)      82,401
Selling, general and
 administrative expenses
 excluding
 depreciation(6)........      20,053         2,432         1,069       23,554
Depreciation and
 amortization(16).......       4,775           116           853        5,744
Other (income) and
 expense(9).............      16,108             0            60       16,168
Management fees(7)......       1,493             0          (189)       1,304
                            --------       -------       -------     --------
Operating income (loss).      (1,407)        5,030        (2,433)       1,190
Interest expense
 (income) (net of
 interest income)(8)....       9,178           (20)        7,046       16,204
Other (income) and
 expense................         (19)         (107)            0         (126)
                            --------       -------       -------     --------
Income (loss) before
 income taxes, minority
 interest and
 extraordinary (loss)
 items..................     (10,566)        5,157        (9,479)     (14,888)
Provision (benefit) for
 income taxes(10).......      (3,031)          147        (3,071)      (5,955)
                            --------       -------       -------     --------
Income (loss) before
 minority interest and
 extraordinary (loss)
 items..................      (7,535)        5,010        (6,408)      (8,933)
Minority interest(11)...        (796)            0             0         (796)
                            --------       -------       -------     --------
Income (loss) from
 continuing operations..    $ (8,331)      $ 5,010       $(6,408)    $ (9,729)
                            ========       =======       =======     ========
OTHER DATA:
Capital expenditures....    $  3,103       $   260       $   --      $  3,363
Cash interest expense...       9,265           --          1,419       10,684
Total interest
 expense(12)............       9,265           --          6,498       15,754
Senior preferred stock
 dividends..............         --            --          1,684        1,684
Ratio of earnings to
 fixed charges(13)......         --                                       --
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(14)..........         --                                       --

--------
 (1) Historical results of operations includes: (i) for the period ending on December 31, 1996, the results of AIM, Cambridge, Dura-Line, Johnson (from the date of its acquisition in January 1996), Diversified (from the date of its acquisition in June 1996), Viewsonics (from the date of its acquisition in August 1996), Vitelec (from the date of its acquisition in August 1996), Bond (from the date of its acquisition in September 1996), Northern (from the date of its acquisition in December 1996); and (ii) the historical results of operations for the six months ending on June 30, 1997 also include the results of LoDan (from the date of its acquisition in May 1997), in each case on a combined basis.
 (2) Reflects the historical results of operations of the acquired subsidiaries from January 1 of the relevant period to the earlier of (i) the date of acquisition, or (ii) the end of the relevant period. See Supplemental Schedule of Pro Forma Adjustments on page P-6.
 (3) Reflects the results of operations for AIM, Bond, Cambridge, Diversified, Dura-Line, Johnson, LoDan, Northern, Viewsonics, EEI and Vitelec as if owned from January 1 of the relevant period and the pro forma adjustments, as if each occurred on January 1 of the relevant period.
 (4) Adjustments to net sales reflect the elimination of sales relating to Dura-Line's Retube product line, which was not acquired pursuant to the Company Formation, of $1.4 million for the year ended December 31, 1996, and $1.6 million for the six months ended June 30, 1997.

 (5) Adjustments to cost of sales excluding depreciation reflect the elimination of costs relating to Dura-Line's Retube products line, which was not acquired as part of the Company Formation, of $0.8 million for the year ended December 31, 1996 and $1.0 million for the six months ended June 30, 1997. Cost of sales excluding depreciation includes expenses relating to purchase accounting adjustments at Viewsonics of $1.9 million for the period ended December 31, 1996 and $.2 million for the six months ended June 30, 1997.
 (6) Adjustments to selling, general, and administrative expenses include: (i) the elimination of selling, general and administrative expenses relating to Dura-Line's Retube product line which was not acquired as part of the Company Formation of $0.8 million for period ended December 31, 1996 and $0.7 million for the six months ended June 30, 1997; and (ii) the addition of shared general, administrative and overhead expenses of Jordan Industries and estimated costs of the JTP Corporate Group of $3.5 million for the year ended December 31, 1996, (see "Certain Transactions--Services Agreements") and $1.7 million for the six month period ended June 30, 1997. Selling, general, and administrative expenses for the period ended December 31, 1996 include expenses associated with the Company's payment and purchase of stock appreciation rights from AIM's prior owners of $3.4 million for the year ended December 31, 1996; and international market development costs of $1.6 million for the period ended December 31, 1996 and $0.7 million for the six months ended June 30, 1997.
 (7) Adjustments to management fees reflect the elimination and termination of the historical advisory and management fees paid to Jordan Industries under the JI Agreement and the recording of management fees pursuant to the New Advisory Agreement and JI Property Services Agreement (see "Certain Transactions--Services Agreements").
 (8) Adjustments to interest expense are to reflect interest expense as if the Old Note Offerings and the credit line borrowings used to purchase EEI had occurred at the beginning of the period and to reflect the amortization of deferred financing costs resulting from the Old Note Offering. A weighted average interest rate of 10.4% was used to calculate the adjustment.
 (9) Adjustments to other operating expenses reflect the implementation of director fees of $0.1 million for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. Other operating expenses include (a) non-competition payments paid to the partners of the Czech Republic joint venture of $1.0 million for the period ended December 31, 1996 and $0.4 million for the six months ended June 30, 1997, (b) the Company's payment and purchase of stock appreciation rights from Dura-Line's management and prior owners of $15.4 million for the six months ended June 30, 1997.
(10) The pro forma benefit for income taxes was calculated using a 40% effective income tax rate.
(11) Certain management and prior owners of Dura-Line Czech Republic, Bond and Diversified hold minority interests in their respective subsidiaries of 30%, 20% and 12.5%, respectively.
(12) Pro forma total interest expense excludes amortization of deferred financing costs and debt discount of $0.9 million for the year ended December 31, 1996 and $0.5 million for the six month period ended June 30, 1997.
(13) The ratio of earnings (losses) to fixed charges reflects the ratio of earnings (losses) to fixed charges, with earnings (losses) consisting of loss before taxes, minority interest, extraordinary (loss), plus (minus) fixed charges and fixed charges consisting of interest expense on indebtedness, amortization of financing costs and debt discount, plus that portion of lease rental expense representative of the interest factor.
   Historical earnings (losses) were insufficient to cover fixed charges by $10.6 million for the six months ended June 30, 1997. However, these deficiencies reflect non-cash charges for depreciation and amortization of goodwill and other intangibles of $4.8 million.
   Pro forma earnings (losses) were insufficient to cover fixed charges by $7.8 million and $14.9 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. However, these deficiencies reflect non-cash charges for depreciation and amortization of goodwill and other intangibles and amortization of financing costs and debt discount of $11.5 million and $6.2 million for the respective periods.

(14) In the computation of the ratio of earnings (losses) to combined fixed charges and preferred stock dividends, earnings (losses) consist of loss before income taxes, minority interest, extraordinary (loss) plus (minus) fixed charges. Combined fixed charges and preferred stock dividends consist of interest expense on indebtedness, amortization of financing costs and debt discount, preferred stock dividend requirements of majority-owned subsidiaries, plus that portion of lease rental expense representative of the interest factor.
   Historical earnings (losses) were insufficient to cover combined fixed charges and preferred stock dividends by $10.8 million for the six months ended June 30, 1997. However, these deficiencies reflect non-cash charges for depreciation and amortization of goodwill and other intangibles of $4.8 million.
   Pro forma earnings (losses) were insufficient to cover combined fixed charges and preferred stock dividends by $13.4 million and $17.7 million for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. However, this deficiency reflects non-cash charges for depreciation and amortization of goodwill and other intangibles, and amortization of financing costs and debt discount of $11.5 million and $6.2 million for the respective periods.
(15) Management does not expect any adjustments related to uncertainties affecting the pro forma adjustments to have a material impact on the pro forma presentation.
(16) Adjustments to depreciation and amortization reflect incremental depreciation of fixed assets and amortization of goodwill from January 1 of the relevant period to the date of acquisition for the acquired subsidiaries.

                 SUPPLEMENTAL SCHEDULE OF PRO FORMA ADJUSTMENTS
                                 (IN THOUSANDS)

                                               FOR THE YEAR ENDED DECEMBER 31, 1996(1)
                          -------------------------------------------------------------------------------------
                                                                                                     TOTAL PRO
                                                                                                       FORMA
                          JOHNSON VIEWSONICS DIVERSIFIED VITELEC   BOND   NORTHERN  LODAN    EEI    ADJUSTMENTS
                          ------- ---------- ----------- -------  ------  -------- ------- -------  -----------
Net sales...............   $739     $8,069     $12,070   $4,123   $9,221  $26,253  $20,920 $20,656   $102,051
Cost of sales excluding
 depreciation...........    370      3,211       8,536    1,541    6,295   15,865   15,266  14,869     65,953
Selling, general &
 administrative expenses
 excluding depreciation.    199      1,762       2,514      901    1,219    5,624    3,970   1,741     17,930
Depreciation and
 amortization...........     97         65          68       69      201      195      156      80        931
Other (income) and
 expense................      0          0          75       (2)       0        0        0       0         73
                           ----     ------     -------   ------   ------  -------  ------- -------   --------
Operating income........     73      3,031         877    1,614    1,506    4,569    1,528   3,966     17,164
Interest expense
 (income) (net of
 interest income).......      0        (13)         13                (5)      35      120    (190)       (40)
Other expense...........      0          0           6        0        0       20        0      18         44
                           ----     ------     -------   ------   ------  -------  ------- -------   --------
Income before income
 taxes..................     73      3,044         858    1,614    1,511    4,514    1,408   4,138     17,160
Provision for income
 taxes..................     29          0         343      646      604    1,244      105     110      3,081
                           ----     ------     -------   ------   ------  -------  ------- -------   --------
Net income..............   $ 44     $3,044     $   515   $  968   $  907  $ 3,270  $ 1,303 $ 4,028   $ 14,079
                           ====     ======     =======   ======   ======  =======  ======= =======   ========
                                                                                    FOR THE SIX MONTHS ENDED
                                                                                        JUNE 30, 1997(1)
                                                                                   ----------------------------
                                                                                                     TOTAL PRO
                                                                                                       FORMA
                                                                                    LODAN    EEI    ADJUSTMENTS
                                                                                   ------- -------  -----------
Net sales......................................................................    $ 9,510 $14,648   $ 24,158
Cost of sales excluding depreciation...........................................      7,009   9,571     16,580
Selling, general & administrative expenses excluding depreciation..............      1,414   1,018      2,432
Depreciation and amortization..................................................         69      47        116
Other (income) and expense.....................................................          0       0          0
                                                                                   ------- -------   --------
Operating Income...............................................................      1,018   4,012      5,030
Interest expense (income) (net of interest income).............................         56     (76)       (20)
Other expense (income).........................................................          0    (107)      (107)
                                                                                   ------- -------   --------
Income before income taxes.....................................................        962   4,195      5,157
Provision for income taxes.....................................................         71      76        147
                                                                                   ------- -------   --------
Income from continuing operations..............................................    $   891 $ 4,119   $  5,010
                                                                                   ======= =======   ========

--------
  (1) Reflects the historical results of operations of the acquired subsidiaries from January 1 of the relevant period to the earlier of
      (i) the date of acquisition, or (ii) the end of the relevant period.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1997
                                (IN THOUSANDS)

                                                AT JUNE 30, 1997
                          --------------------------------------------------------------------
                           COMPANY                        ACQUISITION   PRO FORMA
                          HISTORICAL OFFERINGS(1)          OF EEI(2)  ADJUSTMENTS(3) PRO FORMA
                          ---------- ------------         ----------- -------------- ---------
ASSETS
Current assets:
 Cash and cash
  equivalents...........   $  3,032    $ 22,045              $4,384      $(20,000)   $  9,461
 Marketable securities            0           0                 606             0         606
 Accounts receivables--
  net...................     35,546           0               2,757             0      38,303
 Inventories............     34,077           0               2,721             0      36,798
 Prepaid expenses and
  other current assets..      4,878           0                  65             0       4,943
                           --------    --------            --------      --------    --------
   Total current assets.     77,533      22,045              10,533       (20,000)     90,111
Property and equipment,
 net....................     29,299           0                 835             0      30,134
Intangibles, net........     80,440           0                   0        33,162     113,602
Other assets............     17,696       9,000 (4)             157         2,500      29,353
                           --------    --------            --------      --------    --------
   Total assets.........   $204,968    $ 31,045            $ 11,525      $ 15,662    $263,200
                           ========    ========            ========      ========    ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities.....   $ 38,476           0               5,687         1,500    $ 45,663
Current portion of long-
 term obligations.......        987           0                   0             0         987
Long-term obligations
 New Credit Agreement...          0           0                   0        20,000      20,000
 Senior Notes...........          0     188,511                   0             0     188,511
 Subordinated Notes.....          0           0                   0             0           0
 Discount Notes.........          0      85,034                   0             0      85,034
 Notes Due Affiliates...    170,022    (170,022)                  0             0           0
 Sellers' Notes.........      3,000           0                   0             0       3,000
 Other Debt.............      3,900           0                   0             0       3,900
                           --------    --------            --------      --------    --------
   Total long-term
    obligations.........    176,922     103,523                   0        20,000     300,445
Other non-current
 liabilities and
 deferred income taxes..      5,266           0                   0             0       5,266
Minority interest.......      2,136           0                   0             0       2,136
Dura-Line Preferred
 Stock..................      1,875           0                   0             0       1,875
Senior Preferred Stock..          0      24,948 (5)               0             0      24,948
Junior Preferred Stock..          0      20,000                   0             0      20,000
Stockholders' equity
 (net capital
 deficiency)............    (20,694)   (117,426)(4)(5)(6)     5,838        (5,838)   (138,120)
                           --------    --------            --------      --------    --------
   Total liabilities and
    stockholders'
    equity..............   $204,968    $ 31,045            $ 11,525      $ 15,662    $263,200
                           ========    ========            ========      ========    ========

-------
(1) Gives effect to the Old Offerings, the application of the net proceeds therefrom and the Company Formation, as if all such transactions occurred on June 30, 1997. See "Use of Proceeds" and "Certain Transactions--The Company Formation and Proceeds from the Old Offerings."
(2) Reflects the historical balance sheet of Engineered Endeavors, Inc. ("EEI"), which was acquired by the Company in September 1997, as of June 30, 1997. See "Summary--Recent Developments."
(3) Gives effect to the acquisition of EEI and the purchase accounting and other adjustments relating thereto, as if this transaction had occurred on June 30, 1997. The purchase price of $41.5 million (including $1.5 million of related fees and expenses reflected above in current liabilities) was financed by the Company with $20.0 million of cash and $20.0 million of borrowings under the New Credit Agreement. The purchase price allocation, assuming this transaction had occurred on June 30, 1997, included $2.5 million to other non-current assets for a non-compete agreement and $33.2 million to goodwill, in addition to the historical assets and liabilities of EEI (see note 2).
(4) Total fees of $14.5 million relating to the Old Offerings have been allocated to other assets, $9.0 million, and net capital deficiency of ($5.5 million), in accordance with GAAP.
(5) A portion ($0.1 million) of the issue price of the Preferred Stock Units offered hereby has been allocated to the Common Stock forming a part of the units which, under GAAP, has decreased the balance of the Senior Preferred Stock and increased the amount of stockholders' equity reflected on the balance sheet.
(6) The pro forma net capital deficiency reflects adjustments for the difference between the book value of the net assets of the Telecommunications Subsidiaries and the Acquisition Price. See "Use of Proceeds."

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors and Shareholders
JTP Companies

  We have audited the accompanying combined balance sheets of the JTP Companies as of December 31, 1995 and 1996, and the related combined statements of operations, changes in shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the JTP Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain combined companies whose statements reflect total assets constituting 35% in 1996, and net sales constituting 13% in 1996, of the related combined totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for these combined companies is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of the JTP Companies at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
April 25, 1997

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Diversified Wire & Cable, Inc.
Troy, Michigan

  We have audited the accompanying balance sheet of Diversified Wire & Cable, Inc. as of December 31, 1996 and the related statement of operations, changes in stockholders' equity and cash flows for the period June 25, 1996 (Commencement of Operations) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Wire & Cable, Inc. as of December 31, 1996, and the results of its operations, the changes in stockholders' equity and its cash flows for the period June 25, 1996 through December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Mellen, Smith & Pivoz, P.C.
                                          -------------------------------------

Bingham Farms, Michigan
February 13, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Bond Holdings, Inc.

  We have audited the consolidated balance sheet of Bond Holdings, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholder's deficit and cash flows for the period from inception (September 20, 1996) through December 31, 1996 (not included separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bond Holdings, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the period from inception (September 20, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.
                                          -------------------------------------

Newport Beach, California
April 11, 1997

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Northern Technologies Holdings, Inc.
Deerfield, Illinois

  We have audited the accompanying consolidated balance sheet of Northern Technologies Holdings, Inc. as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Northern Technologies Holdings, Inc. as of December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ McFarland & Alton P.S.
                                          -------------------------------------

April 25, 1997
Spokane, Washington

                                 JTP COMPANIES

                            COMBINED BALANCE SHEETS

                                                   DECEMBER 31      (UNAUDITED)
                                                ------------------    JUNE 30
                    ASSETS                        1995      1996       1997
                    ------                      --------  --------  -----------
                                                   (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents...................  $  2,798  $  6,385   $  2,302
  Restricted cash.............................       --        708        730
  Accounts receivable, net of allowance of
   $432, $501 and $468 at December 31, 1995
   and 1996 and June 30, 1997, respectively...    13,218    30,255     35,546
  Inventories.................................    11,305    25,750     34,077
  Prepaid expenses and other current assets...       512     4,830      4,878
                                                --------  --------   --------
    Total current assets......................    27,833    67,928     77,533
Property, plant, and equipment, net...........    16,739    29,046     29,299
Goodwill, net.................................     7,649    71,097     80,440
Other assets, net.............................    10,527    11,575     17,696
                                                --------  --------   --------
    Total assets..............................  $ 62,748  $179,646   $204,968
                                                ========  ========   ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
           (NET CAPITAL DEFICIENCY)
     ------------------------------------
Current liabilities:
  Note payable................................  $    527  $    --    $    --
  Accounts payable............................     8,745    16,799     15,651
  Accrued expenses and other current
   liabilities................................     3,320     9,941     12,676
  Payables to Jordan..........................     3,171     6,794     10,149
  Current portion of long-term debt...........       774     1,855        987
                                                --------  --------   --------
    Total current liabilities.................    16,537    35,389     39,463
Capital lease obligations.....................     3,397     3,234      3,000
Long-term debt................................     1,168     2,572      3,900
Notes payable to Jordan.......................    47,444   141,380    170,022
Other noncurrent liabilities..................     2,836     4,845      5,266
Minority interest.............................       707     1,730      2,136
7% Dura-Line cumulative preferred stock at
 liquidation value of $10,000 per share:
 issued and outstanding--187.5 shares.........     1,875     1,875      1,875
Shareholders' equity (net capital deficiency):
  Common stock................................        78        88         88
  Additional paid-in capital..................       --      1,990      1,990
  Cumulative foreign currency translation
   adjustment.................................      (193)      251       (269)
  Retained earnings (accumulated deficit).....   (11,101)  (13,708)   (22,503)
                                                --------  --------   --------
    Total shareholders' equity (net capital
     deficiency)..............................   (11,216)  (11,379)   (20,694)
                                                --------  --------   --------
    Total liabilities and shareholders' equity
     (net capital deficiency).................  $ 62,748  $179,646   $204,968
                                                ========  ========   ========

                            See accompanying notes.

                                 JTP COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                               (UNAUDITED)
                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31         JUNE 30
                                 --------------------------  -----------------
                                  1994     1995      1996     1996      1997
                                 -------  -------  --------  -------  --------
                                          (DOLLARS IN THOUSANDS)
Net sales....................... $64,690  $96,969  $132,999  $50,917  $107,802
Cost of sales, excluding
 depreciation...................  39,333   61,601    82,870   29,717    66,780
Selling, general, and
 administrative expense,
 excluding depreciation.........  10,228   13,508    26,857    7,349    20,053
Depreciation....................   1,807    2,621     4,071    1,767     2,461
Amortization of goodwill and
 other intangibles..............   3,293    2,484     2,571    1,187     2,314
Management fees and other.......   1,641    1,869     3,307    3,158    17,601
                                 -------  -------  --------  -------  --------
Operating income (loss).........   8,388   14,886    13,323    7,739    (1,407)
Other (income) and expense:
  Interest expense..............   5,778    6,555    11,826    4,356     9,265
  Interest income...............      (4)    (156)     (152)     (28)      (87)
  Other.........................     --       --         31      --        (19)
                                 -------  -------  --------  -------  --------
Total other expense.............   5,774    6,399    11,705    4,328     9,159
                                 -------  -------  --------  -------  --------
Income (loss) before income
 taxes, minority interest, and
 extraordinary (loss)...........   2,614    8,487     1,618    3,411   (10,566)
Provision (benefit) for income
 taxes..........................   1,172    4,062     3,647    1,564    (3,031)
                                 -------  -------  --------  -------  --------
Income (loss) before minority
 interest and extraordinary
 (loss).........................   1,442    4,425    (2,029)   1,847    (7,535)
Minority interest...............      57      419       548      349       796
                                 -------  -------  --------  -------  --------
Income (loss) before
 extraordinary (loss)...........   1,385    4,006    (2,577)   1,498    (8,331)
Extraordinary (loss)............     --       --        --       --       (464)
                                 -------  -------  --------  -------  --------
Net income (loss)............... $ 1,385  $ 4,006  $ (2,577) $ 1,498  $ (8,795)
                                 =======  =======  ========  =======  ========



                            See accompanying notes.

                                 JTP COMPANIES

      COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (NET CAPITAL
                                  DEFICIENCY)
                 (DOLLARS AND NUMBERS OF SHARES IN THOUSANDS)

                                                            COMMON STOCK
                  ------------------------------------------------------------------------------------------------
                    DURA-LINE        AIM        CAMBRIDGE      JOHNSON     DIVERSIFIED   VIEWSONICS       JTPG
                  ------------- ------------- ------------- ------------- ------------- ------------- -------------
                  NUMBER        NUMBER        NUMBER        NUMBER        NUMBER        NUMBER        NUMBER
                    OF            OF            OF            OF            OF            OF            OF
                  SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT
                  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Balance at
January 1, 1994    76.0   $76    1.0    $ 1     .5    $ 1    --     $--     --    $--    --     $--    --     $--
Net income          --    --     --     --     --     --     --      --     --     --    --      --    --      --
Cumulative
translation
adjustment          --    --     --     --     --     --     --      --     --     --    --      --    --      --
Dividends
declared on
preferred stock
of Dura-Line        --    --     --     --     --     --     --      --     --     --    --      --    --      --
Dura-Line
recapitalization    --    --     --     --     --     --     --      --     --     --    --      --    --      --
                   ----   ---    ---    ---    ---    ---    ---    ----   ----   ----   ---    ----   ---    ----
Balance at
December 31,
1994               76.0    76    1.0      1     .5      1    --      --     --     --    --      --    --      --
Net income          --    --     --     --     --     --     --      --     --     --    --      --    --      --
Cumulative
translation
adjustment          --    --     --     --     --     --     --      --     --     --    --      --    --      --
Dividends
declared on
preferred stock
of Dura-Line        --    --     --     --     --     --     --      --     --     --    --      --    --      --
                   ----   ---    ---    ---    ---    ---    ---    ----   ----   ----   ---    ----   ---    ----
Balance at
December 31,
1995               76.0    76    1.0      1     .5      1    --      --     --     --    --      --    --      --
Issuance of
common stock        --    --     --     --     --     --      .5     --    10.0     10    .1     --    1.0     --
Net (loss)          --    --     --     --     --     --     --      --     --     --    --      --    --      --
Cumulative
translation
adjustment                --     --     --     --     --     --      --     --     --    --      --    --      --
                   ----   ---    ---    ---    ---    ---    ---    ----   ----   ----   ---    ----   ---    ----
Balance at
December 31,
1996               76.0    76    1.0      1     .5      1     .5     --    10.0     10    .1     --    1.0     --
Net (loss)
(unaudited)         --    --     --     --     --     --     --      --     --     --    --      --    --      --
Cumulative
translation
adjustment
(unaudited)         --    --     --     --     --     --     --      --     --     --    --      --    --      --
                   ----   ---    ---    ---    ---    ---    ---    ----   ----   ----   ---    ----   ---    ----
Balance at
June 30,
 1997
(unaudited)        76.0   $76    1.0    $ 1     .5    $ 1     .5    $--    10.0   $ 10    .1    $--    1.0    $--
                   ====   ===    ===    ===    ===    ===    ===    ====   ====   ====   ===    ====   ===    ====


                               COMMON STOCK
                  ---------------------------------------
                                              ADDITIONAL
                                                PAID-IN
                      BOND        NORTHERN      CAPITAL   CUMULATIVE                   TOTAL
                  ------------- ------------- -----------   FOREIGN     RETAINED   SHAREHOLDERS'
                  NUMBER        NUMBER                     CURRENCY     EARNINGS      EQUITY
                    OF            OF                      TRANSLATION (ACCUMULATED (NET CAPITAL
                  SHARES AMOUNT SHARES AMOUNT DIVERSIFIED ADJUSTMENT    DEFICIT)    DEFICIENCY)
                  ------ ------ ------ ------ ----------- ----------- ------------ -------------
Balance at
January 1, 1994    --     $--    --     $--     $  --        $(427)     $  5,714     $  5,365
Net income         --      --    --      --        --          --          1,385        1,385
Cumulative
translation
adjustment         --      --    --      --        --          248           --           248
Dividends
declared on
preferred stock
of Dura-Line       --      --    --      --        --          --           (139)        (139)
Dura-Line
recapitalization   --      --    --      --        --          --        (22,022)     (22,022)
                   ---    ----   ---    ----    ------       -----      --------     --------
Balance at
December 31,
1994               --      --    --      --        --         (179)      (15,062)     (15,163)
Net income         --      --    --      --        --          --          4,006        4,006
Cumulative
translation
adjustment         --      --    --      --        --          (14)          --           (14)
Dividends
declared on
preferred stock
of Dura-Line       --      --    --      --        --          --            (45)         (45)
                   ---    ----   ---    ----    ------       -----      --------     --------
Balance at
December 31,
1995               --      --    --      --        --         (193)      (11,101)     (11,216)
Issuance of
common stock        .1     --    1.0     --      1,990         --            --         2,000
Net (loss)         --      --    --      --        --          --         (2,577)      (2,577)
Cumulative
translation
adjustment         --      --    --      --        --          414           --           414
                   ---    ----   ---    ----    ------       -----      --------     --------
Balance at
December 31,
1996                .1     --    1.0     --      1,990         251       (13,708)     (11,379)
Net (loss)
(unaudited)        --      --    --      --        --          --         (8,795)      (8,795)
Cumulative
translation
adjustment
(unaudited)        --      --    --      --        --         (520)          --          (520)
                   ---    ----   ---    ----    ------       -----      --------     --------
Balance at
June 30,
 1997
(unaudited)         .1    $--    1.0    $--     $1,990       $(269)     $(22,503)    $(20,694)
                   ===    ====   ===    ====    ======       =====      ========     ========

                            See accompanying notes.

                                 JTP COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               (UNAUDITED)
                                                               SIX MONTHS
                                  YEAR ENDED DECEMBER 31     ENDED JUNE 30,
                                  -------------------------  ----------------
                                   1994     1995     1996     1996     1997
                                  -------  -------  -------  -------  -------
                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income (loss)................ $ 1,385  $ 4,006  $(2,577) $ 1,498  $(8,795)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depreciation and amortization..   5,100    5,105    6,642    2,954    4,774
  Benefit from deferred income
   taxes.........................    (491)    (538)  (1,188)    (267)  (5,694)
  Minority interest..............      57      419      548      252      700
Changes in operating assets and
 liabilities:
  Accounts receivable............  (2,558)  (3,182)   1,103    1,194   (3,567)
  Inventories....................  (1,776)  (2,475)      54     (543)  (4,429)
  Prepaid expenses and other
   current assets................     173     (156)    (943)     471       61
  Noncurrent assets..............    (340)  (1,026)     287   (1,922)  (1,028)
  Accounts payable, accrued
   expenses, and other current
   liabilities...................   2,664    4,559   (4,607)  (3,201)  (3,062)
  Noncurrent liabilities.........   1,219    1,366    3,285      (81)   3,800
  Payables to Jordan.............     355     (115)   3,668      773   (3,355)
  Other..........................     (55)      (7)      41        0       62
                                  -------  -------  -------  -------  -------
Net cash provided by operating
 activities......................   5,733    7,956    6,313    1,128  (13,823)
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Capital expenditures...........  (3,277)  (5,400)  (6,523)  (2,812)  (3,103)
  Acquisitions, net of cash
   acquired (Note 1).............     --       --   (89,858) (31,665) (15,003)
  Acquisition of Dura-Line common
   stock and other...............  (2,252)  (3,332)     --       --       --
                                  -------  -------  -------  -------  -------
    Net cash used in investing
     activities..................  (5,529)  (8,732) (96,381) (34,477) (18,106)
CASH FLOWS FROM FINANCING
 ACTIVITIES
Repayment of long-term debt......    (876)  (1,427)  (1,698)    (600)  (1,395)
Net advances from Jordan.........     334    2,673   93,936   34,115   28,642
Other borrowings.................     828    1,466      857      --       121
Proceeds from issuance of
 Diversified common stock........     --       --       250      --       --
                                  -------  -------  -------  -------  -------
Net cash provided by financing
 activities......................     286    2,712   93,345   33,515   27,368
Effect of exchange rate changes
 on cash and cash equivalents....     --       --       310       (7)     478
                                  -------  -------  -------  -------  -------
Net increase in cash and cash
 equivalents.....................     490    1,936    3,587      159   (4,083)
Cash and cash equivalents at
 beginning of period.............     372      862    2,798    2,798    6,385
                                  -------  -------  -------  -------  -------
Cash and cash equivalents at end
 of period....................... $   862  $ 2,798  $ 6,385  $ 2,957  $ 2,302
                                  =======  =======  =======  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
Cash paid during the period for:
  Interest....................... $ 1,342  $ 2,423  $ 1,198  $   400  $   357
                                  =======  =======  =======  =======  =======
  Income taxes, net.............. $ 1,730  $ 4,265  $ 2,103  $   902  $   579
                                  =======  =======  =======  =======  =======
Noncash investing activities:
  Capital leases................. $   --   $ 3,867  $   686  $   349  $   571
                                  =======  =======  =======  =======  =======

                            See accompanying notes.

                                 JTP COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  The unaudited combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the JTP Companies believe these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a formal recurring nature.

  Results of operations for the six months ended June 30, 1996 and 1997 are not necessarily indicative of the results that may be achieved for the entire years ended December 31, 1996 and 1997, respectively.

  The accompanying combined financial statements include the accounts of Dura-Line Corporation and Subsidiaries (Dura-Line); AIM Electronics Corporation
(AIM); Cambridge Products Corporation (Cambridge); Johnson Components, Inc. (Johnson); Diversified Wire & Cable, Inc. (Diversified); Viewsonics, Inc. and Subsidiary (Viewsonics); Jordan Telecommunications Product Group, Inc., and Subsidiaries (JTPG); Bond Holdings, Inc. and Subsidiaries (Bond); and Northern Technologies Holdings, Inc. and Subsidiary (Northern); collectively the JTP Companies. All of the JTP Companies are wholly owned subsidiaries of Jordan Industries, Inc. (Jordan) except for Diversified which is 87.5% owned by Jordan. All significant intercompany balances and transactions have been eliminated in combination.

  Dura-Line is a leading manufacturer and supplier of high density polyethylene (HDPE) plastic ducts used to install, house, and protect fiber-optic, coaxial, and other cables. Dura-Line also manufactures other plastic piping for potable water and heating systems. The company is headquartered in Knoxville, Tennessee, and operates manufacturing facilities in the United States, the United Kingdom, the Czech Republic, Mexico, Israel, China, and India and sells its products principally to telecommunications and cable television companies.

  AIM is an importer and manufacturer of electronic connectors, adapters, switches, tools, custom cable assemblies, and other electronic hardware products for telecommunications and data communications networks sold to the commercial and consumer electronics markets. AIM's products, excluding custom cable assemblies, are primarily manufactured in Asia.

  Cambridge is a domestic manufacturer of high-quality electronic connectors, plugs, adapters, and other accessories. Cambridge also designs and markets specialty radio-frequency coaxial electronic connectors for radio, mobile communications, television, and computer equipment.

  Johnson is a high-quality, fully-integrated domestic manufacturer of radio-frequency coaxial connectors and electronic hardware. Johnson specializes in manufacturing miniature and subminiature radio-frequency connectors used primarily in telecommunication, computer, and other OEM applications which require high frequency ranges.

  Diversified is a broad-line provider and value-added reseller of wire, cable, and custom cable assemblies. Diversified's products are used in local-area-networks, custom cable assemblies, electrical applications, sound and security applications, and various other OEM and miscellaneous applications.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


  Viewsonics designs, manufactures, and markets branded cable television components, electronic network components, and electronic security components primarily for the home connection portion of the cable television infrastructure. Viewsonics' products are primarily manufactured by its wholly owned subsidiary, Shanghai Viewsonics Electronic Co., Ltd., located in Shanghai, China.

  JTPG, a wholly owned subsidiary of Jordan, through its wholly owned subsidiary, Jordan Telecommunications Product Group-Europe, Inc. (JTPGE), purchased the stock of Vitelec Electronics Ltd. (Vitelec) on August 5, 1996. JTPG and JTPGE have no operations.

  Vitelec, located in Hampshire, England, is an importer, packager, and master distributor of radio-frequency connectors, plugs, jacks, sockets, adapters, and terminators sold to the commercial and consumer electronics markets. Vitelec's radio-frequency products are manufactured for them in Asia. Vitelec also distributes local-area-network and wide-area-network cabling, connectors, converters, and accessories for data communication networks.

  Bond was incorporated as a holding company in August 1996 to acquire the Bond Technologies Group. The Bond Technologies Group consists of: an 80% interest in Bond Technologies, Inc., which was organized and incorporated under the laws of the state of California in 1988 and has manufacturing plants in Anaheim and Fremont, California; an 80% interest in Cable Spec, Ltd. (dba Bond Technologies, Ltd.), a limited partnership organized under the laws of the state of Texas in July 1995 and which has a manufacturing plant in Austin, Texas; and an 80% interest in Balance Manufacturing Services of Southern California, Inc., and a 51% interest in BSM, Inc., which were incorporated in the state of California in 1995 and 1994, respectively. Balance Manufacturing Services of Southern California, Inc. and BSM, Inc. function as the sales representatives for Bond Technologies Group in southern California and northern California, respectively.

  Bond designs, engineers, and manufactures high-quality custom electronic cables and connector subassemblies for original equipment manufacturers in the data and telecommunication segments of the electronics industry. Current sales are predominantly within the United States.

  Northern was incorporated as a holding company in December 1996 to acquire Northern Technologies, Inc. Northern Technologies, Inc. designs, manufactures, and markets power conditioning and power protection equipment primarily for telecommunications applications. The company also offers a variety of other products including voltage regulators, uninteruptable power supplies, isolation transformers, and grounding devices to protect any power-critical application.

DURA-LINE SUBSIDIARIES/INVESTMENT IN AFFILIATE

  On December 9, 1988, Dura-Line Limited, a wholly owned subsidiary of Dura-Line, was incorporated in the United Kingdom to manufacture and supply HDPE plastic conduit systems to the United Kingdom and European markets. Dura-Line Limited began operations in March 1989.

  On April 29, 1993, Dura-Line (Israel) Ltd., a joint venture between Dura-Line and two Israeli companies, was established in Israel to manufacture and supply HDPE plastic conduit systems to the Middle East market. Dura-Line (Israel) Ltd., 33 1/3% owned by Dura-Line, commenced operations in December 1993.

  On July 23, 1993, Dura-Line CT s.r.o, a limited liability company, was established in the Czech Republic to manufacture and supply HDPE plastic conduit systems to the Central European markets. Dura-Line CT's net profits and losses are split 70% to Dura-Line and 30% to the former shareholders of Compuplast-Technology, A.S. The company commenced operations in November 1993.

  On February 21, 1995, Dura-Line Mexico S.A. de C.V., a wholly owned subsidiary of Dura-Line, was incorporated in Mexico to manufacture and supply HDPE plastic conduit systems to Central and South American markets. Dura-Line Mexico S.A. de C.V. began operations in August 1996.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


  On December 28, 1995, Dura-Line Shanghai Plastics Company, Ltd., a Contractual Cooperative Joint Venture with a Chinese company, was established to manufacture and supply HDPE plastic conduit systems to China and other Asia markets. Dura-Line owns 100% of the equity in Dura-Line Shanghai Plastics and began operations in October 1996.

  On August 19, 1996, Bharti Dura-Line Private Ltd., a joint venture with Bharti Telecom, was incorporated in India to manufacture and supply HDPE plastic conduit systems to India and neighboring countries. Dura-Line owns 50% plus one share of the joint venture and as of December 31, 1996, has not commenced operations.

COMMON STOCK

  Common stock consists of the following:

                                        PAR VALUE
                                       (IN DOLLARS   SHARES   SHARES   SHARES
                                       PER SHARE)  AUTHORIZED ISSUED OUTSTANDING
                                       ----------- ---------- ------ -----------
December 31, 1995
  Dura-Line...........................    $1.00     100,000   76,000   76,000
  Aim.................................     1.00       1,000    1,000    1,000
  Cambridge...........................     1.00      30,000      500      500
December 31, 1996
  Dura-Line...........................     1.00     100,000   76,000   76,000
  Aim.................................     1.00       1,000    1,000    1,000
  Cambridge...........................     1.00      30,000      500      500
  Johnson.............................     1.00      10,000      500      500
  Diversified.........................     1.00      10,000   10,000   10,000
  Viewsonics..........................     1.00      10,000      100      100
  JTPG................................      .01       1,000    1,000    1,000
  Bond................................     1.00      10,000      100      100
  Northern............................      .01     100,000    1,000    1,000

ACQUISITIONS

  On January 23, 1996, Johnson Components Holdings, Inc. ("JCH"), a holding company incorporated in January 1996 by Jordan, purchased the net assets of Johnson Components, Inc. and, concurrent with the acquisition, JCH changed its name to Johnson Components, Inc. (Johnson). The purchase price of $16,121, including costs incurred directly related to the transaction, was allocated to working capital of $1,616, property, plant, and equipment of $4,660, and noncompete agreements of $1,050, and resulted in an excess purchase price over net identifiable assets of $8,795. The acquisition was financed by Johnson through borrowings from Jordan.

  On June 25, 1996, Diversified Wire & Cable Holdings, Inc. ("DWCH"), a holding company incorporated in June 1996 by Jordan, purchased the stock of Diversified Wire & Cable, Inc. and, concurrent with the acquisition, DWCH changed its name to Diversified Wire & Cable, Inc. (Diversified). The purchase price of $17,044, including costs incurred directly related to the transaction, was allocated to working capital of $534, property, plant, and equipment of $607, noncompete agreements of $500, other assets of $27, capital leases of $194, and resulted in an excess purchase price over net identifiable assets of $15,570. The acquisition was financed by Diversified through borrowings from Jordan and a $1,500 subordinated seller note. Immediately after the acquisition, Diversified sold 1,250 shares of its common stock to the former owners and current members of Diversified management for $250.

  Certain sellers of Diversified Wire & Cable, Inc. are entitled to additional payments for their stock, contingent upon operating results of Diversified, as defined in the purchase agreement. The maximum contingent consideration to be paid is $3,200.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

  On August 1, 1996, Viewsonics Holdings, Inc. ("VHI"), a holding company incorporated in July 1996 by Jordan, purchased the net assets of Viewsonics, Inc. and, concurrent with the acquisition, VHI changed its name to Viewsonics, Inc. (Viewsonics). The purchase price of $15,000, including costs incurred directly related to the transaction, was allocated to working capital of $6,378, property, plant, and equipment of $446, and resulted in an excess purchase price over net identifiable assets of $8,176. The acquisition was financed by Viewsonics through borrowings from Jordan.

  The former owner of Viewsonics, Inc. is entitled to additional payments for the net assets acquired by Viewsonics, contingent upon operating results as defined in the purchase agreement. The maximum contingent consideration to be paid is $5,000.

  JTPG, a wholly owned subsidiary of Jordan, through its wholly owned subsidiary, Jordan Telecommunications Product Group-Europe, Inc. (JTPGE), purchased the stock of Vitelec Electronics Ltd. (Vitelec) on August 5, 1996. The purchase price of $14,040, including costs incurred directly related to the transaction, was allocated to working capital of $962, property, plant, and equipment of $1,054, and resulted in an excess purchase price over net identifiable assets of $12,024. The acquisition was financed by JTPG through borrowings from Jordan.

  On September 20, 1996, Bond Holdings, Inc., a holding company incorporated in August 1996 by Jordan, purchased Bond Technologies Group. The purchase price of $8,629, which included costs incurred directly related to the transaction, was allocated to working capital of $2,099, property, plant, and equipment of $902, noncompete agreements of $800, other assets of $54, debt assumed of $53, and resulted in an excess purchase price over net identifiable assets of $4,827. The acquisition was financed by Bond through borrowings from Jordan.

  The purchase price included cash balances that are restricted in their use. The restricted balances, which total $708 as of December 31, 1996, are held in an escrow account with instructions that the balances be paid to the previous owners of Bond's underlying companies at a predetermined date if certain earnings levels are achieved. Based on current projections, Bond does not anticipate paying the sellers. However, it is at least reasonably possible that this estimate may change in the near term which would result in Bond having to pay the sellers up to the entire amount of the restricted cash.

  On December 31, 1996, Northern Technologies Holdings, Inc. (Northern), a holding company incorporated in December 1996 by Jordan, purchased 100% of the stock of Northern Technologies, Inc. The purchase price of $21,500, including estimated costs incurred directly related to the transaction, was allocated to working capital of $5,082, property, plant, and equipment of $887, noncompetition agreements of $500, long-term assets of $234, long-term liabilities of $188, and resulted in an excess purchase price over net identifiable assets of $14,985. Northern has agreed to purchase raw materials during 1997 at the current market price of $2,271 as of December 31, 1996. The acquisition was financed by Northern through borrowings from Jordan.

  Unaudited annual pro forma information with respect to the JTP Companies as if the 1996 acquisitions had occurred on January 1, 1995 and 1996, is as follows:

                                                               (UNAUDITED)
                                                         YEAR ENDED DECEMBER 31
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
      Net sales........................................  $   178,678 $   193,474
      Income before income taxes and minority interest.       11,370       7,669
      Net income.......................................        7,013       3,132

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


2. SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The JTP Companies consolidate all majority-owned subsidiaries and limited partnerships where the specific JTP Company is the general partner with a controlling interest. Investments in 20%- to 50%-owned affiliates are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  All highly liquid debt instruments purchased with an initial maturity of three months or less are considered to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories are primarily valued at either average or first in, first out (FIFO) cost.

 Depreciation and Amortization

  Property, Plant, and Equipment--Depreciation and amortization of property, plant, and equipment is calculated using estimated useful lives, or over the lives of the underlying leases, if less, using straight-line or accelerated methods. The useful lives of plant and equipment for the purpose of computing book depreciation are as follows:

      Machinery and equipment........................................ 3-10 years
      Buildings and improvements..................................... 7-35 years
      Furniture and fixtures......................................... 5-10 years

  Goodwill--Goodwill is being amortized on the straight-line basis principally over 40 years. At December 31, 1995 and 1996, goodwill is net of accumulated amortization of $1,683 and $2,715, respectively.

 Foreign Currency Translation

  In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," assets and liabilities of Dura-Line's, Viewsonics', and JTPG's foreign operations are translated from foreign currencies into U.S. dollars at year-end rates while income and expenses are translated at the weighted-average exchange rates for the year. Gains or losses resulting from the translations of foreign currency financial statements are deferred and classified as a separate component of shareholders' equity.

 Long-Lived Assets

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires, among other things, that companies consider whether indicators of impairment of long-lived assets held for use are present, that if such indicators are present the companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amounts, and if so, the companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value.

  Accordingly, the JTP Companies evaluated the ongoing value of their property, plant, and equipment and other long-lived assets as of December 31, 1996. From this evaluation, the JTP Companies determined that there were no indications of impairment significant enough to warrant recognition of an impairment loss, and as such, no impairment loss has been recognized for the year ended December 31, 1996.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

 Income Taxes

  Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," provides that deferred tax assets and liabilities be determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets arising from temporary differences and net operating losses will not be realized.

  Dura-Line and JTPG have not provided for income taxes on undistributed earnings of foreign subsidiaries to the extent the undistributed earnings are considered to be permanently reinvested.

 Risk and Uncertainties

  The JTP Companies operate in seven countries. In each country, the business is subject to varying degrees of risk and uncertainty. The JTP Companies insure their business and assets in each country against insurable risks in a manner that they deem appropriate. Because of their diversity, the JTP Companies believe that the risk of loss from noninsurable events in their businesses in any one country would not have a material adverse effect on their operations as a whole.

  AIM, Viewsonics, and Bond are economically dependent on a limited number of suppliers, some of which are located in Asia. If these suppliers become unable to meet materials requirements, sales could be adversely affected. However, AIM, Viewsonics, and Bond management believe that sufficient inventory levels are maintained, and alternative sources of supply would be available, to prevent a materially adverse impact on the respective results of operations.

  Dura-Line's domestic employees represent approximately 50% of Dura-Line's total worldwide employment as of December 31, 1996. Approximately 36% of Dura-Line's domestic employees, or approximately 18% of Dura-Line's total employees, are subject to a collective bargaining agreement which expired on April 18, 1997. Negotiations for a new agreement are currently under way.

  Plastic resins are Dura-Line's principal raw materials. The price of plastic resins is subject to worldwide market forces of supply and demand. Prices can be volatile, and fluctuations influence Dura-Line's financial results.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The JTP Companies' financial instruments include cash equivalents, trade accounts receivable, accounts payable, accrued expenses, and notes payable to Jordan. The fair values of all financial instruments were not materially different from their carrying values at December 31, 1995 and 1996.

 Research and Development Costs

  Research and development costs are expensed as incurred.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


3. INVENTORIES

  Inventories consist of:

                                                       DECEMBER 31   (UNAUDITED)
                                                     ---------------  JUNE 30,
                                                      1995    1996      1997
                                                     ------- ------- -----------
      Raw materials................................. $ 7,425 $10,738   $12,963
      Work in process...............................     144   1,559     2,243
      Finished goods................................   3,736  13,453    18,871
                                                     ------- -------   -------
                                                     $11,305 $25,750   $34,077
                                                     ======= =======   =======

4. OTHER ASSETS

  Stock appreciation rights agreements, customer lists, noncompete agreements, trade names, and supplier relations are amortized on the straight-line basis over their estimated useful lives, ranging from one to twenty years. At December 31, 1995 and 1996, these items are shown net of accumulated amortization of $15,733 and $21,484, respectively.

  Other assets consist of:

                                                                   DECEMBER 31
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
      Customer lists............................................ $ 1,679 $ 1,478
      Noncompete agreements.....................................   4,136   5,720
      Trade names...............................................   1,632   1,778
      Supplier relations........................................   1,220   1,129
      Deferred taxes............................................     --      438
      Other.....................................................   1,860   1,032
                                                                 ------- -------
                                                                 $10,527 $11,575
                                                                 ======= =======

5. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment, at cost, consists of:

                                                                DECEMBER 31
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
      Land.................................................. $    842  $    899
      Machinery and equipment...............................   18,520    31,447
      Buildings and improvements............................    7,331     8,378
      Furniture and fixtures................................      965     3,395
      Leasehold improvements................................      --        621
                                                             --------  --------
                                                               27,658    44,740
      Accumulated depreciation and amortization.............  (10,919)  (15,694)
                                                             --------  --------
                                                             $ 16,739  $ 29,046
                                                             ========  ========

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued liabilities consist of:

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
      Accrued vacation........................................... $   84 $  445
      Accrued bonuses............................................  1,004    --
      Accrued income taxes.......................................  1,404  1,829
      Accrued warranties.........................................    --     220
      Accrued commissions........................................     59    356
      Accrued payroll and payroll taxes..........................    218  1,414
      Accrued royalties..........................................    501    941
      Accrued stock appreciation rights (Note 15)................    --   2,922
      Accrued legal and accounting fees..........................    --     145
      Accrued other expenses.....................................     50  1,622
      Deferred taxes.............................................    --      47
                                                                  ------ ------
                                                                  $3,320 $9,941
                                                                  ====== ======

7. OPERATING LEASES

  Certain land, buildings, and equipment are leased under noncancelable operating leases. Certain leases for facilities contain renewal options and require additional payments for maintenance charges and are subject to periodic escalation charges.

  Total minimum rental commitments under noncancelable operating leases at December 31, 1996 are:

      1997.............................................................. $ 1,339
      1998..............................................................   1,473
      1999..............................................................   1,165
      2000..............................................................     989
      2001..............................................................     794
      Thereafter........................................................   6,037
                                                                         -------
                                                                         $11,797
                                                                         =======

  Northern rents its current facility from a partnership in which an officer of Northern is a partner. The lease calls for monthly rental payments of approximately $9, with annual 5% increases effective each January. The lease expires in 2002.

  Rental expense amounted to $301, $399, and $897 for 1994, 1995, and 1996, respectively.

8. BENEFIT PLANS

  Certain JTP Companies participate in the Jordan Industries, Inc. 401(k) Savings Plan (401(k) Plan), a defined-contribution benefit plan for salaried and hourly employees. In order to participate in the 401(k) Plan, employees must be at least 21 years old and have worked at least 1,000 hours during the first 12 months of employment. Each employee may contribute from 1% to 15% of such employee's before-tax wages into the 401(k) Plan.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


9. LINE OF CREDIT

  Dura-Line has available a line of credit from ABN AMRO Bank N.V. of Prague, Czech Republic in the amount of $800. At December 31, 1996, Dura-Line had no outstanding borrowings on this line of credit. At December 31, 1995, Dura-Line had outstanding borrowings on this line of credit of $527. The line of credit carries an interest rate of 1.25% above PRIBOR (Prague Inter-Bank Offered
Rate); the applicable rate was 12.5% at December 31, 1995. The facility is secured by the assets of Dura-Line CT s.r.o. and is guaranteed with a standby letter of credit issued by Dura-Line.

10. DEBT

  Long-term debt consists of:

                                                DECEMBER 31      (UNAUDITED)
                                              -----------------   JUNE 30,
                                               1995      1996       1997
                                              -------  --------  ----------- ---
      Notes payable (A)...................... $ 1,232  $  3,623   $  3,000
      Capital lease obligations (B)..........   4,107     4,038      3,900
      Notes due to Jordan (C)................  47,444   141,380    170,022
                                              -------  --------   --------
                                               52,783   149,041    177,909
      Current portion........................    (774)   (1,855)      (987)
                                              -------  --------   --------
                                              $52,009  $147,186   $176,922
                                              =======  ========   ========

  Aggregate maturities of long-term debt at December 31, 1996, excluding notes due to Jordan, are as follows:

      1997............................................................... $1,855
      1998...............................................................    998
      1999...............................................................  1,958
      2000...............................................................  1,298
      2001...............................................................     52
      Thereafter.........................................................  1,500
                                                                          ------
                                                                          $7,661
                                                                          ======

--------
(A) Dura-Line maintains $1,141 in notes payable due in monthly installments through 1999 and bearing interest at rates ranging from 5.7% to 8.3%. The notes are secured by equipment.
  Diversified maintains $125 in notes payable due in monthly installments through 2001 and bearing interest at rates ranging from 7.7% to 9.9%. The notes are secured by equipment.
  Diversified maintains $1,500 in notes payable to the sellers. The notes accrue interest at an annual rate of 8%, which is payable annually. One-half of the principal is due in 2003 with the remaining one-half due in 2004. Diversified has the right to prepay the principal. The notes are subordinated to any indebtedness to Jordan or an affiliate.
  Vitelec has a $857 note payable to an officer of Vitelec. The note is non-interest-bearing and is due in 1997. Interest has not been imputed on the note due to its very short term. The note is unsecured.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

(B) Interest rates on capital leases range from 7.7% to 10.8% and mature in installments through 2001. Leases are secured by the underlying assets.
  The future minimum lease payments as of December 31, 1996 under capital leases consist of the following:

      1997.............................................................. $1,199
      1998..............................................................  1,140
      1999..............................................................  1,122
      2000..............................................................  1,383
      2001..............................................................     53
                                                                         ------
                                                                          4,897
      Amount representing interest......................................   (859)
                                                                         ------
      Present value of future minimum lease payments.................... $4,038
                                                                         ======

  The present value of the future minimum lease payments approximates the book value of property, plant, and equipment under capital leases at December 31, 1996.

(C) The JTP Companies maintained notes payable to Jordan. The notes were interest bearing at rates ranging from 10% and 14.5%, were due upon demand, and were secured by all the assets of the respective JTP Companies. At December 31, 1996, these notes were classified as long-term, as it was Jordan's intention not to demand payment on these notes prior to January 1, 1998. Subsequently, concurrent with Jordan's sale of the JTP Companies on July 25, 1997 to Jordan Telecommunication Products, Inc.
    (JTP), these notes were repaid by JTP using a portion of the proceeds from the Offerings (Note 20). Therefore, these notes have been classified as long-term obligations at June 30, 1997.

11. DURA-LINE RECAPITALIZATION AGREEMENT WITH JORDAN

  On April 1, 1994, Dura-Line declared a common stock dividend in the amount of $22,022. The dividend was paid by forgiving a $5,487 note receivable from Jordan and entering into a $16,535 demand promissory note payable to Jordan.

12. INCOME TAXES

  Income before income taxes and minority interest consists of the following:

                                                         YEAR ENDED DECEMBER
                                                                  31
                                                         ----------------------
                                                          1994    1995    1996
                                                         ------  ------  ------
      From U.S. operations.............................. $2,753  $9,003  $1,513
      From foreign operations...........................   (139)   (516)    105
                                                         ------  ------  ------
      Total income before income taxes and minority
       interest......................................... $2,614  $8,487  $1,618
                                                         ======  ======  ======

  The provision for income taxes consists of the following:

                                                         YEAR ENDED DECEMBER
                                                                  31
                                                         ----------------------
                                                          1994    1995    1996
                                                         ------  ------  ------
      Current:
        Federal......................................... $1,375  $3,744  $2,374
        Foreign.........................................    230     654   2,311
        State and local.................................     58     202     150
                                                         ------  ------  ------
                                                          1,663   4,600   4,835
      Deferred
        Federal.........................................   (480)   (500) (1,100)
        Foreign.........................................    --      --      --
        State and local.................................    (11)    (38)    (88)
                                                         ------  ------  ------
                                                           (491)   (538) (1,188)
                                                         ------  ------  ------
          Total provision for income taxes.............. $1,172  $4,062  $3,647
                                                         ======  ======  ======

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

  Deferred income taxes consist of:

                                                                  DECEMBER 31
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
Deferred tax liabilities:
  Tax over book depreciation and amortization................... $1,248  $1,689
  Equity investment in Dura-Line (Israel) Ltd...................    130      86
  Foreign currency translation adjustment.......................    --       43
  Insurance proceeds receivable.................................    --       90
  Other.........................................................     13      31
                                                                 ------  ------
                                                                  1,391   1,939
Deferred tax assets:
  Accrued stock appreciation rights.............................  1,028   2,273
  U.S. net operating loss carryforwards.........................  3,367   3,748
  Foreign net operating loss carryforwards......................    --      224
  Uniform capitalization of inventory...........................     85     187
  Book over tax depreciation and amortization...................    --      659
  Accrued vacation..............................................     31     179
  Accrued warranties............................................    --      138
  Accrued bonuses...............................................    361     --
  Foreign currency translation adjustment.......................    209     --
  Other.........................................................     59     209
                                                                 ------  ------
                                                                  5,140   7,617
Valuation allowance for deferred tax assets..................... (3,165) (3,903)
                                                                 ------  ------
Net deferred tax assets......................................... $  584  $1,775
                                                                 ======  ======

  The increase in the valuation allowance during 1995 and 1996 was $190 and $738, respectively.

  The JTP Companies are included in the consolidated income tax returns of Jordan, but have computed their provisions for income taxes on a separate return basis in accordance with Statement of Financial Accounting Standards No. 109. A tax-sharing agreement exists between the JTP Companies and Jordan under which the JTP Companies receive benefit for net operating losses against taxable income of profitable entities included in the consolidated tax group. At December 31, 1995 and 1996, the JTP Companies have U.S. net operating loss carryforwards under the tax-sharing agreement of $2,758 and $2,493, respectively. The U.S. net operating loss carryforwards expire in various years from 2005 to 2011. The foreign net operating loss of $617 can be carried forward indefinitely.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


  The provision for income taxes differs from the amount of income tax provision computed by applying the United States federal income tax rate to income before income taxes and minority interest. A reconciliation of the differences is as follows:

                                                         YEAR ENDED DECEMBER
                                                                  31
                                                         ---------------------
                                                          1994   1995    1996
                                                         ------ ------  ------
Computed statutory tax provision........................ $  889 $2,886  $  550
Increase (decrease) resulting from:
  Nondeductible depreciation and amortization...........     62     88     109
  Higher effective income taxes of other countries......     55     66     448
  State and local taxes.................................      6    302      96
  Foreign subsidiary losses without a current-year tax
   benefit..............................................     36    811   1,630
  U.S. losses without a current-year tax benefit........    118     72     527
  Adjustments to prior-year tax liabilities.............    --     --      400
  Other, net............................................      6   (163)   (113)
                                                         ------ ------  ------
Provision for income taxes.............................. $1,172 $4,062  $3,647
                                                         ====== ======  ======

13. RELATED PARTY TRANSACTIONS

  Jordan provides consulting services to the JTP Companies in exchange for annual fees which are payable in accordance with terms stipulated in the management consulting agreement between the JTP Companies and Jordan. Management fees paid by the JTP Companies for such services amounted to $1,356, $1,399, and $2,224 for the years ended December 31, 1994, 1995 and
1996, respectively, and amounted to $983 and $1,493 for the six months ended June 30, 1996 and 1997, respectively.

  Northern had $397 due from an officer as of December 31, 1996. The amount was repaid subsequent to year-end.

  On a monthly basis, the JTP Companies are charged interest on their notes payable to Jordan (see Note 10). Interest expense amounted to $5,491, $6,235, and $11,063 for the years ended December 31, 1994, 1995, and 1996, respectively, and amounted to $4,104 and $8,908 for the six months ended June 30, 1996 and 1997, respectively.

14. ACQUISITION OF DURA-LINE COMMON STOCK

  In March 1992, Dura-Line entered into an agreement whereby it acquired 24,000 shares of its common stock in exchange for 375 shares of preferred stock. One-half of the preferred shares (187.5 shares) have been redeemed at the liquidation value of $1,875. An additional $1,875, representing the remaining one-half of the preferred shares (187.5 shares), has been recorded as preferred stock which carries a cumulative dividend of 7% per annum. There was $621 of preferred stock dividends in arrears at December 31, 1996. No dividends can be paid on Dura-Line's common stock until the dividends in arrears are paid.

  In conjunction with the exchange, the selling shareholders entered into covenants not to compete for $2,679. The agreements call for Dura-Line to pay this amount over a five-year period which began in 1992. At December 31, 1995 and 1996, approximately $325 and $81 remains to be paid on these agreements, respectively.

  The selling shareholders were also granted stock appreciation rights totaling $5,952 as part of the noncompete agreements. This amount was capitalized and is being amortized over the five year term of the related noncompete agreements. $3,162 and $2,418 of these stock appreciation rights remain unamortized as of December 31, 1995 and 1996, respectively (Note 4). Dura-Line paid $2,056 and $1,660 in 1995 and 1994, respectively, to the selling shareholders for these stock appreciation rights, with the amounts paid in 1995 representing the final amounts due under these agreements.

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


  Additionally, the former shareholders were granted stock appreciation rights exercisable in full or in part on the occurrence of the disposition by merger or otherwise, in one or more transactions of: (a) more than 50% of the voting power and/or value of the capital stock of the subsidiary, or (b) all or substantially all the business or assets of the subsidiary. The value of the stock appreciation rights is based on the ultimate sales price of the stock or assets of Dura-Line and is essentially 15% of the ultimate sales price of the stock or assets sold, less $15,625. No liability has been recorded relative to these rights as of December 31, 1996.

  On April 10, 1997, Dura-Line paid the former shareholders pursuant to an agreement (The Redemption Agreement), as if Dura-Line was sold for $110,000. The former shareholders received $9,438 in cash and a deferred payment of $4,719 over five years at 8% interest. The Redemption Agreement also requires that the $1,875 of remaining preferred stock be redeemed one year from the date of the agreement.

  If at any time prior to April 30, 1998, Jordan has received offering proceeds from the registration of any shares of common stock of Dura-Line (the
IPO), Jordan will pay the former shareholders an additional $2,250.

  If Jordan has not received proceeds from the IPO, the former shareholders will receive a special bonus of 25% of Dura-Line's 1997 gross profit (as defined) in excess of $30,000.

  As consideration for the signing of the Redemption Agreement, the former shareholders will receive total non-compete payments of $352 payable over the next 13 months.

15. STOCK APPRECIATION RIGHTS

  In connection with Jordan's acquisitions of AIM and Cambridge in 1989, the seller of these companies was granted stock appreciation rights in respect of the appreciation of these companies. The formula used to value these rights is calculated by determining 20% of a multiple of average cash flow of these companies for the two years preceding the date when these rights are exercised less the indebtedness of these companies. Payment of these rights is amortized over five years, such that one-third is payable upon exercise, and two-thirds is payable in five equal installments over five years. $2,849 was accrued for these rights in accordance with the terms of the rights agreements at December 31, 1995, and has been included in other noncurrent liabilities.

  The seller passed away during the third quarter of 1996, and the seller's estate has exercised these rights. The total amount owed under these rights was approximately $6,260 at the date of exercise. Pursuant to the rights agreement, one-third of the liability ($2,087) was due upon exercise, and the remaining liability ($4,173) is to be paid in five equal annual installments of approximately $835. The $2,087 liability plus the first installment payment of $835, or $2,922 in total, is included in accrued liabilities at December 31, 1996 (Note 6). The noncurrent portion of the liability of $3,338 is included in other noncurrent liabilities at December 31, 1996.

16. CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the JTP Companies to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The JTP Companies place cash and cash equivalents with high-quality financial institutions which are principally federally insured up to prescribed limits.

  The JTP Companies closely monitor the credit quality of their customers and maintain allowances for potential credit losses which, historically, have been within the range of managements' expectations.

17. RESTRICTED SUBSIDIARIES

  The JTP Companies are subsidiaries of Jordan and are "Restricted Subsidiaries" of Jordan under the JII Indentures relating to the Senior Notes and Senior Subordinated Discount Debentures of Jordan (the JII Indentures). The Senior Notes and Senior Subordinated Discount Debentures balances at December 31, 1996, were $275,000 and $111,092, respectively. As a result, certain covenants in the JII Indentures are applicable to

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

the JTP Companies and their subsidiaries and will limit their ability to make dividends, distributions, and investments in entities that are not "Restricted Subsidiaries," incur indebtedness, grant liens, enter into affiliate transactions, and enter into agreements which limit the JTP Companies', and their subsidiaries', ability to make dividends and distributions and make asset sales. The JII indentures are also collateralized by all of the assets of the JTP Companies.

18. SEGMENT DATA

  The JTP Companies manufacture and supply a diversity of products in three primary business segments within the telecommunications and datacommunications industry. The segments and products are discussed below:

INFRASTRUCTURE PRODUCTS AND EQUIPMENT

  Infrastructure Products and Equipment is made up of three operating units:
Dura-Line Corporation and Subsidiaries (Dura-Line), Viewsonics, Inc. and Subsidiary (Viewsonics) and Northern Technologies Holdings, Inc. and Subsidiary (Northern). The businesses in this segment manufacture cable conduit, amplifiers and splitters, and power conditioning systems.

  Dura-Line's businesses manufacture high-density polyethylene (HDPE) plastic ducts used to install, house, and protect fiber-optic, coaxial, and other cables. The company also manufactures other plastic piping for potable water and heating systems. The majority of Dura-Line's sales are comprised of either patented or proprietary products. The company markets products with its patented silicone-based lining under the same SILICORE. The permanent low coefficient of friction characteristic of SILICORE allows fiber optic and other cables to be easily pulled or blown through the conduit, saving significant time and money during installation, repair, and upgrade procedures. The company manufactures several different types of SILICORE products including ribbed, corrugated, smoothwall, aerial and preinstalled fiber optic cable, coaxial cable, and service wire.

  Dura-Line has cable conduit manufacturing operations in the United States, China, the Czech Republic, Mexico, and the United Kingdom and manufacturing joint ventures in Israel and India. Over the past three years, international sales have been increasing as a percent of Dura-Line's sales and in 1996 were approximately 48% of revenues.

  Viewsonics designs, manufactures, and markets broad band electronic network infrastructure components and patented electronic security components, primarily for the "drop" or home connection portion of the CATV network. The company currently sells 50% of its CATV electronic network infrastructure components directly to multisystem CATV operators and 50% of its products to distributors. Foreign sales accounted for approximately 24% of Viewsonics sales in 1996.

  On December 31, 1996, Jordan, through its wholly owned subsidiary Northern, acquired Northern Technologies, Inc., which designs, manufactures, and markets power conditioning and power protection equipment primarily for telecommunications applications. The company offers a variety of products including voltage regulators, uninteruptable power supplies (UPSs), isolation transformers, and grounding devices to protect any critical application. No results of operations from Northern are included in this segment; however, total assets do reflect the result of this acquisition.

ELECTRONIC CONNECTORS AND COMPONENTS

  Electronic Connectors and Components consists of three operating units, AIM Electronics Corporation (AIM), Cambridge Products Corporation (Cambridge), and Johnson Components, Inc. (Johnson), which

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

manufacture and distribute a wide variety of electronic connectors including RF and coaxial connectors, plugs, adapters, and electronic hardware, as well as electronic network and security components for use in the telecommunications and datacommunications industries.

  AIM is supplier of electronic connectors and related electronic components. The company imports and produces a large variety of electronic connectors, adapters, plugs, jacks, switches, tools, cable assemblies, and other electronic hardware products for datacommunications and telecommunications networks. The company sells it products in the commercial and consumer electronics market throughout the world, directly and through a network of manufacturers' representatives. The company markets over 3,000 of its products under the house label AIM. The company markets its cable assemblies under the name Prestige.

  Cambridge is a domestic manufacturer of high-quality electronic connectors, plugs, adapters, and other accessories. The company also designs and markets specialty radio-frequency coaxial electronic connectors for radio, mobile communications, television, and computer equipment.

  Johnson manufacturers RF coaxial connectors and electronic hardware. The company is a vertically integrated manufacturer specializing in miniature and subminiature RF connectors used primarily in telecommunications, datacommunications, and other OEM applications that require miniaturization and high frequency ranges, including the wireless telecommunications industry. Approximately 98% of the company's RF coaxial connectors are made of brass, a lower cost alternative to stainless steel that offers comparable performance characteristics.

CUSTOM CABLE ASSEMBLIES AND SPECIALTY WIRE AND CABLE

  Custom Cable Assemblies and Specialty Wire and Cable includes two operating units, Bond Holdings, Inc. (Bond) and Diversified Wire & Cable, Inc. (Diversified), which design, engineer, manufacture, and distribute high-quality custom electronic cables and connector subassemblies for datacommunications and telecommunications customers. Bond designs, engineers, and manufactures high-quality custom electronic cable assemblies and connector subassemblies for original equipment manufacturers (OEMs) in the data and telecommunications segment of the electronics industry.

  The company's products are manufactured to customers' specifications and are used to connect electronic devices to each other and related equipment. Similar to other custom cable assembly manufacturers, Bond derived approximately 34% of its sales from two customers.

  Diversified is a broad-line provider and value-added reseller of wire, cable, and customer cable assemblies. The company's products are used in local-area-networks (LANs), custom cable assemblies, electrical applications, sound and security applications, and various other OEM and miscellaneous applications. The company processes and ships over 80% of its orders for wire and cable on a 24-hour basis and 100% of its orders for wire and cable within one week. In late 1996, the company opened a facility in Nashville, Tennessee, to expand its geographical coverage and improve its proximity to customers.

  Intersegment sales exist between AIM and Cambridge. These sales are eliminated in combination and are not presented in segment disclosures. Export sales are not significant on a combined basis. No single customer accounts for 10% or more of a segment of combined net sales.

  Operating income by business segment is defined as net sales less operating costs and expenses, excluding interest and income taxes.

                                 JTP COMPANIES

                             (DOLLARS IN THOUSANDS)

  Identifiable assets are those used by each segment in its operations.

  Summary financial information by business segment included in the financial statements of the JTP Companies is as follows:

                                                         YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                         1994    1995     1996
                                                        ------- ------- --------
NET SALES
Infrastructure Products and Equipment.................. $44,800 $76,033 $ 75,179
Electronic Connectors and Components...................  19,890  20,936   40,275
Custom Cable Assemblies and Specialty Wire and Cable...     --      --    17,545
                                                        ------- ------- --------
                                                        $64,690 $96,969 $132,999
                                                        ======= ======= ========
OPERATING INCOME
Infrastructure Products and Equipment.................. $ 5,540 $11,004 $  7,099
Electronic Connectors and Components...................   2,848   3,882    5,577
Custom Cable Assemblies and Specialty Wire and Cable...     --      --       647
                                                        ------- ------- --------
                                                        $ 8,388 $14,886 $ 13,323
                                                        ======= ======= ========
DEPRECIATION AND AMORTIZATION
Infrastructure Products and Equipment.................. $ 2,845 $ 3,766 $  3,836
Electronic Connectors and Components...................   2,255   1,339    2,321
Custom Cable Assemblies and Specialty Wire and Cable...     --      --       485
                                                        ------- ------- --------
                                                        $ 5,100 $ 5,105 $  6,642
                                                        ======= ======= ========
CAPITAL EXPENDITURES
Infrastructure Products and Equipment.................. $ 3,184 $ 5,200 $  5,543
Electronic Connectors and Components...................      93     200      849
Custom Cable Assemblies and Specialty Wire and Cable...     --      --       131
                                                        ------- ------- --------
                                                        $ 3,277 $ 5,400 $  6,523
                                                        ======= ======= ========
IDENTIFIABLE ASSETS
Infrastructure Products and Equipment.................. $30,581 $44,378 $ 89,984
Electronic Connectors and Components...................  18,864  18,370   54,872
Custom Cable Assemblies and Specialty Wire and Cable...     --      --    34,790
                                                        ------- ------- --------
                                                        $49,445 $62,748 $179,646
                                                        ======= ======= ========

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)


  Summary financial information by geographic area included in the financial statements of the JTP Companies is as follows:

1994                                              UNITED STATES EUROPE  COMBINED
----                                              ------------- ------- --------
Net sales........................................    $50,850    $13,840 $64,690
Operating income.................................      6,462      1,926   8,388
Identifiable assets..............................     39,242     10,203  49,445

1995                                              UNITED STATES EUROPE  COMBINED
----                                              ------------- ------- --------
Net sales........................................    $66,914    $30,055 $96,969
Operating income.................................     10,588      4,298  14,886
Identifiable assets..............................     40,743     22,005  62,748

1996                        UNITED STATES EUROPE  SOUTH AMERICA  ASIA   COMBINED
----                        ------------- ------- ------------- ------  --------
Net sales..................   $ 97,369    $34,152    $1,137     $  341  $132,999
Operating income...........      7,751      6,587      (725)      (290)   13,323
Identifiable assets........    136,339     35,055     3,879      4,373   179,646

  Production facilities are located in the United States, the United Kingdom, Israel, the Czech Republic, Mexico, India, and China. The operations in India were incorporated in 1996 and have not yet begun production.

19. SUBSEQUENT EVENT

  Dura-Line's Reno, Nevada, production facility flooded on January 1, 1997. Uninsured property damage and lost production totaled approximately $400 and will be recorded as an extraordinary charge in 1997.

20. SUBSEQUENT EVENTS (UNAUDITED)

 Acquisition of LoDan West, Inc.

  On May 30, 1997, Jordan Industries purchased the assets of LoDan West, Inc. which designs, engineers and manufactures high-quality custom electronic cable assemblies, sub-assemblies and electro-mechanical assemblies to original equipment manufacturers in the data and telecommunications markets of the electronics industry.

  The purchase price of $17,000, including estimated costs incurred directly related to the transaction, was allocated to working capital of $5,066, property, plant and equipment of $783, noncompetition agreement of $250, noncurrent assets of $41, and resulted in an excess purchase price over net identifiable assets of $10,860. The acquisition was financed with cash.

 Acquisition of Engineered Endeavors, Inc.

  On September 2, 1997, Jordan Telecommunication Products, Inc. (JTP) purchased the assets of Engineered Endeavors, Inc. (EEI), a turnkey provider of antenna support systems for the wireless communications industry. EEI designs complete structures, manufactures monopole antenna mount platforms, custom bell and clock towers, and accessories. The company also distributes ancillary products used in the construction of cellular and personal communication system (PCS) towers.

  The purchase price of $41,500, including estimated costs incurred directly related to the transaction, was preliminarily allocated to working capital of $2,068, property, plant, and equipment of $799, noncompetition agreement of $2,500, noncurrent assets of $14, and resulted in an excess purchase price over net identifiable assets of $36,119. The acquisition was financed with $21,500 of cash and $20,000 of borrowings from JTP's new credit agreement. (See below)

                                 JTP COMPANIES

                            (DOLLARS IN THOUSANDS)

 Formation of Jordan Telecommunication Products, Inc.

  Jordan Telecommunication Products, Inc. (JTP) was formed on July 21, 1997 by its management, the stockholders of Jordan, and certain of their affiliates in order to combine a group of companies that are focused on the manufacture and distribution of products for use in the rapidly growing telecommunications industry. In connection with its initial capitalization, JTP issued 2,000 shares of Junior Preferred Stock to Jordan for $20 million and 959,639 shares of Common Stock to JTP's management and the stockholders of Jordan for approximately $1.9 million.

  Holders of the Junior Preferred Stock are entitled to vote on each matter which the stockholders are entitled to vote, including the election of directors, voting together with the Common Stock as a single class. The holders of Junior Preferred Stock are entitled to 9,500 votes for each share held and, therefore, hold 95% of the combined voting power of the Common Stock and Junior Preferred Stock.

  Commencing on the earlier of August 1, 2002 or the Early Redemption Date, as defined, holders of the Junior Preferred Stock will be entitled to receive dividends at 10% per annum of the liquidation value per share. All dividends are cumulative, whether or not earned or declared, and are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year following the date dividends commence accruing.

  The Junior Preferred Stock has a liquidation value ("Liquidation Value"), in the aggregate, equal to the sum of (i) $20 million; plus (ii)(A) for the period from the date of issuance to August 1, 2002, plus or minus 95% of the cumulative net income (loss) of JTP for such period and (B) for the period subsequent to August 1, 2002, the amount of any preferred dividends thereon not paid on any dividend payment date, whether or not declared, which shall be added to the Liquidation Value at such dividend payment date.

  The Junior Preferred Stock is mandatorily redeemable on August 1, 2002, subject to certain restrictions, as defined in the certificate of designation, at the then Liquidation Value.

  Certain events, including the redemption of the Junior Preferred Stock, could result in a change in control of JTP. Management cannot determine the accounting impact of a change in control resulting from the redemption of the Junior Preferred Stock until the form of the transaction(s) resulting in the redemption are known.

 The Offerings

  On July 25, 1997, JTP issued and sold $190,000 of 9.875% Senior Notes due August 1, 2007 ("Senior Notes"), $120,000 principal amount at maturity ($85,034 initial accreted value) of 11.75% Senior Discount Notes due August 1, 2007 ("Senior Discount Notes"), and twenty-five thousand units, each consisting of (i) $1 aggregate liquidation preference of 13.25% Senior Exchangeable Preferred Stock due August 1, 2009 ("Senior Preferred Stock"), and (ii) one share of Common Stock (the transactions described above are hereafter referred to as the Offerings).

  The Senior Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 1998. The Senior Discount Notes will accrete at a rate of 11.75%, compounded semi-annually, to par by August 1, 2000., Commencing August 1, 2000, the Senior Discount Notes bear interest at a rate of 11.75% per annum, payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2001.

                                 JTP COMPANIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

                            (DOLLARS IN THOUSANDS)

  The indentures governing the Senior Notes and the Senior Discount Notes contain certain covenants which limit JTP's ability to (i) incur additional indebtedness; (ii) make restricted payments; (iii) enter into certain transactions with affiliates; (iv) create certain liens; (v) sell certain assets; and (vi) merge, consolidate or sell substantially all of JTP's assets.

  Dividends on the Senior Preferred Stock are payable on February 1, May 1, August 1, and November 1 of each year at a rate of 13.25% per annum of the liquidation preference. The Senior Preferred Stock is mandatorily redeemable on August 1, 2009 at a redemption price equal to 100% of the liquidation preference on the date of redemption, plus accrued and unpaid dividends.

 Sale of the JTP Companies

  Concurrent with the Offerings, Jordan sold the JTP Companies to JTP Industries, Inc., a wholly-owned subsidiary of JTP, for aggregate consideration of $294 million, which includes the repayment of the notes payable to Jordan by the JTP Companies (Note 10). The acquisition was financed by JTP with a portion of the net proceeds of the Offerings.

  Since JTP and the JTP Companies are under the common control of Jordan, the acquisition will be accounted for similar to a pooling-of-interests. As such, the assets and liabilities of the JTP Companies will be carried over to JTP at historical book value, with the excess of the purchase price over book value recorded as a charge to stockholders equity.

 New Credit Agreement

  On July 25, 1997, JTP Industries, Inc. entered into a credit agreement (New Credit Agreement) with certain parties thereto, and BankBoston, N.A., as agent, under which JTP Industries, Inc. is able to borrow up to approximately $110,000 in the form of a revolving credit facility over a term of four years. Interest on borrowings is at BankBoston's base rate, as defined, or the rate at which BankBoston's eurodollar lending office is offered dollar deposits. The New Credit Agreement is secured by a first priority security interest in substantially all of JTP Industries' assets, including a pledge of all of the stock of JTP Industries' subsidiaries.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of E.F. Johnson Company

  In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of E.F. Johnson Company--Components Division (a division of E.F. Johnson Company) as of December 31, 1994, November 26, 1995 and January 23, 1996, and the results of its operations and its cash flows for the year ended December 31, 1994, the eleven month period ended November 26, 1995 and the two month period ended January 23, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ Price Waterhouse LLP

Minneapolis, Minnesota
August 28, 1996

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                      (A DIVISION OF E.F. JOHNSON COMPANY)

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                          DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                              1994         1995        1996
                                          ------------ ------------ -----------
                 ASSETS
                 ------
Current assets:
  Accounts receivable....................    $1,554       $1,579      $1,420
  Inventory..............................     2,297        2,191       2,421
  Deferred tax asset.....................       191          226         198
                                             ------       ------      ------
    Total current assets.................     4,042        3,996       4,039
Machinery and equipment, net.............     3,591        3,264       3,336
                                             ------       ------      ------
    Total assets.........................    $7,633       $7,260      $7,375
                                             ======       ======      ======
     LIABILITIES AND DIVISION EQUITY
     -------------------------------
Current liabilities:
  Accounts payable.......................    $  673       $  844      $1,337
  Accrued compensation and benefits......       411          647         639
  Accrued commissions payable............        72           68          59
  Other liabilities......................       118          174         190
                                             ------       ------      ------
    Total current liabilities............     1,274        1,733       2,225
Deferred tax liability...................     1,038          873         846
Commitments (Note 7)
Division equity..........................     5,321        4,654       4,304
                                             ------       ------      ------
    Total liabilities and Division
     equity..............................    $7,633       $7,260      $7,375
                                             ======       ======      ======


                See accompanying notes to financial statements.

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                      (A DIVISION OF E.F. JOHNSON COMPANY)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                           ELEVEN    TWO MONTHS
                                            YEAR ENDED  MONTHS ENDED    ENDED
                                           DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                               1994         1995        1996
                                           ------------ ------------ -----------
Net sales:
  Third party customers...................   $13,801      $14,001      $2,245
  To Parent...............................     2,367        2,158         195
                                             -------      -------      ------
                                              16,168       16,159       2,440
                                             -------      -------      ------
Cost of sales:
  Third party customers...................     8,844        8,641       1,424
  To Parent...............................     1,539        1,403         127
                                             -------      -------      ------
                                              10,383       10,044       1,551
                                             -------      -------      ------
    Gross margin..........................     5,785        6,115         889
                                             -------      -------      ------
Operating expenses:
  Selling and marketing...................     1,666        1,750         267
  Engineering.............................       498          483          84
  Allocations from Parent company.........       667          591         106
                                             -------      -------      ------
    Total operating expenses..............     2,831        2,824         457
                                             -------      -------      ------
Operating income..........................     2,954        3,291         432
Interest expense..........................       237          --          --
                                             -------      -------      ------
Income before income taxes................     2,717        3,291         432
Provision for income taxes................    (1,034)      (1,251)       (165)
                                             -------      -------      ------
Net income................................   $ 1,683      $ 2,040      $  267
                                             =======      =======      ======


                See accompanying notes to financial statements.

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                      (A DIVISION OF E.F. JOHNSON COMPANY)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      ELEVEN MONTHS TWO MONTHS
                                          YEAR ENDED      ENDED        ENDED
                                         DECEMBER 31, NOVEMBER 26,  JANUARY 23,
                                             1994         1995         1996
                                         ------------ ------------- -----------
Cash flows from operating activities:
  Net income............................   $ 1,683       $ 2,040       $ 267
  Adjustments to reconcile net income to
   net cash provided (used) by operating
   activities:
    Depreciation........................       910           958         183
    Deferred income taxes...............        53          (200)          1
    Loss on sale of property............         2           --          --
    Changes in components of working
     capital:
      (Increase) decrease in
       receivables......................      (485)          (25)        159
      Decrease (increase) in
       inventories......................       347           106        (230)
      Increase in accounts payable......       355           171         493
      (Decrease) increase in accrued
       liabilities......................       (99)          288          (1)
                                           -------       -------       -----
        Net cash provided by operating
         activities.....................     2,766         3,338         872
                                           -------       -------       -----
Cash flows from investing activities:
  Capital expenditures..................      (507)         (656)       (261)
  Proceeds from sale of property........        13            25           6
                                           -------       -------       -----
        Net cash used by investing
         activities.....................      (494)         (631)       (255)
                                           -------       -------       -----
Cash flows from financing activities:
  Decrease in advances from Parent......    (4,041)          --          --
  Investment by (distributions to)
   Parent, net..........................     1,769        (2,707)       (617)
                                           -------       -------       -----
        Net cash used by financing
         activities.....................    (2,272)       (2,707)       (617)
                                           -------       -------       -----
Net change in cash......................       --            --          --
Cash--beginning of period...............       --            --          --
                                           -------       -------       -----
Cash--end of period.....................   $   --        $   --        $ --
                                           =======       =======       =====

                See accompanying notes to financial statements.

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                     (A DIVISION OF E.F. JOHNSON COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  E.F. Johnson Company--Components Division (the Division) is a division of E.F. Johnson Company (the Parent). The Division manufactures RF connectors, cable assemblies, electronic circuit hardware, spacers and test plugs and jacks, as well as components designed to specific customer requirements.

 Basis of Presentation

  These financial statements present the assets, liabilities and results of operations of the Division. The Parent's year end is December 31. The financial statements as of and for the eleven month period ended November 25, 1995 were prepared for purposes of a letter of intent entered into in conjunction with the sale of the Division (see Note 7). The financial statements as of and for the two month period ended January 23, 1996 were prepared to present the Division's results of operations subsequent to the signing of the letter of intent and through the sale transaction closing date.

  Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent. Costs related to these functions, as further described at Note 5, include computer support, legal, insurance, human resources, financial and other administrative services.

  The Division is part of a consolidated group and as such has extensive dealings with related entities. Management considers that the intercompany charges, including the allocation of common costs from the Parent, appropriately reflect the cost of services provided. However, the terms of transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The Division's financial instruments consist primarily of inventories, short-term trade receivables and payables for which the current carrying amounts approximate fair market value.

 Inventories

  Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method.

 Machinery and Equipment

  Machinery and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives which range from three to seven years.

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                     (A DIVISION OF E.F. JOHNSON COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)


 Revenue Recognition

  Revenue is recognized upon shipment of products. Rebates are granted to certain distributors based on contractual formulas which consider the annual sales volume to the distributors of Division product. Estimates of such rebates are recorded as a reduction of sales at the time the product is shipped by the Division.

 Income Taxes

  The Company is included in the consolidated federal income tax return filed by the Parent. There is no tax sharing agreement between the Division and its Parent. For financial statement purposes, the tax provision was computed as if the Company filed a separate tax return using the liability method under Financial Accounting Standard No. 109, "Accounting for Income Taxes." Income taxes payable are recorded as a component of the investment by/distributions to Parent in division equity.

 Retirement Benefits

  The Parent has a defined contribution qualified retirement savings and profit sharing plan which covers all of its employees. The Company's profit sharing contributions are discretionary. No profit sharing contributions were authorized for 1994 and 1995. The Division's contributions to the retirement savings plan during the year ended December 31, 1994, the eleven month period ended November 26, 1995 and the two month period ended January 23, 1996 were $45, $48 and $5, respectively.

 Concentration of Credit Risk and Major Customers

  Financial instruments which potentially subject the Division to concentrations of credit risk consist principally of trade accounts receivables; however, this risk is limited by the large number of customers in the Division's customer base. Sales to Parent accounted for 15%, 13% and 8% of net sales during the year ended December 31, 1994, the eleven month period ended November 26, 1995 and the two month period ended January 23, 1996, respectively.

NOTE 2--INVENTORY

  Inventories consist of the following:

                                           DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                               1994         1995        1996
                                           ------------ ------------ -----------
      Finished goods......................    $  954       $  901      $  989
      Work in process.....................       849          847         926
      Raw materials.......................       494          443         506
                                              ------       ------      ------
          Total inventories...............    $2,297       $2,191      $2,421
                                              ======       ======      ======

NOTE 3--MACHINERY AND EQUIPMENT

  Machinery and equipment consists of the following:

                                          DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                              1994         1995        1996
                                          ------------ ------------ -----------
      Machinery and equipment............    $5,297       $5,828      $6,193
      Furniture and fixtures.............       362          326         315
      Construction in process............       --           115          13
                                             ------       ------      ------
                                              5,659        6,269       6,521
      Less: Accumulated depreciation.....    (2,068)      (3,005)     (3,185)
                                             ------       ------      ------
          Total machinery and equipment,
           net...........................    $3,591       $3,264      $3,336
                                             ======       ======      ======

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                     (A DIVISION OF E.F. JOHNSON COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)

NOTE 4--DIVISION EQUITY

  Division equity consists of the following:

      Balance at December 31, 1993...................................... $1,869
        Net income......................................................  1,683
        Investment by Parent, net.......................................  1,769
                                                                         ------
      Balance at December 31, 1994......................................  5,321
        Net income......................................................  2,040
        Distributions to Parent, net.................................... (2,707)
                                                                         ------
      Balance at November 26, 1995......................................  4,654
        Net income......................................................    267
        Distributions to Parent, net....................................   (617)
                                                                         ------
      Balance at January 23, 1996....................................... $4,304
                                                                         ======

  Investments by/distributions to Parent represent the change in net assets of the Division, net of income during each respective period.

NOTE 5--ALLOCATED COSTS

  Services provided to the Division by the Parent include expenses incurred and paid by the Parent on the Division's behalf, charges for periodic Parent services provided at rates which management considers to reflect the incremental cost of providing these services, and allocations of costs based upon utilization of shared services by the Division. In addition, interest expense was charged on advances from Parent at the Parent's average borrowing rate. Management considers that these allocations are reasonable given the services provided. Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent as follows:

                                                          ELEVEN    TWO MONTHS
                                           YEAR ENDED  MONTHS ENDED    ENDED
                                          DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                              1994         1995        1996
                                          ------------ ------------ -----------
      Operating expenses:
        Management compensation..........     $202         $241        $ 40
        Computer support.................       65           47          11
        Legal services...................        5            8           2
        Insurance........................       34           24           3
        Finance, human resources and
         other administrative support
         services........................      361          271          50
                                              ----         ----        ----
                                              $667         $591        $106
                                              ====         ====        ====

                   E.F. JOHNSON COMPANY--COMPONENTS DIVISION
                     (A DIVISION OF E.F. JOHNSON COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                                (IN THOUSANDS)


NOTE 6--INCOME TAXES

  The provision for income taxes consists of the following:

                                                          ELEVEN        TWO
                                           YEAR ENDED  MONTHS ENDED MONTHS ENDED
                                          DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                              1994         1995         1996
                                          ------------ ------------ ------------
      Current:
        Federal..........................    $  826       $1,222        $138
        State............................       155          229          26
                                             ------       ------        ----
                                                981        1,451         164
      Deferred...........................        53         (200)          1
                                             ------       ------        ----
                                             $1,034       $1,251        $165
                                             ======       ======        ====

  The Company's effective income tax rate varies from the federal statutory tax rate as follows:

                                                         ELEVEN        TWO
                                          YEAR ENDED  MONTHS ENDED MONTHS ENDED
                                         DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                             1994         1995         1996
                                         ------------ ------------ ------------
      Federal statutory tax rate........     34.0%        34.0%        34.0%
      Increase in tax rate resulting
       from:
        State taxes, net of federal tax
         benefit........................      4.0          4.0          4.0
        Other, net......................      0.1          --           0.2
                                             ----         ----         ----
      Effective tax rate................     38.1%        38.0%        38.2%
                                             ====         ====         ====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of asset and liabilities for financial reporting and income tax purposes. Significant components of the Division's deferred tax assets and liabilities consist of the following:

                                                         ELEVEN        TWO
                                          YEAR ENDED  MONTHS ENDED MONTHS ENDED
                                         DECEMBER 31, NOVEMBER 26, JANUARY 23,
                                             1994         1995         1996
                                         ------------ ------------ ------------
      Deferred income tax assets:
        Inventory.......................   $    80       $  66        $  70
        Accruals........................       111         160          128
                                           -------       -----        -----
                                               191         226          198
      Deferred income tax liabilities:      (1,038)       (873)        (846)
                                           -------       -----        -----
        Machinery and equipment.........   $  (847)      $(647)       $(648)
                                           =======       =====        =====

NOTE 7--SUBSEQUENT EVENT

  During 1995, the Company entered into a letter of intent to sell the Division's assets. The transaction was completed on January 23, 1996.

  Prior to the sale of the Division's assets, substantially all assets of the Division were pledged as collateral under the parent's revolving credit facility and bank term debt agreement. Concurrent with the sale, the Division obtained a release of its assets as collateral under the bank agreements.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Diversified Wire & Cable, Inc.
Troy, Michigan

  We have audited the accompanying balance sheets of Diversified Wire & Cable, Inc. as of September 30, 1993, 1994 and 1995, and the related statements of income and changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Wire & Cable, Inc. as of September 30, 1993, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Mellen, Smith & Pivoz

Bingham Farms, Michigan
March 23, 1996

                         DIVERSIFIED WIRE & CABLE, INC.

                                 BALANCE SHEETS

                                            SEPTEMBER 30,            (UNAUDITED)
                                   ---------------------------------  JUNE 24,
             ASSETS                   1993       1994        1995       1996
             ------                ---------- ----------  ---------- -----------
Current assets
  Cash and money market..........  $   48,630 $  137,297  $  420,698 $   21,944
  Accounts receivable--Trade
   (Less allowance for doubtful
   accounts of $37,000 in 1993,
   $50,000 in 1994, $25,000 in
   1995 and $33,700 in 1996)
   (Note 2)......................   1,904,348  1,814,852   3,353,281  3,249,772
  Current portion of note
   receivable--Employee (Note 8).         --      17,848      19,640     18,611
  Inventory (Notes 1, 2 and 3)...     747,935  1,577,551   1,783,598  2,001,119
  Prepaid expenses...............       9,803     28,920      33,070     56,905
  Corporate taxes recoverable
   (Note 1)......................      59,568        --          --     258,613
                                   ---------- ----------  ---------- ----------
    Total current assets.........   2,770,284  3,576,468   5,610,287  5,606,964
                                   ---------- ----------  ---------- ----------
Property and equipment (Notes 1,
 2 and 3)
  Furniture, fixtures and
   equipment.....................     330,911    404,764     518,941    641,152
  Transportation equipment.......     157,309    181,814     281,508    262,523
  Leasehold improvements.........      12,563     25,144      87,300     87,300
                                   ---------- ----------  ---------- ----------
                                      500,783    611,722     887,749    990,975
  Less--Accumulated depreciation.     295,745    366,890     451,065    491,304
                                   ---------- ----------  ---------- ----------
    Net property and equipment...     205,038    244,832     436,684    499,671
                                   ---------- ----------  ---------- ----------
Other assets
  Long-term portion of note
   receivable--Employee (Note 8).         --      26,684      12,461
  Deposits.......................      12,225     16,677      23,933     22,529
  Closing costs (Net of
   amortization) (Note 1)........         --      13,333       8,333      4,583
                                   ---------- ----------  ---------- ----------
    Total other assets...........      12,225     56,694      44,727     27,112
                                   ---------- ----------  ---------- ----------
    Total assets.................  $2,987,547 $3,877,994  $6,091,698 $6,133,747
                                   ========== ==========  ========== ==========
  LIABILITIES AND STOCKHOLDERS'
             EQUITY
  -----------------------------
Current liabilities
  Short-term debt (Note 2).......  $  775,000 $  820,443  $2,365,443 $2,274,263
  Current portion of long-term
   debt (Note 3).................      61,863    240,855      68,795     87,213
  Accounts payable...............   1,108,741  1,984,502   1,881,641  1,719,638
  Accrued expenses...............         --         --          --      67,241
  Accrued payroll................     139,037    186,572     247,724    683,592
  Accrued and withheld payroll
   taxes.........................     136,780     15,743     105,286     49,627
  Corporate taxes payable........      19,500    283,868     278,608        --
  Sales tax payable..............      19,020     25,244      30,113     20,760
                                   ---------- ----------  ---------- ----------
    Total liabilities............   2,259,941  3,557,227   4,977,610  4,902,334
                                   ---------- ----------  ---------- ----------
Long-term liabilities
  Long-term debt--Net of current
   portion (Note 3)..............      50,277    264,151      77,402    107,256
  Notes payable--Officers (Note
   5)............................      18,988      2,696       1,276        --
                                   ---------- ----------  ---------- ----------
    Total long-term liabilities..      69,265    266,847      78,678    107,256
                                   ---------- ----------  ---------- ----------
    Total liabilities............   2,329,206  3,824,074   5,056,288  5,009,590
                                   ---------- ----------  ---------- ----------
Stockholders' equity (Notes 9 and
 10)
  Common stock--$1 par value;
   Authorized--50,000 shares;
   Issued and Outstanding--32,105
   shares in 1993, and 24,605
   shares in 1994, 1995 and 1996.      32,105     24,605      24,605     24,605
  Additional paid-in capital.....      15,395    372,500     372,500    372,500
  Retained earnings (deficit)....     610,841   (343,185)    638,305    727,052
                                   ---------- ----------  ---------- ----------
    Total stockholders' equity...     658,341     53,920   1,035,410  1,124,157
                                   ---------- ----------  ---------- ----------
    Total liabilities and
     stockholders' equity........  $2,987,547 $3,877,994  $6,091,698 $6,133,747
                                   ========== ==========  ========== ==========

            See auditors' report and notes to financial statements.

                         DIVERSIFIED WIRE & CABLE, INC.

                              STATEMENTS OF INCOME

                                YEAR ENDED SEPTEMBER 30,
                           -------------------------------------   (UNAUDITED)
                              1993         1994         1995          PERIOD
                           -----------  -----------  -----------  ENDED JUNE 24,
                             AMOUNT       AMOUNT       AMOUNT          1996
                           -----------  -----------  -----------  --------------
Sales....................  $13,784,785  $17,057,119  $25,167,605   $17,929,559
Cost of goods sold.......    9,183,254   11,645,756   17,338,618    12,109,997
                           -----------  -----------  -----------   -----------
Gross profit.............    4,601,531    5,411,363    7,828,987     5,819,562
Operating expenses.......    4,515,553    4,475,342    6,178,747     5,575,514
                           -----------  -----------  -----------   -----------
Operating income.........       85,978      936,021    1,650,240       244,048
                           -----------  -----------  -----------   -----------
Other income (expense)
  Interest income........          284        2,638        7,303      (155,168)
  Interest expense.......      (36,404)     (71,952)    (155,329)        7,472
  Gain (Loss) on disposal
   of fixed assets.......       (4,605)      (9,128)       1,776        (6,305)
                           -----------  -----------  -----------   -----------
    Total other income
     (expense)...........      (40,725)     (78,442)    (146,250)     (154,001)
                           -----------  -----------  -----------   -----------
Income before provision
 for income tax..........       45,253      857,579    1,503,990        90,047
Provision for income tax.       17,000      337,000      522,500         1,300
                           -----------  -----------  -----------   -----------
Net income...............  $    28,253  $   520,579  $   981,490   $    88,747
                           ===========  ===========  ===========   ===========


            See auditors' report and notes to financial statements.

                         DIVERSIFIED WIRE & CABLE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

  YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995 AND (UNAUDITED) FOR THE PERIOD
                              ENDED JUNE 24, 1996

                                                        RETAINED
                                    COMMON   PAID IN    EARNINGS
                                    STOCK    CAPITAL    (DEFICIT)      TOTAL
                                   --------  --------  -----------  -----------
Beginning stockholders' equity--
 October 1, 1992.................  $ 32,105  $ 15,395  $   582,588  $   630,088
Add: Net income for the year
 ended September 30, 1993........       --        --        28,253       28,253
                                   --------  --------  -----------  -----------
Ending stockholders' equity--
 September 30, 1993..............    32,105    15,395      610,841      658,341
Less: Stock redemption (Note 9)..   (10,000)  (15,395)  (1,474,605)  (1,500,000)
Add: Stock issuance (Note 10)....     2,500   372,500          --       375,000
Add: Net income for the year
 ended September 30, 1994........       --        --       520,579      520,579
                                   --------  --------  -----------  -----------
Ending stockholders' equity--
 September 30, 1994..............    24,605   372,500     (343,185)      53,920
Add: Net income for the year
 ended September 30, 1995........       --        --       981,490      981,490
                                   --------  --------  -----------  -----------
Ending stockholders' equity--
 September 30, 1995..............    24,605   372,500      638,305    1,035,410
Add: Net income for the period
 ended June 24, 1996 (Unaudited).       --        --        88,747       88,747
                                   --------  --------  -----------  -----------
Ending stockholders' equity--June
 24, 1996 (Unaudited)............  $ 24,605  $372,500  $   727,052  $ 1,124,157
                                   ========  ========  ===========  ===========



            See auditors' report and notes to financial statements.

                         DIVERSIFIED WIRE & CABLE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   (UNAUDITED)
                                   YEAR ENDED SEPTEMBER 30,        PERIOD ENDED
                                ---------------------------------    JUNE 24,
                                  1993       1994         1995         1996
                                --------  -----------  ----------  ------------
Cash flows from operating
 activities:
  Net income..................  $ 28,253  $   520,579  $  981,490   $  88,747
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization.............    81,077       96,459     101,835      96,385
    Recognition of bad debt...    51,272       45,785      16,179       8,700
    (Gain) Loss on disposal of
     fixed asset..............     4,605        9,128      (1,776)      6,305
    (Increase) Decrease in:
      Accounts receivable.....  (328,741)      43,711  (1,554,608)     96,609
      Inventory...............  (258,407)    (829,616)   (206,047)   (217,521)
      Prepaid expenses........      (770)     (19,117)     (4,150)    (23,835)
      Corporate taxes
       recoverable............   (17,568)      59,568         --     (258,613)
    Increase (Decrease) in:
      Accounts payable........   208,348      875,761    (102,861)   (162,003)
      Accrued expenses........   173,659      (73,502)    150,695     447,450
      Corporate taxes payable.    (1,500)     264,368      (5,260)   (278,608)
      Sales tax payable.......     6,900        6,224       4,869      (9,353)
                                --------  -----------  ----------   ---------
        Net cash provided
         (used) by operating
         activities...........   (52,872)     999,348    (619,634)   (205,737)
                                --------  -----------  ----------   ---------
Cash flows from investing
 activities:
  Purchases of property and
   equipment..................  (128,946)     (99,602)   (291,910)   (122,854)
  Payment of security
   deposits...................      (795)      (4,452)     (7,256)        --
  (Increase) Decrease in note
   receivable--Employee.......       --       (44,532)     12,430      13,490
  Proceeds from sale of fixed
   asset......................    36,500          --        5,000       6,000
  Decrease in other assets....       --           --          --        1,404
  (Increase) in other note
   receivable.................       --           --          --       (1,800)
                                --------  -----------  ----------   ---------
        Net cash (used) by
         investing activities.   (93,241)    (148,586)   (281,736)   (103,760)
                                --------  -----------  ----------   ---------
Cash flows from financing
 activities:
  Increase in short-term
   debt--Net..................   125,000       45,443   1,545,000     (91,180)
  Proceeds from long-term
   debt.......................    86,236      525,487      94,636      60,000
  Payments on long-term debt..   (68,934)    (176,733)   (453,445)    (56,801)
  Payment of closing costs....       --       (15,000)        --
  Decrease in notes payable--
   Officers...................   (37,012)     (16,292)     (1,420)     (1,276)
  Issuance of capital stock...       --       375,000         --
  Redemption of capital stock.       --    (1,500,000)        --
                                --------  -----------  ----------   ---------
        Net cash provided
         (used) by financing
         activities...........   105,290     (762,095)  1,184,771     (89,257)
                                --------  -----------  ----------   ---------
Net increase (decrease) in
 cash and cash equivalents....   (40,823)      88,667     283,401    (398,754)
Cash and cash equivalents--
 Beginning of year............    89,453       48,630     137,297     420,698
                                --------  -----------  ----------   ---------
Cash and cash equivalents--End
 of year......................  $ 48,630  $   137,297  $  420,698   $  21,944
                                ========  ===========  ==========   =========
Supplemental disclosures of
 cash flow information
  Cash paid during the year
   for:
    Interest..................  $ 36,404  $    63,534  $  148,634   $ 156,779
                                ========  ===========  ==========   =========
    Income taxes..............  $ 35,000  $    50,000  $  554,066   $ 467,521
                                ========  ===========  ==========   =========
Supplemental schedule of non-
 cash investing and financing
 transactions
  Long-term debt incurred for
   the acquisition of fixed
   assets.....................  $ 55,301  $    67,551  $      --    $     --
                                ========  ===========  ==========   =========
  Debt retired in
   consideration of sale of
   fixed asset................  $    --   $    23,439  $      --    $     --
                                ========  ===========  ==========   =========

            See auditors' report and notes to financial statements.

                        DIVERSIFIED WIRE & CABLE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

  The following is a summary of significant accounting policies followed in the preparation of these financial statements.

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a formal recurring nature.

  Results of operations for the period from October 1, 1995 to June 24, 1996 are not necessarily indicative of the results that may be achieved for the entire fiscal year ending September 30, 1996.

 Nature of Operations

  The Company is engaged in the acquisition and sale of electrical and electronic wiring and cable throughout the United States of America. The Company began operations on February 2, 1988.

 Inventory Valuation

  Inventory is valued at the lower of cost (first-in, first-out) or market. Manufacturing and goods available for sale inventory consisted of the following:

                                                                    (UNAUDITED)
                                       1993      1994       1995       1996
                                     -------- ---------- ---------- -----------
      Goods available for sale...... $747,935 $1,577,551 $1,778,542 $2,001,119
      Work-in-process...............      --         --       1,081        --
      Raw materials.................      --         --       3,975        --
                                     -------- ---------- ---------- ----------
                                     $747,935 $1,577,551 $1,783,598 $2,001,119
                                     ======== ========== ========== ==========

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed primarily using an accelerated method. Amortization of closing costs is computed on a straight-line basis over three years. Depreciation and amortization expense amounted to $81,077, $96,459 and $101,835 for the years ended September 30, 1993, 1994 and 1995, respectively.

 Income Taxes

  The provision for income tax is based upon pre-tax accounting income as adjusted for certain expenses which are not deductible for income tax purposes.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                        DIVERSIFIED WIRE & CABLE, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--SHORT-TERM DEBT

  The Company has available a revolving credit line up to $3,000,000, with Comerica Bank. Outstanding debt under the line of credit amounted to $775,000, $820,443 and $2,365,443 for the years ended September 30, 1993, 1994 and 1995, respectively and is payable on demand. Interest on outstanding indebtedness is payable at a rate of one-half percent over the bank's prime rate. The debt is secured by accounts receivable, inventory and equipment.

NOTE 3--LONG-TERM DEBT

                                                           SEPTEMBER 30,
                                                     -------------------------
                                                      1993     1994     1995
                                                     ------- -------- --------
Notes payable--Comerica Bank, payable in monthly
 installments currently totalling $7,068, including
 interest at rates ranging from 6.75% to 9.92%.
 Secured by equipment............................... $47,018 $ 88,434 $146,197
Notes repaid at September 30, 1995..................  65,122  416,572      --
                                                     ------- -------- --------
                                                     112,140  505,006  146,197
Less current portion................................  61,863  240,855   68,795
                                                     ------- -------- --------
Long-term portion................................... $50,277 $264,151 $ 77,402
                                                     ======= ======== ========

  The aggregate maturities of long-term debt are as follows for the years ending September 30:

             1996............................ $ 68,795
             1997............................   55,199
             1998............................   22,203
                                              --------
                                              $146,197
                                              ========

NOTE 4--COMMITMENTS AND CONTINGENT LIABILITIES

  The Company conducts its operations from facilities that are leased under non-cancelable operating leases expiring in April, 1999 and August, 1998. There is an option to renew the first lease for an additional three years. Included in the financial statements is rent expense of $57,000, $101,341 and $141,467 for the years ended September 30, 1993, 1994 and 1995, respectively.

  The future minimum rental payments required under the above operating leases for the years ending September 30, are as follows:

             1996............................ $244,140
             1997............................ $244,140
             1998............................ $234,444
             1999............................ $ 63,893

  At September 30, 1995, the Company is the guarantor of a loan in the amount of $301,761 for a shareholder.

                        DIVERSIFIED WIRE & CABLE, INC.

NOTE 5--NOTES PAYABLE--OFFICERS

  Notes Payable--Officers are unsecured loans with repayment terms undefined. Interest accrues at 10% per annum and is paid annually. These notes are subordinated to the Comerica Bank line of credit (See Note 2).

NOTE 6--RETIREMENT PLAN

  The Company has adopted a plan under Internal Revenue Code Section 401(k) which allows an employee to elect to defer a portion of his compensation. This plan covers substantially all employees.

NOTE 7--CONCENTRATION OF CREDIT RISK

  The Company places its cash deposits primarily with one financial institution. From time to time the amount on deposit at that institution exceeds the maximum federally insured amount.

NOTE 8--NOTE RECEIVABLE--EMPLOYEE

  The note receivable represents a loan to an employee with interest accrued at 7% per annum on the unpaid balance. The outstanding balances at September 30, 1993, 1994 and 1995 were $0, $44,532 and $32,101, respectively, with monthly payments of $1,637. The note is secured by the employee's residence.

NOTE 9--STOCK REDEMPTION

  On June 9, 1994, the Company redeemed 10,000 shares of stock from a retiring stockholder.

NOTE 10--STOCK ISSUANCE

  Effective June 9, 1994 the Company issued 2,500 shares of stock for $375,000.

NOTE 11--LETTERS OF CREDIT

  At September 30, 1995, the Company had outstanding a $41,500 letter of credit to secure the Company's potential liability under its self insured medical plan.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Viewsonics, Inc. and
Shanghai Viewsonics Electronic Co., Ltd.

  We have audited the accompanying combined balance sheet of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. as of December 31, 1995, and the related combined statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. at December 31, 1995, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
April 10, 1996

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

                            COMBINED BALANCE SHEETS

                                                                     (UNAUDITED)
                                                           DECEMBER    JULY 31
                                                           31 1995      1996
                                                          ---------- -----------
ASSETS
------
Current assets:
  Cash................................................... $  484,884 $  620,932
  Accounts receivable, less allowance of $9,161..........  1,218,410  1,488,355
  Accounts receivable from related entity................     75,305     36,277
  Inventories............................................  2,567,198  5,678,514
  Other current assets...................................     18,051        --
                                                          ---------- ----------
    Total current assets.................................  4,363,848  7,824,028
Property, equipment, and leasehold improvements--Net.....    456,666    445,713
Other assets.............................................     12,516     14,529
                                                          ---------- ----------
                                                          $4,833,030 $8,284,270
                                                          ========== ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
Current liabilities:
  Accounts payable....................................... $  442,938 $  820,332
  Accrued expenses.......................................    398,259    429,884
                                                          ---------- ----------
    Total current liabilities............................    841,197  1,250,216
Stockholder's equity:
  Common stock...........................................        501        501
  Additional paid-in capital.............................    614,499    614,499
  Retained earnings......................................  3,372,658  6,416,446
  Foreign currency translation adjustment................      4,175      2,608
                                                          ---------- ----------
    Total stockholder's equity...........................  3,991,833  7,034,054
                                                          ---------- ----------
                                                          $4,833,030 $8,284,270
                                                          ========== ==========


                            See accompanying notes.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

                         COMBINED STATEMENTS OF INCOME

                                                                    (UNAUDITED)
                                                        YEAR ENDED  PERIOD ENDED
                                                        DECEMBER 31   JULY 31
                                                           1995         1996
                                                        ----------- ------------
Net sales.............................................. $10,997,478  $8,069,407
Cost of sales..........................................   4,867,307   3,276,123
                                                        -----------  ----------
Gross profit...........................................   6,130,171   4,793,284
Selling, general, and administrative expenses..........   2,974,998   1,762,562
                                                        -----------  ----------
Operating income.......................................   3,155,173   3,030,722
Interest income........................................      48,938      13,066
                                                        -----------  ----------
Net income............................................. $ 3,204,111  $3,043,788
                                                        ===========  ==========



                            See accompanying notes.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

                                                           FOREIGN
                                 ADDITIONAL               CURRENCY
                          COMMON  PAID-IN    RETAINED    TRANSLATION STOCKHOLDER'S
                          STOCK   CAPITAL    EARNINGS    ADJUSTMENT     EQUITY
                          ------ ---------- -----------  ----------- -------------
Balance at December 31,
 1994...................   $501   $304,499  $ 4,069,643    $ 4,849    $ 4,379,492
Capital contribution....    --     310,000          --         --         310,000
Cash dividends paid.....    --         --    (3,901,096)       --      (3,901,096)
Foreign currency
 translation adjustment.    --         --           --        (674)          (674)
Net income..............    --         --     3,204,111        --       3,204,111
                           ----   --------  -----------    -------    -----------
Balance at December 31,
 1995...................    501    614,499    3,372,658      4,175      3,991,833
Foreign currency
 translation adjustment
 (unaudited)............    --         --           --      (1,567)        (1,567)
Net income (unaudited)..    --         --     3,043,788        --       3,043,788
                           ----   --------  -----------    -------    -----------
Balance at July 31, 1996
 (unaudited)............   $501   $614,499  $ 6,416,446    $ 2,608    $ 7,034,054
                           ====   ========  ===========    =======    ===========



                            See accompanying notes.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   (UNAUDITED)
                                                      YEAR ENDED     PERIOD
                                                       DECEMBER       ENDED
                                                          31,       JULY 31,
                                                         1995         1996
                                                      -----------  -----------
Cash flows from operating activities
  Net income......................................... $ 3,204,111  $ 3,043,788
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................     148,387       86,559
    Provision for bad debts..........................       4,711          --
    Changes in operating assets and liabilities:
      Accounts receivable............................    (251,571)    (269,945)
      Accounts receivable from related entity........     (75,305)      39,078
      Inventories....................................    (989,526)  (3,111,316)
      Other current assets...........................      (9,460)      18,051
      Other assets...................................       5,687       (2,013)
      Accounts payable...............................     106,596      377,394
      Accrued expenses...............................     204,491       31,625
                                                      -----------  -----------
        Net cash provided by operating activities....   2,348,121      213,221
Cash flows from investing activities
  Purchases of property, equipment, and leasehold
   improvements......................................    (184,716)     (75,606)
                                                      -----------  -----------
        Net cash used for investing activities.......    (184,716)     (75,606)
Cash flows from financing activities
  Capital contribution...............................     310,000          --
  Dividends paid.....................................  (3,901,096)         --
                                                      -----------  -----------
  Net cash used for financing activities.............  (3,591,096)         --
  Effect of exchange rate changes on cash............        (674)      (1,567)
                                                      -----------  -----------
  (Decrease) increase in cash........................  (1,428,365)     136,048
  Cash at beginning of period........................   1,913,249      484,884
                                                      -----------  -----------
  Cash at end of period.............................. $   484,884  $   620,932
                                                      ===========  ===========


                            See accompanying notes.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Viewsonics, Inc. (VSI) and Shanghai Viewsonics Electronic Co., Ltd. (SVECL), collectively referred to as the "Companies," are commonly controlled. VSI designs, manufactures, and markets branded cable television electronic network component and security electronic network component products primarily to customers located throughout the United States.

  VSI is economically dependent on SVECL, an affiliate located in Shanghai, China, which sells 100% of its production to VSI. Although there are a limited number of manufacturers of the products currently purchased from SVECL, VSI management believes that other suppliers could provide similar products. However, the time required to locate and qualify other suppliers, and the nature of their terms (which would likely not be comparable to those currently in place) could cause a delay in filling orders and may be financially disruptive to VSI.

  The unaudited combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Companies believe these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a formal recurring nature.

  Results of operations for the period from January 1, 1996 to July 31, 1996 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1996.

2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination

  The combined financial statements include the accounts of VSI and SVECL. Significant intercompany accounts and transactions have been eliminated in the combined financial statements.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

 Property, Equipment, and Leasehold Improvements

  Property and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation of property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost, less accumulated amortization. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the life of the respective asset.

 Research and Development Cost

  Research and development costs related to both present and future products are expensed as incurred.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

 Advertising Costs

  Advertising costs are expensed as incurred.

 Income Taxes

  VSI is taxed as an S corporation under applicable provisions of the Internal Revenue Code and, therefore, is generally not liable for federal and certain state income taxes, as the income of VSI is included in the taxable income of its stockholder.

  SVECL is governed by the Income Tax Law of the People's Republic of China (the PRC) concerning Enterprises with Foreign Investment and Foreign Enterprises and various local income tax laws of the PRC (the FIE Income Tax
Laws). Pursuant to the FIE Income Tax Laws, the income of SVECL is fully exempted from income tax for two years commencing from the first profitable year of operations, followed by a 50% exemption for the next three years, after which the income of SVECL will be taxable at a rate which is currently 27%.

  No income tax provision has been recorded, as SVECL incurred a loss for the year ended December 31, 1995 and has incurred losses since its inception.

 Financial Instruments

  Cash and trade receivables may subject the Companies to credit risk. VSI holds cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed the federally insured limits at any given time.

  During 1995, VSI's two largest customers accounted for approximately 27% of sales. These same customers accounted for approximately 36% of VSI's December 31, 1995 accounts receivable. VSI closely monitors the credit quality of its customers and maintains an allowance for potential credit losses which, historically, have been within the range of management's expectations.

 Foreign Currency Translation

  The accounts of SVECL are translated into U.S. dollars from the functional local currency in accordance with Statement of Financial Accounting Standards
(SFAS) No. 52.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. INVENTORIES

  Inventories consist of the following:

                                                                    (UNAUDITED)
                                                       DECEMBER 31,  JULY 31,
                                                           1995        1996
                                                       ------------ -----------
      Raw materials...................................  $  371,929  $  734,094
      Work in process.................................      77,971     153,895
      Finished goods..................................   2,857,513   5,640,007
      Inventory obsolescence reserve..................    (740,215)   (849,482)
                                                        ----------  ----------
                                                        $2,567,198  $5,678,514
                                                        ==========  ==========

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

4. PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

  Property, equipment, and leasehold improvements consist of the following as of December 31, 1995:

      Equipment....................................................... $698,984
      Furniture and fixtures..........................................  127,506
      Vehicles........................................................   51,176
      Leasehold improvements..........................................   51,102
                                                                       --------
                                                                        928,768
      Less: Accumulated depreciation and amortization.................  472,102
                                                                       --------
                                                                       $456,666
                                                                       ========

5. STOCKHOLDER'S EQUITY

 Common Stock and Additional Paid-in Capital

      VSI
      Common stock; $1 par value; 1,000 shares authorized; 501 shares
       issued and outstanding......................................... $    501
      Additional paid-in capital......................................    4,499
      SVECL
      Additional paid-in capital (registered capital).................  610,000
                                                                       --------
                                                                       $615,000
                                                                       ========

  SVECL was registered on August 16, 1993 under the Laws of the PRC on enterprises operated exclusively with foreign capital. The tenure of the Company is for a period of 30 years.

  The registered capital of the Company is $610,000. Since SVECL is a "Limited Liability Company" under PRC Law, it does not issue stock of any class.

 Retained Earnings

  As stipulated in the relevant regulations applicable to wholly foreign-owned investment enterprises established in PRC, SVECL is required to appropriate 10% of its profit after tax, after offsetting accumulated deficit, determined in accordance with the PRC's accounting principles and financial regulations, to the general reserve fund until such reserve reaches 50% of the registered capital of SVECL. The general reserve fund would not be available for distribution as dividends.

  SVECL has not generated any profit as of December 31, 1995 and, accordingly, there were no profit distributions or appropriations to the general reserve fund.

6. COMMITMENTS

  The Companies lease manufacturing, office, and storage facilities and certain equipment under noncancelable operating leases expiring in various years through 2000. The leases require the Companies to pay real estate taxes and maintenance costs.

         VIEWSONICS, INC. AND SHANGHAI VIEWSONICS ELECTRONIC CO., LTD.

  Commitments for future minimum payments under noncancelable leases are as follows as of December 31, 1995:

           1996..................................... $260,692
           1997.....................................  262,774
           1998.....................................  356,066
           1999.....................................   11,193
           2000.....................................    1,106

  Rental expense for the year ended December 31, 1995 was approximately
$239,000.

7. FOREIGN CURRENCY

  In April 1995, the National Foreign Exchange Training Center is Shanghai (the exchange center) commenced operations. Enterprises operating in the PRC can enter into exchange transactions at the exchange center through the Bank of China or other authorized institutions. Payments for imported materials are subject to the availability of foreign currency, which depends on the foreign currency denominated earnings of the enterprises, or must be arranged through the exchange center. Approval for exchange at the exchange center is granted to enterprises in the PRC for valid reasons such as purchases of imported materials and remittance of earnings. While conversion of Renminbi into United States dollars or other foreign currencies can generally be effected at the exchange center, there is no guarantee that it can be effected at all times. SVECL has not had and does not believe it will have any difficulty in exchanging its currency (Renminbi) for U.S. dollars at the rate of exchange quoted by the People's Bank of China.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Northern Technologies, Inc.
Liberty Lake, Washington

  We have audited the accompany balance sheets of Northern Technologies, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Technologies, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ McFarland & Alton Ps

Spokane, Washington
February 7, 1997

                          NORTHERN TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                         ASSETS                             1995       1996
                         ------                          ---------- -----------
Current Assets
  Cash.................................................. $      282 $     3,816
  Accounts receivable, less allowance for doubtful
   accounts 1995 $-0-;
   1996 $47,035 (Note 5)................................  1,530,189   9,359,929
  Note receivable, current..............................      1,199         --
  Other receivables (Note 10)...........................        --      561,741
  Inventory (Notes 2 and 5).............................  1,420,868   1,936,048
  Prepaid expenses......................................     54,840      54,047
  Income taxes receivable...............................    247,846         --
                                                         ---------- -----------
    Total current assets................................  3,255,224  11,915,581
                                                         ---------- -----------
Property and equipment, at cost
  Machinery and equipment...............................    394,033     427,672
  Office furniture and equipment........................    507,586     592,675
  Leasehold improvements................................    281,929     281,929
                                                         ---------- -----------
                                                          1,183,548   1,302,276
  Less accumulated depreciation.........................    556,314     713,953
                                                         ---------- -----------
                                                            627,234     588,323
                                                         ---------- -----------
Other assets
  Notes receivable......................................      5,442         --
  Covenant not to compete (Note 3)......................     16,666         --
  Cash value of life insurance..........................     46,560      43,443
  Deferred income taxes (Note 4)........................    150,515     190,113
                                                         ---------- -----------
                                                            219,183     233,556
                                                         ---------- -----------
                                                         $4,101,641 $12,737,460
                                                         ========== ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities
  Excess of outstanding checks over bank balance........ $  389,640 $    85,127
  Note payable (Note 5).................................    559,500         --
  Accounts payable and accrued expenses.................    491,026   6,367,940
  Employee profit sharing plan payable (Note 6).........    172,024     212,731
  Income taxes payable..................................        --      105,277
  Estimated warranty liability, current.................     16,354      63,312
  Deferred warranty revenue, current....................    126,782     156,240
                                                         ---------- -----------
    Total current liabilities...........................  1,755,326   6,990,627
                                                         ---------- -----------
Noncurrent liabilities, less current portion
  Estimated warranty liability..........................     32,988     126,623
  Deferred warranty revenue.............................    114,573      61,453
                                                         ---------- -----------
                                                            147,561     188,076
                                                         ---------- -----------
Commitments and contingencies
 (Notes 7, 11, 12, and 13)
Stockholders' equity
  Common stock, $.01 par value, 2,000,000 shares
   authorized and 1,817,831 shares issued...............     17,678      18,178
  Additional paid-in capital............................    447,248     577,748
  Retained earnings.....................................  2,427,801   5,697,732
                                                         ---------- -----------
                                                          2,892,727   6,293,658
  Less cost of shares purchased for the Treasury 1995,
   856,756 shares;
   1996, 876,399 shares.................................    693,973     734,901
                                                         ---------- -----------
                                                          2,198,754   5,558,757
                                                         ---------- -----------
                                                         $4,101,641 $12,737,460
                                                         ========== ===========

        The accompanying notes are an integral part of these statements.

                          NORTHERN TECHNOLOGIES, INC.

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                            1995       1996
                                                         ---------- -----------
Net sales............................................... $9,531,781 $26,171,026
Cost of sales...........................................  3,656,257  15,936,250
                                                         ---------- -----------
    Gross profit........................................  5,875,524  10,234,776
Other operating revenue.................................     82,621      82,384
                                                         ---------- -----------
                                                          5,958,145  10,317,160
                                                         ---------- -----------
Selling, general, and administrative expenses:
  Selling...............................................  2,834,184   3,122,088
  General and administrative............................  2,067,101   2,162,861
  Research and development..............................    293,736     463,015
                                                         ---------- -----------
                                                          5,195,021   5,747,964
                                                         ---------- -----------
    Income from operations..............................    763,124   4,569,196
Financial expense, net (Note 8).........................     39,820      55,180
                                                         ---------- -----------
    Income from operations before taxes.................    723,304   4,514,016
Federal income taxes (Note 4)...........................    245,588   1,244,085
                                                         ---------- -----------
    Net income.......................................... $  477,716 $ 3,269,931
                                                         ========== ===========


        The accompanying notes are an integral part of these statements.

                          NORTHERN TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                           COMMON  ADDITIONAL
                            STOCK   PAID-IN    RETAINED  TREASURY
                           ISSUED   CAPITAL    EARNINGS    STOCK      TOTAL
                           ------- ---------- ---------- ---------  ----------
Balance, December 31,
 1994..................... $17,678  $447,248  $1,950,085 $(687,158) $1,727,853
  Purchase of 1,172 shares
   of treasury stock......     --        --          --     (6,815)     (6,815)
  Net income..............     --        --      477,716       --      477,716
                           -------  --------  ---------- ---------  ----------
Balance, December 31,
 1995.....................  17,678   447,248   2,427,801  (693,973)  2,198,754
                           -------  --------  ---------- ---------  ----------
  Net income..............     --        --    3,269,931       --    3,269,931
  Exercise of employee
   stock options (Note 7).     500   130,500         --        --      131,000
  Purchase of 19,643
   shares of treasury
   stock..................     --        --          --    (40,928)    (40,928)
                           -------  --------  ---------- ---------  ----------
                               500   130,500   3,269,931   (40,928)  3,360,003
                           -------  --------  ---------- ---------  ----------
Balance, December 31,
 1996..................... $18,178  $577,748  $5,697,732 $(734,901) $5,558,757
                           =======  ========  ========== =========  ==========



        The accompanying notes are an integral part of these statements.

                          NORTHERN TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                            1995       1996
                                                          --------  ----------
Cash flows from operating activities
  Net income............................................. $477,716  $3,269,931
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Depreciation and amortization........................  155,702     194,483
    Provision for doubtful accounts......................      --       47,035
    (Gain) loss on sale of fixed assets..................   (8,671)      5,622
    Deferred income taxes................................  (47,764)    (39,598)
    (Increase) decrease in:
      Receivable and prepaid expenses....................  448,856  (8,437,723)
      Inventory..........................................  (46,742)   (515,180)
      Income taxes receivable............................ (247,846)    247,846
    Increase (decrease) in:
      Accounts payable and accrued expenses.............. (237,107)  5,876,914
      Employee profit sharing plan payable...............    7,024      40,707
      Income tax payable................................. (347,412)    105,277
      Estimated warranty liability.......................   33,367     140,593
      Deferred warranty revenue..........................   33,418     (23,662)
                                                          --------  ----------
        Net cash provided by operating activities........  220,541     912,245
                                                          --------  ----------
Cash flows from investing activities
  Proceeds from sale of property and equipment...........    9,495         --
  Principal payments received on note receivable.........      560       6,641
  Change in cash value of life insurance.................  (15,233)      3,117
  Purchase of property and equipment..................... (323,206)   (144,528)
                                                          --------  ----------
        Net cash used by investing activities............ (328,384)   (134,770)
                                                          --------  ----------
Cash flows from financing activities
  Net proceeds from issuance of common stock.............      --      131,000
  Excess of outstanding checks over bank balance.........   13,457    (304,513)
  Net payments on revolving credit agreement.............   59,500    (559,500)
  Purchase of common stock for Treasury..................   (6,815)    (40,928)
                                                          --------  ----------
        Net cash provided (used) by financing activities.   66,142    (773,941)
                                                          --------  ----------
        Net increase (decrease) in cash..................  (41,701)      3,534
Cash at beginning of year................................   41,983         282
                                                          --------  ----------
Cash at end of year...................................... $    282  $    3,816
                                                          ========  ==========
Supplemental disclosures of cash flows information
  Interest paid during the year.......................... $ 31,090  $   34,643
                                                          ========  ==========
  Taxes paid during the year............................. $888,610  $  930,560
                                                          ========  ==========

        The accompanying notes are an integral part of these statements.

                          NORTHERN TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

  Northern Technologies, Inc., the Company, is an Idaho corporation engaged in the manufacture and sale of power surge protection equipment. Its facilities are located in Liberty Lake, Washington. The Company incorporated under the laws of the state of Idaho on February 1, 1985. Effective December 31, 1996, one hundred percent of the outstanding stock is owned by Northern Technologies Holdings, Inc. The Company continues as a wholly-owned subsidiary of Northern Technologies Holdings, Inc. operating under the name Northern Technologies, Inc.

  The accounting policies relative to the carrying value of property and equipment and other assets are indicated in the captions on the balance sheets. Other significant accounting policies are as follows:

 Valuation of accounts receivable:

  The Company uses the allowance method of recognizing uncollectible accounts.

 Inventories:

  Inventories are stated at the lower of average cost (first-in, first-out) or market. Cost is determined on the full absorption method.

 Depreciation:

  Depreciation is provided principally by using accelerated methods for both book and tax purposes over the estimated useful lives of the depreciable assets in years prior to 1996. In 1996, depreciation is provided on asset additions using a straight-line method over the estimated useful life of the asset. The use of accelerated methods of depreciation does not depart materially from generally accepted accounting principles.

 Warranty:

  The Company provides a one to three year warranty on sales of surge protectors and an optional extended one to three year warranty policy. The warranties cover any defects in material and workmanship.

 Reclassifications:

  Certain items in the 1995 financial statements have been reclassified to conform with the current year presentation.

 Income taxes:

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets relate primarily to accrued vacation, estimated warranty claims, and deferred warranty revenue. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Fair value of financial instruments:

  The Company's financial instruments consist of cash, excess of outstanding checks over bank balance, and a note payable. The carrying amount approximates fair value due to the short maturity of these instruments.

                          NORTHERN TECHNOLOGIES, INC.

 Accounting estimates:

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Significant estimates in the financial statements include the provision for the estimated warranty liability and the depreciation of property and equipment.

NOTE 2. INVENTORIES

  The components of inventories at December 31, 1995 and 1996, are as follows:

                                                              1995       1996
                                                           ---------- ----------
      Finished goods...................................... $  274,296 $  383,224
      Work in process.....................................     98,870    205,471
      Raw materials.......................................  1,047,702  1,347,353
                                                           ---------- ----------
                                                           $1,420,868 $1,936,048
                                                           ========== ==========

NOTE 3. COVENANT NOT TO COMPETE

  The covenant not to compete is the result of an agreement with a terminated employee. The covenant is being amortized over three years using the straight-line method. The covenant not to compete is as follows at December 31:

                                                               1995      1996
                                                             --------  --------
      Covenant not to compete............................... $ 50,000  $ 50,000
      Amortization..........................................  (33,334)  (50,000)
                                                             --------  --------
                                                             $ 16,666  $    --
                                                             ========  ========

NOTE 4. INCOME TAXES

  The components of the net deferred tax asset recorded in the accompanying balance sheets at December 31, 1995 and 1996, are:

                                                                1995     1996
                                                              -------- --------
      Deferred tax assets:
        Accrued vacation..................................... $ 19,954 $ 16,310
        Bad debt reserve.....................................      --    15,992
        Estimated warranty liability.........................   16,776   64,578
        Deferred warranty revenue............................   82,061   74,015
        Uniform capitalization...............................   22,657   11,885
        Covenant not to compete..............................    9,067   13,601
                                                              -------- --------
          Total deferred tax assets.......................... $150,515 $196,381
                                                              ======== ========
      Deferred tax liabilities:
        Tax depreciation greater than book................... $    --  $  6,268
                                                              -------- --------
          Total deferred tax liabilities..................... $    --  $  6,268
                                                              ======== ========
          Net deferred tax asset............................. $150,515 $190,113
                                                              ======== ========

                          NORTHERN TECHNOLOGIES, INC.

  The components of the provision for income tax for the years ended December 31, 1995 and 1996, are:

                                                            1995       1996
                                                          --------  ----------
      Deferred federal income tax........................ $(47,764) $  (39,598)
      Current year provision.............................  293,352   1,283,683
                                                          --------  ----------
                                                          $245,588  $1,244,085
                                                          ========  ==========

  The income tax provision (benefit) differs from the amount of income tax determined by applying the federal income tax rate to pretax income from continuing operations for the years ended December 31, 1995 and 1996, due to the following:

                                                             1995       1996
                                                           --------  ----------
      Computed expected tax expense......................  $245,923  $1,534,765
      Increase (decrease) in income taxes resulting from:
        Deductible compensation from exercise of stock
         options.........................................       --     (307,583)
        Nondeductible expenses...........................    17,679      21,627
        Prior year under (over) accrual..................    (4,799)      2,435
        Research and development credit..................   (13,215)     (7,159)
                                                           --------  ----------
                                                           $245,588  $1,244,085
                                                           ========  ==========

NOTE 5. NOTE PAYABLE

  Note payable is as follows at December 31:

                                                                  1995   1996
                                                                -------- ----
      Operating line of credit with U.S. Bank with interest at
       U.S. Bank of Washington, National Association's prime
       borrower rate (8.25% at December 31, 1996). The line is
       collateralized by accounts receivable and inventory. The
       total line of credit available is $3,000,000 at December
       31, 1996................................................ $559,500 $--

NOTE 6. EMPLOYEE PROFIT SHARING PLAN AND TRUST

  In 1990 the Company rolled over its contributory, trusteed, stock bonus plan into an IRS qualified 401(k) plan covering all full time employees with one year or more of service. The Company's contribution, payable in cash, is limited to 15% of participants' base salary. Participants' interest become fully vested after 6 years and may be withdrawn upon termination, or upon attaining age 65, whichever occurs first. The Company's contribution to the plan aggregated $206,878 for 1995 and $222,012 in 1996.

NOTE 7. STOCK OPTION

  During 1994 a stock option agreement was reached between the Company and a corporate officer whereby the Company agreed to sell up to fifty thousand shares of common stock to the employee at a price of $2.62 per share. All options were exercised during 1996.

                          NORTHERN TECHNOLOGIES, INC.

NOTE 8. FINANCIAL (INCOME) EXPENSE, NET

  The components of financial (income) expense are as follows for the years ended December 31:

                                                                 1995     1996
                                                                -------  -------
      Interest income.......................................... $  (760) $   --
      Interest expense.........................................  31,090   34,643
      Service charge expense...................................   9,490   20,537
                                                                -------  -------
          Financial expense, net............................... $39,820  $55,180
                                                                =======  =======

NOTE 9. ENGINEERING--RESEARCH AND DEVELOPMENT

  Company-funded research and development costs are expensed as incurred. Total research and development costs charged to expense for the years ended December 31, 1995 and 1996, are $293,736 and $463,015, respectively.

NOTE 10. RELATED PARTY TRANSACTIONS

  Since November 1992, Northern Technologies, Inc. has rented its current premises from Sigma Partners, a partnership owned, in part, by an officer of Northern Technologies, Inc. The 1996 monthly lease expense was $8,885. The lease calls for annual 5% increases effective each January. Rent paid to Sigma Partners for the years ended December 31, 1995 and 1996, was $103,044 and $108,678, respectively.

  Included in other receivables was $397,421 due from an officer of the Company. This amount was repaid subsequent to year end.

NOTE 11. OPERATING LEASES

  The Company leases its facility on a ten year lease from Sigma Partners (see
Note 10). The lease expires on October 31, 2002. Additionally, the Company rents certain office equipment under a five-year operating lease. The following is a schedule by years of future minimum rental payments required under operating leases as of December 31, 1996.

             Years ending December 31:
               1997..........................  $115,977
               1998..........................   121,575
               1999..........................   127,452
               2000..........................   133,623
               2001..........................   140,103
               Later years...................   125,013
                                               --------
                 Total minimum lease payments
                  required...................  $763,743
                                               --------

  For the years ended December 31, 1995 and 1996, rent expense paid by the Company totaled $106,914 and $118,892, respectively.

NOTE 12. COMMITMENT

  The Company has agreed to purchase raw materials during 1997 at the current market price of $2,271,235 as of December 31, 1996.

                          NORTHERN TECHNOLOGIES, INC.

NOTE 13. CONCENTRATIONS

 Major customers:

  During the years ended December 31, 1995 and 1996, the Company recognized sales to the following major customers exceeding ten percent of net sales:

                                       YEAR ENDED DECEMBER 31, 1995
                               --------------------------------------------
                                     NET SALES         ACCOUNTS RECEIVABLE
                               ---------------------- ---------------------
                                           PERCENT OF            PERCENT OF
                                 AMOUNT      TOTAL      AMOUNT     TOTAL
                               ----------- ---------- ---------- ----------
      Company A...............  $1,065,036    11.17   $      519      .03
      Company B...............   1,011,552    10.61       13,241      .87
      Other customers.........   7,455,193    78.22    1,516,429    99.10
                               -----------   ------   ----------   ------
                                $9,531,781   100.00   $1,530,189   100.00
                               ===========   ======   ==========   ======
                                       YEAR ENDED DECEMBER 31, 1996
                               -------------------------------------------- --- --- ---
                                     NET SALES         ACCOUNTS RECEIVABLE
                               ---------------------- --------------------- --- ---
                                           PERCENT OF            PERCENT OF
                                 AMOUNT      TOTAL      AMOUNT     TOTAL
                               ----------- ---------- ---------- ----------
      Company A............... $14,399,263    55.02   $6,762,771    72.25
      Other customers.........  11,771,763    44.98    2,597,158    27.75
                               -----------   ------   ----------   ------
                               $26,171,026   100.00   $9,359,929   100.00
                               ===========   ======   ==========   ======

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
LoDan West, Inc. and L/D West, Inc.

  We have audited the accompanying combined balance sheet of LoDan West, Inc. and L/D West, Inc. as of December 31, 1996, and the related combined statements of income and retained earnings and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of LoDan West, Inc. and L/D West, Inc. as of December 31, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
May 7, 1997

                      LODAN WEST, INC. AND L/D WEST, INC.

                            COMBINED BALANCE SHEETS

                                                                    (UNAUDITED)
                                                       DECEMBER 31,   MAY 30,
                        ASSETS                             1996        1997
                        ------                         ------------ -----------
Current assets:
  Cash................................................  $   55,195  $  306,998
  Accounts receivable, less allowance for doubtful
   accounts of $22,000 as of May 30, 1997 and December
   31, 1996...........................................   1,632,694   1,679,387
  Inventories.........................................   3,136,055   3,897,588
  Prepaid expenses and other..........................     162,626     118,924
                                                        ----------  ----------
    Total current assets..............................   4,986,570   6,002,897
Property and equipment--Net...........................     716,314     783,442
Other noncurrent assets...............................      43,771      41,355
                                                        ----------  ----------
    Total assets......................................  $5,746,655  $6,827,694
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Accounts payable....................................  $  668,548  $1,063,236
  Accrued expenses and other..........................     156,125     190,941
  Revolving credit facility...........................   1,060,000     870,000
  Current portion of note payable.....................     142,860     344,238
                                                        ----------  ----------
    Total current liabilities.........................   2,027,533   2,468,415
Note payable, less current portion....................     250,798         --
Stockholders' equity:
  Common stock........................................     689,379     689,379
  Retained earnings...................................   2,778,945   3,669,900
                                                        ----------  ----------
    Total stockholders' equity........................   3,468,324   4,359,279
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $5,746,655  $6,827,694
                                                        ==========  ==========



                            See accompanying notes.

                      LODAN WEST, INC. AND L/D WEST, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                    (UNAUDITED)
                                                       YEAR ENDED   PERIOD ENDED
                                                        DECEMBER      MAY 30,
                                                        31, 1996        1997
                                                       -----------  ------------
Net sales............................................. $20,919,895   $9,510,300
Cost of sales.........................................  15,351,339    7,052,948
                                                       -----------   ----------
Gross profit..........................................   5,568,556    2,457,352
Selling, general, and administrative expenses.........   4,040,105    1,439,105
                                                       -----------   ----------
Operating income......................................   1,528,451    1,018,247
Other (expense):
  Interest expense....................................    (120,257)     (56,093)
                                                       -----------   ----------
Income before income taxes............................   1,408,194      962,154
Provision for income taxes............................     104,803       71,199
                                                       -----------   ----------
Net income............................................   1,303,391      890,955
Retained earnings--Beginning of period................   1,675,554    2,778,945
Dividends paid........................................    (200,000)         --
                                                       -----------   ----------
Retained earnings--End of period...................... $ 2,778,945   $3,669,900
                                                       ===========   ==========



                            See accompanying notes.

                      LODAN WEST, INC. AND L/D WEST, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   (UNAUDITED)
                                                       YEAR ENDED  PERIOD ENDED
                                                      DECEMBER 31,   MAY 30,
                                                          1996         1997
                                                      ------------ ------------
Cash flows from operating activities
  Net income.........................................  $1,303,391    $890,955
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................     156,328      74,416
    Changes in operating assets and liabilities:
      Accounts receivable............................     164,816     (46,693)
      Inventories....................................      43,814    (761,533)
      Prepaid expenses and other.....................     (71,340)     43,702
      Accounts payable...............................  (1,378,061)    394,688
      Accrued expenses and other.....................      12,285      34,816
      Other noncurrent assets........................     (12,870)      2,416
                                                       ----------    --------
        Net cash provided by operating activities....     218,363     632,767
Cash flows from investing activities.................
  Purchases of property and equipment................    (310,941)   (141,544)
                                                       ----------    --------
        Net cash used in investing activities........    (310,941)   (141,544)
Cash flows from financing activities.................
  Borrowings from (payments on) revolving credit
   facility..........................................     137,000    (190,000)
  Proceeds from debt issuance--Note payable..........     500,000         --
  Payments on notes payable..........................    (335,733)    (49,420)
  Payments on notes payable to related parties.......     (45,000)        --
  Dividends paid.....................................    (200,000)        --
                                                       ----------    --------
        Net cash provided by financing activities....      56,267    (239,420)
                                                       ----------    --------
(Decrease) increase in cash..........................     (36,311)    251,803
Cash at beginning of period..........................      91,506      55,195
                                                       ----------    --------
Cash at end of period................................  $   55,195    $306,998
                                                       ==========    ========
Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest.........................................  $  120,257    $ 56,093
                                                       ==========    ========
    Income taxes.....................................  $  117,416    $ 75,123
                                                       ==========    ========


                            See accompanying notes.

                      LODAN WEST, INC. AND L/D WEST, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  LoDan West, Inc. (LoDan West) and L/D West, Inc. (L/D West) (LoDan West and L/D West are collectively referred to hereafter as the Companies) are each wholly owned by related individuals. LoDan West assembles and distributes electro-mechanical connectors and cable interconnection systems. L/D West distributes components used in the assembly of electro-mechanical connectors and cable interconnection systems. The Companies conduct business from two manufacturing and distribution centers located in San Carlos, California.

  The accompanying combined financial statements include the accounts of LoDan West and L/D West. Transactions and accounts existing between the Companies have been eliminated in the combined financial statements.

  The Companies grant credit to customers in the electronics industry throughout the United States, but primarily in northern California. Consequently, the Companies' ability to collect amounts due is affected by economic conditions in the electronics industry.

  Net sales to two customers accounted for approximately 47% of the Companies' total net sales for the year ended December 31, 1996. At December 31, 1996, amounts due from these customers comprised approximately 58% of the Companies' accounts receivable balance.

  The unaudited combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Companies believe these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a normal recurring nature.

  Results of operations for the period from January 1, 1997 to May 30, 1997 are not necessarily indicative of the results that may be achieved for the entire year ended December 31, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or their estimated productive lives. Amortization of leasehold improvements is included in depreciation expense.

  The useful lives of property and equipment for the purpose of computing book depreciation are as follows:

      Machinery and equipment.....................................       7 years
      Computer equipment..........................................       5 years
      Furniture and fixtures......................................       7 years
      Vehicles....................................................       5 years
      Leasehold improvements...................................... Life of lease

INCOME TAXES

  LoDan West has elected to have its income taxed as an S corporation under applicable provisions of the Internal Revenue Code and, therefore, is generally not subject to federal income taxes. The Company is subject to certain state income taxes.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      LODAN WEST, INC. AND L/D WEST, INC.

3. INVENTORIES

  Inventories consist of the following:

                                                                     (UNAUDITED)
                                                        DECEMBER 31,   MAY 30,
                                                            1996        1997
                                                        ------------ -----------
      Raw materials....................................  $1,842,295  $2,919,611
      Work in process..................................     471,214     658,000
      Finished goods...................................     822,546     319,977
                                                         ----------  ----------
                                                         $3,136,055  $3,897,588
                                                         ==========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
      Machinery and equipment......................................  $ 697,741
      Computer equipment...........................................    244,544
      Furniture and fixtures.......................................    172,333
      Vehicles.....................................................     59,272
      Leasehold improvements.......................................     28,202
                                                                     ---------
                                                                     1,202,092
      Less: Accumulated depreciation and amortization..............   (485,778)
                                                                     ---------
                                                                     $ 716,314
                                                                     =========

5. INDEBTEDNESS

  LoDan West is party to a Loan and Security Agreement (Agreement) with a bank. Under the terms of the Agreement, the Company may borrow up to the lesser of $1,750,000 or the borrowing base, as defined, under a revolving credit arrangement. Borrowings bear interest at the bank's base rate plus 1% (9.25% at December 31, 1996), are collateralized by substantially all of LoDan West's assets, and are guaranteed by the stockholder. The Agreement expires 30 days after written notice is provided by either party. LoDan West had $196,000 of additional borrowings available under the Agreement at December 31, 1996.

  The Agreement includes various financial covenants, including annual limitations on purchases of property and equipment, and minimum ratios of cash flow to fixed charges, liabilities to net worth, and quick ratio, all as defined.

  In April 1997, the Agreement was amended to change the interest rate on borrowings to the bank's base rate plus 0.75%, remove the guarantee from the stockholder, and modify certain of the financial covenants.

  LoDan West also has a note payable to a bank in monthly installments of $11,905, plus accrued interest at 8.1% per annum, through September 1999. The outstanding principal balance was $393,658 at December 31, 1996.

                      LODAN WEST, INC. AND L/D WEST, INC.

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
      Current:
        Federal income taxes.......................................   $ 66,119
        State income taxes.........................................     38,684
                                                                      --------
                                                                      $104,803
                                                                      ========

7. COMMON STOCK

  Common stock consists of the following:

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
      LoDan West, Inc.
        Common stock; no par value; 1,000,000 shares authorized;
         1,000 shares issued and outstanding......................   $679,379
      L/D West, Inc.
      Common stock; no par value; 1,000,000 shares authorized;
       100,000 shares issued and outstanding......................     10,000
                                                                     --------
                                                                     $689,379
                                                                     ========

8. LEASES

  The Companies rent office and warehouse space under noncancelable operating lease agreements that expire June 2001 and August 2005. These agreements provide for annual increases to monthly rent payments based on increases in the Consumer Price Index.

  Minimum future lease payments under these agreements are as follows at December 31, 1996:

             1997.......................... $  484,380
             1998..........................    484,380
             1999..........................    484,380
             2000..........................    484,380
             2001..........................    410,670
             Thereafter....................  1,235,520
                                            ----------
                                            $3,583,710
                                            ==========

9. BENEFIT PLANS

  LoDan West has a profit-sharing plan which covers all employees who have satisfied certain eligibility requirements. LoDan West's contributions to its profit-sharing trust fund are based solely on management's discretion. Profit-sharing contributions for 1996 were $94,974.

  LoDan West also maintains a 401(k) defined-contribution benefit plan which covers all employees who have satisfied certain eligibility requirements. Employer matching contributions into this plan were $5,026 in 1996.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Engineered Endeavors, Inc.

  We have audited the accompanying balance sheets of Engineered Endeavors, Inc. as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Engineered Endeavors, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Akron, Ohio
August 19, 1997

                           ENGINEERED ENDEAVORS, INC.

                                 BALANCE SHEETS

                                                   DECEMBER 31      (UNAUDITED)
                                              ---------------------   JUNE 30
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                   ASSETS:
                   -------
Current assets:
  Cash and cash equivalents.................. $2,281,122 $1,888,069 $ 4,384,384
  Marketable securities......................    523,377    613,235     605,667
  Accounts receivable........................    881,127  4,074,843   2,756,609
  Inventories................................    779,845  1,818,059   2,721,136
  Prepaid expenses and other current assets..     16,898     45,303      22,676
  Related party note receivable, current
   portion...................................     13,260     40,565      42,006
                                              ---------- ---------- -----------
                                               4,495,629  8,480,074  10,532,478
Property and equipment:
  Furniture and fixtures.....................     61,566    122,164     148,059
  Equipment..................................    468,536    576,761     883,314
  Leasehold improvements.....................    118,462        --       28,620
  Vehicles...................................        --      26,596      26,596
                                              ---------- ---------- -----------
                                                 648,564    725,521   1,086,589
Less allowance for depreciation..............    197,883    225,252     251,285
                                              ---------- ---------- -----------
                                                 450,681    500,269     835,304
Other non-current assets:
  Deposits...................................      7,030     11,975      15,735
  Related party note receivable..............      6,985    162,046     140,677
                                              ---------- ---------- -----------
                                                  14,015    174,021     156,412
                                              ---------- ---------- -----------
    Total assets............................. $4,960,325 $9,154,364 $11,524,194
                                              ========== ========== ===========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable........................... $  592,125 $3,263,466 $ 3,064,349
  Accrued compensation and related
   liabilities...............................     49,658     83,350      75,756
  Accrued profit sharing.....................     35,694     67,755      24,000
  Deferred revenue...........................    508,000  1,600,000   2,331,432
  Other current liabilities..................     39,628    244,334     191,001
                                              ---------- ---------- -----------
                                               1,225,105  5,258,905   5,686,538
Shareholders' equity:
  Common stock, 3,000 shares authorized,
   1,200 shares issued and outstanding at
   December 31, 1996 and 1995 and 1,412
   shares issued and outstanding at June 30,
   1997, no par..............................        500        500     730,679
  Unrealized gains on available-for-sale
   securities................................     94,839    113,552     113,552
  Retained earnings..........................  3,639,881  3,781,407   4,993,425
                                              ---------- ---------- -----------
    Total shareholders' equity...............  3,735,220  3,895,459   5,837,656
                                              ---------- ---------- -----------
    Total liabilities and shareholders'
     equity.................................. $4,960,325 $9,154,364 $11,524,194
                                              ========== ========== ===========

                            See accompanying notes.

                           ENGINEERED ENDEAVORS, INC.

                              STATEMENTS OF INCOME

                                                                    (UNAUDITED)
                                                                    SIX MONTHS
                                     YEAR ENDED DECEMBER 31            ENDED
                               -----------------------------------   JUNE 30,
                                  1994        1995        1996         1997
                               ----------  ----------- -----------  -----------
Sales......................... $6,737,520  $12,459,352 $20,655,899  $14,648,365
Cost of sales.................  4,662,036    8,890,660  14,868,653    9,571,072
                               ----------  ----------- -----------  -----------
                                2,075,484    3,568,692   5,787,246    5,077,293
Selling, general and
 administrative expenses......    874,702    1,057,822   1,821,681    1,064,882
                               ----------  ----------- -----------  -----------
Operating income..............  1,200,782    2,510,870   3,965,565    4,012,411
Other income and (expense):
  Investment income...........     25,675       98,198     190,302       75,826
  Other, net..................    (21,310)       8,324     (18,341)     106,613
                               ----------  ----------- -----------  -----------
Income before income taxes....  1,205,147    2,617,392   4,137,526    4,194,850
Income tax provision..........    497,668        9,318     110,000       76,000
                               ----------  ----------- -----------  -----------
Net income.................... $  707,479  $ 2,608,074 $ 4,027,526  $ 4,118,850
                               ==========  =========== ===========  ===========




                            See accompanying notes.

                           ENGINEERED ENDEAVORS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                             UNREALIZED
                                              GAINS ON
                              COMMON STOCK   AVAILABLE-
                             ---------------  FOR-SALE   RETAINED
                             SHARES  AMOUNT  SECURITIES  EARNINGS     TOTAL
                             ------ -------- ---------- ----------  ----------
Balance at January 1, 1994.. 1,200  $    500            $  619,328  $  619,828
  Adjustment to beginning
   balance for change in
   accounting method........   --        --   $  6,236                   6,236
  Net income................   --        --        --      707,479     707,479
  Adjustment to unrealized
   gains on securities
   available-for-sale.......   --        --      7,608                   7,608
                             -----  --------  --------  ----------  ----------
Balance at December 31,
 1994....................... 1,200       500    13,844   1,326,807   1,341,151
  Net income................   --        --        --    2,608,074   2,608,074
  Dividends declared........   --        --        --     (295,000)   (295,000)
  Adjustment to unrealized
   gains on securities
   available-for-sale.......   --        --     80,995                  80,995
                             -----  --------  --------  ----------  ----------
Balance at December 31,
 1995....................... 1,200       500    94,839   3,639,881   3,735,220
  Net income................   --        --        --    4,027,526   4,027,526
  Dividends declared........   --        --        --   (3,886,000) (3,886,000)
  Adjustment to unrealized
   gains on securities
   available-for-sale.......   --        --     18,713                  18,713
                             -----  --------  --------  ----------  ----------
Balance at December 31,
 1996....................... 1,200  $    500  $113,552  $3,781,407  $3,895,459
  Net income (unaudited)....   --        --        --    4,118,850   4,118,850
  Dividends declared
   (unaudited)..............   --        --        --   (2,906,832) (2,906,832)
  Issuance of common stock
   (unaudited)..............   212   730,179       --          --      730,179
                             -----  --------  --------  ----------  ----------
Balance at June 30, 1997
 (unaudited)................ 1,412  $730,679  $113,552  $4,993,425  $5,837,656
                             =====  ========  ========  ==========  ==========



                            See accompanying notes.

                           ENGINEERED ENDEAVORS, INC.

                            STATEMENTS OF CASH FLOWS

                                  YEAR ENDED DECEMBER 31           SIX MONTHS
                             -----------------------------------  ENDED JUNE 30
                                1994        1995        1996          1997
                             ----------  ----------  -----------  -------------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income.................  $  707,479  $2,608,074  $ 4,027,526   $4,118,850
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation.............      45,167      86,954      114,521       53,258
  Write-off of property and
   equipment...............         --          --        38,885       31,661
  Realized gain on sale of
   available-for-sale
   securities..............      (1,931)    (34,788)     (71,542)     (68,450)
Change in operating assets
 and liabilities:
  Accounts receivable......      12,840    (118,097)  (3,193,716)   1,318,234
  Inventory................    (229,038)   (430,638)  (1,038,214)    (903,077)
  Prepaids and other
   assets..................     (65,010)     55,711      (33,350)      22,627
  Accounts payable.........     269,495     (67,460)   2,671,341     (199,117)
  Accrued expenses.........      77,770     (19,253)     270,459     (104,682)
  Deferred revenue.........         --      508,000    1,092,000      731,432
  Federal income taxes
   payable, refund claims..     301,898    (327,465)         --           --
  Deferred taxes...........      11,046    (225,002)         --           --
                             ----------  ----------  -----------   ----------
Net cash provided from
 operating activities......   1,129,716   2,036,036    3,877,910    5,000,736
INVESTING ACTIVITIES
Purchases of property and
 equipment, net............     (62,854)   (342,847)    (202,994)    (392,729)
Related party loans and
 advances..................    (240,000)   (125,000)    (883,445)         --
Related party loan and
 advance repayments........      12,385     378,358      701,079       19,928
Purchases of available-for-
 sale securities...........    (355,412)   (236,605)    (430,497)     (20,000)
Sales of available-for-sale
 securities................      54,753     239,783      430,894       65,033
                             ----------  ----------  -----------   ----------
Net cash used in investing
 activities................    (591,128)    (86,311)    (384,963)    (327,768)
FINANCING ACTIVITIES
Dividends paid.............         --     (295,000)  (3,886,000)  (2,906,832)
Issuance of common stock...         --          --           --       730,179
Principal payments on debt.     (20,680)     (8,759)         --           --
                             ----------  ----------  -----------   ----------
Net cash used in financing
 activities................     (20,680)   (303,759)  (3,886,000)  (2,176,653)
                             ----------  ----------  -----------   ----------
Net (decrease) increase in
 cash......................     517,908   1,645,966     (393,053)   2,496,315
Cash at beginning of
 period....................     117,248     635,156    2,281,122    1,888,069
                             ----------  ----------  -----------   ----------
Cash at end of period......  $  635,156  $2,281,122  $ 1,888,069   $4,384,384
                             ==========  ==========  ===========   ==========


                            See accompanying notes.

                          ENGINEERED ENDEAVORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND CONCENTRATION OF CREDIT RISK

  Engineered Endeavors, Inc. (the "Company") designs and supplies antenna support systems which are marketed directly to customers in the wireless telecommunications industry throughout the United States. Consequently, the Company's ability to sell its products and collect its receivables are dependent upon the wireless telecommunication industry. The Company performs periodic credit evaluations of its customers financial conditions and generally does not require collateral.

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a normal recurring nature.

  Results of operations for the period from January 1, 1997 to June 30, 1997 are not necessarily indicative of the results that may have be achieved for the entire year ended December 31, 1997.

  At December 31, 1995 and 1996, three customers comprised 51.9% and 62.6%, respectfully, of trade accounts receivable. Customers comprising more than 10% of the Company's total sales are summarized below for the years then ended:

                                                                  YEAR ENDED
                                                                  DECEMBER 31
                                                               -----------------
                                                               1994  1995  1996
                                                               ----- ----- -----
      Cellular One of Ohio.................................... 19.6% 25.4% 12.9%
      Bell South..............................................  0.7% 18.5% 23.4%
      Andrew Denton........................................... 17.2% 17.8%  5.9%
                                                               ----- ----- -----
                                                               37.5% 61.7% 42.2%
                                                               ===== ===== =====

CASH AND CASH EQUIVALENTS

  Cash equivalents consist of highly liquid investments with an initial maturity of three months or less at the time of purchase.

INVENTORIES

  Inventories, which consist principally of raw materials and work-in-process, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

MARKETABLE SECURITIES

  Marketable securities consist principally of common stock and are classified as available-for-sale. Available for sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is provided using straight-line or accelerated methods over the estimated useful lives as follows:

      Furniture and fixtures ..................................... 5 to 10 years
      Equipment................................................... 5 to 10 years
      Leasehold improvements...................................... 5 years
      Vehicles.................................................... 5 years

                          ENGINEERED ENDEAVORS, INC.

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Leasehold improvements and assets under capital leases are amortized using the straight line method over the lower of the lease term or their estimated productive lives. Amortization of leasehold improvements and capital leased assets is included in depreciation expense.

REVENUE RECOGNITION

  The Company recognizes revenue from the sale of products at the time of shipment to a customer designated location. Deferred revenue relates to customer prepayments on orders with delayed shipment dates.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTUMENTS

  The Company's financial instruments include marketable securities, trade accounts receivable, accounts payable and accured expenses. The fair values of financial instruments approximate their carrying values.

INCOME TAXES

  Effective January 1, 1995, the Company elected, by unanimous consent of its shareholders, to be taxed under Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal or state corporate income taxes on its income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company's income. The Company is subject, however, to a potential built-in gains tax on the recognition of certain gains or income items which had accrued as of the Company's conversion date to S corporation status.

ADOPTION OF SFAFS NO. 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires, among other things, that the Company consider whether indicators of impairment of long-lived assets held for use are present, that if such indicators are present the Company determines whether the sum of the estimated nondiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, that the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over the fair value.

  The Company adopted the provisions of SFAS No. 121 in the fourth quarter of 1995. Accordingly, the Company evaluated the ongoing value of its property and equipment, and the other long-lived assets at that time. From this evaluation, the Company determined that there were no indications of impairment.

2. MARKETABLE SECURITIES

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. During 1994, the Company adopted the provisions of this new standard for investments held as of or acquired after January 1, 1994. The cumulative effect as of January 1, 1994 of adopting SFAS No. 115 resulted in an increase to shareholders' equity of $6,236 for unrealized gains on securities classified as available-for-sale previously carried at cost.

                          ENGINEERED ENDEAVORS, INC.

2. MARKETABLE SECURITIES (CONTINUED)

  The following is a summary of available-for-sale securities:

                                                    GROSS      GROSS
                                                  UNREALIZED UNREALIZED   FAIR
                                           COST     GAINS      LOSSES    VALUE
                                         -------- ---------- ---------- --------
December 31, 1996 Equity securities..... $499,684  $132,048   $18,497   $613,235
                                         ========  ========   =======   ========
December 31, 1995 Equity securities..... $428,538  $116,178   $21,339   $523,377
                                         ========  ========   =======   ========

3. BANK LINE OF CREDIT

  The Company has a $750,000 line of credit with Key Bank available for short term borrowings. Amounts outstanding under the line bear interest at the bank's prime lending rate and is secured by inventory, accounts receivable and equipment. There were no amounts outstanding under this line at December 31, 1995 or 1996.

4. INCOME TAXES

  As a result of its election under Subchapter S of the Internal Revenue Code, no provision was made for federal or state income taxes for the year ended December 31, 1996 and for the year ended December 31, 1995 other than for federal income taxes on built in gains recognized in 1995. At December 31, 1995, the amount of tax expense related to built-in gains was $180,320. A provision was made for local income taxes for 1996, 1995 and 1994.

  A deferred tax liability carry-over from December 31, 1994 existed in the amount of $225,002 that resulted from timing differences while a C Corporation. This amount was eliminated on the approval date, May 1, 1995, in accordance with SFAS No. 109.

  Significant components of the provision for income taxes attributable to operations are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1994     1995      1996
                                                     -------- --------- --------
Current:
  Federal........................................... $406,622 $(44,682) $    --
  State and local...................................   80,000    54,000  110,000
                                                     -------- --------- --------
Total current.......................................  486,622     9,318  110,000
Deferred............................................   11,046       --       --
                                                     -------- --------- --------
Income tax expense.................................. $497,668 $   9,318 $110,000
                                                     ======== ========= ========

  The provision for income taxes in 1994 differs from the amount of income tax provision computed by applying the federal income tax rate before income taxes. A reconciliation of the differences for the year ended December 31, 1994 is as follows:

      Computed statutory tax provision................................. $409,750
      Increase (decrease) resulting from:
        State and local taxes, net of federal benefit..................   58,178
        Other, net.....................................................   29,740
                                                                        --------
      Income tax provision............................................. $497,668
                                                                        ========

  Income tax payments amounted to $123,463, $618,199 and $71,911 in 1994, 1995 and 1996, respectfully.

                          ENGINEERED ENDEAVORS, INC.

5. PROFIT SHARING PLANS

  The Company maintains a profit sharing 401(k) plan covering substantially all employees who are at least 21 years old and have completed at least one year of service. The Company's contribution to the profit sharing plan is discretionary, but in no event will it exceed 15% of the annual salaries of those employees eligible for participation in the plan. Profit sharing contributions for the year ended December 31, 1994, 1995 and 1996 were approximately $49,900, $35,700 and $50,000, respectively.

  Effective January 1, 1995, the plan was amended allowing the Company's employees to make contributions from 1% to 15% of their annual compensation. The Company makes a matching contribution equal to 50% of electing employees' deferrals. Matching contributions for the year ended December 31, 1995, and 1996 was $7,400 and $11,700, respectively.

6. RELATED PARTY TRANSACTIONS

  On December 1, 1996, the Company entered into an operating lease for its corporate headquarters and manufacturing facility with Timeless Enterprises, Inc. ("Timeless"), a related corporation. The lease is for a term of five years with monthly rental expense of $22,625 plus real estate taxes, repairs and maintenance, and insurance. The Company has an option to renew the lease upon expiration for an additional five year term.

  On October 1, 1996 the Company entered into a lease of equipment with Timeless. This is an operating lease with a term of 36 months and monthly lease payments in the amount of $4,588 plus applicable taxes, as of December 31, 1996. Monthly lease costs may increase as additional equipment is accepted for use by the Company.

  Future obligations over the terms of the leases, as of December 31, 1996, are:

        YEAR ENDING
        DECEMBER 31                                         AMOUNT
        -----------                                       ----------
         1997...........................................  $  331,770
         1998...........................................     331,150
         1999...........................................     320,380
         2000...........................................     272,500
         2001...........................................     271,500
                                                          ----------
                                                          $1,527,300
                                                          ==========

  Rent expense under related party operating leases for 1994, 1995 and 1996 amounted to $87,000, $192,000 and $227,403, respectively.

  In addition, the Company is a guarantor on loan obligations between Timeless and lenders which approximated $3,188,000 at December 31, 1996.

  In connection with relocation to new facilities and abandonment of an operating lease with Timeless, during 1996 the Company wrote-off all related lease hold improvements and accrued future rental payments related to the leased property. These expenses amounted to approximately $200,000 and are included in selling, general and administrative expenses.

                          ENGINEERED ENDEAVORS, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

6. RELATED PARTY TRANSACTIONS (CONTINUED)

  Related party notes receivable consist of the following at December 31:

                                                                1995     1996
                                                               ------- --------
      Timeless Enterprises, Inc.(1)........................... $20,245 $    --
      Timeless Enterprises, Inc.(2)...........................     --   202,612
                                                               ------- --------
                                                               $20,245 $202,612
                                                               ======= ========

(1) This note, in the original principal amount of $60,000, carried interest at a fixed rate of 7% with a term of 60 months and monthly principal and interest payments of $1,188 that began in November 1992. The loan was repaid in full in June 1996.
(2) This note, dated May 24, 1996, bears interest at a fixed rate of 7% with a term of 60 months. Monthly principal and interest payments of $4,455 began in July 1996.

7. SUBSEQUENT EVENT

  In June 1997, the Company signed a non-binding letter of intent to sell the assets of the Company together with certain liabilities to Jordan Industries, Inc. for approximately $40 million plus future considerations. The financial statements do not reflect either the estimated gain or any expenses incurred or expected to be incurred related to the sale of the Company. The sale is expected to close during the third quarter of 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    1
Risk Factors..............................................................   16
The Company...............................................................   24
Use of Proceeds...........................................................   27
Dividend Policy...........................................................   27
Capitalization............................................................   28
Selected Historical Financial
 Information..............................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Business..................................................................   37
Management................................................................   52
Principal Stockholders....................................................   55
Certain Transactions......................................................   57
Terms of the Acquisitions.................................................   61
Description of Certain Indebtedness and Other Obligations.................   63
The Exchange Offer........................................................   65
Description of Notes......................................................   75
Description of Senior Preferred Stock.....................................  100
Description of Preferred Stock Exchange Notes.............................  106
Description of Capital Stock..............................................  112
Book-Entry; Delivery and Form.............................................  116
Shares Eligible for Future Sale...........................................  118
Certain Federal Income Tax Considerations.................................  119
Plan of Distribution......................................................  127
Legal Matters.............................................................  127
Experts...................................................................  128
Index to Financial Statements.............................................  I-1

UNTIL FEBRUARY 10, 1998, DEALERS AFFECTING TRANSACTIONS IN THE NEW SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.
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                                    JORDAN
                               TELECOMMUNICATION
                                PRODUCTS, INC.

                                 $190,000,000
                     9 7/8% SERIES B SENIOR NOTES DUE 2007

                                 $120,000,000
                11 3/4% SERIES B SENIOR DISCOUNT NOTES DUE 2007

                                  $25,889,384
                     13 1/4% SERIES B SENIOR EXCHANGEABLE
                           PREFERRED STOCK DUE 2009

                                ---------------

                                  PROSPECTUS

                                ---------------



                               November 12, 1997

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